File Nos.   333-120181
                                                                811-05618
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 Initial Filing
                                   FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            Pre-Effective Amendment No. 1                                 (X)
            Post-Effective Amendment No.                                  ( )

REGISTRATION  STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
            Amendment  No. 163                                            (X)

                      (Check appropriate box or boxes.)

     ALLIANZ  LIFE  VARIABLE  ACCOUNT  B
     ------------------------------------
        (Exact  Name  of  Registrant)

     ALLIANZ  LIFE  INSURANCE  COMPANY  OF  NORTH AMERICA
     ----------------------------------------------------
        (Name  of  Depositor)

     5701 Golden Hills Drive, Minneapolis, MN                        55416
     -------------------------------------------                     --------
     (Address  of  Depositor's  Principal  Executive  Offices)      (Zip Code)


Depositor's  Telephone  Number,  including  Area  Code    (763)  765-2913

     Name  and  Address  of  Agent  for  Service
     -------------------------------------
          Stewart D. Gregg
          Allianz  Life  Insurance  Company  of  North  America
          5701 Golden Hills Drive
          Minneapolis,  MN    55416
          (763) 765-2913

Approximate Date of Proposed Public Offering:

     As soon as practicable after the effective date of this filing.

Title of Securities Registered:

     Individual Deferred Variable Annuity Contracts


================================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                               PART A PROSPECTUS


                       Supplement dated December 29, 2004
                              to the Prospectus of

                      Valuemark(R) II/III Variable Annuity
                        Valuemark(R) IV Variable Annuity
                    Valuemark(R) Income Plus Variable Annuity
                     USAllianz Alterity(R) Variable Annuity
                      USAllianz Rewards(R) Variable Annuity
                    USAllianz Charter(R) II Variable Annuity
             Dated April 30, 2004 as supplemented June 18, 2004 and
                                  July 27, 2004

                     USAllianz High Five(R) Variable Annuity
                      USAllianz High Five(R) Bonus Variable
         Annuity Dated April 30, 2004 as supplemented May 14, 2004, June
                           18, 2004 and July 27, 2004

           USAllianz High Five(R) L Variable Annuity dated __________

                                    ISSUED BY
                 Allianz Life Insurance Company of North America
                         Allianz Life Variable Account B


This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.


The USAZ(R) FusionPortfolios(TM) listed below are available under your Contract.

The USAZ FusionPortfolios are offered by the USAllianz Variable Insurance Products Fund of Funds Trust. Your additional Investment Option choices are as follows:

                  USAZ Fusion Balanced Fund
                  USAZ Fusion Moderate Fund
                  USAZ Fusion Growth Fund

Each Investment Option is a "fund of funds" and diversifies its assets by investing in the shares of several other affiliated underlying mutual funds. Upon receipt of regulatory approval each USAZ FusionPortfolio may also be permitted to invest in unaffiliated underlying mutual funds. There is no assurance as to when or whether such approval will be obtained.


The following is added to the Investment Options section in the prospectus:

The USAZ FusionPortfolios seek to achieve their investment objective through investment in a combination of underlying investments resulting from an analysis that includes the implementation of a strategic asset allocation recommendation provided by Morningstar(R) Associates, LLC ("Morningstar Associates"). Morningstar Associates serves as a consultant to the manager, USAllianz Advisers, LLC, with respect to selecting the underlying investments and the portfolio's asset allocations among the underlying funds.



                                                                    Page 1 of 2



-------------------------------------------------------------------------------
The information in this prospectus supplement is not complete and may be changed. We may not sell the USAZ FusionPortfolio Investment Options until the registration statement filed with the Securities and Exchange Commission for these Investment Options is effective. This prospectus supplement is not an offer to sell these Investment Options and is not soliciting an offer to buy them in any state where the offer or sale is not permitted.
-------------------------------------------------------------------------------



  --------------------- ------------------------ ----------------------- ------------------------------------------------------

       Investment             Investment              Objective(s)                           Primary
       Management               Option                                                     Investments
  --------------------

  --------------------- ------------------------ ----------------------- ------------------------------------------------------
                        ------------------------ ----------------------- ------------------------------------------------------
  USAZ                  USAZ Fusion Balanced     Long-term capital       Allocation among the underlying investments to
  FusionPortfolios      Fund                     appreciation with       achieve a range generally from 45% to 55% of
  o     managed by                               preservation of         assets in equity funds or equity securities
     USAllianz                                   capital as an           with the remaining balance invested in fixed
     Advisers, LLC                               important               income funds or fixed income securities.
                                  consideration
                        ------------------------ ----------------------- ------------------------------------------------------
                        ------------------------ ----------------------- ------------------------------------------------------
                        USAZ Fusion Moderate     Long-term capital       Allocation among the underlying investments to
                        Fund                     appreciation            achieve a range generally from 60% to 70% of
                                                                         assets in  equity  funds or  equity  securities  with the
                                                                         remaining balance invested in fixed income funds or fixed
                                                                         income securities.

                        ------------------------ ----------------------- ------------------------------------------------------
                        ------------------------ ----------------------- ------------------------------------------------------
                        USAZ Fusion Growth Fund  Long-term capital       Allocation among the underlying investments to
                                                 appreciation            achieve a range generally from 75% to 85% of
                                                                         assets in  equity  funds or  equity  securities  with the
                                                                         remaining balance invested in fixed income funds or fixed
                                                                         income securities.

  --------------------- ------------------------ ----------------------- ------------------------------------------------------

Further information on the portfolios listed above can be found in the USAllianz Variable Insurance Products Fund of Funds Trust prospectus. You can request a copy from your registered representative or from Allianz Life at (800) 624-0197.


The following is added to the table of Annual Operating Expenses of the Investment Options in the prospectus:

  ------------------------------------------------------------------------------------------------------------------------
                                      Annual Fund operating expenses before fee                             Total annual
                                          waivers or expense reimbursements           Fund      Underlying   operating
                                                                                    operating   fund          expenses
                                                                                    expenses    expenses       after
                                                                                      after     and 12b1    contractual
  Variable Investment Option                                                       contractual   fees       fee waivers
                                                                                   fee waivers               or expense
                                                                                       and                 reimbursements
                                                                                  reimbursements
  ------------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------------

                                       Fund        Fund     Other        Total
                                     Management    12b-1    Fund         Fund
                                        fees        fees    expenses   operating
                                                                       expenses
  ------------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------------
  USAZ Fusion Balanced Fund 1,2,3        .20%        --         .30%       .50%        .35%         1.20%      1.55%
  ------------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------------
  USAZ Fusion Moderate Fund 1,2,3         .20%       --         .30%       .50%        .35%         1.20%      1.55%
  ------------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------------
  USAZ Fusion Growth Fund 1,2,3           .20%       --         .30%       .50%        .35%         1.20%      1.55%
  ------------------------------------------------------------------------------------------------------------------------


(1) USAllianz Advisers, LLC ("USAZ"), the Investment Option's investment adviser, and the Investment Option have entered into a written contract limiting operating expenses (excluding certain Fund expenses including, but not limited to, any taxes, interest, brokerage fees or extraordinary expenses) from exceeding 0.35% through at least May 1, 2006. The operating expenses covered by the expense limitation include fees deducted from Fund assets such as audit fees and payments to outside trustees. The Investment Option is authorized to reimburse USAZ for management fees previously waived and/or for the cost of Other Expenses paid by USAZ provided that such reimbursement will not cause the Investment Option to exceed the expense limitations in the agreement. The Manager may request and receive reimbursement of fees waived or limited and other reimbursements made by the Manager. Any reimbursement to the Manager must be made not more than three years from the fiscal year in which the corresponding reimbursement to the Investment Option was made.

(2) The Investment Option commenced operations as of December 31, 2004. The expenses shown above for the variable Investment Option are estimated for the current fiscal year.

(3) Persons with Contract Value allocated to the USAZ Fusion Portfolios will also indirectly pay the expenses of the underlying funds. The underlying fund fees and expenses of 1.20% after contractual fee waivers and reimbursements are an estimate computed by determining the arithmetic average of the expense ratios of the underlying funds that are available for each Investment Option to purchase. The USAZ Fusion Portfolios, at the discretion of the Manager, may assign larger weightings to certain funds and may invest in underlying funds not included in this calculation. The range of fees for the underlying funds before contractual fee waivers and reimbursements of the Fund is from 0.65% to 1.45%.

     These expenses will vary, depending upon the allocation of assets to individual underlying funds. In addition, it can be expected that underlying funds may be added or deleted as investments, with a resulting change in expenses.

     The investment advisers to the underlying funds or their affiliates may pay "service fees" to the Company or its affiliates for providing customer service and other administrative services to Contract purchasers. The amount of such fees may vary by underlying fund. The underlying funds may also pay Rule 12b-1 distribution fees to the distributor of the Contracts. The underlying funds do not pay service fees or 12b-1 fees to the USAZ Fusion Portfolios, and the Portfolios do not pay service fees or 12b-1 fees.



                                                                   Page 2 of 2
                                                                  PRO-005-0404

                          THE USALLIANZ HIGH FIVE(R) L

                            VARIABLE ANNUITY CONTRACT

                                    ISSUED BY

                       ALLIANZ LIFE(R) VARIABLE ACCOUNT B

                                       AND

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

This prospectus describes an individual flexible purchase payment variable deferred annuity contract (Contract) issued by Allianz Life Insurance Company of North America (Allianz Life, we, us, our).


FOR YOUR CONVENIENCE WE HAVE PROVIDED A GLOSSARY (SEE SECTION 13) THAT DEFINES KEY, CAPITALIZED TERMS THAT ARE USED IN THIS PROSPECTUS. The Contract is called "flexible purchase payment" because you can make Purchase Payments at any time and for any amount (subject to certain restrictions) during the Accumulation Phase, which is the first of the Contract's two phases.

The Contract is a "variable" contract because your Contract Values and/or variable Annuity Payments will increase or decrease depending on the performance of the underlying Investment Options you select. The variable Investment Options invest in different types of securities and follow varying investment strategies. Depending on market conditions, you can gain or lose value by investing in the Investment Options.

The Contract is called a "deferred" annuity contract because Annuity Payments to the Payee from the Contract are deferred until the Payout Phase, the second of the Contract's two phases. Annuity Payments do not begin until a specified period of time in the future (usually when you retire or until the Annuitant reaches a certain age (the Income Date).

The Contract provides for Living Guarantees. These guarantees include the Guaranteed Withdrawal Benefit (GWB) and either the Guaranteed Principal Value
(GPV) Benefit or the Guaranteed Account Value (GAV) Benefit. The Living Guarantees are provided as one of two packages but are not available individually. In some states, the Living Guarantees may include only one of these benefits. The Living Guarantees cannot be cancelled or elected after issue. If you prefer, you could purchase a Contract without these Living Guarantees.


At Contract issue, you may be able to select either the Living Guarantees with the Guaranteed Principal Value (GPV) Benefit or the Living Guarantees with the Guaranteed Account Value (GAV) Benefit. The GPV Benefit guarantee is based on Purchase Payments. The GAV Benefit guarantee is based on the highest anniversary Contract Value. The GPV and GAV Benefits guarantee that beginning on your fifth Contract Anniversary, and on each subsequent Contract Anniversary until the Contract terminates or you begin receiving Annuity Payments, your Contract Value will be at least equal to the GPV or GAV from five years ago, reduced by subsequent partial withdrawals. The GPV and GAV Benefits are intended to provide a level of protection for the principal you have invested in the Contract, and if you select the GAV Benefit, it also allows you to lock in some of your investment gains from prior years. However, the GPV and GAV Benefits do not provide any protection until the fifth and subsequent Contract Anniversaries, and the GAV Benefit does not lock in any investment gains until at least five years after they occur. There is no additional fee or charge for selecting the Living Guarantees with the GPV Benefit. However, there is an additional fee for selecting the guarantees provided by the GAV Benefit. The GPV and GAV Benefit guarantees are supported by automatic transfers of amounts from the Investment Options to the Fixed Period Accounts (FPAs). Transfers from the FPAs to the Investment Options may involve a Market Value Adjustment (MVA). GPV and GAV Transfers are discussed in more detail in section 6, Guaranteed Values Under the Living Guarantees - GPV and GAV Transfers.

The GWB guarantees a minimum level of income through partial withdrawals.


You can purchase this Contract if all Owners and the Annuitant are age 80 or younger on the Issue Date. You can allocate your Purchase Payments to the Investment Choices available under your Contract. The Investment Choices currently include the variable Investment Options listed below and any available general account Investment Choice. You can select up to 15 Investment Options at any one time. One or more of the Investment Choices may not be available in your state. We may add, substitute or remove Investment Choices in the future.


AIM
USAZ AIM Basic Value Fund
USAZ AIM Blue Chip Fund
USAZ AIM Dent Demographic Trends Fund
USAZ AIM International Equity Fund

DAVIS
Davis VA Financial Portfolio
USAZ Davis NY Venture Fund (1)

DREYFUS
Dreyfus IP Small Cap Stock Index Portfolio
Dreyfus Stock Index Fund
USAZ Dreyfus Founders Growth and Income Fund (1)
USAZ Dreyfus Premier Small Cap Value Fund

FRANKLIN TEMPLETON
Franklin Global Communications Securities Fund
Franklin Growth and Income Securities Fund
Franklin High Income Fund
Franklin Income Securities Fund
Franklin Large Cap Growth Securities Fund
Franklin Real Estate Fund
Franklin Rising Dividends Securities Fund
Franklin Small Cap Fund
Franklin Small Cap Value Securities Fund
Franklin U.S. Government Fund
Franklin Zero Coupon Fund 2005
Franklin Zero Coupon Fund 2010
Mutual Discovery Securities Fund
Mutual Shares Securities Fund
Templeton Developing  Markets Securities Fund
Templeton Foreign Securities Fund
Templeton Growth Securities Fund

JENNISON
Jennison 20/20 Focus Portfolio
SP Strategic Partners Focused Growth Portfolio
SP William Blair International Growth Portfolio (2)

LEGG MASON
USAZ Legg Mason Value Fund (3)

OPPENHEIMER
Oppenheimer High Income Fund/VA
USAZ Oppenheimer Emerging Growth Fund
USAZ Oppenheimer Emerging Technologies  Fund (4)
USAZ Oppenheimer Global Fund
USAZ Oppenheimer International Growth Fund (1)
USAZ Oppenheimer Main Street Fund

PIMCO
PIMCO VIT All Asset Portfolio
PIMCO VIT High Yield Portfolio
PIMCO VIT Real Return Portfolio
PIMCO VIT StocksPLUS Growth and Income Portfolio
PIMCO VIT Total Return Portfolio
USAZ PIMCO NFJ Small Cap Value Fund
USAZ PIMCO PEA Renaissance Fund
USAZ PIMCO PEA Value Fund

USAZ
USAZ Money Market Fund

VAN KAMPEN
USAZ Van Kampen Aggressive Growth Fund
USAZ Van Kampen Comstock Fund
USAZ Van Kampen Emerging Growth Fund
USAZ Van Kampen Equity and Income Fund
USAZ Van Kampen Global Franchise Fund
USAZ Van Kampen Growth and Income Fund
USAZ Van Kampen Growth Fund


(1)  The Investment Option subadviser changed as of March 8, 2004 as follows:

     INVESTMENT OPTION                             PREVIOUS SUBADVISER                NEW SUBADVISER
     --------------------------------------------- ---------------------------------- --------------------------------
     USAZ Davis NY Venture Fund                    Alliance Capital Management,  L.P  Davis Selected Advisers, L.P
     USAZ Dreyfus Founders Growth and Income Fund  Alliance Capital Management,  L.P  Founders Asset Management LLC
     USAZ Oppenheimer International Growth Fund    Templeton Investment Counsel, LLC  OppenheimerFunds, Inc

(2)  The Investment Option subadviser changed as of May 1, 2004 as follows:

     INVESTMENT OPTION                             PREVIOUS SUBADVISER                NEW SUBADVISER
     --------------------------------------------- ---------------------------------- --------------------------------
     SP William Blair International Growth         Jennison Associates, LLC           William Blair & Company LLC
     Portfolio

(3)  The Investment Option subadviser changed as of July 27, 2004 as follows:

     INVESTMENT OPTION                             PREVIOUS SUBADVISER                NEW SUBADVISER
     --------------------------------------------- ---------------------------------- --------------------------------
     USAZ Legg Mason Value Fund                    PEA Capital LLC                    Legg Mason Capital  Management

(4)  The Investment Option subadviser changed as of December 8, 2003 as follows:

     INVESTMENT OPTION                             PREVIOUS SUBADVISER                NEW SUBADVISER
     --------------------------------------------- ---------------------------------- --------------------------------
     USAZ Oppenheimer Emerging Technologies Fund   Alliance Capital Management, L.P.  OppenheimerFunds, Inc.

Please read this prospectus before investing and keep it for future reference. It contains important information about your annuity. This prospectus is not an offering of the securities in any state, country, or jurisdiction in which we are not authorized to sell the Contracts. You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different.

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THIS CONTRACT IS NOT A DEPOSIT OF A BANK OR FINANCIAL INSTITUTION AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THIS CONTRACT INVOLVES INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

VARIABLE ANNUITY CONTRACTS ARE COMPLEX INSURANCE AND INVESTMENT VEHICLES. BEFORE YOU INVEST, BE SURE TO ASK YOUR REGISTERED REPRESENTATIVE ABOUT THE CONTRACT'S FEATURES, BENEFITS, RISKS AND FEES, AND WHETHER THE CONTRACT IS APPROPRIATE FOR YOU BASED UPON YOUR FINANCIAL SITUATION AND OBJECTIVES.


Dated: December 30, 2004

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Summary                                                               6

Fee Tables                                                           10

1.The Variable Annuity Contract                                      13

    Ownership                                                        13
     Contract Owner                                                  13
     Joint Owner                                                     13
     Annuitant                                                       13
     Payee                                                           13
     Beneficiary                                                     14
     Assignment of a Contract                                        14

2. Annuity Payments (The Payout Phase)                               14

     Income Date                                                     14
     Annuity Payments                                                14
     Partial Annuitization                                           15
     Annuity Options                                                 15

3. Purchase                                                          16

     Purchase Payments                                               16
     Automatic Investment Plan (AIP)                                 16
     Allocation of Purchase Payments                                 17
     Tax-Free Section 1035 Exchanges                                 17
     Faxed Applications                                              17
     Free Look / Right to Examine                                    17
     Accumulation Units                                              18

4. Investment Options                                                18

     Substitution and Limitation on
         Further Investments                                         24
     Transfers                                                       24
         Telephone and Electronic Transfers                          25
     Excessive Trading and Market Timing                             25
     Dollar Cost Averaging (DCA) Program                             27
     Flexible Rebalancing                                            27
     Financial Advisers -
         Asset Allocation Programs                                   27
     Voting Privileges                                               28

5. Our General Account                                               28

     Fixed Period Accounts (FPAs)                                    28
     Market Value Adjustment (MVA)                                   29
     FPA Guaranteed Minimum Value                                    31

6. Guaranteed Values Under The Living Guarantees                     31

     Calculating the GPV and GAV                                     32
     GPV and GAV Transfers                                           34
     The GPV and GAV Fixed Account Minimums                          35
     Resetting the GPV and GAV Benefits                              35
     Other Information on the GPV and GAV Benefits                   36

7. Expenses                                                          36

     Mortality and Expense Risk (M&E) Charges                        36
     Contract Maintenance Charge                                     36
     Withdrawal Charge                                               37
       Partial Withdrawal Privilege                                  38
       Reduction or Elimination of the
         Withdrawal Charge                                           38
     Transfer Fee                                                    38
     Premium Taxes                                                   38
     Income Taxes                                                    38
     Investment Option Expenses                                      38

8. Taxes                                                             38

    Annuity Contracts in General                                     39
    Qualified Contracts                                              39
    Multiple Contracts                                               40
    Partial 1035 Exchanges                                           40
    Distributions -- Non-Qualified Contracts                         40
    Distributions -- Qualified Contracts                             41
    Assignments, Pledges and Gratuitous Transfers                    42
    Death Benefits                                                   42
    Diversification                                                  42

9. Access to Your Money                                              42

    Guaranteed Withdrawal Benefit (GWB)                              43
    Systematic Withdrawal Program                                    44
    Minimum Distribution Program                                     44
    Suspension of Payments or Transfers                              44

10.  Illustrations                                                   45

11. Death Benefit                                                    45
     Death of the Contract Owner                                     45
     Death of the Annuitant                                          46
     Traditional Guaranteed Minimum Death Benefit -
         (Traditional GMDB)                                          46
     Enhanced Guaranteed Minimum Death Benefit -
         (Enhanced GMDB)                                             46
    Death Benefit Examples                                           47
    Death Benefit Payment Options                                    48

12. Other Information                                                48
     Allianz Life                                                    48
     The Separate Account                                            48
     Distribution                                                    49
     Additional Credits for Certain Groups                           50
     Administration/The Service Center                               50
     Financial Statements                                            50

13.  Glossary                                                        50

14.  Table of Contents of the Statement of
      Additional Information                                         52

15. Privacy Notice                                                   53

Appendix A - Annual Operating Expenses for
Each Investment Option                                               54

Appendix B - Illustrations Based on the S&P 500(R)                   57

SUMMARY
--------------------------------------------------------------------------------


The sections in this summary correspond to sections in this prospectus which discuss the topics in more detail.

THE VARIABLE ANNUITY CONTRACT: The annuity Contract offered by Allianz Life provides a means for investing on a tax-deferred basis. The Contract is intended for retirement savings or other long-term investment purposes. You can purchase the Contract as a Non-Qualified Contract or as a Qualified Contract. The Contract provides several different Annuity Payment options that you can choose from. The Contract permits you to select up to 15 of the available Investment Options and any available general account Investment Choice.

You may be able to select from one of two death benefits, subject to certain age restrictions. Under the Traditional Guaranteed Minimum Death Benefit (GMDB) we base the death benefit on the greater of:

o    Contract Value, or
o    total Purchase Payments adjusted for partial withdrawals.


If all Owners are age 79 or younger on the Issue Date, you can instead select the Enhanced GMDB for an additional mortality and expense risk (M&E) charge. Under the Enhanced GMDB we base the death benefit on the greater of:


o    Contract Value, or
o    total Purchase Payments adjusted for partial withdrawals, or
o    the Maximum  Anniversary  Value (MAV)  prior to any Owner's  81st  birthday
     adjusted  for  subsequent  partial   withdrawals  and  subsequent  Purchase
     Payments.


The death benefit provided by the Enhanced GMDB will never be less than the death benefit provided by the Traditional GMDB, however, it may be equal to the death benefit provided by the Traditional GMDB.

THE ENHANCED GMDB DOES NOT PROVIDE ANY ADDITIONAL BENEFIT BEFORE THE FIRST CONTRACT ANNIVERSARY AND THE BENEFIT VALUES ARE LIMITED AFTER AGE 81. AS A RESULT, ANY OWNER WHO IS NEARING AGE 79 SHOULD DETERMINE IF PURCHASING A BENEFIT FOR WHICH THERE IS AN ADDITIONAL COST IS APPROPRIATE FOR THEIR SITUATION.


You can only select one death benefit at Contract issue and once you select a death benefit you cannot change or cancel it. The Enhanced GMDB may not be available in all states. Check with your registered representative regarding the availability of the Enhanced GMDB in your state. The death benefits are described in more detail in section 11, Death Benefit.

The Contract also offers Living Guarantees that you can select at Contract issue. You cannot add these benefits after the Issue Date. Once you select the Living Guarantees, you cannot cancel them. Under these guarantees, you will have the following benefits:


1. The Guaranteed Principal Value (GPV) Benefit or the Guaranteed Account Value (GAV) Benefit. We guarantee that beginning on your fifth Contract
     Anniversary and on each subsequent anniversary until your Income Date or Contract termination, your Contract Value will at least be equal to the GPV or GAV established five years ago adjusted for all partial withdrawals you made in the last five years. At Contract issue you may be able to select one of these benefits, each of which provides different guarantees. You cannot select both the GPV and GAV Benefits. There are no additional fees or charges for selecting the Living Guarantees with the GPV Benefit. However, there is an additional M&E charge for selecting the guarantees provided by the GAV Benefit. The GPV Benefit guarantee is based on Purchase Payments. The GAV Benefit guarantee is based on the highest anniversary Contract Value. The initial GPV/GAV under both benefits is equal to all Purchase Payments received during the first 90 days of your Contract adjusted for partial withdrawals during this period. Then on each Contract Anniversary we recalculate the GPV and GAV. The GPV is equal to the prior GPV adjusted for additional Purchase Payments and partial withdrawals. The GAV Benefit is equal to the greater of: a) the prior GAV adjusted for additional Purchase Payments and partial withdrawals, or b) the Contract Value on the Contract Anniversary. The GPV/GAV Benefits may not be available in all states. Check with your registered representative regarding the availability of the GPV/GAV Benefits in your state. For more details see section 6, Guaranteed Values Under the Living Guarantees.


YOU MUST HOLD THE CONTRACT FOR FIVE COMPLETE CONTRACT YEARS BEFORE RECEIVING ANY ADJUSTMENT TO YOUR CONTRACT VALUE FROM THE GPV OR GAV BENEFITS. THESE BENEFITS MAY NOT BE APPROPRIATE FOR YOU IF YOU INTEND TO HOLD THE CONTRACT FOR LESS THAN FIVE YEARS.


2. The Guaranteed Withdrawal Benefit (GWB). This benefit provides a guaranteed income through partial withdrawals each Contract Year of up to 10% of your GWB value (which is equal to total Purchase Payments less adjusted partial withdrawals) regardless of your Contract Value. You can continue to take GWB withdrawals until you have withdrawn all of the GWB value even if your Contract Value is less than or equal to zero. The GWB is non-cumulative, which means that if you do not use your 10% in a given Contract Year, it will not carry over to the next year. GWB withdrawals are made prior to any MVA, are subject to the partial withdrawal privilege, will be treated as withdrawals for tax purposes, and if you are younger than 59 1/2 may also be subject to a 10% penalty tax. Any withdrawals you take in excess of the partial withdrawal privilege may be subject to a withdrawal charge. In addition, any withdrawal you take in excess of 10% of the GWB value in a Contract Year will reduce the amount available for future GWB withdrawals. For more details see section 9, Access to Your Money.


THERE ARE NO ADDITIONAL FEES OR CHARGES FOR SELECTING THE LIVING GUARANTEES WITH THE GPV BENEFIT. HOWEVER, THERE IS AN ADDITIONAL M&E CHARGE FOR SELECTING THE LIVING GUARANTEES WITH THE GAV BENEFIT. WE MONITOR YOUR CONTRACT VALUE DAILY AND SYSTEMATICALLY TRANSFER AMOUNTS BETWEEN THE FIXED PERIOD ACCOUNTS (FPAS) AND YOUR SELECTED INVESTMENT OPTIONS TO SUPPORT THE LIVING GUARANTEES. THIS MEANS THAT YOU MAY NOT ALWAYS BE ABLE TO FULLY PARTICIPATE IN ANY UPSIDE POTENTIAL RETURNS AVAILABLE FROM THE INVESTMENT OPTIONS AND THAT YOUR CONTRACT VALUE MAY POTENTIALLY BE LESS THAN THE CONTRACT VALUE YOU WOULD HAVE WITHOUT THE LIVING GUARANTEES. ADDITIONALLY, TRANSFERS AND WITHDRAWALS OUT OF THE FPAS MAY BE SUBJECT TO A MVA, WHICH MAY INCREASE OR DECREASE YOUR CONTRACT VALUE AND/OR THE AMOUNT OF THE WITHDRAWAL OR TRANSFER.

The automatic periodic transfers in and out of the FPAs to support the Living Guarantees (GPV and GAV Transfers) may affect the flexible rebalancing program (if elected) or any asset allocation strategy you have established. In addition, to the extent that your investment in the Contract is part of a larger portfolio strategy, and you are relying on the Contract for participation in the equity markets, any GPV or GAV Transfers from an equity Investment Option into a FPA may affect this strategy. You should review the effect that a purchase of a Contract with Living Guarantees may have on your investment strategies and whether this Contract is appropriate for your situation.

The Contract may be used as a funding vehicle for asset-based fee arrangements offered by brokerage firms or their associated investment advisory firms. There may be fees and charges assessed by these firms for their asset-based programs. These fees and charges would be in addition to the charges and other deductions we describe elsewhere in this prospectus. Any withdrawals made to pay these fees and charges are considered withdrawals under this Contract. Your registered representative will be able to describe the fees assessed in connection with any such asset-based programs. We do not sponsor these programs, set the fees for the programs, or assume any responsibility for the programs. For more information see section 4, Investment Options - Financial Advisers - Asset Allocation Programs.

We currently do not permit Contract Owners to borrow money from us using the Contract as security for the loan.

SOME CONTRACT FEATURES MAY NOT BE AVAILABLE IN ALL STATES.

ANNUITY PAYMENTS: The Income Date is the date the Payee begins receiving Annuity Payments. Subject to certain restrictions, you can elect to have us make Annuity Payments as a variable payout, a fixed payout, or a combination of both under a variety of Annuity Options. If you choose to have us make any part of the Annuity Payments as a variable payout, the dollar amount of the payments will go up or down based on the performance of the Investment Options. For more information see section 2, Annuity Payments (The Payout Phase).


PURCHASE: You can buy the Contract with $25,000 or more if all Owners and the Annuitant are age 80 or younger on the Issue Date. You can make additional Purchase Payments of any amount ($100 minimum if you select our automatic investment plan) any time during the Accumulation Phase. The maximum cumulative Purchase Payments we will accept without prior approval is $1 million (including amounts already invested in other Allianz Life variable annuities). Your registered representative can help you complete the appropriate forms. For more information see section 3, Purchase.


INVESTMENT CHOICES: You can allocate Purchase Payments to the Investment Choices available under the Contract. The principal value and investment returns on the variable Investment Options fluctuate and are not guaranteed and you can lose money. You can make transfers between Investment Choices as permitted. See section 4, Investment Options - Transfers.

OUR GENERAL ACCOUNT: You can choose to allocate your money to Fixed Period Accounts (FPAs), which are part of our general account. The general account consists of all of our assets other than those in our variable separate accounts. We have complete ownership and control of all these assets. Only one FPA is available for Purchase Payments and transfers each Contract Year. In the first Contract Year, a FPA with a ten-year Account Period is available. Similarly, a FPA with a nine-year Account Period is available in the second Contract Year, an eight-year Account Period is available in the third year, and so on. After the tenth Contract Year, five-year rolling periods are available: in the 11th Contract Year, a five-year Account Period is available; in the 12th year, a four-year Account Period becomes available and so on until the 16th Contract Year when a new five-year Account Period is again available.


The FPAs are credited with interest rates that vary based on the Account Period (which ranges from one to ten years), and when an allocation was made to the FPA. Generally, the interest rate is higher when the Account Period is longer, but it will never be less than the guaranteed rate stated in your Contract, which is currently 1-3% depending on your state. The interest rate on a FPA is periodically reset.


Withdrawals and transfers from the FPAs made more than 30 days prior to the end of the Account Period will reflect a Market Value Adjustment (MVA). The MVA may increase or decrease your Contract Value and/or the amount of the withdrawal or transfer. If you completely transfer or fully withdraw your Contract Value in the FPAs, the minimum value of the amount transferred or withdrawn after any MVA will be at least equal to the FPA Guaranteed Minimum Value.

If you include the Living Guarantees in your Contract, we will make GPV or GAV Transfers to and from the FPAs to support these guarantees. A MVA may apply to the GPV or GAV Transfers. If you elect to include the Living Guarantees in your Contract your ability to make transfers and/or partial withdrawals from the FPAs is subject to the GPV or GAV Fixed Account Minimums.

For more information on the FPAs see section 5, Our General Account. For more information on the interaction between the FPAs and the GPV/GAV Benefits, also see section 6, Guaranteed Values Under the Living Guarantees.

EXPENSES: The Contract has insurance features and investment features, and there are costs related to each. For more information please see the Fee Tables and section 7, Expenses.

Each year, we deduct a $40 contract maintenance charge from your Contract during both the Accumulation and Payout Phases of your Contract. During the Accumulation Phase we waive this charge if the Contract Value is at least $75,000 at the time we are to deduct the charge. During the Payout Phase we waive this charge if your Contract Value on the Income Date is at least $75,000.

We deduct a mortality and expense risk (M&E) charge from the assets in the Separate Account. We calculate the M&E charge as a percentage of the average daily assets invested in a subaccount on an annual basis. The M&E charge varies during the Accumulation Phase depending upon the benefit options that apply.

                                                        M&E CHARGES
                                                 TRADITIONAL     ENHANCED
                                                     GMDB          GMDB
No Living Guarantees or Living Guarantees with       1.65%         1.85%
    the GPV Benefit
Living Guarantees with the GAV Benefit               1.75%         1.95%

During the Payout Phase, the M&E charge is 1.65%, regardless of the benefit options that apply. This charge is equal to the lowest charge because we do not pay a death benefit separate from the benefits provided by the Annuity Option if you die during the Payout Phase.

If you take money out of the Contract during the Accumulation Phase, we may assess a withdrawal charge against each Purchase Payment withdrawn. The withdrawal charge starts at 8% in the first year after we received a payment and declines to 0% after we have had a Purchase Payment for three complete years.

Allianz Life is responsible for paying any premium and other similar taxes assessed by states and other governmental entities (for example, municipalities). Premium taxes typically range from 0% to 3.5% of the Purchase Payment depending on the state or governmental entity. It is our current practice not to make deductions for premium taxes until you make a full withdrawal from your Contract, Annuity Payments begin, or you die. Allianz Life reserves the right to change this practice in the future.

Each Investment Option deducts management fees and expenses from the amounts you have in the Investment Options. Some Investment Options also deduct 12b-1 fees from Investment Option assets. For 2003, these expenses and fees ranged, on an annual basis, from 0.52% to 11.52% of an Investment Option's average daily net assets before expense reimbursements and fee waivers.

You can make 12 free transfers each Contract Year. After that, we deduct a $25 transfer fee for each additional transfer. We reserve the right to restrict the number of transfers to 12 transfers per Contract Year. Currently we deduct this fee only during the Accumulation Phase, but we reserve the right to deduct it during the Payout Phase.

We will pay sales  commissions to broker/dealers  who sell the Contracts.  For a
discussion  of  these   arrangements,   see  section  12,  Other  Information  -
Distribution.

TAXES: Your earnings are generally not taxed until you take them out. For tax purposes, if you make a withdrawal during the Accumulation Phase, earnings come out first and are taxed as income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty. Other tax rules and limitations may apply to Qualified Contracts. For more information see section 8, Taxes.

ACCESS TO YOUR MONEY: You can take money out of your Contract during the Accumulation Phase. Withdrawals during the Accumulation Phase may be subject to a withdrawal charge (see section 7, Expenses). If you elect the Living Guarantees your ability to make withdrawals from the FPAs may be limited. You may also have to pay income tax and a tax penalty on any money you take out (see section 8, Taxes for more information on the tax implications of withdrawals). The IRS may apply limits on withdrawals under certain Qualified Contracts. For more information see section 9, Access to Your Money.

DEATH BENEFIT: If you die during the Accumulation Phase, the person you have chosen as a Beneficiary will receive a death benefit. The amount of the death benefit depends on the death benefit that applies. For more information see section 11, Death Benefit.

FREE LOOK/RIGHT TO EXAMINE: If you change your mind about owning the Contract, you can cancel it within ten days after receiving it (or the period required in your state). We will pay you the Contract Value on the day we receive your request to cancel the Contract at our Service Center. This may be more or less than your original Purchase Payment. In certain states, or if you have purchased the Contract as an IRA, we will refund the Purchase Payment. The free look provision under the Contract is also called the right to examine. For more information see section 3, Purchase - Free Look/Right to Examine.

PRIVACY POLICY: WE PLACE A HIGH PRIORITY ON MAINTAINING YOUR TRUST AND CONFIDENCE. A NOTICE OF THE PRIVACY POLICY FOLLOWED BY ALLIANZ LIFE AND ITS AFFILIATED COMPANIES IS PROVIDED IN THIS PROSPECTUS TO ENHANCE YOUR UNDERSTANDING OF HOW WE PROTECT YOUR PRIVACY WHEN WE COLLECT AND USE INFORMATION ABOUT YOU, AND THE STEPS WE TAKE TO SAFEGUARD THAT INFORMATION. FOR MORE INFORMATION SEE SECTION 15, PRIVACY NOTICE.

INQUIRIES: If you have any questions about your Contract or need more information, please contact our Service Center at the phone number or address listed at the back of this prospectus.

FEE TABLES
--------------------------------------------------------------------------------
The following tables describe the fees and expenses that you will pay when purchasing, owning and making a full withdrawal from the Contract. The first tables describe the fees and expenses that you will pay if you make a withdrawal from the Contract during the Accumulation Phase, or if you make transfers. Taxes, including premium tax charges, also may apply, although they do not appear in these tables. It is our current practice not to make deductions for premium taxes until you make a full withdrawal from your Contract, Annuity Payments begin, or you die. For more information see section 7, Expenses.

CONTRACT OWNER TRANSACTION EXPENSES (1)

WITHDRAWAL CHARGE - During the Accumulation Phase (2) (as a percentage of each Purchase Payment withdrawn)

           NUMBER OF COMPLETE
               YEARS SINCE
               RECEIPT OF
            PURCHASE PAYMENT           CHARGE
            ----------------           ------
                   0                      8%
                   1                      7%
                   2                      5%
          3 years or more                 0%


TRANSFER FEE(3)...............   First 12 transfers in a Contract Year are free.
                                 Thereafter, the fee is $25.


(1) If you selected a general account Investment Choice, a MVA may apply to certain transactions. This MVA may increase or decrease your Contract Value and/or your transfer or withdrawal amount. Please see the glossary in section 13 for a definition of Market Value Adjustment.


(2) You may make partial withdrawals of up to a total of 10% of total Purchase Payments in each Contract Year and no withdrawal charge will be assessed. This partial withdrawal privilege is non-cumulative, which means that if you do not use your 10% free privilege in a given year, it does not carry over to the next year. For more information please see section 7 - Expenses
     - Withdrawal Charge - Partial Withdrawal Privilege. Also see section 9, Access to Your Money for additional options.


(3) We reserve the right to restrict the number of transfers to 12 transfers per Contract Year. Dollar cost averaging transfers, flexible rebalancing transfers and GPV or GAV Transfers are not currently counted against any free transfers we allow. Currently we deduct this fee only during the Accumulation Phase, but we reserve the right to deduct this fee during the Payout Phase. For more information please see section 7, Expenses - Transfer Fee.


CONTRACT OWNER PERIODIC EXPENSES

The next table describes the fees and expenses that you will pay periodically during the time that you own your Contract, not including the Investment Options' fees and expenses.

DURING THE ACCUMULATION PHASE:

CONTRACT MAINTENANCE CHARGE (4)...................... $40 per Contract per year.


SEPARATE ACCOUNT ANNUAL EXPENSES:


         MORTALITY AND EXPENSE RISK (M&E) CHARGES
         (as a percentage of average daily assets invested in a subaccount on an annual basis)

                                                            M&E CHARGES
                                                      TRADITIONAL     ENHANCED
                                                         GMDB         GMDB (5)
         No Living Guarantees or Living Guarantees       1.65%         1.85%
             with the GPV Benefit
         Living Guarantees with the GAV Benefit          1.75%         1.95%

DURING THE PAYOUT PHASE:

CONTRACT MAINTENANCE CHARGE (6)...................... $40 per Contract per year.


SEPARATE ACCOUNT ANNUAL EXPENSES:


         M&E CHARGE
         (as a percentage of average daily assets invested in a subaccount on an annual basis)..........  1.65%


(4) The charge is waived if the Contract Value is at least $75,000 at the time we are to deduct the charge. If you own more than one Contract offered under this prospectus (registered with the same social security number), we will determine the total value of all your Contracts. If the total value of all your Contracts is at least $75,000, the charge is waived on all your Contracts. For more information please see section 7, Expenses - Contract Maintenance Charge.

(5) The Enhanced GMDB may not be available in all states. For more information please see section 11, Death Benefit.

(6) The charge is waived if your Contract Value on the Income Date is at least $75,000. For more information please see section 7, Expenses - Contract Maintenance Charge.

ANNUAL OPERATING EXPENSES OF THE INVESTMENT OPTIONS

This table describes the total annual operating expenses associated with the Investment Options and shows the minimum and maximum expenses charged by any of the Investment Options before the effect of any contractual expense reimbursement or fee waiver. These expenses are deducted from the Investment Options' assets. These expenses will reduce the performance of the Investment Options and, therefore, will negatively affect your Contract Value and the amounts available for withdrawals and Annuity Payments. They may also negatively impact the death benefit proceeds. We show the expenses as a percentage of an Investment Option's average daily net assets for the most recent fiscal year. The investment advisers for the Investment Options provided the fee and expense information and we did not independently verify it. Please see the Investment Options' prospectuses for more information regarding the fees and expenses of the Investment Options.

                                                                                    MINIMUM                 MAXIMUM

TOTAL ANNUAL INVESTMENT OPTION OPERATING EXPENSES*  (INCLUDING  MANAGEMENT FEES,
DISTRIBUTION OR 12B-1 FEES, AND OTHER EXPENSES)
BEFORE FEE WAIVERS AND EXPENSE REIMBURSEMENTS                                      0.52%                    11.52%

* Some of the Investment Options or their affiliates may also pay service fees to us or our affiliates. The amount of these fees may be different for each Investment Option.

Appendix A contains more details regarding the annual operating expenses for each of the variable Investment Options, including the amount and effect of any waivers and/or reimbursements.

EXAMPLES
--------------------------------------------------------------------------------
The expenses for your Contract may be different from those shown in the examples below depending upon which benefits apply.

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract Owner periodic expenses, and the annual operating expenses of the Investment Options before the effect of reimbursements and waivers.

You should not consider the examples below as a representation of past or future expenses. Actual expenses may be greater or less than those shown.

The $40 contract maintenance charge is included in the examples as a charge of 0.057% of the average daily assets invested in a subaccount based on an assumed average Contract size of $70,000.

Premium taxes may apply but are not reflected in these examples.

For additional information, see section 7, Expenses.

If you make a full withdrawal at the end of each time period, and assuming a $10,000 investment and a 5% annual return on your money, you may pay the following expenses for Contracts with:

     a) the Enhanced GMDB and the Living Guarantees with the GAV Benefit (the highest M&E charge of 1.95%).

     b) the Traditional GMDB and no Living Guarantees or Living Guarantees with the GPV Benefit (the lowest M&E charge of 1.65%).

    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
    TOTAL ANNUAL INVESTMENT OPTION OPERATING EXPENSES BEFORE ANY        1 YEAR        3 YEARS       5 YEARS       10 YEARS
    FEE WAIVERS OR EXPENSE REIMBURSEMENTS OF:
    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
    11.52% (the maximum)                                             a) $2,165      a) $4,095     a) $5,474     a) $9,001
                                                                     b) $2,138      b) $4,032     b) $5,393     b) $8,925
    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
    0.52% (the minimum)                                              a) $1,125      a) $1,313     a) $1,344     a) $2,863
                                                                     b) $1,095      b) $1,222     b) $1,193     b) $2,560
    ---------------------------------------------------------------- -------------- ------------- ------------- --------------
If you do not make a full  withdrawal or if you  annuitize*  the Contract at the end of each time period and assuming a $10,000 investment and a 5% annual return on your money you may pay the following expenses for Contracts with:

     a) the Enhanced GMDB and the Living Guarantees with the GAV Benefit (the highest M&E charge of 1.95%).

     b) the Traditional GMDB and no Living Guarantees or Living Guarantees with the GPV Benefit (the lowest M&E charge of 1.65%).

    --------------------------------------------------------------- -------------- ------------- ------------- -------------
    TOTAL ANNUAL INVESTMENT OPTION OPERATING EXPENSES BEFORE ANY       1 YEAR        3 YEARS       5 YEARS       10 YEARS
    FEE WAIVERS OR EXPENSE REIMBURSEMENTS OF:
    --------------------------------------------------------------- -------------- ------------- ------------- -------------
    --------------------------------------------------------------- -------------- ------------- ------------- -------------
    11.52% (the maximum)                                            a) $1,296      a) $3,568     a) $5,474     a) $9,001
                                                                    b) $1,269      b) $3,506     b) $5,393     b) $8,925
    --------------------------------------------------------------- -------------- ------------- ------------- -------------
    --------------------------------------------------------------- -------------- ------------- ------------- -------------
    0.52% (the minimum)                                             a) $  256      a) $  787     a) $1,344     a) $2,863
                                                                    b) $  226      b) $  696     b) $1,193     b) $2,560
    --------------------------------------------------------------- -------------- ------------- ------------- -------------

* Your Income Date must be at least two years after your Issue Date, however, some states may require us to allow you to select an earlier Income Date.



As of December 1, 2004 no Contracts had been sold. Therefore, we have not provided any condensed financial information.

1.THE VARIABLE ANNUITY CONTRACT
--------------------------------------------------------------------------------
An annuity is a contract between you, the Contract Owner and an insurance company (in this case Allianz Life), where the insurance company promises to pay the Payee (you or someone you choose) an income, in the form of Annuity Payments. The Annuity Payments must begin on a designated date (the Income Date) that is at least two years after your Issue Date, however, some states may require us to allow you to select an earlier Income Date. Your Contract is in the Accumulation Phase until Annuity Payments begin, at which point your Contract switches to the Payout Phase.


The Contract benefits from tax deferral. Tax deferral means that you are not taxed on any earnings or appreciation on the assets in your Contract until you take money out of your Contract. For Qualified Contracts, the tax deferral is provided through compliance with specialized tax-qualification rules, and you do not receive any additional tax benefit by purchasing the Contract, although it may offer other features that meet your needs.

Your Investment Choices include the variable Investment Options and any available general account Investment Choice. You cannot invest in more than 15 Investment Options at any one time. Depending upon market conditions, you can gain or lose value in the Contract based on the investment performance of the variable Investment Options. The variable Investment Options are designed to offer a better return than any available general account Investment Choice, however, this is not guaranteed.

The amount of Contract Value you are able to accumulate in your Contract during the Accumulation Phase depends in large part upon the investment performance of the Investment Option(s) you select. The amount of any variable Annuity Payments we make during the Payout Phase also depends in large part upon the investment performance of any Investment Options you select for the Payout Phase.

The Contract may also contain general account Investment Choices. If you have money invested in our general account, the amount of money you are able to accumulate in your Contract during the Accumulation Phase will depend in part upon the total interest credited to your Contract. Amounts allocated to this account earn interest that we declare periodically. The Fixed Period Accounts
(FPAs) are available under our general account and you may allocate Purchase Payments to them during the Accumulation Phase. The FPAs have Account Periods ranging from one to ten years. Only one FPA is available for Purchase Payments or transfers in each Contract Year. Withdrawals or transfers from the FPAs may be subject to a Market Value Adjustment (see section 5, Our General Account - Market Value Adjustment).

We will not make any changes to your Contract without your permission except as may be required by law.

OWNERSHIP

CONTRACT OWNER. You, as the Contract Owner, have all the rights under the Contract. The Contract Owner is designated at Contract issue. You can change Contract Owners at any time subject to our approval. However, there may be IRS or other restrictions on changing the ownership of a Qualified Contract. Upon our approval, any change will become effective as of the date you sign the request. Changing ownership may be a taxable event. You should consult with your tax adviser before doing this.

JOINT OWNER. A Non-Qualified Contract can be owned by Joint Owners. Any Joint Owner must be the spouse of the other Contract Owner, however, this restriction may not apply in all states. Upon the death of either Joint Owner, the surviving Joint Owner will become the primary Beneficiary. We will then treat any other Beneficiary designation on record at the time of death as a contingent Beneficiary. You can change Joint Owners under the same conditions as described for a Contract Owner.


ANNUITANT. The Annuitant is the individual on whose life we base Annuity Payments. You name an Annuitant subject to our approval. Subject to our approval, you may change the Annuitant at any time before the Income Date unless the Contract is owned by a non-individual (for example, a qualified plan or trust). You cannot change the Annuitant if the Contract is owned by a non-individual. For Qualified Contracts, the Annuitant must be the Contract Owner unless the Contract is owned by a qualified plan.

PAYEE. The Payee is the person or entity you designate to receive Annuity Payments during the Payout Phase. An Owner or Annuitant can be the Payee but it is not required under the Contract. If you do not designate a Payee by the Income Date, we will make Annuity Payments to the Contract Owner. The Contract Owner can change the Payee at any time.


BENEFICIARY. The Beneficiary is the person(s) or entity you name to receive any death benefit. You name the Beneficiary at Contract issue. You can change the Beneficiary or contingent Beneficiary at any time before your death unless you name an irrevocable Beneficiary. If you do not name a Beneficiary, any death benefit will be paid to your estate.


ASSIGNMENT OF A CONTRACT: An authorized request specifying the terms of an assignment of a Contract must be provided to the Service Center. We will not be liable for any payment made or action taken before we record the assignment. An assignment may be a taxable event. We will not be responsible for the validity or tax consequences of any assignment. After the death benefit has become payable, an assignment can only be made with our consent. If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record. Qualified Contracts generally cannot be assigned.


2.ANNUITY PAYMENTS
(THE PAYOUT PHASE)
--------------------------------------------------------------------------------
INCOME DATE


You can annuitize your Contract and the Payee will receive regular periodic income payments (Annuity Payments) under your Contract. Your Income Date is the date Annuity Payments will begin.

Your Income Date is specified in your Contract as the latest date allowed for your Contract, which is the first day of the calendar month following the later of the Annuitant's 90th birthday or ten years from the Issue Date. This limitation may not apply when the Contract is issued to a charitable remainder trust. You can make an authorized request for a different Income Date after the Issue Date, however, any such request is subject to our approval. Your Income Date must be the first day of a calendar month and must be at least two years after the Issue Date. Some states may require us to allow you to select an earlier Income Date. The Income Date will never be later than what is permitted under applicable law.


After the Income Date, the Living Guarantees and the FPAs will no longer be available. Your election to start Annuity Payments may involve a MVA if any of your Contract Value is in a general account Investment Choice on the Income Date.

ANNUITY PAYMENTS

You can elect to have us make Annuity Payments as:

o    a variable payout,
o    a fixed payout, or
o    a combination of both.


Under a fixed payout, all of the Annuity Payments will be the same dollar amount (equal installments) except as provided under Annuity Option 3. If you choose a variable payout, you can select up to 15 of the available Investment Options. If you do not tell us otherwise, we will base Annuity Payments on the investment allocations that were in place on the Income Date. We will not allow you to apply amounts of less than $5,000 to an Annuity Option. If your Contract Value, adjusted for any applicable MVA and premium tax is less than $5,000 on the Income Date, we will refund that amount to you. Currently it is our business practice that the initial Annuity Payment exceed $50. We will contact you to discuss alternate payment arrangements if the initial Annuity Payment would be $50 or less. Guaranteed fixed Annuity Payments are based on an interest rate and mortality table specified in your Contract. The payout rates for fixed Annuity Payments provided by your Contract are guaranteed and in no event will we use lower fixed payout rates to calculate your fixed Annuity Payments. However, we may use higher fixed payout rates to calculate fixed Annuity Payments than the guaranteed rates provided by your Contract depending on how long your Contract was in force before the Income Date. As a result, it is possible that a Contract that was in force for ten years before the Income Date may receive higher fixed payout rates (and, therefore, higher fixed Annuity Payments) than a Contract that was in force for only five years before the Income Date.


If you choose to have any portion of the Annuity Payments based on the investment performance of the Investment Option(s), the dollar amount of the payments will depend upon the following factors:


o your Contract Value adjusted for any applicable MVA and premium tax on the Income Date,
o    the Annuity Option you select,
o the assumed investment rate (AIR) used in the annuity table for the Contract, and
o    the future performance of the Investment Option(s) you selected.

You can choose a 3%, 5% or 7% AIR. The 5% and 7% AIRs are not available in all states. Using a higher AIR results in a higher initial Annuity Payment but later payments will increase more slowly when investment performance rises and decrease more rapidly when investment performance declines. If the actual performance of your Investment Options exceeds the AIR, the variable Annuity Payments will increase. Similarly, if the actual performance is less than the AIR, the variable Annuity Payments will decrease.

The Payee will receive the Annuity Payments. You will receive tax reporting on those payments. We may require proof of the Annuitant's age before making any life contingent Annuity Payment. If the age or sex or the Annuitant are misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.


PARTIAL ANNUITIZATION

You are currently allowed to annuitize a portion of your Contract, without annuitizing the entire value, according to the applicable annuitization rules. This is referred to as a partial annuitization. A partial annuitization will decrease the amounts available for withdrawal, payment of death benefits and any additional Annuity Payments.

A partial annuitization may be treated as a partial withdrawal for tax purposes. You should consult a tax adviser before requesting a partial annuitization. We may deduct premium taxes from partially annuitized amounts. We do not currently restrict the number of partial annuitizations for a Contract, but we reserve the right to do so.

ANNUITY OPTIONS


You can choose one of the income plans (Annuity Options) described below or any other payment option to which we agree. Prior to the Income Date, you can select and/or change the Annuity Option with at least 30 days written notice to us. After Annuity Payments begin, you cannot change the Annuity Option. If you do not choose an Annuity Option prior to the Income Date, we will make Annuity Payments to the Payee under variable Annuity Option 2, which provides a life annuity with ten years of payments guaranteed.


Annuity Payments will usually be lower if you select an Annuity Option that requires us to make more frequent Annuity Payments or make payments over a longer period of time. For example, the guaranteed initial monthly fixed payout rates under Annuity Option 4 with a guarantee period of 20 years or more are the lowest fixed rates we offer and the guaranteed initial monthly fixed payout rates under Annuity Option 1 are the highest fixed rates we offer. Annuity Payments will also be lower if you have us make Annuity Payments at an early age (for example, when the Annuitant is age 30) as opposed to waiting until the Annuitant is older (for example, when the Annuitant is age 55).

OPTION 1. LIFE ANNUITY. We will make monthly Annuity Payments during the life of the Annuitant, ceasing with the last Annuity Payment due prior to the Annuitant's death.


OPTION 2. LIFE ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15 OR 20 YEARS GUARANTEED. We will make monthly Annuity Payments during the life of the Annuitant. However, if the Annuitant dies before the end of the selected guaranteed period, we will continue to make Annuity Payments to the Payee for the rest of the guaranteed period. Alternatively, the Contract Owner may elect to have us make a lump sum payment equal to the present value of the remaining guaranteed monthly Annuity Payments, as of the date we receive proof of the Annuitant's death and a payment election form at our Service Center. For variable payouts, we base the remaining guaranteed monthly Annuity Payments on the current value of the Annuity Units and we use the AIR to calculate the present value. For fixed payouts, we calculate the present value of the lump sum using the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Income Date. Proof of the Annuitant's death and return of the Contract are required prior to the payment of any lump sum. There are no additional costs associated with requesting a lump sum payment.


OPTION 3. JOINT AND LAST SURVIVOR ANNUITY. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of one Annuitant, Annuity Payments will continue during the lifetime of the surviving joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected. Monthly Annuity Payments cease with the final Annuity Payment due prior to the last surviving Annuitant's death.


OPTION 4. JOINT AND LAST SURVIVOR ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15 OR 20 YEARS GUARANTEED. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. Upon the death of one Annuitant, Annuity Payments will continue to the Payee during the lifetime of the surviving joint Annuitant at 100% of the amount that was paid when both Annuitants were alive. However, if the last Annuitant dies before the end of the selected guarantee period, we will continue to make Annuity Payments for the rest of the guarantee period. Alternatively, the Contract Owner may elect to have us make a lump sum payment equal to the present value of the remaining guaranteed monthly Annuity Payments, as of the date we receive proof of the last surviving Annuitant's death at our Service Center. For variable payouts, we base the remaining guaranteed monthly Annuity Payments on the current value of the Annuity Units and we use the AIR to calculate the present value. For fixed payouts, we calculate the present value of the lump sum using the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Income Date. Proof of death of both joint Annuitants and return of the Contract are required prior to the payment of any lump sum. There are no additional costs associated with requesting a lump sum payment.


OPTION 5. REFUND LIFE ANNUITY. We will make monthly Annuity Payments during the lifetime of the Annuitant ceasing with the last Annuity Payment due prior to the Annuitant's death. After the Annuitant's death, the Payee may receive a refund. For a fixed payout, the amount of the refund will equal the amount applied to this Annuity Option minus the total of all Annuity Payments made under this option.

For a variable payout, the amount of the refund will depend on the current Investment Option allocation and will be the sum of refund amounts attributable to each Investment Option. We calculate the refund amount for a given Investment Option using the following formula:

(1) x {[(2) x (3) x (4)/(5)] - [(4) x (6)]}

where:
          (1) = Annuity Unit value of the subaccount for that given Investment Option when due proof of the Annuitant's death is received at the Service Center.

          (2)  = The amount available for Annuity Payments on the Income Date.

          (3) = Allocation percentage in a given subaccount (in decimal form) when due proof of the Annuitant's death is received at the Service Center.

          (4) = The number of Annuity Units used in determining each Annuity Payment attributable to that given subaccount when due proof of the Annuitant's death is received at the Service Center.

          (5)  = Dollar value of first Annuity Payment.

          (6)  = Number of Annuity Payments made since the Income Date.

We will base this calculation upon the allocation of Annuity Units actually in-force at the time due proof of the Annuitant's death is received at the Service Center. We will not pay a refund if the total refund determined using the above calculation is less than or equal to zero.


3.PURCHASE
--------------------------------------------------------------------------------
PURCHASE PAYMENTS

A Purchase Payment is the money you put into the Contract. The Purchase Payment requirements are:

o    The minimum initial payment we will accept is $25,000.
o You can make additional Purchase Payments of any amount ($100 minimum if you have selected the automatic investment plan).
o The maximum cumulative amount we will accept without our prior approval is $1 million (including amounts already invested in other Allianz Life variable annuities).


We may, at our sole discretion, waive the minimum Purchase Payment requirements. We reserve the right to decline any Purchase Payment. To purchase this Contract, all Owners and the Annuitant must be age 80 or younger on the Issue Date.


This Contract is not designed for professional market timing organizations, other entities, or persons using programmed, large or frequent transfers.

When available, the Contract may be used in connection with certain tax qualified retirement plans. The Contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. Accordingly, if you are purchasing the Contract through a qualified plan, you should consider purchasing this Contract for its Living Guarantees, death benefit, annuity benefits and other non-tax deferral related benefits. Please consult a tax adviser for information specific to your circumstances to determine whether the Contract is an appropriate investment for you.


AUTOMATIC INVESTMENT PLAN (AIP)

The AIP is a program that allows you to make additional Purchase Payments to your Contract on a monthly or quarterly basis by electronic transfer of monies from your savings, checking or brokerage account. You may participate in this program by completing the appropriate form. The Service Center must receive your form by the first of the month in order for AIP to begin that same month. Investments will take place on the 20th of the month or the next Business Day if the 20th is not a Business Day. The minimum investment that can be made by AIP is $100. You may stop AIP at any time you want. We need to be notified by the first of the month in order to stop or change AIP that month. If AIP is used for a Qualified Contract, you should consult your tax adviser for advice regarding maximum contributions. The AIP is not available if the Qualified Contract is funding a plan that is tax qualified under Sections 401 or 403(b) of the Internal Revenue Code.


ALLOCATION OF PURCHASE PAYMENTS


When you purchase a Contract, we will allocate your Purchase Payment to the Investment Choices as you have selected. We ask that you allocate your money in either whole percentages or round dollars. Transfers do not change the allocation instructions for Purchase Payments. You can instruct us how to allocate additional amounts. If you do not instruct us, we will allocate them in the same way as your most recent instructions to us. You may change the allocation of future Purchase Payments without fee, penalty or other charge upon written notice or telephone instructions to the Service Center. A change will be effective for Purchase Payments received on or after we receive your notice or instructions. We do not currently accept future allocation instructions from you via email, website, or other electronic communications. This service may be available to you in the future.


We reserve the right to limit the number of Investment Options that you can invest in at one time. Currently you can select up to 15 Investment Options at any one time. We may change this in the future. However, we will always allow you to invest in at least five Investment Options.

Once we receive your initial Purchase Payment and the necessary information, we will issue your Contract and allocate your first Purchase Payment within two Business Days. If you do not give us all of the information we need, we will contact you or your registered representative to get it. If for some reason we are unable to complete this process within five Business Days, we will either send back your money or get your permission to keep it until we get all of the necessary information. If you make additional Purchase Payments, we will credit these amounts to your Contract within one Business Day. Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.

TAX-FREE SECTION 1035 EXCHANGES

Subject to certain restrictions, you can exchange one annuity contract for another, or a life insurance policy for an annuity contract, in a "tax-free" exchange under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange a life insurance policy or annuity contract for the Contract described in this prospectus:


o    you might have to pay a withdrawal charge on your previous contract;
o    there will be a new withdrawal charge period for this Contract;
o    other charges under this Contract may be higher (or lower); and
o    the benefits may be different.


If the exchange does not qualify for Section 1035 treatment, you also may have to pay federal income tax on the exchange. You should not exchange an existing life insurance product or another annuity contract for this one unless you determine that the exchange is in your best interest.

FAXED APPLICATIONS


We will accept Contract applications delivered in writing, as well as via fax. We will treat a manually signed faxed application as an application delivered in writing. Please note that fax communications may not always be available. Any fax system, whether it is ours, yours or your registered representative's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should submit your application in writing to our Service Center. We do not currently accept applications delivered via email, website, or other electronic communications. This may be available in the future.


FREE LOOK/RIGHT TO EXAMINE

If you change your mind about owning the Contract, you can cancel it within ten days after receiving it (or the period required in your state). When you cancel the Contract within this time period, we will not assess a withdrawal charge. You will receive your Contract Value as of the day we receive your request. In certain states, or if you have purchased the Contract as an IRA, we may be required to give you back your Purchase Payment if you decide to cancel your Contract within ten days after receiving it (or the period required in your state). If that is the case, we reserve the right to allocate your initial Purchase Payment to the USAZ Money Market Fund until the expiration of the free look period. At the end of that period, we will re-allocate your money as you selected. Currently, however, we will directly allocate your money to the Investment Choices as you have selected on your application except in California if you are age 60 or older. For Contract Owners in California age 60 or older, we will direct your money to the USAZ Money Market Fund during the free look period unless you specify otherwise on the appropriate form you will receive with your Contract. The free look provision under the Contract is also called the right to examine.

ACCUMULATION UNITS

Your Contract Value in the subaccounts (Separate Account Value) will go up or down based upon the investment performance of the Investment Option(s) you choose. Your Contract Value will also depend on the charges of the Contract, any interest you earn on the general account Investment Choices and any MVAs made due to amounts removed from the general account Investment Choices. In order to keep track of your Separate Account Value, we use a measurement called an Accumulation Unit. If you select variable payouts during the Payout Phase of the Contract, we call this measurement an Annuity Unit.

When you make a Purchase Payment, we credit your Contract with Accumulation Units for any portion of your Purchase Payment allocated to an Investment Option at the daily price next determined after receipt of the Purchase Payment. The daily purchase price is normally determined as of 4:00 p.m. Eastern Time each Business Day, and any Purchase Payment received after 4:00 p.m. Eastern Time will receive the next Business Day's price. The Purchase Payments you allocate to the Investment Options are actually placed into subaccounts. Each subaccount invests exclusively in one Investment Option. We determine the number of Accumulation Units we credit your Contract with by dividing the amount of the Purchase Payment allocated to a subaccount by the value of the corresponding Accumulation Unit.

Every Business Day, we determine the value of an Accumulation Unit for each subaccount by multiplying the Accumulation Unit value for the previous period by the net investment factor for the current period. We determine the net investment factor by:

o dividing the net asset value of a subaccount at the end of the current period by the net asset value of the subaccount for the previous period; and
o multiplying this result by one minus the amount of the M&E charge for the period and any charges for taxes.

We calculate the value of each Accumulation Unit after regular trading on the New York Stock Exchange closes each Business Day. The value of an Accumulation Unit may go up or down from Business Day to Business Day. We calculate the Separate Account Value by multiplying the Accumulation Unit value in each subaccount by the number of Accumulation Units for each subaccount and then adding those results together.


EXAMPLE: On Wednesday we receive an additional Purchase Payment of $3,000 from you before 4:00 p.m. Eastern Time. When the New York Stock Exchange closes on that Wednesday, we determine that the value of an Accumulation Unit based on an investment in the Investment Option you chose is $13.25. We then divide $3,000 by $13.25 and credit your Contract on Wednesday night with 226.41509 subaccount Accumulation Units for the Investment Option you chose. If the $3,000 payment had been received after 4:00 p.m. Eastern Time, it would have received the next Business Day's price.


4.Investment Options
--------------------------------------------------------------------------------
The Contract offers the Investment Options listed in the following table. Each Investment Option has its own investment objective. In the future we may add, eliminate or substitute Investment Options.

YOU SHOULD READ THE INVESTMENT OPTIONS' PROSPECTUSES CAREFULLY. The Investment Options invest in different types of securities and follow varying investment strategies. There are potential risks associated with each of these types of securities and investment strategies. For example, an Investment Option's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on an Investment Option with a small asset base. An Investment Option may not experience similar performance as its assets grow. The operation of the Investment Options and the various risks associated with the Investment Options are described in the Investment Options' prospectuses. TO OBTAIN A CURRENT PROSPECTUS FOR ANY OF THE INVESTMENT OPTIONS CALL EITHER YOUR REGISTERED REPRESENTATIVE OR US (AT THE TOLL FREE PHONE NUMBER LISTED AT THE BACK OF THIS PROSPECTUS). We will send copies of the Investment Options' prospectuses to you with your Contract.

Certain Investment Options issue two or more classes of shares and certain share classes may have Rule 12b-1 expenses. The classes of shares currently offered by this Contract are listed in the table of annual operating expenses for each Investment Option that appears in Appendix A. For more information about share classes, see the Investment Options' prospectuses.

The investment objectives and policies of certain Investment Options may be similar to the investment objectives and policies of other portfolios that the same investment advisers manage. Although the objectives and policies may be similar, the investment results of the Investment Options may be higher or lower than the results of such portfolios. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the Investment Options have the same investment advisers and objectives.

We offer other variable annuity contracts that may invest in the same Investment Options. These contracts may have different charges and may offer different benefits more suitable to your needs. For more information about these contracts, please contact our Service Center.

The following is a list of the Investment Options available under the Contract, the investment advisers and subadvisers for each Investment Option, the investment objectives for each Investment Option and the primary investments of each Investment Option.


                                                     INVESTMENT OPTIONS

---------------------------------------------- -------------------------------------- ---------------- --------------------------

                                                          ASSET CATEGORIES
                                               -------------------------------------- ---------------- --------------------------

Investment Management     Investment            SB  S  CE   IT  HB  IE  L  L  L  S  M    Objective(s)       Primary Investments
Company                   Option                ho  p  aq   ne  io  nq  a  a  a  m  i
                                                on  e  su   tr  gn  tu  r  r  r  a  d
                                                rd  c  hi   em  hd  ei  g  g  g  l  -
Adviser/Sub-Adviser                             ts  i   v   r    s  rt  e  e  e  l  C
                                                -   a   a   mB  Y   ny              a
                                                T   l   l   eo  i   a   B  V  G  C  p
                                                e   t   e   dn  e   t   l  a  r  a
                                                r   y   n   id  l   i   e  l  o  p
                                                m       t   as  d   o   n  u  w
                                                            t       n   d  e  t
                                                            e       a         h
                                                                    l
-----------------------------------------------------------------------------------------------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------------
   AIM                    USAZ AIM Basic Value                             X           Long-term      At least 65% of total assets
   o  managed by          Fund                                                         growth of      in equity securities of U.S.
      USAllianz Advisers,                                                              capital        issuers that have market
      LLC/ A I M Capital                                                                              capitalizations of greater
      Management, Inc.                                                                                than $500 million and that the
                                                                                                      portfolio managers believe to
                                                                                                      be undervalued.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ AIM Blue Chip                                  X        Long-term      At least 80% of net assets in
                          Fund                                                         growth of      the common stocks of blue chip
                                                                                       capital with a companies.
                                                                                       secondary
                                                                                       objective of
                                                                                       current income
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ AIM Dent              X                                 Long-term      Investment in securities of
                          Demographic Trends                                           growth of      companies that are likely to
                          Fund                                                         capital        benefit from changing
                                                                                                      demographic, economic and
                                                                                                      lifestyle trends.  May invest
                                                                                                      up to 25% of total assets in
                                                                                                      foreign securities of
                                                                                                      which no more than 15% of
                                                                                                      its total assets  may be
                                                                                                      invested in securities of
                                                                                                      companies domiciled in
                                                                                                      developing countries.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ AIM                                  X                  Long-term      At least 80% of net assets in
                          International Equity                                         growth of      marketable equity securities
                          Fund                                                         capital        of foreign companies that are
                                                                                                      listed on a recognized foreign
                                                                                                      securities exchange or traded
                                                                                                      in a foreign over-the-counter
                                                                                                      market.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   DAVIS                  Davis VA Financial         X                                 Long-term      At least 80% in common stock
   o  managed by Davis    Portfolio                                                    growth of      of companies "principally
      Advisors                                                                         capital        engaged" in financialservices.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          USAZ Davis NY Venture                            X           Long-term      Invests the majority of assets
      USAllianz Advisers, Fund                                                         growth of      in equity securities issued by
      LLC/ Davis Selected                                                              capital        large companies with market
      Advisers, L.P.                                                                                  capitalizations of at least
                                                                                                      $10 billion that the
                                                                                                      subadviser believes are high
                                                                                                      quality.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   DREYFUS                Dreyfus IP Small Cap                                   X     Match          Invests in a representative
   o  managed by The      Stock Index Portfolio                                        performance of sample of stocks included in
      Dreyfus Corporation                                                              the Standard & the S&P Small Cap 600 Index,
                                                                                       Poor's Small   and in futures whose
                                                                                       Cap 600 Index  performance is related to the
                                                                                                      index, rather than attempt to
                                                                                                      replicate the index.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Dreyfus Stock Index                           X              Match total    Invests in all 500 stocks in
                          Fund                                                         return of the  the S&P 500 in proportion to
                                                                                       S&P 500        their weighting in the index.
                                                                                       Composite
                                                                                       Stock Price
                                                                                       Index
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------
   O  managed by          USAZ Dreyfus Founders                               X        Long-term      Primarily invests in common
      USAllianz Advisers, Growth and Income Fund                                       growth of      stocks of large,
      LLC/ Founders Asset                                                              capital and    well-established and mature
      Management LLC                                                                   income         companies that have market
                                                                                                      capitalizations of more than
                                                                                                      $10 billion. May invest up to
                                                                                                      30% of its total assets in
                                                                                                      foreign securities.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          USAZ Dreyfus Premier                                    X    Seeks          Normally invests at least 80%
      USAllianz Advisers, Small Cap Value Fund                                         long-term      of its assets in stocks of
      LLC/ The Dreyfus                                                                 growth of      small U.S. companies.
      Corporation                                                                      capital
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   FRANKLIN TEMPLETON     Franklin Global            X                                 Capital        At least 80% of net assets in
   o  managed by          Communications                                               appreciation   investments of communications
      Franklin            Securities Fund                                              and current    companies. Communications
      Advisers, Inc.                                                                   income         companies are those that are
                                                                                                      primarily engaged in
                                                                                                      providing the distribution,
                                                                                                      content and equipment related
                                                                                                      to the creation, transmission
                                                                                                      or processing of information.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Franklin Growth and                          X               Capital        Invests mainly in a broadly
                          Income Securities Fund                                       appreciation,  diversified portfolio of
                                                                                       with current   equity securities that the
                                                                                       income as a    Fund's manager considers to be
                                                                                       secondary goal financially strong but
                                                                                                      undervalued by the market.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Franklin High Income                  X                      High current   Invests mainly in debt
                          Fund                                                         income with    securities offering high yield
                                                                                       capital        and expected total return.
                                                                                       appreciation
                                                                                       as a secondary
                                                                                       goal
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Franklin Income            X                                 Maximize       Normally invests in debt and
                          Securities Fund                                              income while   equity securities.
                                                                                       maintaining
                                                                                       prospects for
                                                                                       capital
                                                                                       appreciation
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------------
                          Franklin Large Cap                                  X        Capital        At least 80% of net assets in
                          Growth Securities Fund                                       appreciation   investments of large
                                                                                                      capitalization companies.
                                                                                                      For this Fund, large cap
                                                                                                      companies are those  with
                                                                                                      market cap values within
                                                                                                      those of the top 50% of
                                                                                                      companies in the  Russell
                                                                                                      1000 Index, at the time
                                                                                                      of  purchase.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Franklin Real Estate        X                                Capital        At least 80% of net assets in
                          Fund                                                         appreciation   investments of companies
                                                                                       with current   operating in the real estate
                                                                                       income as a    sector. The Fund invests
                                                                                       secondary goal primarily in real estate
                                                                                                      investment trusts, with
                                                                                                      generally medium to
                                                                                                      small market
                                                                                                      capitalizations, and in
                                                                                                      companies that derive at
                                                                                                      least half of their assets
                                                                                                      or revenues from the
                                                                                                      ownership, construction,
                                                                                                      management, or sale of
                                                                                                      residential, commercial or
                                                                                                      industrial real estate.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Franklin Rising                                            X Long-term      At least 80% of net assets in
      Franklin            Dividends Securities                                         capital        investments of companies that
      Advisory            Fund                                                         appreciation   have paid rising dividends.
      Services, LLC                                                                    with
                                                                                       preservation
                                                                                       of capital as
                                                                                       an important
                                                                                       consideration
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Franklin Small Cap                                     X     Long-term      At least 80% of net assets in
      Franklin            Fund                                                         capital growth investments of small
      Advisers, Inc.                                                                                  capitalization companies. For
                                                                                                      this Fund, small cap companies
                                                                                                      are those with market
                                                                                                      capitalization values not
                                                                                                      exceeding (i) $1.5 billion; or
                                                                                                      (ii) the highest market
                                                                                                      capitalization value in the
                                                                                                      Russell 2000(R)Index;whichever
                                                                                                      is greater at the time of
                                                                                                      purchase.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Franklin Small Cap                                     X     Long term      At least 80% of net assets in
      Franklin            Value Securities Fund                                        total return   investments of small
      Advisory                                                                                        capitalization companies. For
      Services, LLC                                                                                   this Fund, small cap companies
                                                                                                      are those with market cap
                                                                                                      values not exceeding $2.5
                                                                                                      billion, at the time of
                                                                                                      purchase. The Fund invests
                                                                                                      in small companies that
                                                                                                      Fund's manager believes are
                                                                                                      undervalued.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Franklin U.S.           X                                    Income         At least 80% of its net assets
      Franklin            Government Fund                                                             in U.S. government securities,
      Advisers, Inc.                                                                                  primarily fixed and variable
                                                                                                      rate mortgage-backed
                                                                                                      securities.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- --------------------------------------------
                          Franklin Zero Coupon    X                                    As high an     At least 80% of net assets in
                          Fund 2005                                                    investment     zero coupon debt securities.
                                                                                       return as is
                                                                                       consistent
                                                                                       with capital
                                                                                       preservation
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Franklin Zero Coupon              X                          As high an     At least 80% of net assets in
                          Fund 2010                                                    investment     zero coupon debt securities.
                                                                                       return as is
                                                                                       consistent
                                                                                       with capital
                                                                                       preservation
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Mutual Discovery                          X                  Capital        Invests mainly in U.S. and
      Franklin Mutual     Securities Fund                                              appreciation   foreign equity securities of
      Advisers, LLC                                                                                   companies that the Fund's
                                                                                                      manager believes are available
                                                                                                      at market prices less than the
                                                                                                      value based on certain
                                                                                                      recognized or objective
                                                                                                      criteria; including
                                                                                                      undervalued stocks,
                                                                                                      merger/risk arbitrage
                                                                                                      securities and distressed
                                                                                                      companies.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          Mutual Shares                                             X  Capital        Invests mainly in U.S. equity
                          Securities Fund                                              appreciation,  securities that the Fund's
                                                                                       with income as manager believes are available
                                                                                       a secondary    at market prices less than
                                                                                       goal           their value based on certain
                                                                                                      recognized or objective
                                                                                                      criteria, including
                                                                                                      undervalued stocks,
                                                                                                      merger/risk arbitrage
                                                                                                      securities and distressed
                                                                                                      companies.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          Templeton Developing        X                                 Long-term      At least 80% of net assets in
      Templeton           Markets Securities                                           capital        emerging market investments.
      Asset               Fund                                                         appreciation
      Management, Ltd.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o   managed by         Templeton Foreign                         X                  Long-term      At least 80% of net assets in
       Templeton          Securities Fund                                              capital growth investments of issuers located
       Investment                                                                                     outside the U.S., including
       Counsel, LLC                                                                                   those in emerging markets.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o   managed by         Templeton Growth                          X                  Long-term      Invests mainly in equity
       Templeton          Securities Fund                                              capital growth securities of companies
       Global  Advisors                                                                               located anywhere in the world,
       Limited                                                                                        including those in the U.S.
                                                                                                      and in emerging markets.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   JENNISON               Jennison 20/20 Focus                          X              Long-term      Invests in up to 20 value
   o  managed by          Portfolio                                                    growth of      stocks and 20 growth stocks of
      Prudential                                                                       capital        mid-to-large size U.S.
      Investments                                                                                     companies.
      LLC/
      Jennison
      Associates, LLC
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          SP Strategic Partners                               X        Long-term      At least 65% of total assets
                          Focused Growth                                               growth of      in equity-related securities
                          Portfolio                                                    capital        of U.S. companies that the
                                                                                                      adviser believes to have
                                                                                                      strong capital appreciation
                                                                                                      potential.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          SP William Blair                          X                  Long-term      Equity-related securities of
      Prudential          International Growth                                         growth of      foreign issuers.
      Investments LLC/    Portfolio                                                    capital
      William Blair
      & Company LLC
 ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------


 ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   LEGG MASON             USAZ Legg Mason Value                          X              Long-term     Invest primarily in equity
                          Fund                                                          growth of     securities that, in the
                                                                                        capital       subadvisers opinion offer the
                                                                                                      potential for capital growth.
 ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   OPPENHEIMER            Oppenheimer High                      X                      High level of  High-yield fixed-income
   o  managed by          Income Fund/VA                                               current income securities of domestic and
      OppenheimerFunds, Inc.                                                                          foreign issuers.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          USAZ Oppenheimer                                        X    Capital        Invests in companies that have
      USAllianz Advisers, Emerging Growth Fund                                         appreciation   the potential to become
      LLC/                                                                                            leaders in new emerging
      OppenheimerFunds,                                                                               markets.
      Inc.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Oppenheimer            X                                Long-term      At least 80% of assets in
                          Emerging Technologies                                        capital        common stocks of U.S. and
                          Fund                                                         appreciation   foreign technology companies
                                                                                                      believed by the subadviser to
                                                                                                      have significant growth
                                                                                                      potential.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Oppenheimer                          X                  Capital        Invests mainly in common
                          Global Fund                                                  appreciation   stocks of companies in the
                                                                                                      U.S. and foreign countries,
                                                                                                      including countries with
                                                                                                      developed or emerging
                                                                                                      markets.

                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Oppenheimer                          X                  Long-term      Common stocks of growth
                          International Growth                                         capital        companies that are domiciled
                          Fund                                                         appreciation   outside the U.S. or have their
                                                                                                      primary operations outside the
                                                                                                      U.S.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Oppenheimer Main                        X               High total     Common stocks of U.S.
                          Street Fund                                                  return         companies of different
                                                                                                      capitalization ranges,
                                                                                                      currently focusing on
                                                                                                      large-capitalization issuers.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   PIMCO                  PIMCO VIT All Asset         X                                Maximum real   Invests in institutional class
   o  managed by          Portfolio                                                    return         shares of the PIMCO Funds and
      Pacific Investment                                                               consistent     does not invest directly in
      Management Company                                                               with           stocks or bonds of other
      LLC                                                                              preservation   issuers.
                                                                                       of real
                                                                                       capital and
                                                                                       prudent
                                                                                       investment
                                                                                       management
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          PIMCO VIT High Yield                  X                      Maximum total  At least 80% of assets in
                          Portfolio                                                    return,        high-yield securities ("junk
                                                                                       consistent     bonds") rated below investment
                                                                                       with           grade, but at least "B" by
                                                                                       preservation   Moody's or S&P. Effective June
                                                                                       of capital and 1, 2004 the quality guideline
                                                                                       prudent        will change, permitting
                                                                                       investment     investment in securities with
                                                                                       management     lower-quality credit ratings.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          PIMCO VIT Real Return             X                          Maximum real   At least 65% of its total
                          Portfolio                                                    return,        assets in inflation-indexed
                                                                                       consistent     bonds of varying maturities
                                                                                       with           issued by the U.S. and
                                                                                       preservation   non-U.S. governments, their
                                                                                       of real        agencies or
                                                                                       capital and    government-sponsored entities,
                                                                                       prudent        and corporations.
                                                                                       investment
                                                                                       management
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          PIMCO VIT StocksPLUS                                X        Total return   Substantially in S&P 500
                          Growth and Income                                            exceeding that derivatives, backed by a
                          Portfolio                                                    of the S&P 500 portfolio of fixed income
                                                                                                      instruments.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          PIMCO VIT Total                   X                          Maximum total  At least 65% of assets in
                          Return Portfolio                                             return,        fixed income instruments of
                                                                                       consistent     varying maturities.
                                                                                       with
                                                                                       preservation
                                                                                       of capital and
                                                                                       prudent
                                                                                       investment
                                                                                       management
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   o  managed by          USAZ PIMCO NFJ Small                                    X    Long-term      At least 80% of its assets in
      USAllianz Advisers, Cap Value Fund                                               growth of      companies with market
      LLC/ NFJ Investment                                                              capital and    capitalization of between $100
      Group LP and PIMCO                                                               income         million and $3.5 billion at
      Advisors Retail                                                                                 the time of investment.
      Holdings LLC
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
    o  managed by         USAZ PIMCO PEA                                            X  Long-term      At least 65% of total assets
     USAllianz Advisers,  Renaissance Fund                                             growth of      in common stocks of companies
     LLC/PEA Capital LLC                                                               capital and    with below-average valuations
     (formerly PIMCO                                                                   income         whose business fundamentals
     Equity Advisors LLC)                                                                             are expected to improve.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ PIMCO PEA Value                             X           Long-term      At least 65% of its total
                          Fund                                                         growth of      assets in common stocks of
                                                                                       capital and    companies with market
                                                                                       income         capitalizations of more than
                                                                                                      $5 billion at the time of
                                                                                                      investment.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   USAZ                   USAZ Money Market Fund         X                             Current income At least 80% of total assets
   o  managed by                                                                       consistent     in portfolio of high quality,
      USAllianz Advisers,                                                              with stability money market investments.
      LLC/ Prudential                                                                  of principal
      Investment
      Management, Inc.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
   VAN KAMPEN             USAZ Van Kampen                                            X Capital growth At least 65% of total assets
   o   managed by         Aggressive Growth Fund                                                      in common stocks and other
       USAllianz Advisers,                                                                            equity securities the adviser
       LLC/Van Kampen                                                                                 believes have an above-average
                                                                                                      Asset Management
                                                                                                      potential for capital growth.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen                                  X           Capital growth Invests in equity securities,
                          Comstock Fund                                                and income     including common stocks,
                                                                                                      preferred stocks and
                                                                                                      securities convertible into
                                                                                                      common and preferred stocks.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen                                     X        Capital        Invests primarily in a
                          Emerging Growth Fund                                         appreciation   portfolio of common stocks of
                                                                                                      emerging growth companies.
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen             X                                Highest        Invests at least 65% of its
                          Equity and Income Fund                                       possible       total assets in
                                                                                       income         income-producing equity
                                                                                       consistent     securities.
                                                                                       with safety of
                                                                                       principal with
                                                                                       long-term
                                                                                       growth of
                                                                                       capital as an
                                                                                       important
                                                                                       secondary
                                                                                       objective
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen                           X                  Long term      Invests primarily in a
                          Global Franchise Fund                                        capital        non-diversified portfolio of
                                                                                       appreciation   publicly
                                                                                                      traded equity securities of
                                                                                                      issuers located throughout
                                                                                                      the world that it believes
                                                                                                      have, among other things,
                                                                                                      resilient business
                                                                                                      franchises and growth
                                                                                                      potential.

                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen                                  X           Income and     Invests primarily in
                          Growth and Income Fund                                       long-term      income-producing equity
                                                                                       growth of      securities, including common
                                                                                       capital        stocks and convertible
                                                                                                      securities; also in
                                                                                                      non-convertible preferred
                                                                                                      stocks and debt securities
                                                                                                      rated "investment grade."

                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          -------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------
                          USAZ Van Kampen                                           X  Capital growth Invests primarily in common
                          Growth Fund                                                                 stocks and other equity
                                                                                                      securities of growthcompanies.
   ------------------------------------------------- -- -- --- --- --- -- -- --- -- -- ---------------------------------------------

Shares of the Investment Options may be offered in connection with certain variable annuity contracts and variable life insurance policies of various insurance companies, which may or may not be affiliated with Allianz Life. Certain Investment Options may also be sold directly to pension and retirement plans that qualify under Section 401 of the Internal Revenue Code. As a result, a material conflict of interest may arise between insurance companies, owners of different types of contracts and retirement plans or their participants. Each Investment Option's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any should be taken.

We may enter into certain arrangements under which we, or our affiliate USAllianz Investor Services, LLC, the principal underwriter for the Contracts, are compensated by the Investment Options' advisers, distributors and/or affiliates for the administrative services and benefits which we provide to the Investment Options. The amount of the compensation usually is based on the aggregate assets of the Investment Options or other investment portfolios from contracts that we issue or administer. Some advisers may pay us more or less than others. The amounts we receive under these arrangements may be significant. In addition, our affiliate USAllianz Investor Services, LLC, may receive 12b-1 fees deducted from certain Investment Option assets attributable to the Contract for providing distribution and support services to some Investment Options. Because 12b-1 fees are paid out of an Investment Option's assets on an ongoing basis, over time they will increase the cost of an investment in the Investment Option.

SUBSTITUTION AND LIMITATION ON FURTHER INVESTMENTS

We may substitute another Investment Option for one of the Investment Options you have selected. Substitutions may be made with respect to existing investments, the investment of future Purchase Payments, or both. New or substitute Investment Options may have different fees and expenses, and their availability may be limited to certain classes of purchasers. We also may close Investment Options to allocations of Purchase Payments or Contract Value, or both, at any time and at our sole discretion. The fund companies which sell shares of the Investment Options to us pursuant to participation agreements may terminate those agreements and discontinue offering their shares to us. We may not substitute any shares without notice to you and prior approval of the SEC, to the extent required by the Investment Company Act of 1940 or other applicable law.

TRANSFERS

You can make transfers among the Investment Choices subject to certain restrictions. Transfers may be subject to a transfer fee and transfers from certain types of general account Investment Choices may be subject to a MVA. We currently allow you to make as many transfers as you want to each Contract Year. We may change this practice in the future. There is no minimum required transfer amount. This product is not designed for professional market timing organizations, other entities or persons using programmed, large, or frequent transfers, and excessive or inappropriate transfer activity may be restricted.

The following applies to any transfer:

o We may choose not to allow you to make transfers during the free look/right to examine period.
o    Your request for a transfer must clearly state:
     -    which Investment Choices are involved in the transfer; and
     -    how much the transfer is for.
o    Transfers from a general account Investment Choice may be subject to a MVA.
o If you elect the Living Guarantees, you can make transfers from the FPAs to the extent that the GPV or GAV Fixed Account Minimum is met (see section 6, Guaranteed Values Under the Living Guarantees - The GPV and GAV Fixed Account Minimums). These transfers may be subject to a MVA unless the transfers are made within 30 days before the end of the Account Period.
o You cannot make any transfers within seven calendar days prior to your Income Date.
o After the Income Date, you cannot make a transfer from a fixed payout Annuity Option to a variable payout Annuity Option.
o After the Income Date, you can make transfers from a variable payout Annuity Option to a fixed payout Annuity Option.
o Your right to make transfers is subject to modification if we determine, in our sole discretion, that exercising of the right by one or more Contract Owners is, or may be, to the disadvantage of other Contract Owners. For more information see our discussion of "Excessive Trading and Market Timing" in this section.

If we reject a transfer request, we will call your registered representative to request alternate instructions. If we are unable to contact your registered representative, we will contact you directly.

We reserve the right to modify the transfer provisions subject to applicable state law at any time without prior notice to any party.

Certain  Investment  Options  may  impose   restrictions  on  transfers  between
Investment Options in an affiliated group of Investment Options if the investment adviser to one or more of the Investment Options determines that the Contract Owner requesting the transfer has engaged or is engaging in market timing or other abusive trading activities. In this event, the transfer may be delayed for one Business Day. This restriction would only apply to a transfer between two affiliated Investment Options, and in no event would it restrict a withdrawal from an Investment Option. If we receive a transfer instruction that we cannot implement for a period of time because of transfer restrictions, we will implement the instruction in accordance with the transfer restriction policy of the applicable Investment Option. In this event, you will receive a confirmation showing the date and the Accumulation Unit value at which we effected the transaction. We do not assume any responsibility for any delay in order entry caused by an Investment Option's transfer restriction policy. In addition, an Investment Option may impose a short-term trading fee on purchases and sales within a specified period. You should review the Investment Options' prospectuses regarding any applicable transfer restrictions.


TELEPHONE AND ELECTRONIC TRANSFERS. You can make transfers by telephone, website, or by fax. We may allow you to authorize someone else to make transfers by telephone, website or fax on your behalf. We will accept instructions from either you or a Joint Owner unless we are instructed otherwise. We will use reasonable procedures to confirm that instructions given us by telephone or by website are genuine. If we do not use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We tape record all telephone instructions and log all website instructions. We reserve the right to discontinue or modify the telephone, website, and fax transfer privileges at any time and for any reason.


We do not currently accept transfer instructions from you via email, or via electronic communications other than the website.

Please note that telephone, fax and/or electronic communications may not always be available. Any telephone, fax and/or computer system, whether it is ours, yours, your service provider's, or your registered representative's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your transfer by writing to our Service Center.

EXCESSIVE TRADING AND MARKET TIMING

Your ability to make transfers under the Contract is subject to modification if we determine, in our sole opinion, that the exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Contract Owners.

Frequent transfers, programmed transfers, transfers into and then out of an Investment Option in a short period of time, and transfers of large amounts at one time (collectively referred to as "potentially disruptive trading") may have harmful effects for other Contract Owners, Annuitants and Beneficiaries. These risks and harmful effects include:

o dilution of the interests of long-term investors in an Investment Option, if market timers or others transfer into the Investment Option at prices (for example, Accumulation Unit values) that are below their true value or transfer out of the Investment Option at prices that are higher than their true value;
o an adverse affect on portfolio management, such as causing the Investment Option to maintain a higher level of cash than would otherwise be the case, or causing the Investment Option to liquidate investments prematurely; and
o    increased brokerage and administrative expenses.

In order to attempt to protect our Contract Owners and the Investment Options from potentially disruptive trading, we have adopted certain market timing policies and procedures. Under our market timing policy, we could modify your transfer privileges for some or all of the Investment Options. Unless prohibited by the terms of the Contract or applicable state law, the modifications we may apply include (but are not limited to):


o limiting the frequency of transfers (for example, prohibit more than one transfer a week, or more than two a month, etc.),
o restricting the method of making a transfer (for example, requiring that all transfers be sent by first class U.S. mail and rescinding the telephone, fax or other electronic transfer privileges),
o requiring a minimum time period between each transfer (for example, prohibiting transfers into a particular Investment Option within a specified period of time after a transfer out of that Investment Option),
o    not accepting transfer requests from you or any person,
o not accepting transfer requests made on your behalf by an asset allocation and/or market timing service,
o limiting the dollar amount that may be transferred into or out of any Investment Option at any one time,
o imposing redemption fees on short-term trading (or implementing and administering redemption fees imposed by one or more of the Investment Options),
o prohibiting transfers into specific Investment Options, o rejecting Purchase Payments and/or transfer requests, or
o    imposing other limitations or restrictions.


We also reserve the right to reject any specific Purchase Payment allocation or transfer request from any person if in the investment adviser's, subadviser's or our judgment, an Investment Option may be unable to invest effectively in accordance with its investment objectives and policies.


Currently we attempt to DETER disruptive trading as follows. If a Contract Owner's transfer(s) is/are identified as potentially disruptive trading, we may (but are not required to) send the Contract Owner a warning letter. We may also impose transfer restrictions. If we impose transfer restrictions we may refuse to take orders by fax, telephone, or other electronic format, and require Contract Owners to submit all transfer requests via first-class U.S. mail. We also reserve the right to impose transfer restrictions on a Contract if we determine, in our sole opinion, that the transfers are disadvantageous to other Contract Owners. We will notify a Contract Owner in writing if we impose transfer restrictions.


We do not include automatic transfers made under any programs we provide, or automatic transfers made under any of your Contract features, when applying our market timing policy.

We have adopted these policies and procedures as a preventative measure to protect all Contract Owners from the potential effects of disruptive trading, while also abiding by Contract Owners' legitimate interest in diversifying their investment and making periodic asset re-allocations based upon their personal situations or overall market conditions. As such, we attempt to protect Contract Owner's interests in making legitimate transfers and by providing reasonable and convenient methods of making transfers that do not harm other Contract Owners.

We currently may make exceptions when imposing transfer restrictions if we determine a transfer is appropriate although it may technically violate our policies and procedures that are discussed above. In determining whether a transfer is appropriate, we may, but are not required to, take into consideration the relative size of a transaction, whether the transaction was purely a defensive transfer into the USAZ Money Market Fund, and whether the transaction involved an error or similar event. We may also reinstate telephone, fax or electronic transfer privileges after we have revoked them, but we will not reinstate these privileges if we have reason to believe that they might be used for disruptive trading purposes in the future.

We cannot guarantee that:

o our monitoring will be 100% successful in detecting all potentially disruptive trading activity, and

o revoking a Contract Owner's telephone, fax or other electronic transfer privileges will successfully deter all potentially disruptive trading.

Certain of the Investment Options are available to insurance companies other than us and we do not know whether those other insurance companies have adopted policies and procedures to detect and deter potentially disruptive trading, or what their policies and procedures might be.

We may, without prior notice to any party, take whatever action we deem appropriate to comply with or take advantage of any state or federal regulatory requirement. In addition, orders for the purchase of fund shares are subject to acceptance by the relevant Investment Option. We reserve the right to reject, without prior notice, any transfer request into an Investment Option if the purchase of shares in the corresponding Investment Option portfolio is not accepted for any reason.


Allianz Life retains some discretion in determining what actions constitute potentially disruptive trading and in determining when and how to impose trading restrictions. Therefore, persons engaging in potentially disruptive trading may be subjected to some uncertainty as to when and in what form trading restrictions may be applied, and persons not engaging in potentially disruptive trading may not know precisely what actions will be taken against a person engaging in potentially disruptive trading.


DOLLAR COST AVERAGING (DCA) PROGRAM


The DCA program allows you to systematically transfer a set amount of money each month or quarter from any one Investment Option to other Investment Options. The Investment Option you transfer from may not be the Investment Option you transfer to in this program. You cannot dollar cost average to or from a general account Investment Choice. By allocating amounts on a regularly scheduled basis, as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. You may only participate in this program during the Accumulation Phase. Generally, the DCA program requires a $1,500 minimum allocation and participation for at least six months.


All DCA transfers will be made on the tenth day of the month or the next Business Day if the tenth is not a Business Day. You can elect this program by properly completing the DCA form provided by us. Your participation in the program will end when any of the following occurs:

o    the number of desired transfers has been made;

o you do not have enough money in the Investment Option(s) to make the transfer (if less money is available, that amount will be dollar cost averaged and the program will end);

o you request to terminate the program (your request must be received at our Service Center by the first of the month to terminate that month); or

o    the Contract is terminated.

If you participate in the DCA program there are no fees for the transfers made under this program, we do not currently count these transfers against the free transfers that we allow and you will not be charged additional fees for participating in or terminating from this program. We reserve the right to discontinue or modify the DCA program at any time and for any reason.

FLEXIBLE REBALANCING


You can choose to have us rebalance your account. Once your money has been invested, the performance of the Investment Options may cause your chosen allocation to shift. Flexible rebalancing is designed to help you maintain your specified allocation mix among the different Investment Options. The general account Investment Choices are not part of flexible rebalancing. You can direct us to automatically readjust your Contract Value in the Investment Options on a quarterly, semi-annual or annual basis to return to your selected Investment Option allocations. Flexible rebalancing transfers will be made on the 20th day of the month or the previous Business Day if the 20th is not a Business Day. If you participate in the flexible rebalancing program there are no fees for the transfers made under this program, we do not currently count these transfers against any free transfers that we allow and you will not be charged additional fees for participating in or terminating from this program. If you elect the Living Guarantees, the automatic transfers that we make (GPV or GAV Transfers) in and out of the FPAs to support the guarantees may affect your flexible rebalancing program. We reserve the right to discontinue or modify the flexible rebalancing program at any time and for any reason. To terminate your participation in this program, your request must be received at the Service Center by the eighth of the month to terminate that month.


FINANCIAL ADVISERS - ASSET ALLOCATION PROGRAMS

If you have or establish a relationship with a personal financial adviser and the advisory agreement provides that you will pay all or a portion of your adviser's fees out of your Contract, we will, pursuant to written instructions from you in a form acceptable to us, make a partial withdrawal of your Contract Value to pay for the services of the financial adviser. Any fee that is withdrawn will be treated as a withdrawal under the terms of this Contract. If the Contract is Non-Qualified, the withdrawal will be treated like any other distribution and may be included in your gross income for federal tax purposes and, if you are under age 59 1/2, may be subject to a tax penalty. If the Contract is Qualified, the withdrawal for the payment of fees may not be treated as a taxable distribution if certain conditions are met. You should consult a tax adviser regarding the tax treatment of the payment of financial adviser fees from your Contract.

We do not set the amount of the fees charged or receive any portion of the fees from the adviser. We do not review or approve the actions of any adviser, and do not assume any responsibility for these actions.

VOTING PRIVILEGES


We are the legal owner of the Investment Option shares. However, when an Investment Option solicits proxies in conjunction with a shareholder vote that affects your investment, we will obtain from you and other affected Contract Owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our own behalf. Should we determine that it is no longer required to comply with the above, we will vote the shares in our own right. Only Contract Owners have voting privileges under the Contract. Annuitants, Beneficiaries and other persons have no voting privileges unless they are also the Contract Owner.


We determine your voting interest in the Investment Options as follows:

o You are permitted to cast votes based on the dollar amount of Investment Option shares that you hold through the subaccount Accumulation Units in your Contract on the record date. We count fractional votes.

o    We will determine the number of shares that you can vote.

o You will receive any proxy materials and a form to give us voting instructions as well as periodic reports relating to the Investment Options in which you have an interest.

5.OUR GENERAL ACCOUNT
--------------------------------------------------------------------------------
Our general account consists of all of our assets other than those in our separate accounts. We have complete ownership of all assets in our general account and we use these assets to support our insurance and annuity obligations other than those funded by our separate accounts. These assets are subject to our general liabilities from business operations. Subject to applicable law, we have sole discretion over the investment of the assets of our general account.


Currently we only offer the Fixed Period Accounts as Investment Choices under our general account. Any amounts allocated to these Investment Choices under our general account become part of our general account. Additionally, any amounts that you allocate to fixed Annuity Payments during the Payout Phase become part of our general account. We may change the terms of the general account Investment Choices in the future. Please contact us for the most current terms.


We have not registered our general account as an investment company under the Investment Company Act of 1940, nor have we registered interests in our general account under the Securities Act of 1933. As a result, the SEC has not reviewed the disclosures in this prospectus relating to our general account.

FIXED PERIOD ACCOUNTS (FPAS)

FPAs are a type of Investment Choice available under our general account. When you allocate money to a FPA we will credit your money with interest. FPAs are available only during the Accumulation Phase. Money removed from a FPA may be subject to a MVA, which may increase or decrease your Contract Value and/or the amount of the withdrawal or transfer.

FPAs have Account Periods of anywhere from one to ten years. An Account Period is the amount of time we expect money to remain in a FPA. Only one FPA of a specific Account Period is available for Purchase Payments or transfers in each Contract Year.

You may allocate all or a part of your Purchase Payments to a FPA with a ten-year Account Period at Contract issue. Any additional transfers or Purchase Payments allocated to a FPA during the first Contract Year will also be allocated to this ten-year Account Period. Similarly, a nine-year Account Period is available for allocations in the second Contract Year, an eight-year Account Period is available in the third year, and so on. After the tenth Contract Year, there are five-year rolling Account Periods. In the 11th through the 15th Contract Years allocations can be made to a FPA with an Account Period equal to one plus the remaining number of complete Contract Years to the end of the 15th Contract Year. For example, in the 11th Contract Year a five-year Account Period is available; in the 12th Contract Year a four-year Account Period is available, and so on until the 16th Contract Year when a new five-year Account Period is again available.


Allocations to the FPAs are credited with interest rates that vary based on the Account Period and when the allocation was made. Generally, the longer the Account Period, the higher the interest rate. However, the interest rate will never be less than the guaranteed rate stated in your Contract, which is currently 1-3% depending on your state.


Generally, the initial interest rate is set on the date the first allocation is made to a FPA and will remain in effect until the second Contract Anniversary following the allocation. On that Contract Anniversary, the amount initially allocated to the FPA (plus interest) is then credited with the interest rate that we declare for all FPAs with the same Account Period and duration. This interest rate remains in effect for that entire Contract Year. On every Contract Anniversary we can set a new rate for the next Contract Year for all FPAs with the same Account Period and duration. For FPAs with a one-year Account Period, the interest rate is set at the start of the Account Period and is effective for any amounts allocated to the FPAs during the Contract Year. The interest rate for new allocations to a FPA may be different from the interest rate declared for amounts already in the FPAs. For example, new transfers to a FPA later in the third Contract Year may receive a different interest rate than the rate applied to amounts that were allocated to a FPA earlier in that Contract Year.


Any withdrawal or transfer (whether through your request or through our GPV or GAV Transfers to maintain the Living Guarantees) from a FPA may be subject to a Market Value Adjustment. If you completely transfer or fully withdraw your Contract Value in the FPAs, the minimum value of the amount transferred or withdrawn after any MVA will be at least equal to the FPA Guaranteed Minimum Value.


PARTIAL WITHDRAWALS DURING THE ACCUMULATION PHASE: Unless you instruct us otherwise, we will take any partial withdrawal pro rata from the Investment Options. If the Contract Value in the Investment Options is less than the partial withdrawal you request, the remaining amount will come from the FPAs. We will account for transfers or partial withdrawals from the FPAs on a first-in, first-out (FIFO) basis. That is, a transfer or a partial withdrawal from the FPAs will reduce the Contract Value in the oldest FPA, then the next oldest, and so on.


IF YOU ELECT THE LIVING GUARANTEES: Your ability to make transfers and/or partial withdrawals from the FPAs is subject to the GPV or GAV Fixed Account Minimum. You can transfer or make a partial withdrawal from the FPAs that would reduce the Fixed Account Value in the FPAs below this minimum by resetting the GPV or GAV Benefit (see section 6, Guaranteed Values Under the Living Guarantees
- The GPV and GAV Fixed Account Minimums).

IF YOU DON'T ELECT THE LIVING GUARANTEES: If you request a partial transfer or partial withdrawal from the FPAs and the amount you request to receive is greater than the Fixed Account Value in the FPAs after adjustment for any applicable MVA, we will treat your request as a request for a complete transfer or full withdrawal from the FPAs. Additionally, we will treat any request for a partial withdrawal from the FPAs that would reduce the Fixed Account Value in the FPAs below $1,000 as a request for a full withdrawal from the FPAs.


MINNESOTA CONTRACTS: We hold amounts allocated to the FPAs in a nonunitized separate account that we established under Minnesota insurance law. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the FPAs. State insurance law prohibits us from charging this separate account with the liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the FPAs. This guarantee is based on the continued claims-paying ability of Allianz Life.


FOR CONTRACTS ISSUED IN UTAH, PENNSYLVANIA, ALABAMA AND WASHINGTON: The FPAs are not directly available to you and they are not subject to a Market Value Adjustment. The FPAs are only available to receive GPV or GAV Transfers that we make during the Accumulation Phase if your Contract includes the Living Guarantees. You cannot allocate Purchase Payments to the FPAs and you cannot transfer Contract Value to or from the FPAs. You also cannot request withdrawals directly from the FPAs. If your Contract includes Living Guarantees and you request a partial withdrawal, we will take the partial withdrawal on a pro rata basis from the Investment Options. If the amount in the Investment Options is less than the partial withdrawal you request, the remaining amount will come from the FPAs on a FIFO basis.


MARKET VALUE ADJUSTMENT (MVA)

A MVA is an adjustment we make for transfers or withdrawals from a FPA that occur at any time other than 30 days before the end of an Account Period. There will be no MVA for transfers or withdrawals that occur within 30 days before the end of the Account Period. The end of the Account Period will first occur on your tenth Contract Anniversary and then on every fifth Contract Anniversary after that (i.e. the 15th Contract Anniversary, the 20th Contract Anniversary, etc.). You will receive a notice mailed at least 30 days in advance of the period in which we will not apply a MVA. We will allocate any amounts (including the GPV or GAV Fixed Account Minimum, if applicable) for which we have not received instructions at the end of the Account Period to another FPA with a five-year Account Period.

We also will not apply MVAs to amounts withdrawn for withdrawal charges, the contract maintenance charge, death claims or for amounts you receive if you return the Contract under the free look/right to examine provision. We determine any withdrawal charges based on market value adjusted withdrawals.

We generally will apply the MVA to your Fixed Account Value upon a partial transfer or partial withdrawal from a FPA. If you completely transfer or fully withdraw the Contract Value from the FPAs we will apply the MVA to the amount of the withdrawal or transfer. If you completely transfer or fully withdraw your Contract Value in the FPAs, the minimum value of the amount transferred or withdrawn after any MVA will be at least equal to the FPA Guaranteed Minimum Value. We base this adjustment on a formula called a Market Value Adjustment. At the time of transfer or withdrawal, the MVA formula compares the interest rate that applies to the FPA from which amounts are being removed to the current interest rate offered on new allocations to a FPA of the same Account Period. A MVA can be either positive or negative, depending on the rates that are currently offered on a FPA and this is shown in the following table:

If the interest rate on the FPA
FROM WHICH AMOUNTS ARE BEING REMOVED IS...                    THEN THE MVA IS...
------------------------------------------                     -----------------

Less than the current interest rate for new
allocations to a FPA of the same Account Period                    negative

Equal to the current interest rate for new
allocations to a FPA of the same Account Period                    zero

Greater than the current interest rate for new
allocations to a FPA of the same Account Period                    positive

The MVA Formula is equal to [(1+I)/(1+J)]N where:

     I = current interest rate earned in the FPA from which amounts are being transferred or withdrawn.

     J = current interest rate for new allocations to a FPA with an Account Period equal to the remaining term in the current Account Period.

     N = number of years remaining in the current Account Period (including fraction).

MVA EXAMPLES

The following examples show the effect of the MVA on a Contract.

o You purchase a Contract with an initial Purchase Payment of $100,000. You do not select the Living Guarantees.
o You allocate $10,000 of your initial Purchase Payments to a FPA with a ten-year Account Period and an interest rate of 6%.
o    You make no additional Purchase Payments.
o On July 1 of your sixth Contract Year your Fixed Account Value in the FPA is $13,777.88. You transfer the entire amount out of the FPA into the Investment Options.
o On the date of the transfer the current interest rate for the FPA you are transferring out of remained at 6%.
o    You make no other transfers or partial withdrawals.

EXAMPLE OF A POSITIVE MVA:

Assume that the current interest rate for a FPA with a five-year Account Period is 5%, then the MVA is (1.06/1.05)4.5 = 1.043577. The amount of the transfer plus the MVA is $13,777.88 x 1.043577 = $14,378.28. In other words, the amount transferred out of the FPA is $13,777.88 and the amount transferred into the Investment Options is $14,378.28.

EXAMPLE OF A NEGATIVE MVA:

Assume that the current interest rate for a FPA with a five-year Account Period is 7%, then the MVA is (1.06/1.07) 4.5 = 0.958626. The amount of the transfer plus the MVA is $13,777.88 x 0.958626 = $13,207.84. In other words, the amount transferred out of the FPA is $13,777.88 and the amount transferred into the Investment Options is $13,207.84.

EXAMPLE OF A MVA ON A PARTIAL TRANSFER:

Assume that instead of transferring the entire amount out of the FPA on July 1 of your sixth Contract Year you request to have $1,000 transferred into the Investment Options. (If you instead request to transfer $1,000 from a FPA, the calculations would be similar to those for the complete transfer described above.)

If the interest rate offered on a new FPA with a five-year Account Period is 5%, then the MVA is 1.043577. The amount of the transfer from the FPA plus the MVA is $1,000/1.043577 = $958.24. In other words, the amount transferred out of the FPA is $958.24 and the amount transferred into the Investment Options is $1,000.

If the interest rate offered on a new FPA with a five-year Account Period is 7%, then the MVA is 0.958626. The amount of the transfer from the FPA plus the MVA is $1,000/0.958626 = $1,043.16. In other words, the amount transferred out of the FPA is $1,043.16 and the amount transferred into the Investment Options is $1,000.

FPA GUARANTEED MINIMUM VALUE

If you completely transfer or fully withdraw your Contract Value in the FPAs, the minimum value of the amount transferred or withdrawn after any MVA, is guaranteed to be at least equal to the greater of (a) or (b) where:

(a) equals all allocations to the FPAs less partial withdrawals (including any withdrawal charges) and transfers from the FPAs, or

(b)  equals the sum of:

     o 87.5% of all allocations to the FPAs, less all partial withdrawals (including any withdrawal charges) and transfers from the FPAs, accumulated at the guaranteed rate specified in your Contract (which is currently 1-3% depending on your state)
     PLUS
     o any pro rata portion of the withdrawal charges that would have been assessed against a FPA on a full withdrawal.

All partial withdrawals and transfers in this calculation of the FPA Guaranteed Minimum Value do not reflect any MVA. In no event will the Contract Value in a FPA adjusted for any applicable MVA be less than the FPA Guaranteed Minimum Value upon complete transfer or full withdrawal.

6.GUARANTEED VALUES UNDER THE LIVING GUARANTEES
--------------------------------------------------------------------------------
If you choose to include Living Guarantees in your Contract, your Contract will provide a long term GPV or GAV Benefit during the Accumulation Phase. Living Guarantees must be selected at Contract issue and cannot be cancelled after issue. At Contract issue you may be able to select either the Guaranteed Principal Value (GPV) Benefit or the Guaranteed Account Value (GAV) Benefit, each of which provides a different guarantee. You cannot select both the GPV and the GAV Benefits. Under the GPV Benefit the guarantee is based on Purchase Payments. Under the GAV Benefit the guarantee is based on the highest anniversary Contract Value. There are no additional fees or charges for selecting the Living Guarantees with the GPV Benefit. However, there is an additional M&E charge for selecting the guarantees provided by the GAV Benefit.

ONE OR BOTH OF THESE BENEFITS MAY NOT BE AVAILABLE IN ALL STATES. CHECK WITH YOUR REGISTERED REPRESENTATIVE REGARDING availability.

Your Separate Account Value will increase or decrease depending on the performance of the underlying Investment Options you have selected. Depending on market conditions, you can make or lose value in the Investment Options. However, the GPV and GAV Benefits are intended to provide a level of protection for the principal you have invested in the Contract, and if you select the GAV Benefit, it also allows you to lock in some of your investment gains from prior years.

The GPV and GAV Benefits guarantee that beginning on your fifth Contract Anniversary, and on each subsequent Contract Anniversary until your Income Date or Contract termination, your Contract Value will be at least equal to the GPV or GAV established five years ago, less all GPV or GAV Adjusted Partial Withdrawals you made in the last five years. If your Contract Value is less than this guaranteed amount on the fifth and subsequent Contract Anniversaries, we credit the difference to your Contract Value from our general account.

Assuming no partial withdrawals, the GPV and GAV Benefits have the effect of guaranteeing that beginning with your fifth Contract Anniversary (and on each subsequent anniversary until your Income Date or Contract termination) your Contract Value will be at least equal to the initial GPV or GAV or the GPV or GAV from any Contract Anniversary that occurred at least five years ago. This type of guarantee is sometimes referred to as a "high water mark." For example, assuming no withdrawals, on your 12th Contract Anniversary, the GPV and GAV Benefits guarantee your Contract Value will be at least the highest GPV or GAV established initially or on any Contract Anniversary up to and including the seventh Contract Anniversary, that is, the "high water mark" from that period.


As noted above, if on a Contract Anniversary, your Contract Value is less than the GPV or GAV established five years ago, we will credit your Contract with an amount equal to that difference. We will allocate this credit to your Investment Options in proportion to the amount of Separate Account Value in each of the Investment Options on the date of allocation. The application of this credit may be referred to as a True Up to the Contract Value.



An additional Purchase Payment does not become part of the value guaranteed by the GPV and GAV Benefits until it is at least five years old, however, an additional Purchase Payment will immediately increase your Contract Value. Thus, if you make a large additional Purchase Payment, the advantage of the GPV and GAV Benefits may be diminished because it may decrease the likelihood that you would receive a credit or True Up to your Contract. For example, if on the fifth Contract Anniversary your Contract Value is less than the GPV or GAV from five years ago, we True Up your Contract Value to equal that GPV or GAV. Alternatively, if you made a large additional Purchase Payment in the fourth
Contract Year that increases your Contract Value on the fifth Contract Anniversary so that it is greater than the GPV or GAV from five years ago we would not make a True Up to your Contract. To get the maximum benefit from these guarantees, you may want to consider purchasing a new Contract with the additional Purchase Payment. This example assumes you make no partial withdrawals. Any withdrawals you take may reduce the GPV or GAV by a greater amount than the withdrawal. If the Contract Value at the time of withdrawal is greater than the GPV/GAV, the GPV/GAV will be reduced by the dollar amount of the withdrawal. If the Contract Value at the time of withdrawal is less than the GPV/GAV, the GPV/GAV may be reduced by more than the withdrawal amount.


CALCULATING THE GPV AND GAV

The GPV and GAV Benefits guarantee that beginning on your fifth Contract Anniversary (and on each subsequent Contract Anniversary until your Income Date or Contract termination), your Contract Value will be at least equal to the GPV or GAV established five years ago, reduced by the sum of all GPV or GAV adjusted partial withdrawals that you have made in the last five years.


The initial GPV or GAV is equal to all Purchase Payments received during the first 90 days of your Contract less any GPV or GAV adjusted partial withdrawals taken during this period. We then recalculate the GVP or GAV on every Contract Anniversary.


GPV BENEFIT: On the first Contract Anniversary, the GPV is equal to the initial GPV plus any additional Purchase Payments received during the remainder of the first Contract Year and minus any GPV adjusted partial withdrawals you made during the remainder of the first Contract Year. On the second and any subsequent Contract Anniversaries, the GPV is equal to the GPV from the previous Contract Anniversary plus any additional Purchase Payments received in the previous Contract Year and minus any GPV adjusted partial withdrawals you made in the previous Contract Year.

GAV BENEFIT: On the first Contract Anniversary, the GAV is equal to the greater of A or B, where:

     A = The initial GAV plus any additional Purchase Payments received during the remainder of the first Contract Year and minus any GAV adjusted partial withdrawals you made during the remainder of the first Contract Year.
     B    = Your Contract Value on the first Contract Anniversary.

On the second and any subsequent Contract Anniversaries, the GAV is equal to the greater of C or D, where:

     C = The GAV from the previous Contract Anniversary plus any additional Purchase Payments received in the previous Contract Year and minus any GAV adjusted partial withdrawals you made in the previous Contract Year.
     D    = Your Contract Value on that Contract Anniversary.

GPV OR GAV ADJUSTED PARTIAL WITHDRAWAL = FPW + (RPW X (GPV OR GAV))

     FPW = The amount of the partial withdrawal prior to any MVA that together with any other previous partial withdrawals during the Contract Year does not exceed 10% of total Purchase Payments (the partial withdrawal privilege).
     RPW = The remaining amount of the partial withdrawal including any MVA and any withdrawal charge.
     GPV  or GAV = The greater of one or (a) divided by (b) where:
          (a) = the GPV or GAV on the day of (but prior to) the partial withdrawal.
          (b) = the Contract Value on the day of (but prior to) the partial withdrawal adjusted for any applicable MVA.

GAV EXAMPLE
-----------

o You purchase the Contract with an initial Purchase Payment of $100,000. You elect the Living Guarantees with the GAV Benefit. You make no additional Purchase Payments.

o The Contract Value on the first Contract Anniversary is $120,000, and on the second Contract Anniversary it's $135,000

o You take a partial withdrawal of $20,000 (including the withdrawal charge) in the third Contract Year when the Contract Value on the date of (but prior to) the partial withdrawal is $160,000. There is no MVA on the partial withdrawal amount. You take no other partial withdrawals.

o    The Contract Value on the third Contract Anniversary is $150,000.

         The initial GAV                                                      $100,000
                                                                              ========

         The GAV on the first Contract Anniversary equals the greater of A or B:
              A) the initial GAV plus any  additional  payments  made during the remainder  of the first  Contract  Year minus any GAV  adjusted partial  withdrawals  made  during the  remainder  of the first
                 Contract Year =
                  $100,000 + 0 - 0 =  $100,000
              B) the Contract Value on the first Contract
                  Anniversary = $120,000
         The GAV on the first Contract Anniversary                              $120,000
                                                                                ========

         The GAV on the second Contract  Anniversary  equals the greater of C or
           D:
              C) the GAV from the first Contract Anniversary, plus payments made in the second Contract Year, minus any GAV adjusted partial withdrawals made in the second Contract Year $120,000 + 0 - 0 = $120,000
              D) the Contract Value on the second anniversary = $135,000 The GAV on the second Contract Anniversary $135,000

         Calculating the GAV adjusted  partial  withdrawal in the third Contract
           Year:
              The amount of the partial withdrawal subject to the
                  partial withdrawal privilege (10% of total Purchase
                  Payments) =  0.10  x  $100,000  =                              $10,000
         PLUS
              The remaining amount of the partial withdrawal (including
                  any withdrawal charge)                                          10,000
              Multiplied by the greater of a) or b) where:
                  a) one, or
                  b)  the GAV divided by the Contract Value on the
                       date of (but prior to) the partial withdrawal =
                       $135,0000/$160,0000  =  0.84                            x       1
                                                                                --------
                                                                                 $10,000
         Total GAV adjusted partial withdrawal                                   $20,000

         The GAV on the third Contract Anniversary equals the greater of C or D:
              C)  the GAV from the second  Contract  Anniversary  plus  payments made in the third Contract Year minus any GAV adjusted partial withdrawals  made in the third  Contract Year = $135,000 + 0 -
                  $20,000 = $115,000
              D)  the  Contract  Value  on  the  third  Contract  Anniversary  =
                  $150,000
         The GAV on the third Contract Anniversary                            $150,000
                                                                              ========

APPLYING THE GAV BENEFIT:

o    On your fourth Contract Anniversary your Contract Value is $135,000.

o On your fifth Contract Anniversary your Contract Value is $105,000. Your GAV from five years ago (the Issue Date) is $100,000. We subtract all the GAV adjusted partial withdrawals you made in the last five years ($20,000), for a total of $80,000. Your Contract Value is greater than the benefit amount so there is no adjustment to your Contract Value on the fifth Contract Anniversary.

o On your sixth Contract Anniversary your Contract Value is $108,000. Your GAV from five years ago (the first Contract Anniversary) is $120,000. We subtract all the GAV adjusted partial withdrawals you made in the last five years ($20,000), for a total of $100,000. Your Contract Value is greater than the benefit amount so there is no adjustment to your Contract Value on the sixth Contract Anniversary.

o On your seventh Contract Anniversary your Contract Value is $110,000. Your GAV from five years ago (the second Contract Anniversary) is $135,000. We subtract all the GAV adjusted partial withdrawals you made in the last five years ($20,000), for a total of $115,000. Your Contract Value is less than the benefit amount so we will credit $5,000 to your Investment Options on the seventh Contract Anniversary.

Application of the GAV Benefit in tabular form:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Contract Value
                              --------------                  guaranteed under the  Amount credited to your
                                                                GAV Benefit (does    Contract under the GAV
                                                               not apply until the  Benefit (does not apply
                                                                  5th Contract       until the 5th Contract  Contract Value after
                              Contract Value       GAV            Anniversary)            Anniversary)              True Up
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Initial                          $100,000        $100,000              --                      --                     --
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1st Contract Anniversary         $120,000        $120,000              --                      --                     --
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
2nd Contract Anniversary         $135,000        $135,000              --                      --                     --
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
3rd Contract Anniversary         $150,000        $150,000              --                      --                     --
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
4th Contract Anniversary         $135,000        $150,000              --                      --                     --
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
5th Contract Anniversary         $105,000        $150,000          $80,000                 No credit.              $105,000
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
6th Contract Anniversary         $108,000        $150,000         $100,000                 No credit.              $108,000
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
7th Contract Anniversary         $110,000        $150,000         $115,000                   $5,000                $115,000
-----------------------------------------------------------------------------------------------------------------------------------

GPV AND GAV TRANSFERS

To make the GPV and GAV Benefits available, we monitor your Contract Value daily, and periodically may transfer amounts between the FPAs and the Investment Options you choose. We will transfer amounts from the Investment Options to the FPAs to the extent we deem, at our sole discretion, necessary to support the guarantees under the Contract. We will transfer amounts to the FPAs proportionally from all the Investment Options. We use a mathematical model to make the GPV or GAV Transfers. This mathematical model may be revised periodically resulting in modifications to the way in which transfers occur.

Each Business Day, we compare your Contract Value, the value of your future GPV or GAV Benefit guarantee, and the time until each future guarantee becomes effective. Based on this comparison, we may transfer some or all of your Contract Value to or from the FPAs, except that:

o during the first two Contract Years the Fixed Account Value immediately after any transfer to the FPAs is limited to 50% of your Purchase Payments; and

o any transfers from the FPAs will not include any amount needed to maintain the percentage you allocated to the FPAs according to your most recent allocation instructions. For example, if your most recent allocation instructions indicate you want 10% of your Purchase Payment allocated to the FPAs, we will make sure that when we transfer amounts out of the FPAs that we maintain a balance of 10% of your Contract Value in the FPAs.


These GPV/GAV Transfers are not subject to any transfer fee and do not count against any free transfers we allow. Transfers out of a FPA may be subject to a MVA (see section 5, Our General Account - Market Value Adjustment). Any GPV or GAV Transfer from the FPAs to the Investment Options will be allocated according to your most recent allocation instructions excluding any allocation you may have made to the FPAs. You have complete discretion over the allocation of your Contract Value in the Investment Options. You may transfer amounts into or out of the FPAs subject to the GPV or GAV Fixed Account Minimum.

Transfers to the FPAs occur when Contract Value declines relative to the GPV or GAV. The factors influencing GPV or GAV Transfers include:

o    your Contract Value,
o the volatility of your selected Investment Options (the higher the volatility, the higher the likelihood of GPV or GAV Transfers),
o    the GPV or GAV,
o    the time remaining until application of the GPV or GAV Benefit,
o    the interest rates on the FPAs,
o    additional Purchase Payments,
o    partial withdrawals, and
o    GPV or GAV resets.

The amount of the GPV or GAV Transfer may vary depending on the severity of these factors and their impact on your Contract. The initial GPV or GAV Transfer may involve a substantial portion of your Contract Value. Small changes in your Separate Account Value relative to your Fixed Account Value will not trigger a transfer, but accumulated small changes may trigger a GPV or GAV Transfer.

When a GPV or GAV Transfer occurs, we allocate the transferred Contract Value to the available FPA. The Contract Value allocated to the FPA will remain in the FPA until the performance of your Investment Options recovers sufficiently to support the guarantee provided by the GPV or GAV Benefits. It can be expected that in some instances money will transfer out of the FPAs more slowly than it was transferred in, particularly as the time until the application of the GPV or GAV Benefits shortens. As the time remaining until application of the GPV or GAV Benefit shortens, GPV or GAV Transfers;

o    to the FPAs become more likely, and
o Contract Value relative to the GPV or GAV must increase in order for GAV Transfers from the FPAs to occur.

Please see the SAI for more details on the GPV and GAV Transfers.

WE WILL TRANSFER AMOUNTS FROM THE INVESTMENT OPTIONS TO THE FPAS TO THE EXTENT WE DEEM, IN OUR SOLE DISCRETION, NECESSARY TO SUPPORT THE LIVING GUARANTEES. YOU SHOULD VIEW THE GPV AND GAV BENEFITS AS A WAY TO PERMIT YOU TO INVEST IN THE VARIABLE INVESTMENT OPTIONS WHILE STILL HAVING YOUR PRINCIPAL (AND UNDER THE GAV BENEFIT, SOME OF YOUR INVESTMENT GAINS) PROTECTED TO THE EXTENT PROVIDED BY THE GPV OR GAV BENEFITS. YOU SHOULD NOT VIEW THE GPV AND GAV BENEFITS AS A "MARKET TIMING" OR OTHER TYPE OF INVESTMENT PROGRAM DESIGNED TO ENHANCE YOUR EARNINGS UNDER THE CONTRACT. IF WE MAKE TRANSFERS FROM YOUR CHOSEN INVESTMENT OPTIONS TO THE FPAS DURING A MARKET DOWNTURN, LESS OF YOUR CONTRACT VALUE WILL BE AVAILABLE TO PARTICIPATE IN ANY UPSIDE POTENTIAL OF THE INVESTMENT OPTIONS IF THERE IS A SUBSEQUENT RECOVERY. THIS MAY POTENTIALLY PROVIDE LESS CONTRACT VALUE THAN IF YOU DID NOT SELECT THE LIVING GUARANTEES.

YOU DO NOT HAVE ANY PROTECTION UNDER THE GPV OR GAV BENEFITS UNLESS YOU HOLD THE CONTRACT FOR AT LEAST FIVE YEARS. IF YOU THINK THAT YOU MAY TERMINATE THE CONTRACT OR ELECT TO BEGIN ANNUITY PAYMENTS BEFORE YOU HAVE HELD THE CONTRACT FOR AT LEAST FIVE YEARS, YOU SHOULD CONSIDER WHETHER PURCHASING THE CONTRACT AND ELECTING THE LIVING GUARANTEES IS IN YOUR BEST INTERESTS.

THE GPV AND GAV FIXED ACCOUNT MINIMUMS

The GPV and GAV Fixed Account Minimums are the amount we require to be kept in the FPAs to maintain the guarantee protection provided by the GPV or GAV Benefits. You can transfer amounts into or out of the FPAs subject to the GPV or GAV Fixed Account Minimums. You can transfer or make a partial withdrawal from the FPAs that would reduce the amount in the FPAs below these minimums by resetting the GPV or GAV Benefits. If you allocate or transfer amounts to the FPAs, the amounts we need to transfer to the FPAs in order to maintain the guarantee provided by the GPV and GAV Benefits will be less. If you withdraw or transfer amounts out of the FPAs (subject to the GPV and GAV Fixed Account Minimums), the amounts we need to transfer to the FPAs in order to maintain the guarantee provided by the GPV and GAV Benefits will be greater.

RESETTING THE GPV AND GAV BENEFITS


FOR CONTRACTS ISSUED IN UTAH, PENNSYLVANIA, ALABAMA AND WASHINGTON: The reset feature is not available.

You may elect to reset the operation of the GPV or GAV Benefits at any time, as long as the reset date is at least 90 days from any earlier reset date and the reset provision is available in your state. Upon a reset, we will transfer 100% of your Contract Value to the Investment Choices on the reset date according to your most recent allocation instructions unless you instruct us otherwise. If you reset the operation of the GPV or GAV Benefits, the first Contract Anniversary on which your Contract Value will be guaranteed under the GPV and GAV Benefits will be the Contract Anniversary occurring five years after the Contract Anniversary that occurs on or after the reset date. This means that we will not make a True Up to the Contract any time between the reset date and the sixth Contract Anniversary after the reset date (or the fifth Contract Anniversary if you reset on a Contract Anniversary). The GPV or GAV on the reset date is the greater of:


o the last GPV or GAV calculated before the reset date, plus any additional Purchase Payments made since the last GPV/GAV calculation, and minus any GPV/GAV adjusted partial withdrawals you made since that calculation, or
o    your Contract Value.

If your Contract Value on the reset date is less than the GPV or GAV at that time, the GPV or GAV Transfers to the FPAs will occur more rapidly and at a larger amount than those for a new Contract with Purchase Payments equal to the Contract Value on the reset date. This occurs because the guarantee available to you on the reset date is larger than the guarantees available for a new Contract.

On the Contract Anniversary that occurs on or after the reset date, the GPV under the GPV Benefit is equal to the:

o    the GPV established on the reset date,
o    plus any additional  Purchase Payments received since the reset date, and
o    minus any GPV adjusted partial withdrawals you made since the reset date.

On the Contract Anniversary that occurs on or after the reset date, the new GAV under the GAV Benefit is equal to the greater of:

o the GAV established on the reset date, plus any additional Purchase Payments received since the reset date, and minus any GAV adjusted partial withdrawals you made since the reset date; or
o    your Contract Value.

On each subsequent Contract Anniversary, the new GPV or GAV is calculated as previously described (see "Calculating the GPV and GAV").

OTHER INFORMATION ON THE GPV AND GAV BENEFITS


Once we make any GPV or GAV credits (True Ups) to your Contract as a result of the GPV and GAV Benefits, the True Ups become part of your Contract Value and are available for immediate withdrawal. Such a withdrawal may be subject to a MVA or withdrawal charges. Also, as part of the Contract Value in the Investment Options, any True Ups will reflect the investment performance of the Investment Options you chose.


The GPV or GAV Benefits will terminate on the Income Date or when the Contract terminates.



7.EXPENSES
--------------------------------------------------------------------------------
There are charges and other expenses associated with the Contract that will reduce your investment return. These charges and expenses are described in detail in this section.


MORTALITY AND EXPENSE RISK (M&E) CHARGES


Each Business Day, during the Accumulation Phase, we make a deduction from your Separate Account assets for M&E charges. We do this as part of our calculation of the value of the Accumulation and Annuity Units. We calculate the M&E charges as a percentage of the average daily assets invested in a subaccount on an annual basis. The amount of the M&E charge during the Accumulation Phase depends on the benefit options that apply.


                                                        M&E CHARGES
                                                    TRADITIONAL ENHANCED
                                                     GMDB         GMDB
No Living Guarantees or Living Guarantees with       1.65%        1.85%
    the GPV Benefit
Living Guarantees with the GAV Benefit               1.75%        1.95%

During the Payout Phase, the M&E charge is 1.65% of the average daily assets invested in a subaccount on an annual basis regardless of the benefit options that apply. This charge is equal to the lowest charge because we do not pay a death benefit separate from the benefits provided by the Annuity Option if you die during the Payout Phase.


These charges compensate us for all the insurance benefits provided by your Contract, for example:


o    our contractual obligation to make Annuity Payments,
o    the death benefits,
o    certain expenses related to the Contract, and
o for assuming the risk (expense risk) that the current charges will be insufficient in the future to cover the cost of administering the Contract.

If the M&E charges are sufficient to cover such costs and risks, any excess will be profit to us. We anticipate making such a profit, and using it to cover distribution expenses as well as the cost of providing certain features under the Contract.

CONTRACT MAINTENANCE CHARGE

We deduct $40 from your Contract Value as a contract maintenance charge during the Accumulation and Payout Phases. We deduct this charge on the last day of each Contract Year and we deduct it pro rata from the Investment Options in which you are invested, assuming there is at least $40 in the Investment Options. If there is an insufficient amount in the Investment Options, the charge is deducted first from the Investment Options, and any remaining amount is deducted from the FPAs. The charge is for administrative expenses.


During the Accumulation Phase we will not deduct the charge if your Contract Value is at least $75,000 at the time we are to deduct the charge. If you own more than one Contract offered under this prospectus, we will determine the total value of all your Contracts. If the total value of all Contracts registered under the same social security number is at least $75,000, we will not assess the contract maintenance charge. Currently, the charge is also waived during the Payout Phase if the Contract Value on the Income Date is at least $75,000. If the Contract is owned by a non-individual (for example, a qualified plan or trust), we will look to the Annuitant to determine if we will assess the charge. If you make a full withdrawal from your Contract other than on a Contract Anniversary, we will deduct the contract maintenance charge.


The charge is for administrative expenses such as: preparation of the Contract, confirmations, annual statements, maintenance of Contract records, personnel costs, legal and accounting fees, filing fees, and computer and system costs.

WITHDRAWAL CHARGE

During the Accumulation Phase, you can make withdrawals from your Contract. A withdrawal charge applies if all or part of the amount withdrawn is from Purchase Payments we received within three years before the withdrawal.

For purposes of calculating any withdrawal charge, we withdraw Purchase Payments on a "first-in-first-out" (FIFO) basis. We treat amounts withdrawn from your Contract in the following order:

1. First we withdraw any Purchase Payments that are beyond the withdrawal charge period shown in your Contract (i.e. Purchase Payments that are three or more years old). We do not assess a withdrawal charge on these Purchase Payments.

2. Then, we withdraw any Purchase Payments that are under the partial withdrawal privilege, and we do not assess a withdrawal charge.

3. Next, we withdraw Purchase Payments that are within the withdrawal charge period shown in your Contract. We do assess a withdrawal charge on these payments. However, we withdraw payments on a FIFO basis, which may help reduce the amount of the total withdrawal charge you will pay because the withdrawal charge declines over time. We determine your total withdrawal charge by multiplying each of these payments by the applicable withdrawal charge percentage and then totaling the charges.

4. Finally, we withdraw any Contract earnings. We do not assess a withdrawal charge on Contract earnings.

We keep track of each Purchase Payment you make and the amount of the withdrawal charge depends upon the length of time since you made your Purchase Payment. The charge as a percentage of each Purchase Payment withdrawn is:

           NUMBER OF COMPLETE
               YEARS SINCE
               RECEIPT OF
            PURCHASE PAYMENT           CHARGE
            ----------------           ------
                   0                    8%
                   1                    7%
                   2                    5%
          3 years or more               0%


After we have had a Purchase Payment for three full years, there is no charge when you withdraw that Purchase Payment. The charge is calculated at the time of each withdrawal. The amount we actually deduct from your Contract will be the amount you request plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount and we pay you the amount you requested.
EXAMPLE: Assume you request a partial withdrawal of $1,000. There is a withdrawal charge of 5% and there is no MVA. The total partial withdrawal amount we actually deduct from your Contract is $1,052.63 and we pay you $1,000. We determine this amount as follows:


   AMOUNT REQUESTED             OR      $1,000         =      $1,052.63
------------------------                ------
1  -  WITHDRAWAL CHARGE                  0.95

We do not assess the withdrawal charge on any payments paid out as Annuity Payments or as death benefits. The withdrawal charge compensates us for expenses associated with selling the Contract.

Withdrawals are subject to any income taxes that are due and prior to age 59 1/2 may be subject to a 10% penalty tax.

NOTE: FOR TAX PURPOSES, WITHDRAWALS ARE CONSIDERED TO HAVE COME FROM THE LAST MONEY YOU PUT INTO THE CONTRACT. THUS, FOR TAX PURPOSES, EARNINGS ARE CONSIDERED TO COME OUT FIRST.


Unless you instruct us otherwise, we will make any partial withdrawal (including any withdrawal charge) pro rata from the Investment Choices unless you have a general account Investment Choice with a MVA. If you have a general account Investment Choice with a MVA, we will make any partial withdrawal (including any withdrawal charge) pro rata from the Investment Options. If the amount in the Investment Options is less than the partial withdrawal, then the remaining amount will come pro rata from any other available Investment Choices. Partial withdrawals from a general account Investment Choice may involve a MVA, which may increase or decrease your Contract Value and/or the proceeds you receive.


PARTIAL WITHDRAWAL PRIVILEGE. Each Contract Year, you can make multiple withdrawals (prior to any MVA) of up to 10% of your total Purchase Payments and no withdrawal charge will be deducted from this amount. This right is non-cumulative, which means that if you do not use your partial withdrawal privilege in a given year, it does not carry over to the next year. However, withdrawals from a general account Investment Choice may be subject to a MVA. If you make a withdrawal of more than the amount described above, the excess amount will be subject to the withdrawal charge. If you make a total withdrawal, we will assess the withdrawal charge with no reductions for the partial withdrawal privilege.


The systematic withdrawal or the minimum distribution programs allow you to make withdrawals without the deduction of the withdrawal charge under certain circumstances. (See section 9, Access to Your Money.)


REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE. We may reduce or eliminate the amount of the withdrawal charge when the Contract is sold under circumstances that reduce its sales expenses. For example, if there is a large group of individuals that will be purchasing the Contract or if one prospective purchaser already has a relationship with us. We may choose not to deduct a withdrawal charge under a Contract issued to an officer, director or employee of Allianz Life or any of its affiliates. Also, we may reduce or waive the withdrawal charge when a Contract is sold by a registered representative appointed with Allianz Life to any members of his or her immediate family and the commission is waived. Our prior approval is required for any reduction or elimination of the withdrawal charge.

TRANSFER FEE


You can currently make 12 free transfers every Contract Year. If you make more than 12 transfers in a Contract Year, we will deduct a transfer fee of $25 for each additional transfer. Currently we deduct this fee only during the Accumulation Phase, but we reserve the right to deduct it during the Payout Phase. Transfers from a general account Investment Choice may be subject to a MVA, which may increase or decrease your Contract Value and/or the amount transferred. We reserve the right to restrict the number of transfers to 12 transfers per Contract Year and to charge for any transfer above 12. We will deduct the transfer fee from the Investment Choice from which the transfer is made. If you transfer the entire amount in the Investment Choice, then we will deduct the transfer fee from the amount transferred. If you are transferring from multiple Investment Choices, we will treat the transfer as a single transfer and we will deduct any transfer fee proportionally from the source accounts if you transfer less than the entire amount in the accounts. If the transfer is a GPV or GAV Transfer or is part of the dollar cost averaging or flexible rebalancing programs, there is no fee for the transfer and we currently do not count these transfers against any free transfers we allow.


PREMIUM TAXES

Some states and other governmental entities (for example, municipalities) charge premium taxes or similar taxes. We are responsible for the payment of these taxes. We will make a deduction from your Contract Value for them. Some of these taxes are due on the Issue Date, others are due on the Income Date. It is our current practice to not charge you for these taxes until Annuity Payments begin, you make a full withdrawal or you die. We may discontinue this practice in the future and assess the charge when the tax is due. Premium taxes normally range from 0% to 3.5% of the Purchase Payment, depending on the state.

INCOME TAXES

We reserve the right to deduct from the Contract any income taxes that we may incur because of the Contract. Currently, we are not making any such deductions.

INVESTMENT OPTION EXPENSES

There are deductions from the assets of the various Investment Options for operating expenses (including management fees) which are described in the Fee Tables and in the table of annual operating expenses for each Investment Option in Appendix A in this prospectus and in the prospectuses for the Investment Options.

8.TAXES
--------------------------------------------------------------------------------
NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT YOUR OWN CIRCUMSTANCES. WE HAVE INCLUDED ADDITIONAL INFORMATION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

Annuity contracts are a means of setting aside money for future needs - usually retirement. Congress recognized how important saving for retirement was and provided special rules in the Internal Revenue Code (Code) for annuities.


Basically, these rules provide that you will not be taxed on any earnings on the money held in your annuity until you take the money out. This is referred to as tax deferral. There are different rules regarding how you will be taxed depending upon how you take the money out and whether the annuity is Qualified or Non-Qualified (see the following discussion in this section).


If you do not purchase the Contract under a tax qualified retirement plan your Contract is referred to as a Non-Qualified Contract. When a Non-Qualified Contract is owned by a non-natural person (for example, a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person), the Contract will generally not be treated as an annuity for tax purposes. This means that the Contract may not receive the benefits of tax deferral and income may be taxed as ordinary income every year.

QUALIFIED CONTRACTS

If you purchase the Contract under a pension or retirement plan that is qualified under the Code, your Contract is referred to as a Qualified Contract. Qualified Contracts are subject to special rules. Adverse tax consequences may result if contributions, distributions, and transactions in connection with the Qualified Contract do not comply with the law. A Qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a qualified plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a Qualified Contract. We currently issue the following types of Qualified Contracts:

o TRADITIONAL INDIVIDUAL RETIREMENT ANNUITY. Section 408 of the Code permits eligible individuals to maintain Individual Retirement Annuities (IRAs). IRA contributions are limited each year to the lesser of a dollar amount specified in the Code or 100% of the amount of compensation included in the Contract Owner's income. The limit on the amount contributed to an IRA does not apply to distributions from certain other types of qualified plans that are "rolled over" on a tax-deferred basis into an IRA. Purchasers of a Contract for use with IRAs will have the right to revoke their purchase within seven days of the earlier of the establishment of the IRA or their purchase.

o SIMPLIFIED EMPLOYEE PENSION (SEP) IRA. Employers may establish Simplified Employee Pension (SEP) IRAs under Code Section 408(k) to provide IRA contributions on behalf of their employees. In addition to all of the general rules governing IRAs, such plans are subject to additional requirements and different contribution limits.

o ROTH IRA. Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA are limited each year to the lesser of a dollar amount specified in the Code or 100% of the amount of compensation included in the Contract Owner's income and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. Distributions from a Roth IRA generally are not taxed until after the total amount distributed from the Roth IRA exceeds the amount contributed to the Roth IRA. After that, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or
     (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

o TSAS OR 403(B) CONTRACTS. Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the purchase payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. 90-24 transfers from existing TSA or 403(b) contracts and funds from plans under the several Internal Revenue Code sections identified in our 403(b) endorsements are the only currently accepted contributions under a TSA or 403(b) Contract. However, this may change in the future.

QUALIFIED PLANS. A qualified plan is a retirement or pension plan that meets the requirements for tax qualification under sections of the Code where the assets are invested under this Contract. The plan is both the Contract Owner and the Beneficiary. The authorized signatory for the plan must make representation to us that the plan is qualified under the Code on the Issue Date and will continue to be qualified for the entire Accumulation Phase of the Contract. The qualified plan may designate a third party administrator to act on its behalf. All tax reporting will be the responsibility of the plan.

MULTIPLE CONTRACTS


Section 72(e)(11) of the Code provides that multiple Non-Qualified deferred annuity contracts that are issued within a calendar year period to the same owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences, including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. You should consult a tax adviser prior to purchasing more than one Non-Qualified contract in any calendar year period.


PARTIAL 1035 EXCHANGES

Section 1035 of the Code provides that an annuity contract may be exchanged in a tax-free transaction for another annuity contract. Historically, it was presumed that only the exchange of an entire contract, as opposed to a partial exchange, would be accorded tax-free status. In 1998 in CONWAY VS. COMMISSIONER, the Tax Court held that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a non-taxable exchange. On November 22, 1999, the Internal Revenue Service filed an Action on Decision (AOD) that indicated it acquiesced in the Tax Court decision in CONWAY. However, in its acquiescence with the decision of the Tax Court, the Internal Revenue Service stated that it will challenge transactions where taxpayers enter into a series of partial exchanges and annuitizations as part of a design to avoid application of the 10% premature distribution penalty or other limitations imposed on annuity contracts under the Code. The CONWAY case and the AOD involved a partial exchange to a new annuity contract. Revenue Ruling 2002-75 suggests that a partial exchange can go into an existing annuity contract as well as a new annuity contract. Owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.

DISTRIBUTIONS - NON-QUALIFIED CONTRACTS


You, as the Contract Owner, generally will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal or as Annuity Payments. Section 72 of the Code governs treatment of distributions. When you make a withdrawal, you are generally taxed on the amount of the withdrawal from your Contract that is earnings. For Annuity Payments, different rules apply. A portion of each Annuity Payment may be treated as a partial return of your Purchase Payment and will not be taxed. The remaining portion of the Annuity Payment will be treated as ordinary income. How the Annuity Payment is divided between taxable and non-taxable portions depends upon the period over which we expect to make the Annuity Payments. Annuity Payments received after the Payee has received all of the Purchase Payment are fully included in income.

If the value of your Contract exceeds your Purchase Payments, any withdrawal generally will be included in taxable income to the extent of earnings in your Contract. The Contract may offer general account Investment Choices where withdrawals or transfers may be subject to a MVA. Although we believe that the Contract Value after a MVA is treated as the cash value under the Contract, there is no definitive guidance on the proper tax treatment of MVAs and you may want to discuss potential tax consequences of a MVA with your tax adviser.
Section 72 of the Code further provides that any amount received under an annuity contract, which is included in income, may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is included in income. Some distributions will be exempt from the penalty. There is an exception to this 10% penalty tax for amounts:


1) paid on or after you reach age 59 1/2

2) paid after you die;

3) paid if you become totally disabled (as that term is defined in Section 72(m)(7) of the Code);

4) paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity;

5) paid as Annuity Payments under an immediate annuity; or

6) that come from Purchase Payments made prior to August 14, 1982.


With respect to (4) above, if the series of substantially equal periodic payments is modified as permitted by the Code, more than one time before the later of your attaining age 59 1/2 or five years from the Income Date, then the tax for the year of the modification is increased by the 10% penalty tax that would have been imposed without the exception, plus interest for the tax years in which the exception was used. A partial withdrawal may result in the modification of the series of Annuity Payments made after the partial withdrawal and therefore could result in the imposition of the 10% penalty tax and interest for the period as described above.


DISTRIBUTIONS -- QUALIFIED CONTRACTS

Section 72 of the Code governs treatment of distributions from Qualified Contracts. Special rules may apply to withdrawals from certain types of Qualified Contracts, including Roth IRAs. You should consult with your qualified plan sponsor and tax adviser to determine how these rules affect the distribution of your benefits.

Section 72(t) of the Code provides that any amount received under a Qualified Contract, which is included in income, may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is included in income. Some distributions will be exempt from the penalty. There is an exception to this 10% penalty tax for:

1) distributions made on or after the date you (or the Annuitant as applicable) reach age 59 1/2;

2) distributions following your death or disability (or the Annuitant as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code);

3) after separation from service, distributions that are part of a series of substantially equal periodic payments made at least yearly for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated Beneficiary;

4) distributions made to you to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 for amounts paid during the taxable year for medical care;

5)   distributions made on account of an IRS levy upon the Qualified Contract;

6) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for you (or the Annuitant as applicable) and his or her spouse and dependents if you have received unemployment compensation for at least 12 weeks (this exception will no longer apply after you have been re-employed for at least 60 days);

7) distributions from an IRA made to you (or the Annuitant as applicable) to the extent such distributions do not exceed your qualified higher education expenses (as defined in Section 72(t)(7) of the Code) for the taxable year;

8)   distributions  from  an  IRA  which  are  qualified   first-time  homebuyer
     distributions (as defined in Section 72(t)(8) of the Code);

9) for TSA or 403(b) Contracts, distributions made to an employee who has separated from service after age 55; and

10) distributions made to an alternate Payee pursuant to a qualified domestic relations order (does not apply to an IRA).


The exception stated in (3) above applies to an IRA without the requirement that there be a separation from service. With respect to (3) above, if the series of substantially equal periodic payments is modified as permitted by the Code, more than one time before the later of the Annuitant attaining age 59 1/2 or five years from the Income Date, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used. A partial withdrawal may result in the modification of the series of Annuity Payments made after the partial withdrawal and therefore could result in the imposition of the 10% penalty tax and interest for the period as described above unless another exception to the penalty tax applies. You should obtain competent tax advice before you make any partial withdrawals from your Contract.


Generally, distributions from a Qualified Contract must commence no later than the required beginning date. For IRAs, the required beginning date is April 1 of the calendar year, following the year in which you attain age 70 1/2. For TSA or 403(b) Contracts, the required beginning date is April 1 of the calendar year following the later of the calendar year in which you reach age 70 1/2 or retire. Generally, required distributions must be made over a period not exceeding the life or life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated Beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed. It is unclear whether a partial withdrawal will have an adverse impact on the determination of required minimum distributions. If you are receiving Annuity Payments or are age 70 1/2 or older, you should consult with a tax adviser before taking a partial withdrawal.

The following distributions are not allowed prior to age 59 1/2, separation from service, death or disability:

o salary reduction contributions made in years beginning after December 31, 1988;

o    earnings on those contributions; and

o earnings on amounts held as of the last year beginning before January 1, 1989 (as defined in Section 403(b)(11) of the Code).

Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties. We do not currently support hardship withdrawals and other liquidity benefits under TSA or 403(b) Contracts.

ASSIGNMENTS, PLEDGES AND GRATUITOUS TRANSFERS

Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge of (or agreement to assign or pledge) any portion of the accumulation value is treated for federal income tax purposes as a partial or full withdrawal of such amount or portion. The investment in the Contract is increased by the amount includible as income with respect to such amount or portion, though it is not affected by any other aspect of the assignment or pledge (including its release). If a Contract Owner transfers a Contract without adequate consideration to a person other than the Contract Owner's spouse (or to a former spouse incident to divorce), the Contract Owner will be taxed on the difference between his or her accumulation value and the investment in the Contract at the time of transfer. In such case, the transferee's investment in the Contract will be increased to reflect the increase in the transferor's income.
The transfer or assignment of ownership of the Contract, the designation of an Annuitant, the selection of certain Income Dates, or the exchange of the Contract may result in certain other tax consequences that are not discussed herein. A Contract Owner contemplating any such transfer, assignment, or exchange should consult a tax advisor as to the tax consequences.

DEATH BENEFITS

Any death benefits paid under the Contract are taxable to the Beneficiary. The rules governing the taxation of payments from an annuity contract generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as Annuity Payments. Estate taxes may also apply.

DIVERSIFICATION

The Code provides that the underlying investments for a Non-Qualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. We believe that the Investment Options are being managed so as to comply with the requirements.

Neither the Code nor the Internal Revenue Service Regulations issued to date provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying Investment Options, and not Allianz Life would be considered the owner of the shares of the Investment Options. If you are considered the owner of the shares, it will result in the loss of the favorable tax treatment for the Contract. It is unknown to what extent Contract Owners are permitted to select Investment Options, to make transfers among the Investment Options or the number and type of Investment Options Contract Owners may select from without being considered the owner of the shares. If any guidance is provided, it may be applied retroactively. This would mean that you, as the Contract Owner, could be treated as the owner of the Investment Options.

Due to the uncertainty in this area, we reserve the right to modify the Contract in an attempt to maintain favorable tax treatment.

9.ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------
The money in your Contract is available under the following circumstances:

o    by making a withdrawal;
o    by receiving Annuity Payments; or
o    when a death benefit is paid to your Beneficiary.

Withdrawals can only be made during the Accumulation Phase. When you make a full withdrawal, you will receive your Contract Value on the Business Day the withdrawal request is received at our Service Center:

o based upon the number of Accumulation Units held by your Contract on that Business Day and valued at the next available daily price established after receipt of the withdrawal request,
o    adjusted for any applicable MVA,
o    less any applicable withdrawal charge,
o    less any premium tax, and
o    less any contract maintenance charge.

See the Fee Tables and section 7, Expenses for a discussion of the charges.


For persons purchasing a Contract now, there will not be a minimum associated with requesting a partial withdrawal and there will not be a minimum amount of Contract Value that we require to remain in the Contract after requesting a partial withdrawal for as long as you hold the Contract. However, we reserve the right to institute a minimum partial withdrawal amount and/or require a minimum amount of Contract Value to remain in the Contract after a partial withdrawal for future Contract purchasers. In the future, if we require a minimum amount of Contract Value to remain in the Contract, we reserve the right to treat a request for a withdrawal that reduces the Contract Value below this minimum as a request for a full withdrawal of the Contract. Unless you instruct us otherwise, we will make any partial withdrawal (including any withdrawal charge) pro rata from the Investment Choices unless you have a general account Investment Choice with a MVA. If you have a general account Investment Choice with a MVA, we will make any partial withdrawal (including any withdrawal charge) pro rata from the Investment Options. If the amount in the Investment Options is less than the partial withdrawal, then the remaining amount will come pro rata from any other available Investment Choices. Partial withdrawals from a general account Investment Choice may involve a MVA, which may increase or decrease your Contract Value and/or the proceeds you receive.

If your Contract includes the Living Guarantees, partial withdrawals are subject to the GPV or GAV Fixed Account Minimums. If you want to make withdrawals that would reduce the amounts in the FPAs below this minimum you can reset the GPV or GAV Benefit (see section 6, Guaranteed Values Under the Living Guarantees - The GPV and GAV Fixed Account Minimums).


We will pay the amount of any withdrawal from the Investment Options within seven (7) days of when we receive your request in good order unless the suspension of payments or transfers provision is in effect.

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE. WITHDRAWALS FROM TSAS OR 403(B) CONTRACTS MAY BE RESTRICTED. (SEE
SECTION 8, TAXES.)

GUARANTEED WITHDRAWAL BENEFIT (GWB)


If your Contract includes Living Guarantees, you will have the GWB. There is no additional charge for this benefit. Living Guarantees must be selected at Contract issue and cannot be cancelled after the Issue Date. This benefit provides you will be able to take withdrawals of up to a total of 10% of your GWB value (which is equal to total Purchase Payments less adjusted partial withdrawals) in each Contract Year, regardless of your Contract Value. You can continue to take GWB withdrawals until you have withdrawn all of the GWB value. This means that under the GWB, if your Contract Value is less than or equal to zero your Contract will continue until you have withdrawn all the Purchase Payments less adjusted partial withdrawals.

The GWB is non-cumulative, which means that if you do not use your 10% in a given Contract Year, it will not carry over to the next year. GWB withdrawals are made prior to any MVA and are subject to the partial withdrawal privilege, which means that there is no withdrawal charge if you withdraw up to 10% of your Purchase Payments in a Contract Year. Any withdrawals you take in excess of your partial withdrawal privilege may be subject to a withdrawal charge. Any withdrawals you take in excess of 10% of the GWB value in a Contract Year will reduce the amount available for future GWB withdrawals. GWB withdrawals will be treated as withdrawals for tax purposes and if you are younger than 59 1/2 the withdrawal may also be subject to a 10% penalty tax.

Withdrawals you take in excess of 10% of the GWB value in a Contract Year may reduce the GWB value by a greater amount than the withdrawal. If the Contract Value at the time of withdrawal is greater than the remaining GWB value for all years, the GWB value will be reduced by the dollar amount of the withdrawal. If the Contract Value at the time of withdrawal is less than the remaining GWB value for all years, the GWB value may be reduced by more than the withdrawal amount.

GWB VALUE: It is equal to total Purchase Payments less adjusted partial withdrawals.

ADJUSTED PARTIAL WITHDRAWALS  = RPWA  X  GWBV.

     GWBA = The amount of the partial withdrawal prior to any MVA that together with any other previous partial withdrawals during the Contract Year does not exceed 10% of the GWB value.
     RPWA = The  remaining  amount  of the  partial  withdrawal,  including  any applicable MVA and any withdrawal charge.
     GWBV = The greater of one or (a) divided by (b) where:
          (a) = the remaining GWB value for all years the day of (but prior to) the partial withdrawal.
          (b) = the Contract Value on the day of (but prior to) the partial withdrawal adjusted for any applicable MVA.

The GWB will terminate upon the earliest of:

o    Contract termination,
o    the Income Date,
o    the GWB value is zero or less, or
o the death of the Contract Owner (unless the spouse continues the Contract as the new Contract Owner).

SYSTEMATIC WITHDRAWAL PROGRAM


If your Contract Value is at least $25,000, the systematic withdrawal program provides automatic monthly or quarterly payments to you. The minimum amount you can withdraw under this program is $500. You may withdraw any amount you want under this program if your Purchase Payments are no longer subject to the withdrawal charge. The systematic withdrawal program is subject to the partial withdrawal privilege. The total systematic withdrawals that you can make each Contract Year without incurring a withdrawal charge is limited to your partial withdrawal privilege amount for that Contract Year. Any additional withdrawals in a Contract Year, when combined with systematic withdrawals that exceed the partial withdrawal privilege will be subject to any applicable withdrawal charge. For a discussion of the withdrawal charge and the partial withdrawal privilege, see section 7, Expenses. All systematic withdrawals will be made on the ninth day of the month or the preceding Business Day if the ninth is not a Business Day. You will not be charged additional fees for participating in or terminating from this program.


INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO SYSTEMATIC WITHDRAWALS.

MINIMUM DISTRIBUTION PROGRAM


If you own a Qualified Contract, you may elect to participate in the minimum distribution program. Under this program, we will make payments to you from your Contract that are designed to meet the applicable minimum distribution requirements imposed by the Code for Qualified Contracts. We can make payments to you on a monthly, quarterly, or annual basis. If your Contract Value is less than $25,000 we will only make payments annually. These withdrawals will not be subject to a withdrawal charge but they will count against your partial withdrawal privilege. Any additional withdrawals in a Contract Year, when combined with minimum distribution withdrawals that exceed the partial withdrawal privilege, will be subject to any applicable withdrawal charge.


YOU CANNOT PARTICIPATE IN THE SYSTEMATIC WITHDRAWAL AND THE MINIMUM DISTRIBUTION PROGRAMS AT THE SAME TIME. THE MINIMUM DISTRIBUTION PROGRAM IS CURRENTLY NOT AVAILABLE UNDER 403(B) CONTRACTS, BUT WE MAY MAKE IT AVAILABLE IN THE FUTURE.


This Contract offers a choice of Guaranteed Minimum Death Benefits (GMDBs) and Living Guarantees. Required minimum distribution (RMD) payments will reduce your GPV, GAV, GWB value, GMDB value, MAV (if applicable) and amounts available under your partial withdrawal privilege. We encourage Contract Owners purchasing Qualified Contracts that are subject to RMD payments to consult a tax advisor regarding these benefits.


SUSPENSION OF PAYMENTS OR TRANSFERS

We may be required to suspend or postpone payments for withdrawals or transfers for any period when:


o the New York Stock Exchange is closed (other than customary weekend and holiday closings);
o    trading on the New York Stock Exchange is restricted;
o an emergency exists as a result of which disposal of the Investment Option shares is not reasonably practicable or we cannot reasonably value the Investment Option shares;
o during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.


We reserve the right to defer payment for a withdrawal or transfer from any general account Investment Choice for the period permitted by law but not for more than six months.

10. Illustrations
--------------------------------------------------------------------------------
In order to help you understand how your Contract Values vary over time and under different sets of assumptions, we will provide you with certain personalized illustrations upon request and free of charge. These illustrations may provide hypothetical depictions of either the "payin", or Accumulation Phase, or the Annuity Payment or "payout" phase. Illustrations may be based upon historical performance of the Investment Options, as adjusted for certain expenses. (Any adjusted historical performance information will be accompanied by "standardized" performance information.) In the alternative, certain illustrations may be based upon an assumed rate of return not to exceed 12%. As another alternative, we may use the Standard & Poor's(R) 500 Composite Price Index (S&P 500(R)) or other recognized investment benchmarks to show how values may vary. Illustrations based on the S&P 500(R) can be found in Appendix B.

The illustrations are not guarantees or representations as to future performance or any specific rate of return. You can request an illustration free of charge at any time by contacting your registered representative.

11.DEATH BENEFIT
--------------------------------------------------------------------------------
At the time you purchase the Contract, you may be able to select one of two death benefit options. If you do not make a selection, the Traditional Guaranteed Minimum Death Benefit (Traditional GMDB) will apply to your Contract.


The Enhanced Guaranteed Minimum Death Benefit (Enhanced GMDB) is available at Contract issue for an additional mortality and expense risk (M&E) charge if all Owners are age 79 or younger on the Issue Date. The Enhanced GMDB does not provide any additional benefit before the first Contract Anniversary and the benefit values may be limited after age 81. As a result, any Owner who is nearing age 79 should determine if purchasing a benefit for which there is an additional cost is appropriate for their situation.


YOU MAY ONLY SELECT ONE DEATH BENEFIT AND ONCE YOU SELECT A DEATH BENEFIT YOU CANNOT CHANGE OR CANCEL IT. THE ENHANCED GMDB MAY NOT BE AVAILABLE IN YOUR STATE. CHECK WITH YOUR REGISTERED REPRESENTATIVE REGARDING AVAILABILITY AND BE SURE TO DISCUSS WHETHER YOUR SELECTED DEATH BENEFIT IS APPROPRIATE FOR YOUR SITUATION.

PLEASE REFER TO THE APPLICABLE ENDORSEMENTS TO YOUR CONTRACT FOR THE SPECIFIC TERMS AND CONDITIONS OF THE DEATH BENEFITS.

If you own the Contract jointly, we will use the age of the older Joint Owner to determine the death benefit. If the Contract is owned by a non-individual (for example, a qualified plan or trust), we will use the Annuitant's age to determine the death benefit for all currently offered Contracts.

The use of the term "you" in this section refers to the Annuitant if the Contract is owned by a non-individual; otherwise it refers to the Contract Owner.

Any part of the death benefit amount that had been invested in the Investment Options remains in the Investment Options until distribution begins. From the time the death benefit is determined until we make a complete distribution, any amount in the Investment Options will be subject to investment risk that will be borne by the Beneficiary.

DEATH OF THE CONTRACT OWNER


If any Owner (whether or not they are an Annuitant) dies during the Accumulation Phase, we will pay a death benefit to the Beneficiary. In the case of Joint Owners, if one Joint Owner dies, the surviving Joint Owner will be considered the Beneficiary. We will treat any other Beneficiary designation on record at the time of death as a contingent Beneficiary. Joint Owners must be spouses, however, this restriction may not apply in all states.

If the Contract is owned jointly and one Joint Owner dies during the Payout Phase, the remaining Joint Owner becomes the Contract Owner. If all Owners die during the Payout Phase, the Beneficiary becomes the Contract Owner.If any Owner who is not an Annuitant dies during the Payout Phase, any remaining Annuity Payments under the selected Annuity Option will continue to the Payee at least as rapidly as they were being paid at the Owner's death. If any Owner who is also an Annuitant dies during the Payout Phase, any remaining amounts payable will be as provided for in the selected Annuity Option and will be paid to the Payee at least as rapidly as they were being paid at the Owner's death.


DEATH OF THE ANNUITANT


If the Annuitant who is not an Owner dies during the Accumulation Phase, the Contract Owner will become the Annuitant unless he/she designates another Annuitant within 30 days of the death of the Annuitant. However, if the Contract is owned by a non-individual (for example, a qualified plan or trust) and the Annuitant dies during the Accumulation Phase on all currently offered Contracts:


o    we will  treat the  death of the  Annuitant  as the  death of the  Contract
     Owner,
o    we will pay a death benefit to the Beneficiary, and
o    a new Annuitant may not be named.


If the Annuitant (whether or not they are an Owner) dies during the Payout Phase, any remaining amounts payable will be as provided for in the selected Annuity Option and will be paid to the Payee at least as rapidly as they were being paid at the Annuitant's death.


TRADITIONAL GUARANTEED MINIMUM DEATH BENEFIT (TRADITIONAL GMDB)

If the Traditional GMDB applies, the amount of the death benefit will be the greater of 1 or 2, less any applicable premium tax.

1. The Contract Value determined as of the end of the Business Day during which both due proof of death and an election of the death benefit payment option have been received at our Service Center.


2. The GMDB value, which is the total of all Purchase Payments reduced for each GMDB adjusted partial withdrawal you made.


ENHANCED GUARANTEED MINIMUM DEATH BENEFIT (ENHANCED GMDB)

If the Enhanced GMDB applies, the amount of the death benefit will be the greater of 1, 2 or 3, less any applicable premium tax.

1. The Contract Value determined as of the end of the Business Day during which both due proof of death and an election of the death benefit payment option have been received at our Service Center.


2. The GMDB value, which is the total of all Purchase Payments reduced for each GMDB adjusted partial withdrawal you made.


3. The MAV, as defined below, determined as of the end of the Business Day during which both due proof of death and election of the death benefit payment option have been received at our Service Center.


The death benefit provided by the Enhanced GMDB will never be less than the death benefit provided by Traditional GMDB, however, it may be equal to the death benefit provided by Traditional GMDB.


MAXIMUM ANNIVERSARY VALUE (MAV)
The MAV on the Issue Date is equal to your initial Purchase Payment.

On each Business Day other than a Contract Anniversary and before the date of your death, the MAV is equal to:


o    its value on the immediately preceding Business Day,
o    plus any additional Purchase Payments received that day, and
o    reduced for each GMDB adjusted partial withdrawal you made that day.


On every Contract Anniversary prior to your 81st birthday and before the date of your death, the MAV is equal to:

o the highest Contract Value that occurred on the Issue Date or any Contract Anniversary,
o plus subsequent additional Purchase Payments you made since that Contract Anniversary or Issue Date, and
o reduced for each GMDB adjusted partial withdrawal you made since that Contract Anniversary or Issue Date.

Beginning with the Contract Anniversary that occurs on or after your 81st birthday and before the date of your death, we calculate the MAV in the same way that we do on any Business Day other than a Contract Anniversary.

GMDB ADJUSTED PARTIAL WITHDRAWAL =  FPW  +  (RPW  X  GMDB)

     FPW = The amount of the partial withdrawal prior to any MVA that together with any other previous partial withdrawals does not exceed 10% of total Purchase Payments (the partial withdrawal privilege).

     RPW = The remaining amount of the partial withdrawal including any MVA and any withdrawal charge.

     GMDB = The greater of one or (a) divided by (b) where:
          (a) = the death benefit on the day of (but prior to) the partial withdrawal.
          (b) = the Contract Value on the day of (but prior to) the partial withdrawal adjusted for any applicable MVA.


ANY WITHDRAWALS YOU TAKE IN EXCESS OF THE PARTIAL WITHDRAWAL PRIVILEGE IN A CONTRACT YEAR MAY REDUCE THE GMDB VALUE AND MAV BY A GREATER AMOUNT THAN THE WITHDRAWAL. If the Contract Value at the time of withdrawal is greater than the death benefit, the GMDB value and MAV will be reduced by the dollar amount of the withdrawal. If the Contract Value at the time of withdrawal is less than the death benefit, the GMDB value and MAV will be reduced by more than the withdrawal amount.

Your GMDB endorsement will terminate upon the earliest of:

o    the Income Date, or
o    Contract termination.


DEATH BENEFIT EXAMPLES


o You purchase the Contract currently offered by this prospectus with an initial Purchase Payment of $100,000. You choose not to include the Living Guarantees and you allocate your entire Purchase Payment to the Investment Options. You are the only Contract Owner and are age 69 or younger on the Issue Date.
o    You make no additional Purchase Payments.
o    The MAV on the ninth Contract Anniversary is $180,000.
o You request a partial withdrawal of $20,000 in the tenth Contract Year when the Contract Value on the date of (but prior to the partial withdrawal) is $160,000. You take no other partial withdrawals.
o    The Contract Value on the tenth Contract Anniversary is $140,000.


NOTE: The M&E charges are higher for Contracts with the Enhanced GMDB than for Contracts with the Traditional GMDB. If the differences in these charges were reflected in the assumptions listed above the Contract Values would be lower for Contracts with the Enhanced GMDB than for Contracts with the Traditional GMDB.

TRADITIONAL GMDB:

We calculate the death benefit on the tenth Contract Anniversary as the greater of:

         1) Contract Value:                                                     $140,000
                                                                                ========

         2) Total Purchase Payments                                             $100,000
               reduced by the GMDB adjusted partial withdrawal                  -  20,000
                                                                                ---------
                                                                                $ 80,000
The GMDB adjusted partial withdrawal for (2) above is equal to:
         The amount of the partial withdrawal subject to the
              partial withdrawal privilege (10% of total Purchase
              Payments) = 0.10 x $100,000 = $10,000
         PLUS
         The remaining amount of
         the partial withdrawal (including any withdrawal charge)               10,000
          Multiplied by the greater of a) or b) where:
              a) is one, and
              b)is the death benefit  divided by the Contract  Value on the date of (but prior to) the partial withdrawal = $140,0000/$160,0000 =
                0.875 X 1
                                                                             +  10,000
         Total GMDB adjusted partial withdrawal                                $20,000
                                                                               =======

Therefore,  the death benefit under the  Traditional  GMDB on the tenth Contract
Anniversary is $140,000.

ENHANCED GMDB:

We calculate the death benefit on the tenth Contract Anniversary as the greater of:

         1) Contract Value:                                                      $140,000
                                                                                 ========

         2) Total Purchase Payments                                              $100,000
               reduced by the GMDB adjusted partial withdrawal                    -21,250
                                                                                  -------
                                                                                  $78,750
         3) The MAV:
             The MAV on the ninth Contract Anniversary                           $180,000
               reduced by the GMDB adjusted partial withdrawal                  -  21,250
                                                                                ---------
                                                                                 $158,750
The GMDB adjusted partial withdrawal for (2) and (3) above is equal to:
             The amount of the partial withdrawal subject to the
                partial withdrawal privilege (10% of total Purchase
                Payments) =  0.10  x  $100,000  =                              $10,000
         PLUS
             The remaining amount of the partial withdrawal (including any
                withdrawal charge)                                              10,000
             Multiplied by the greater of a) or b) where:
                a) is one, and
                b)is the death  benefit  divided  by the  Contract  Value on the
                  date   of   (but   prior   to)  the   partial   withdrawal   =
                  $180,0000/$160,0000 = 1.125 X 1.125
                                                                               +11,250
         Total GMDB adjusted partial withdrawal                                $21,250
                                                                               =======

Therefore, the death benefit under the Enhanced GMDB on the tenth Contract Anniversary is equal to $158,750.

DEATH BENEFIT PAYMENT OPTIONS

If you have not previously designated a death benefit payment option, a Beneficiary must request the death benefit be paid under one of the death benefit payment options below. If the Beneficiary is the spouse of the Contract Owner, he/she can choose to continue the Contract in his/her own name at the then current Contract Value, or if greater, the death benefit value. An election by the spouse to continue the Contract must be made in a form satisfactory to us at our Service Center within 60 days after the death benefit first becomes payable by us. If a lump sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the valid election, including any required governmental forms, unless the suspension of payments or transfers provision is in effect. Payment of the death benefit may be delayed pending receipt of any applicable tax consents and/or forms from a state.


OPTION A: lump sum payment of the death benefit. We will not deduct the contract maintenance charge at the time of a full withdrawal if the distribution is due to death.

OPTION B: payment of the entire death benefit within five years of the date of any Owner's death. We will assess the full contract maintenance charge to each Beneficiary on each Contract anniversary.

OPTION C: payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Distribution under this option must begin within one year of the date of any Owner's death. We will continue to assess the full contract maintenance charge on each Beneficiary's portion pro rata over the payments.

Any portion of the death benefit not applied under an Annuity Option within one year of the date of the Contract Owner's death must be distributed within five years of the date of death.

If the Beneficiary wants to receive the payment other than in a lump sum, he/she may only make such an election during the 60 day period after the day that the lump sum first became payable.


12.OTHER INFORMATION
--------------------------------------------------------------------------------
ALLIANZ LIFE


Allianz Life is a stock life insurance company organized under the laws of the state of Minnesota in 1896. We offer fixed and variable annuities and group life, accident and health insurance products. We are licensed to do direct business in 49 states and the District of Columbia. We are a subsidiary of Allianz Versicherungs-AG Holding, which is a provider of integrated financial services.


THE SEPARATE ACCOUNT

We established Allianz Life Variable Account B (the Separate Account) as a separate account under Minnesota insurance law on May 31, 1985. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The SEC does not supervise our management of the Separate Account.

The Separate Account holds the assets that underlie the Contracts, except assets allocated to our general account. We keep the Separate Account assets separate from the assets of our general account and other separate accounts. The Separate Account is divided into subaccounts, each of which invests exclusively in a single Investment Option.

We own the assets of the Separate Account. We credit gains to or charge losses against the Separate Account, whether or not realized, without regard to the performance of other investment accounts. The Separate Account's assets may not be used to pay any of our liabilities other than those arising from the Contracts. If the Separate Account's assets exceed the required reserves and other liabilities, we may transfer the excess to our general account. The obligations of the Separate Account are not generalized obligations of Allianz Life.

DISTRIBUTION

USAllianz Investor Services, LLC (USAllianz), a wholly-owned subsidiary of Allianz Life Insurance Company of North America, serves as principal underwriter for the Contracts. USAllianz, a limited liability company organized in Minnesota, is located at 5701 Golden Hills Drive, Minneapolis, MN 55416. USAllianz is registered as a broker/dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), as well as with the securities commissions in the states in which it operates, and is a member of the NASD, Inc. USAllianz is not a member of Securities Investors Protection Corporation. More information about USAllianz is available at http://www.nasd.com or by calling 1-800-289-9999. You also can obtain an investor brochure from NASD, Inc. describing its Public Disclosure Program.

We have entered into a distribution agreement with our affiliate USAllianz for the distribution and sale of the Contracts. USAllianz does not itself sell the Contracts on a retail basis. Rather, USAllianz enters into selling agreements with other third-party broker/dealers registered under the 1934 Act (selling firms) for the sale of the Contracts. One of these selling firms, USAllianz Securities, Inc., is our affiliate. We pay sales commissions to the selling firms and their registered representatives. Investment Options that assess Rule 12b-1 fees make payments of the fees to USAllianz under their distribution plans in consideration for providing certain services and incurring certain expenses permitted under the Investment Option's plan. These payments equal 0.25% of an Investment Option's average daily net assets for the most recent fiscal year. The investment adviser and/or subadviser (and/or their affiliates) of the Investment Options may from time to time make payments for administrative services to USAllianz or its affiliates.

The maximum commission payable for Contract sales by the registered representatives of the selling firms is expected not to exceed 5.50% of Purchase Payments. Sometimes, we enter into an agreement with the selling firm to pay commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which when totaled could exceed 5.50% of Purchase Payments).

We may fund USAllianz' operating and other expenses, including: overhead; legal and accounting fees; registered representative training; deferred compensation and insurance benefits for registered representatives; compensation for the USAllianz' management team; and other expenses associated with the Contracts.
Registered representatives and their managers are also eligible for various benefits, such as production incentive bonuses, insurance benefits, and non-cash compensation items that we may provide jointly with USAllianz. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, awards, merchandise and other similar items. Registered representatives and managers may receive other payments from us for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature and similar services.

We and/or USAllianz may pay certain selling firms additional marketing support allowances for:

o    marketing services and increased access to registered representatives;
o    sales promotions relating to the Contracts;
o costs associated with sales conferences and educational seminars for their registered representatives; and
o    other sales expenses incurred by them.

We and/or USAllianz may make bonus payments to certain selling firms based on aggregate sales of our variable insurance contracts (including this Contract) or persistency standards, or as part of a special promotion. These additional payments are not offered to all selling firms, and the terms of any particular agreement governing the payments may vary among selling firms. In some instances, the amount paid may be significant.

A portion of the payments made to selling firms may be passed on to their registered representatives in accordance with their internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Ask your registered representative for further information about what your registered representative and the selling firm for which he or she works may receive in connection with your purchase of a Contract.

We intend to recoup commissions and other sales expenses through fees and charges imposed under the Contract. Commissions paid on the Contract, including other incentives or payments, are not charged directly to the Contract Owners or the Separate Account.

We offer the Contracts to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

ADDITIONAL CREDITS FOR CERTAIN GROUPS

We may credit additional amounts to a Contract instead of modifying charges because of special circumstances that result in lower sales or administrative expenses or better than expected mortality or persistency experience.

ADMINISTRATION/THE SERVICE CENTER

Delaware Valley Financial Services, LLC (DVFS) performs certain administrative services regarding the Contracts. DVFS is a wholly-owned subsidiary of Allianz Life. The Service Center is located at 300 Berwyn Park, Berwyn, Pennsylvania. The administrative services performed by the Service Center include:


o    Issuance of the Contracts,
o    Maintenance of Contract Owner records,
o Processing and mailing of account statements and other mailings to Contract Owners, and
o    Routine customer service including:
     -    Responding to Contract Owner correspondence and inquiries,
     -    Processing of Contract changes,
     -    Processing withdrawal requests (both partial and total), and
     -    Processing annuitization requests.


We compensate DVFS based on a specified fee per transaction and an additional negotiated fee for enhancements to computer systems used to process our business.

To reduce expenses, only one copy of most financial reports and prospectuses, including reports and prospectuses for the Investment Options, will be mailed to your household, even if you or other persons in your household have more than one contract issued by us or our affiliate. Call us at the toll-free number listed at the back of this prospectus if you need additional copies of financial reports, prospectuses, or annual and semiannual reports, or if you would like to receive one copy for each contract in future mailings.

FINANCIAL STATEMENTS

The consolidated financial statements of Allianz Life and the Separate Account have been included in the Statement of Additional Information.

13. GLOSSARY
--------------------------------------------------------------------------------
This prospectus is written in plain English to make it as understandable as possible. However, there are some technical words or terms used which are defined below and are capitalized in the prospectus.

ACCOUNT PERIOD - the length of time for a Fixed Period Account. Account Periods range from one to ten years.

ACCUMULATION PHASE - the period of time before you elect to begin receiving Annuity Payments. Subject to certain restrictions, you can make additional Purchase Payments during this time.

ACCUMULATION UNIT - the units into which we convert amounts invested in the subaccounts during the Accumulation Phase.


ANNUITANT - the natural person upon whose life the Annuity Payments are based. For Qualified Contracts, the Annuitant must be the Contract Owner unless the Contract is owned by a qualified plan. The Contract Owner names the Annuitant at Contract issue.


ANNUITY OPTIONS - the income or payout options available under your Contract.

ANNUITY PAYMENTS - payments made by us to the Payee pursuant to the Annuity Option chosen. Annuity Payments may be variable, fixed or a combination of both variable and fixed.

ANNUITY UNIT - the units into which we convert amounts invested in the subaccounts during the Payout Phase.


BENEFICIARY - the person(s) or entity the Contract Owner names to receive any death benefit. The Beneficiary is named at Contract issue. Unless an irrevocable Beneficiary has been named, the Contract Owner can change the Beneficiary or contingent Beneficiary. If no Beneficiary is named, the Contract Owner's estate becomes the Beneficiary.


BUSINESS DAY - each day on which the New York Stock Exchange is open for trading, except when an Investment Option does not value its shares. Allianz Life is open for business on each day that the New York Stock Exchange is open. Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.

CONTRACT - the deferred annuity contract corresponding to this prospectus that allows you to accumulate money tax deferred by making one or more Purchase Payments. It provides for lifetime or other forms of Annuity Payments beginning on the Income Date.

CONTRACT ANNIVERSARY - an anniversary of the Issue Date of your Contract.

CONTRACT OWNER - "you," "your" and "yours". The person or entity named in the Contract who may exercise all rights granted by the Contract. The Contract Owner is designated at Contract issue, unless changed. A Non-Qualified Contract can be owned by up to two Joint Owners. Any JOINT OWNER must be the spouse of the other Contract Owner (this requirement may not apply in certain states).

CONTRACT VALUE - on any Business Day it is equal to the sum of the values of your Investment Choices.

CONTRACT YEAR - any period of twelve (12) months commencing with the Issue Date and each Contract Anniversary thereafter.

FIXED ACCOUNT VALUE - the portion of your Contract Value that is in our general account during the Accumulation Phase.


FIXED PERIOD ACCOUNTS (FPAS) - a type of Investment Choice under our general account that earns interest and is only available during the Accumulation Phase. FPAs have Account Periods of anywhere from one to ten years and only one FPA is available for Purchase Payments or transfers in each Contract Year. Withdrawals/transfers out of an FPA may be subject to a Market Value Adjustment, which may increase or decrease your Contract Value and/or the amount of the withdrawal/transfer.


FPA GUARANTEED MINIMUM VALUE - if you completely transfer or fully withdraw your Fixed Account Value from the FPAs, the minimum value of the amount transferred or withdrawn after any Market Value Adjustment will not be less than the FPA Guaranteed Minimum Value.

GPV AND GAV FIXED ACCOUNT MINIMUMS - if you elect the Living Guarantees this is the minimum amount of Contract Value that we determine must be allocated to a FPA to support the GPV or GAV Benefits. You generally cannot reduce the Fixed Account Value in the FPAs below the GPV or GAV Fixed Account Minimums.

GPV AND GAV TRANSFERS - if you elect the Living Guarantees these are the transfers we make between the FPAs and your selected Investment Options as a result of our monitoring your daily Contract Value in order to support the GPV and GAV Benefits.

INCOME DATE - the date that you begin receiving Annuity Payments under your Contract. This date must be the first day of a calendar month.


INVESTMENT CHOICES - the variable Investment Options and any general account Investment Choices available under the Contract for Purchase Payments or transfers. We may add, substitute or remove Investment Choices in the future.


INVESTMENT OPTIONS - the variable Investment Choices available under the Separate Account. You may not invest in more than 15 Investment Options at any one time.

ISSUE DATE - the date as shown on the Contract that starts the first Contract Year. Contract Anniversaries and Contract Years are measured from the Issue Date.

LIVING GUARANTEES - a package of benefits that you can elect to include in your Contract on the application. The package includes either the Guaranteed Principal Value (GPV) or the Guaranteed Account Value (GAV) Benefit and the Guaranteed Withdrawal Benefit. These benefits are not available individually and are not available after the Issue Date. There are no additional fees or charges for selecting the Living Guarantees with the GPV Benefit. However, there is an additional M&E charge for selecting the guarantees provided by the GAV Benefit. Once you elect these benefits, you cannot cancel them. Some of these benefits may not be available in all states.

MARKET VALUE ADJUSTMENT (MVA) - a positive or negative adjustment to amounts withdrawn or transferred from a FPA unless they are made within 30 days of the end of an Account Period.

NON-QUALIFIED CONTRACT - a Contract that is not purchased under a pension or retirement plan qualified under sections of the Internal Revenue Code.


OWNER - the Contract Owner and/or any Joint Owner.

PAYEE - the person or entity you designate to receive Annuity Payments during the Payout Phase. An Owner or Annuitant can be the Payee but it is not required under the Contract. If you do not designate a Payee by the Income Date, we will make Annuity Payments to the Contract Owner. The Contract Owner can change the Payee at any time.


PAYOUT PHASE - the phase your Contract is in once Annuity Payments begin.

PURCHASE PAYMENT - the money you put in the Contract.

QUALIFIED CONTRACT - a Contract purchased under a pension or retirement plan qualified under sections of the Internal Revenue Code (for example, 401(k) and H.R. 10 plans), Individual Retirement Annuities (IRAs), or Tax-Sheltered Annuities (referred to as TSA, 403(b), or "90-24 transfer" contracts). Currently we issue Qualified Contracts which include but may not be limited to Roth IRAs, Traditional IRAs, Simplified Employee Pension (SEP) IRAs and TSA, 403(b) transfer Contracts ("90-24 transfers").

SEPARATE ACCOUNT - Allianz Life Variable Account B is the Separate Account that issues your Contract. It is a separate investment account of Allianz Life. The Separate Account holds the assets invested in the Investment Options that underlie the Contracts. The Separate Account is divided into subaccounts, each of which invests exclusively in a single Investment Option.

SEPARATE ACCOUNT VALUE - the portion of your Contract Value that is in the subaccounts of the Separate Account during the Accumulation Phase. We calculate the Separate Account Value by multiplying the Accumulation Unit value in each subaccount by the number of Accumulation Units for each subaccount and then adding those results together.

SERVICE CENTER - The USAllianz Service Center. Our Service Center address and phone number are listed at the back of this prospectus.


TRUE UP - if your Contract includes Living Guarantees, on the fifth and subsequent Contract Anniversaries we will compare your Contract Value to the GPV/GAV established five years ago adjusted for any partial withdrawals made in the last five Contract Years. If your Contract Value on these occasions is less than this amount, we will credit your Contract with an amount equal to that difference. We will allocate this credit to your Investment Options in proportion to the amount of Separate Account Value in each of the Investment Options on the date of allocation. The application of this credit is called a True Up.

14. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

                                                                                                   Page
     Allianz Life................................................................................     2
     Experts.....................................................................................     2
     Legal Opinions..............................................................................     2
     Distributor.................................................................................     2
     Reduction or Elimination of the
        Withdrawal Charge........................................................................     2
     Federal Tax Status..........................................................................     3
        General..................................................................................     3
        Diversification..........................................................................     3
        Contracts Owned by Other Than Natural Persons............................................     4
        Income Tax Withholding...................................................................     4
        Required Distributions...................................................................     5
        Qualified Contracts......................................................................     5
     Guaranteed Principal Value (GPV) and Guaranteed Account Value (GAV) Transfers...............     6
     Annuity Provisions..........................................................................     7
        Annuity Unit Value.......................................................................     7
     Mortality and Expense Risk Guarantee........................................................     7
     Financial Statements........................................................................     7

15. PRIVACY NOTICE
--------------------------------------------------------------------------------

A NOTICE ABOUT YOUR NONPUBLIC FINANCIAL AND HEALTH INFORMATION (FEBRUARY 2004)

PRIVACY NOTICE REVISIONS

Our privacy practices have not changed since our previous notice. The only change we have made was to the Allianz Life(R) family of companies list shown at the end of this notice.

WE CARE ABOUT YOUR PRIVACY!

This notice is required by federal and state privacy laws. It describes the privacy policy of Allianz Life and its family of companies listed below. Your privacy is a high priority for us. It will be treated with the highest degree of confidentiality. We need to collect certain information from you so that we can provide insurance products to you. We are committed to maintaining the privacy of this information in accordance with law. All persons with access to this information must follow this policy.

We collect the following information:

o INFORMATION FROM YOU--received from our insurance and annuity applications, claim forms or other forms ; examples are: your name; address; and date of birth;

o INFORMATION ABOUT YOUR TRANSACTIONS WITH US--examples are: your account balances; and your payment history;

o INFORMATION FROM THIRD PARTIES--from consumer reporting agencies; examples are: credit reports; and employment data.

WE MAY DISCLOSE THE FOLLOWING INFORMATION:

We disclose information such as your name; address; and policy information:

o    TO  OUR  SERVICE   PROVIDERS--SUCH   AS  PERSONS  WHO:  collect   premiums;
     investigate claims; and administer benefits;

o AS PERMITTED BY LAW--EXAMPLES ARE: to government regulators; to law enforcement agencies; and related to court orders;

o OTHER CIRCUMSTANCES--EXAMPLES ARE: to consumer reporting agencies to obtain underwriting information; to medical professionals to process your claim; to your insurance agent so he or she can perform services for you.

CONFIDENTIALITY AND SECURITY OF YOUR INFORMATION:

o We protect your information. The only persons who have access to your information are those who must have it to provide our products and services to you.

o If we become aware that any of your information is incorrect, we will make an effort to correct it. o We do not sell your information to others.

INFORMATION ABOUT OUR FORMER CUSTOMERS:

Information about our former customers is retained by us on a secure basis. If any disclosure of your information is made, it would be as described in this notice. We do not disclose any information about our former customers except as allowed or required by law.

THE FOLLOWING APPLIES ONLY TO AZ, CA, CT, GA, IL, KS, MA, ME, MN, MT, NV, NJ, NC, OH, OR, AND VA RESIDENTS: o You have a right to access and request correction of your information that is retained by us. o Information obtained from a report prepared by an insurance support agency may be retained by the agency and disclosed to other persons.

THE FOLLOWING APPLIES ONLY TO MASSACHUSETTS RESIDENTS (in addition to the above provisions):

o Upon your written request, you have a right to receive the reason for any adverse underwriting decision made by Allianz Life(R).

THE FOLLOWING APPLIES ONLY TO MONTANA RESIDENTS (in addition to the above provisions):

o You are entitled to receive, upon request to Allianz Life, a record of any subsequent disclosures of medical record information made by Allianz Life, including the following:
     1. The name, address and institutional affiliation, if any, of each person receiving or examining the medical information during the preceding three years prior to your receipt of this privacy notice;
     2.   The date of the receipt or examination; and
     3.   To the extent practicable, a description of the information disclosed.

NOTIFICATION OF CHANGE:

If we revise our privacy practices in the future, we will notify you prior to the changes.

ALLIANZ LIFE(R) CONTACT INFORMATION:

If you have any questions or concerns about our privacy policies or procedures, please write, call, or E-mail:

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
PO BOX 1344
MINNEAPOLIS, MN 55440-1344
800/328-5600
WWW.ALLIANZLIFE.COM

ALLIANZ LIFE FAMILY OF COMPANIES:
o  Allianz Life Insurance Company of North America
o  USAllianz Investor Services, LLC
o  Allianz Individual Insurance Group, LLC.

                                M40018 (R-2/2004)

APPENDIX A - ANNUAL OPERATING EXPENSES FOR EACH INVESTMENT OPTION

This table describes in detail the annual expenses for each of the Investment Options. We show the expenses as a percentage of an Investment Option's average daily net assets for the most recent fiscal year. Except for the USAZ Funds and the PIMCO VIT portfolios, neither the variable Investment Options nor their advisers are affiliated with Allianz Life.

------------------------------------------------------------------------------------------------------------------------------------
                                                          ANNUAL OPERATING EXPENSES BEFORE FEE WAIVERS
--------------------------------------------------------            OR EXPENSE REIMBURSEMENTS                           TOTAL ANNUAL
                                                                                                                          OPERATING
                                                                                                           AMOUNT OF       EXPENSES
                                                                                                          CONTRACTUAL       AFTER
                                                                                                          FEE WAIVERS    CONTRACTUAL
VARIABLE INVESTMENT OPTION                                                                                    AND        FEE WAIVERS
                                                                                                         REIMBURSEMENTS   OR EXPENSE
                                                                                                                      REIMBURSEMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                        MANAGEMENT  12B-1    SERVICE  OTHER
                                                            FEES      FEES*     FEES   EXPENSES  TOTAL
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ AIM Basic Value Fund (1)                                 .75%      .25%     --       .28%    1.28%        .08%          1.20%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ AIM Blue Chip Fund (1)                                   .80       .25      --       .33     1.38         .18           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ AIM Dent Demographic Trends Fund (1)                     .85       .25      --       .53     1.63         .33           1.30
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ AIM International Equity Fund  (1)                       .90       .25      --      1.00     2.15         .70           1.45
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Davis VA Financial Portfolio (8)                              .75       --       --       .15      .90          --            .90
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ  Davis NY Venture  Fund - Class 1 (1), (9), (10)         .75       --       --       .40     1.15         .20            .95
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ  Davis NY Venture  Fund - Class 2 (1), (9)               .75       .25      --       .39     1.39         .19           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus IP Small Cap Stock Index Portfolio-Service            .35       .25      --       --       .60          --            .60
Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index Fund-Service Shares                       .25       .25      --       .02      .52          --            .52
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Dreyfus Founders Growth and Income Fund (1)              .86       .25      --       .28     1.39         .19           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Dreyfus Premier Small Cap Value Fund - Class 1           .90       --       --       .40     1.30         .20           1.10
(1), (7) , (9), (10)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Dreyfus Premier Small Cap Value Fund - Class 2           .90       .25      --       .40     1.55         .20           1.35
(1), (7) , (9)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Global Communications Securities Fund - Class        .59       .25      --       .05      .89          --            .89
2 (2), (3)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Growth and Income Securities Fund - Class 2          .50       .25      --       .03      .78          --            .78
(2), (3)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin High Income Fund - Class 2 (2), (3)                  .58       .25      --       .04      .87          --            .87
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund - Class 2 (2), (3)            .48       .25      --       .03      .76          --            .76
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Large Cap Growth Securities Fund - Class 2           .75       .25      --       .04     1.04          --           1.04
(2), (3)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Real Estate Fund - Class 2 (2), (3)                  .50       .25      --       .03      .78          --            .78
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Rising Dividends Securities Fund - Class 2           .74       .25      --       .03     1.02         .01           1.01
(2), (3), (4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Small Cap Fund - Class 2 (2), (4)                    .51       .25      --       .29     1.05         .04           1.01
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Small Cap Value Securities Fund - Class 2 (2),       .57       .25      --       .19     1.01         .02            .99
(4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin U.S. Government Fund - Class 2 (2), (3)              .50       .25      --       .03      .78          --            .78
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Zero Coupon Fund 2005 - Class 1 (3)                  .62       --       --       .06      .68          --            .68
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Franklin Zero Coupon Fund 2010 - Class 1 (3)                  .61       --       --       .04      .65          --            .65
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Mutual Discovery Securities Fund - Class 2 (2)                .80       .25      --       .24     1.29          --           1.29
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund - Class 2 (2)                   .60       .25      --       .20     1.05          --           1.05
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund - Class 2       1.25       .25      --       .30     1.80          --           1.80
(2)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund - Class 2 (2), (4)          .69       .25      --       .22     1.16         .04           1.12
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund - Class 2 (2), (3)           .81       .25      --       .07     1.13          --           1.13
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Jennison 20/20 Focus Portfolio - Class 2 (8)                  .75       --       --       .60     1.35          --           1.35
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Legg Mason Value Fund (1)                                .75       .25      --       .32     1.32         .12           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
SP Strategic Partners Focused Growth Portfolio - Class        .90       --       --      1.15     2.05          --           2.05
2 (5), (8)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
SP William Blair International Growth Portfolio - Class       .85       --       --       .70     1.55          --           1.55
2 (8)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer High Income Fund/VA (8)                           .73       --       --       .03      .76          --            .76
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer Emerging Growth Fund (1)                     .85       .25      --       .29     1.39         .04           1.35
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ  Oppenheimer Emerging Technologies Fund (1)              .90       .25      --       .39     1.54         .19           1.35
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer Global Fund - Class 1 (1), (7) , (9),        .90       --       --       .80     1.70         .50           1.20
(10)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer Global Fund - Class 2 (1), (7) , (9)         .90       .25      --       .80     1.95         .50           1.45
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer International Growth Fund (1)                .88       .25      --       .78     1.91         .46           1.45
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer Main Street Fund - Class 1 (1), (7) ,        .80       --       --       .40     1.20         .25            .95
(9), (10)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Oppenheimer Main Street Fund - Class 2 (1), (7) ,        .80       .25      --       .40     1.45         .25           1.20
(9)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PIMCO VIT All Asset Portfolio - Admin. Class (6), (7),        .20       --       .15    11.17    11.52       10.32           1.20
(8)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PIMCO VIT High Yield Portfolio - Admin. Class (8)             .25       --       .15      .35      .75          --            .75
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PIMCO VIT Real Return Portfolio- Admin. Class (8)             .25       --       .15      .26      .66          --            .66
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PIMCO VIT StocksPLUS Growth and Income Portfolio -            .40       --       .15      .10      .65          --            .65
Admin. Class (8)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PIMCO VIT Total Return Portfolio- Admin. Class (8)            .25       --       .15      .25      .65          --            .65
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ PIMCO NFJ Small Cap Value Fund (1)                       .75       .25      --       .60     1.60         .25           1.35
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ PIMCO PEA Renaissance Fund  (1)                          .75       .25      --       .25     1.25          --           1.25
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ PIMCO PEA Value Fund  (1)                                .75       .25      --       .27     1.27         .07           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Money Market Fund  (1)                                   .35       .25      --       .28      .88         .01            .87
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ  Van Kampen Aggressive Growth Fund (1)                   .90       .25      --       .36     1.51         .21           1.30
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Comstock Fund (1)                             .77       .25      --       .26     1.28         .08           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Emerging Growth Fund (1)                      .85       .25      --       .28     1.38         .18           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Equity and Income Fund (1), (7)               .75       .25      --       .40     1.40         .20           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Global Franchise Fund (1)                     .95       .25      --       .50     1.70         .25           1.45
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Growth and Income Fund (1)                    .77       .25      --       .27     1.29         .09           1.20
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
USAZ Van Kampen Growth Fund (1)                               .85       .25      --       .38     1.48         .18           1.30
------------------------------------------------------------------------------------------------------------------------------------

* The 12b-1 fees cover certain distribution and shareholder support services provided by the companies selling Contracts. Our principal underwriter, USAllianz Investor Services, LLC, will receive 12b-1 fees, except for those classes of shares that do not pay a 12b-1 fee, as identified in footnote (9).

(1) USAllianz Advisers, LLC ("USAZ"), the Investment Option's investment adviser, and the Investment Option have entered into a written contract limiting operating expenses to the "after waiver" amount listed above through May 1, 2005. The Investment Option is authorized to reimburse USAZ for management fees previously waived and/or for the cost of Other Expenses paid by USAZ provided that such reimbursement will not cause the Investment Option to exceed the expense limitation noted above. The Investment Option's ability to reimburse USAZ in this manner only applies to fees paid or reimbursement made by USAZ within the previous three years.

(2) For the variable Investment Options of Franklin Templeton Variable Insurance Products Trust, Class 2 shares have a distribution plan that is referred to as a rule 12b-1 plan. See "Fund Account Policies" in the Franklin Templeton Variable Insurance Products Trust prospectus for more information about the rule 12b-1 plan.

(3)  The Fund administration fee is paid indirectly through the management fee.

(4) For the Franklin Rising Dividends, Franklin Small Cap, Franklin Small Cap Value Securities and Templeton Foreign Securities Funds, the managers have agreed in advance to make estimated reductions of 0.01%, 0.04%, 0.02% and 0.04%, respectively, in their fees to reflect reduced services resulting from the Investment Options' investment in a Franklin Templeton money fund for cash management. The reduction is not voluntary and is required by the Investment Options' Board of Trustees and an exemptive order of the Securities and Exchange Commission.

(5)  The investment  adviser  voluntarily  agreed to reimburse  "other expenses"
     that  exceeded  1.41%  for  the  year  ended   December  31,  2003.   These
     reimbursements are voluntary and may be terminated at any time.


(6) PIMCO has contractually agreed, for the Portfolio's current fiscal year (12/31), to reduce total annual operating expenses to the extent they would exceed, due to the payment of organizational expenses and Trustees' fees, 1.20% of average daily net assets for the PIMCO VIT All Asset Portfolio. Under the Expense Limitation Agreement, which renews annually for a full fiscal year unless terminated by PIMCO upon at least 30 days' notice prior to fiscal year-end, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. PIMCO has elected to continue the Expense Limitation Agreement for the fiscal year ending 12/31/2005.


(7) The USAZ Dreyfus Premier Small Cap Value Fund, USAZ Oppenheimer Global Fund, USAZ Oppenheimer Main Street Fund, PIMCO VIT All Asset Portfolio and the USAZ Van Kampen Equity and Income Fund commenced operations as of May 1, 2004. The expenses shown above for these variable Investment Options are estimated for the current fiscal year.


(8) We may enter into certain arrangements under which we, or our affiliate USAllianz Investor Services, LLC, the principal underwriter for the Contracts, are compensated by the Investment Options' advisers, distributors and/or affiliates for the administrative services and benefits which we provide to the Investment Options. The amount of the compensation usually is based on the aggregate assets of the Investment Options of other investment portfolios from contracts that we issue or administer. Some advisers may pay us more or less than others, however, the maximum fee that we currently receive is 0.25% of the average aggregate amount invested by us in the Investment Options on a monthly basis.


(9) The USAZ Davis NY Venture Fund, USAZ Dreyfus Premier Small Cap Value Fund, USAZ Oppenheimer Global Fund, and the USAZ Oppenheimer Main Street Fund each have Class 1 shares and Class 2 shares. Class 2 shares of each Fund pay a 12b-1 fee of up to 0.25% of its average daily assets. Class 1 shares do not pay a 12b-1 fee.

(10) Not currently available.

APPENDIX B - ILLUSTRATIONS BASED ON THE S&P 500(R)
--------------------------------------------------------------------------------

                               HYPOTHETICAL  ILLUSTRATIONS OF THE FUNCTIONING OF
              THE LIVING GUARANTEES BASED ON THE PERFORMANCE OF THE
                      STANDARD  &  POOR'S(R)  500  COMPOSITE  PRICE  INDEX  (S&P
                      500(R))

As described elsewhere in this prospectus, the Contract is designed to offer the opportunity to participate in the market through investment in the variable Investment Options, with certain Living Guarantees providing a level of protection in the event that the market declines. The Living Guarantees provided by the Contract include the Guaranteed Withdrawal Benefit (GWB) and either the Guaranteed Principal Value (GPV) Benefit or the Guaranteed Account Value (GAV) Benefit.

To help you understand how the Contract may perform in different market environments, the following tables and graphs compare the hypothetical returns of a Contract with Living Guarantees over several extended periods with the hypothetical returns of the same Contract without Living Guarantees. The tables and graphs show how much the Contract would hypothetically be worth, and how much the GPV or GAV Benefit would be at the end of each year based on the performance of S&P 500(R) if:

o The product were offered and you purchased the variable annuity for $100,000 on January 1 of the initial year in the period shown, and

o    The Contract is in the Accumulation Phase.

The illustrations show S&P 500(R) performance (without dividends) for successive ten-year periods beginning on January 1 of the years 1965, 1975, 1985 and 1995 (for continuity in the illustrations, the last period starts in year 1995, which results in a nine-year period). A ten-year period is chosen as the most relevant time horizon of most annuity buyers. Also, a five-year period illustration ending in 2003 represents the most recent economic conditions.

As noted above, the illustrations show hypothetical Contract Value both with and without selection of the Living Guarantees for both the GPV Benefit and the GAV Benefit. As discussed in section 6, Guaranteed Values Under the Living Guarantees - GPV and GAV Transfers, we monitor the value of your Contract daily and systematically transfer amounts between the Fixed Period Accounts (FPAs) and your selected Investment Options to support the GPV or GAV Benefits. This means that your Contract Value has a level of protection from deterioration when the returns from your Investment Options are declining. This also means that you may not always be able to fully participate in any upside potential returns available from the Investment Options. The model we use for effecting GPV and GAV Transfers may be revised periodically resulting in modifications to the speed with which transfers occur and the amount that is transferred to and from the FPAs. Such changes could result in Contract Values and allocations to the FPAs being higher or lower than what is shown in the following illustrations. There are no additional fees or charges for selecting the Living Guarantees with the GPV Benefit. However, there is an additional M&E charge for selecting the guarantees provided by the GAV Benefit. For Contracts with Living Guarantees, the illustrations show the hypothetical movement of Contract Value in and out of the FPAs. These illustrations assume a credited rate of 3% for all FPAs of all durations, which in some states is the minimum guaranteed credited rate. In other states, the minimum guaranteed credited rate may be as low as 1%. For this reason, under some circumstances, the FPAs as illustrated may overstate returns. FPA interest rates remain fixed at the rates for the period of the illustration. Actual rates of interest credited to the FPAs depend on the interest rates in effect at the time of the transfer and subsequent interest rates declared effective for such money. Interest rates above the minimum are not guaranteed. Transfers and withdrawals out of the FPAs may be subject to a Market Value Adjustment (MVA), which may increase or decrease the value of your Contract and/or the amount of the withdrawal or transfer. However, MVAs are not reflected in the illustrations. If MVAs were reflected, the values shown in the illustration may be higher or lower.

Contract costs and expenses reflected in the illustrations are:


o A contract maintenance charge of $40. However, we waive this charge during the Accumulation Phase if the Contract Value at the time we are to deduct the charge is at least $75,000.
o The "Cash Surrender Value with Living Guarantees" column reflects deduction of the full withdrawal charge at the end of each Contract Year without reduction for the partial withdrawal privilege. The withdrawal charge starts at 8% in the first year after we receive a payment and declines to 0% after we have had your Purchase Payment for three full years. None of the other figures in the tables reflect the effect of withdrawals. If the effect of withdrawals had been included in these figures, returns would have been lower than what is shown. Withdrawals will reduce the Contract Value, the Available GPV or GAV, the GPV or GAV and the value of any income and death benefits. Withdrawals may also be subject to a 10% penalty tax and income taxes.
o A mortality and expense risk (M&E) charge of 1.85% for Contracts with the Enhanced Guaranteed Minimum Death Benefit and no Living Guarantees or Living Guarantees with the GPV Benefit.
o A mortality and expense risk (M&E) charge of 1.95% for Contracts with the Enhanced Guaranteed Minimum Death Benefit and Living Guarantees with the GAV Benefit.
o An Investment Option annual operating expense of 1.06%, which is the arithmetic average of the expenses of all the currently available Investment Options after fee waivers and/or expense reimbursements.


For more information about the costs and expenses of this Contract please see the Fee Tables and section 7, Expenses.

The "S&P 500(R) NET RETURN" is the annual end of the year return of the S&P 500(R) adjusted for all Contract and Investment Option charges, except the withdrawal charge. It also does not reflect the impact of premium taxes or income taxes or early withdrawal.

The "CONTRACT VALUE" reflects all Contract and Investment Option charges, but does not include the withdrawal charge. It also does not reflect the impact of premium taxes, income taxes or penalty taxes for early withdrawal. The Contract Value is calculated as of the end of the Contract Year.

The "CASH SURRENDER VALUE WITH LIVING GUARANTEES" reflects all of the expenses and charges assessed against Contract Value and also reflects any withdrawal charge (if applicable). It does not reflect the impact of premium taxes, income taxes or the 10% federal penalty tax for withdrawals prior to age 59 1/2. The Cash Surrender Value with Living Guarantees is calculated as of the end of the Contract Year.


The "AVAILABLE GPV OR GAV" represents the guarantee provided by the GPV or GAV Benefits that are vested and available after the five-year waiting period has elapsed. The GPV and GAV Benefits guarantee that beginning on your fifth Contract Anniversary (and on each subsequent Contract Anniversary until your Income Date or Contract termination), your Contract Value will be at least equal to the GPV or GAV established five years ago, reduced by the sum of all GPV or GAV adjusted partial withdrawals that you have made in the last five years. These figures are shown for the beginning of the Contract Year.

The "GPV AND GAV VALUE" is the initial GPV or GAV that is then re-established on each Contract Anniversary. The GPV or GAV Value becomes the Available GPV or GAV after the appropriate five-year waiting period, depending on when it was established. These figures are shown for the beginning of the Contract Year.

The "TRUE UP" represents the amounts we add to the Contract Value (the GPV or GAV credit) to True Up the Contract Value to equal the Available GPV or GAV (the GPV or GAV Value that is available after the five-year waiting period). The True Up occurs on the Contract Anniversary. For any given Contract Year, the Contract Value with the Living Guarantees plus the True Up will equal the Available GPV or GAV at the beginning of the next Contract Year. For example, in the January 1, 1965 to December 31, 1974 illustration that follows, the Contract Value with Living Guarantees in Contract Year six, plus the True Up is equal to the Available GAV at the beginning of Contract Year seven.


THIS IS AN ILLUSTRATION NOT A CONTRACT. Past performance is not a guarantee of future results. No representation is made as to future performance. Investment returns and principal value will fluctuate with market conditions so that units, when redeemed, may be worth more or less than the original cost. Product and features may not be available in all states. All product guarantees are based on the claims paying ability of Allianz Life. You cannot invest directly in the S&P 500(R) Index.


The GPV or GAV Benefit is reset at the request of the Contract Owner. Resets are not included in these illustrations. The effect of a reset would be the same whether the Contract has the GPV or GAV Benefit. A reset:

o cancels any Available GPV or GAV and True Up that would have applied anytime between the reset date and the Contract Anniversary that occurs five years on or after the reset date,

o sets the GPV or GAV Value to be at least equal to the Contract Value with Living Guarantees on the reset date, and

o allocates 100% of the Contract Value with Living Guarantees to the Investment Choices according to your most recent allocation instructions, unless you instruct us otherwise.

If GPV or GAV resets were included in these illustrations there would be fewer True Ups made to the Contract than what is shown. Values may be higher or lower than what is shown depending on when the reset occurs.


The illustration information shown is hypothetical and is not representative of actual Contract returns. Hypothetical information is shown from dates before the Contract was first offered for sale.




                                 GPV BENEFIT ILLUSTRATION FOR JANUARY 1, 1965 TO DECEMBER 31, 1974

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GPV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GPV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1         6.6%     $102,611     $94,611      $100,000        $0          68% / 32%        $106,641
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        -15.5%    $93,761      $86,761      $100,000        $0          48% / 52%        $90,059
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        16.7%     $102,790     $97,790      $100,000        $0          56% / 44%        $105,096
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4         4.9%     $106,268     $106,268     $100,000        $0          57% / 43%        $110,257
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        -13.9%    $101,425     $101,425     $100,000        $0          45% / 55%        $94,965
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -2.7%     $100,246     $100,246     $100,000     $100,000       42% / 58%        $92,370
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7         7.7%     $102,971     $102,971     $100,000     $100,000       49% / 51%        $99,440
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        11.5%     $109,798     $109,798     $100,000     $100,000       61% / 39%        $110,924
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        -19.7%    $101,483     $101,483     $100,000     $100,000       45% / 55%        $89,068
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -31.7%    $97,925      $97,925      $100,000     $100,000       38% / 62%        $60,786
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
               True Up**               $2,075       $2,075
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year. **True Ups occur on the first day of the next Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

This was a period of market volatility and generally declining values. The hypothetical Contract with the GPV Benefit would have provided a buffer against this sort of market environment. On the tenth Contract Anniversary a $2,075 True
Up occurs and results in a Contract Value with Living Guarantees equal to the initial Purchase Payment of $100,000.




                                 GPV BENEFIT ILLUSTRATION FOR JANUARY 1, 1975 TO DECEMBER 31, 1984

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GPV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GPV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        27.8%     $127,841     $119,841     $100,000        $0          100% / 0%        $127,841
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        15.4%     $147,557     $140,557     $100,000        $0          100% / 0%        $147,557
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -14.0%    $126,891     $121,891     $100,000        $0          100% / 0%        $126,891
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        -1.8%     $124,612     $124,612     $100,000        $0          100% / 0%        $124,612
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5         9.1%     $135,994     $135,994     $100,000        $0          100% / 0%        $135,994
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        22.2%     $166,210     $166,210     $100,000     $100,000       100% / 0%        $166,210
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        -12.3%    $145,793     $145,793     $100,000     $100,000       100% / 0%        $145,793
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        11.5%     $162,584     $162,584     $100,000     $100,000       100% / 0%        $162,584
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        14.0%     $185,274     $185,274     $100,000     $100,000       100% / 0%        $185,274
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -2.2%     $181,252     $181,252     $100,000     $100,000       100% / 0%        $181,252
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

As the Contract Value rises in excess of the GPV Value, GPV Transfers to the FPAs become less likely and over ten years this hypothetical Contract with Living Guarantees and the GPV Benefit experiences no transfers to the FPAs.
Therefore its performance exactly matches that of the same Contract without Living Guarantees.



                                 GPV BENEFIT ILLUSTRATION FOR JANUARY 1, 1985 TO DECEMBER 31, 1994


             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GPV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GPV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        22.8%     $122,773     $114,773     $100,000        $0          100% / 0%        $122,773
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        11.4%     $136,744     $129,744     $100,000        $0          100% / 0%        $136,744
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -0.9%     $135,571     $130,571     $100,000        $0          100% / 0%        $135,571
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4         9.5%     $148,407     $148,407     $100,000        $0          100% / 0%        $148,407
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        23.7%     $183,512     $183,512     $100,000        $0          100% / 0%        $183,512
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -9.2%     $166,625     $166,625     $100,000     $100,000       100% / 0%        $166,625
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        22.7%     $204,510     $204,510     $100,000     $100,000       100% / 0%        $204,510
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8         1.5%     $207,599     $207,599     $100,000     $100,000       100% / 0%        $207,599
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9         4.0%     $215,962     $215,962     $100,000     $100,000       100% / 0%        $215,962
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -4.3%     $206,624     $206,624     $100,000     $100,000       100% / 0%        $206,624
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

Except for a one-day sharp decline, the market was generally up. Again this hypothetical Contract with the Living Guarantees and the GPV Benefit experiences no GPV Transfers to the FPAs and its performance matches that of the same
Contract without Living Guarantees.





                                 GPV BENEFIT ILLUSTRATION FOR JANUARY 1, 1995 TO DECEMBER 31, 2003

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GPV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GPV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        30.3%     $130,331     $122,331     $100,000        $0          100% / 0%        $130,331
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        16.1%     $151,379     $144,379     $100,000        $0          100% / 0%        $151,379
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        27.3%     $192,715     $187,715     $100,000        $0          100% / 0%        $192,715
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        23.1%     $237,210     $237,210     $100,000        $0          100% / 0%        $237,210
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        16.1%     $275,513     $275,513     $100,000        $0          100% / 0%        $275,513
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -13.5%    $238,347     $238,347     $100,000     $100,000       100% / 0%        $238,347
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        -15.5%    $201,396     $201,396     $100,000     $100,000       100% / 0%        $201,396
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        -25.5%    $149,970     $149,970     $100,000     $100,000       100% / 0%        $149,970
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        22.8%     $184,176     $184,176     $100,000     $100,000       100% / 0%        $184,176
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

The market was  substantially up, and then dramatically down during this period.
As the Contract Value rises in excess of the GPV Value, GPV Transfers to the FPAs become less and less likely, even during the dramatic decline in Contract
Years six through eight. This hypothetical Contract with the Living Guarantees and the GPV Benefit experiences no GPV Transfers to the FPAs and its performance matches exactly that of the same Contract without Living Guarantees.



                                 GPV BENEFIT ILLUSTRATION FOR JANUARY 1, 1999 TO DECEMBER 31, 2003

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GPV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GPV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        16.2%     $116,157     $108,157     $100,000        $0          100% / 0%        $116,157
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        -13.5%    $100,815     $93,815      $100,000        $0          58% / 42%        $100,487
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -15.5%    $92,327      $87,327      $100,000        $0          19% / 81%        $84,909
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        -25.5%    $92,511      $92,511      $100,000        $0           5% / 95%        $63,187
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        22.8%     $96,202      $96,202      $100,000        $0          42% / 58%        $77,600
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
               True Up**               $3,798       $3,798
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year. **True Ups occur on the first day of the next Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

This  was a  period  of  generally  declining  markets.  On the  fifth  Contract
Anniversary a $3,798 True Up to the GPV Value that was established at Contract issue results in a Contract Value with Living Guarantees of $100,000. The same
Contract without Living Guarantees would have experienced a loss of principal over this period.





                                 GAV BENEFIT ILLUSTRATION FOR JANUARY 1, 1965 TO DECEMBER 31, 1974

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GAV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GAV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1         6.5%     $102,526     $94,526      $100,000        $0          67% / 33%        $106,641
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        -15.6%    $93,657      $86,657      $102,526        $0          48% / 52%        $90,059
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        16.6%     $102,598     $197,598     $102,526        $0          61% / 39%        $105,096
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4         4.8%     $105,922     $105,922     $102,598        $0          56% / 44%        $110,257
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        -14.0%    $101,229     $101,229     $105,922        $0          39% / 61%        $94,965
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -2.8%     $101,925     $101,925     $105,922     $100,000       40% / 60%        $92,370
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
               True Up**                $601         $601
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7         7.6%     $105,290     $105,290     $105,922     $102,526       48% / 52%        $99,440
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        11.4%     $112,569     $112,569     $105,922     $102,526       57% / 43%        $110,924
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        -19.8%    $106,158     $106,158     $112,569     $102,598       42% / 58%        $89,068
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -31.8%    $103,271     $103,271     $112,569     $105,922       42% / 58%        $60,786
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
               True Up**               $2,650       $2,650
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year. **True Ups occur on the first day of the next Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

This was a period of market volatility and generally declining values. The hypothetical Contract with the Living Guarantees and the GAV Benefit experiences two True Ups of the Contract Value to the Available GAV, on the sixth and tenth
Contract Anniversaries. After the second True Up, the Contract Value with Living
Guarantees matches the GAV Value of $105,922, established on the fourth Contract
Anniversary (or the beginning of the fifth Contract Year) and locked in again on the fifth Contract Anniversary.





                                 GAV BENEFIT ILLUSTRATION FOR JANUARY 1, 1975 TO DECEMBER 31, 1984
             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GAV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GAV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        27.7%     $127,718     $119,718     $100,000        $0          100% / 0%        $127,841
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        15.3%     $147,271     $140,271     $127,718        $0          100% / 0%        $147,557
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -14.1%    $133,556     $128,556     $147,271        $0          48% / 52%        $126,891
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        -1.9%     $132,793     $132,793     $147,271        $0          32% / 68%        $124,612
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5         9.0%     $137,492     $137,492     $147,271        $0          27% / 73%        $135,994
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        22.1%     $145,092     $145,092     $147,271     $100,000       38% / 62%        $166,210
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        -12.4%    $145,054     $145,054     $147,271     $127,718       39% / 61%        $145,793
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
               True Up**               $2,216       $2,216
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        11.4%     $149,093     $149,093     $147,271     $147,271       45% / 55%        $162,584
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        13.8%     $159,449     $159,449     $149,093     $147,271       61% / 39%        $185,274
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -2.3%     $156,579     $156,579     $159,449     $147,271       56% / 44%        $181,252
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year. **True Ups occur on the first day of the next Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]


The first GAV Transfer to the FPAs occurs during the third Contract Year, as the Contract Value with Living Guarantees falls below the GAV Value of $147,271 established at the second Contract Anniversary (or the beginning of the third
Contract Year). The FPAs help to dampen the effect of market fluctuations from that point on. There are also reallocations of Contract Value back into the variable Investment Options on the sixth, seventh, eighth and ninth Contract
Anniversaries.





                                 GAV BENEFIT ILLUSTRATION FOR JANUARY 1, 1985 TO DECEMBER 31, 1994

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GAV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GAV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        22.7%     $122,654     $114,654     $100,000        $0          100% / 0%        $122,773
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        11.3%     $136,480     $129,480     $122,654        $0          100% / 0%        $136,744
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -1.0%     $127,997     $122,997     $136,480        $0          58% / 42%        $135,571
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4         9.4%     $136,035     $136,035     $136,480        $0          61% / 39%        $148,407
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        23.5%     $157,014     $157,014     $136,480        $0          65% / 35%        $183,512
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -9.3%     $148,702     $148,702     $157,014     $100,000       59% / 41%        $166,625
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        22.6%     $169,238     $169,238     $157,014     $122,654       65% / 35%        $204,510
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8         1.4%     $172,570     $172,570     $169,238     $136,480       65% / 35%        $207,599
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9         3.9%     $178,780     $178,780     $172,570     $136,480       65% / 35%        $215,962
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                  10        -4.4%     $175,505     $175,505     $178,780     $136,480       58% / 42%        $206,624
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]

Except for a one-day sharp decline, the market was generally up and the Contract without Living Guarantees benefited from full participation in the market.
However, because of the fees associated with the Living Guarantees, aggregate return for the Contract with Living Guarantees was lower. The GAV Benefit, on the other hand, helped balance the highs and lows, reducing volatility.





                                 GAV BENEFIT ILLUSTRATION FOR JANUARY 1, 1995 TO DECEMBER 31, 2003

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GAV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GAV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        30.2%     $130,205     $122,205     $100,000        $0          100% / 0%        $130,331
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        16.0%     $151,086     $144,086     $130,205        $0          100% / 0%        $151,379
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        27.2%     $192,155     $187,155     $151,086        $0          100% / 0%        $192,715
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        23.0%     $217,607     $217,607     $192,155        $0          65% / 35%        $237,210
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        16.0%     $241,486     $241,486     $217,607        $0          65% / 35%        $275,513
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   6        -13.6%    $222,902     $222,902     $241,486     $100,000       56% / 44%        $238,347
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   7        -15.6%    $209,418     $209,418     $241,486     $130,205       15% / 85%        $201,396
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   8        -25.6%    $209,534     $209,534     $241,486     $151,086        5% / 95%        $149,970
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   9        22.7%     $217,883     $217,883     $241,486     $192,155        6% / 94%        $184,176
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC:  THE TABLE ABOVE IS ALSO  REPRESENTED  HERE GRAPHICALLY IN THE PRINTED
PROSPECTUS IN THE FORM OF A LINE CHART.]


This  illustrates  how the  systematic  GAV Transfers  occurring with the Living
Guarantees dampens the effect of market volatility. With the Living Guarantees, on the eleventh Contract Anniversary the Contract Value is guaranteed to be at least equal to the GAV Value of $241,486 established on the sixth Contract
Anniversary (or the beginning of Contract Year seven).





                                 GAV BENEFIT ILLUSTRATION FOR JANUARY 1, 1999 TO DECEMBER 31, 2003

             -----------------------------------------------------------------------------------------------------------
             CONTRACT YEAR S&P        CONTRACT       CASH      GAV VALUE*   AVAILABLE     % OF CONTRACT      CONTRACT
                                                  SURRENDER                                                   VALUE
                           500(R)      VALUE WITH   VALUE WITH                            VALUE WITH LIVING    WITHOUT
                           NET         LIVING       LIVING                                GUARANTEES IN       LIVING
                            RETURN   GUARANTEES   GUARANTEES                   GAV*       VARIABLE/FIXED    GUARANTEES
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                 Issue                $100,000     $92,000      $100,000                    100% / 0%        $100,000
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   1        16.0%     $116,044     $108,044     $100,000        $0          100% / 0%        $116,157
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   2        -13.6%    $105,732     $98,732      $116,044        $0          48% / 52%        $100,487
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   3        -15.6%    $99,906      $94,906      $116,044        $0          12% / 88%        $84,909
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   4        -25.6%    $100,636     $100,636     $116,044        $0           5% / 95%        $63,187
             -----------------------------------------------------------------------------------------------------------
             -----------------------------------------------------------------------------------------------------------
                   5        22.7%     $104,646     $104,646     $116,044        $0           6% / 94%        $77,600
             -----------------------------------------------------------------------------------------------------------

*These values are shown as of the beginning of the Contract Year. All other values are shown as of the end of the Contract Year.

[GRAPHIC: THE TABLE ABOVE IS ALSO REPRESENTED HERE GRAPHICALLY IN THE PRINTED PROSPECTUS IN THE FORM OF A LINE CHART.]

This was a period of generally declining markets. The Contract Value with Living Guarantees on the fifth Contract Anniversary of $104,646 exceeds the GAV Value of $100,000 established at Contract issue. The same Contract without Living Guarantees would have experienced a loss of principal over this period.

A Statement of Additional Information (SAI) dated the same date as this prospectus includes additional information about the annuity offered by this prospectus. The SAI is incorporated by reference into this prospectus. The SAI is filed with the SEC and is available without charge by contacting us at the phone number or address listed below. The table of contents of the SAI appears before the Privacy Notice in this prospectus.

In order to help you understand how your Contract Values vary over time and under different sets of assumptions, we will provide you with certain personalized illustrations upon request and free of charge. You can request illustrations at any time by contacting your registered representative. Illustrations demonstrate how your Contract Value, cash surrender value and death benefits change based on the investment experience of the variable Investment Options or the hypothetical rate of return. The illustrations are hypothetical and may not be used to project or predict investment results.

You can also review and copy information about us, the Separate Account, the prospectus and the SAI at the SEC's Public Reference Room in Washington, D.C. You may obtain information about the operation of the Public Reference Room by calling (202) 942-8090.


The SEC also maintains a website (http://www.sec.gov). The prospectus, the SAI and other information about the Contract are available on the EDGAR database on the SEC's website. If you do not have access to the website you can get copies of information from the website upon payment of a duplication fee by writing to:


     PUBLIC REFERENCE SECTION OF THE COMMISSION
     450 Fifth Street NW
     Washington, DC 20549-0102

You can contact us at:

     ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
     5701 Golden Hills Drive
     Minneapolis, MN  55416
     (800) 624-0197

If you need service (such as changes in Contract information, inquiry into Contract Values, to request a withdrawal, etc.), please contact our Service
Center:

     USALLIANZ SERVICE CENTER
     300 Berwyn Park
     P.O. Box 3031 Berwyn, PA 19312-0031 (800) 624-0197

                                   PART B SAI

                       STATEMENT OF ADDITIONAL INFORMATION

                            USALLIANZ HIGH FIVE(R) L
                      INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
                       VARIABLE DEFERRED ANNUITY CONTRACT
                                    ISSUED BY
            ALLIANZ LIFE(R) VARIABLE ACCOUNT B (THE SEPARATE ACCOUNT)
                                       AND
   ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA (ALLIANZ LIFE, WE, US, OUR)


                                DECEMBER 30, 2004


This is not a prospectus. This Statement of Additional Information (SAI) should be read in conjunction with the prospectus for the Contract, which is dated the same date as this SAI. Definitions of capitalized terms can be found in the glossary in the prospectus. The prospectus is incorporated in this SAI by reference.

The prospectus for the Contract concisely sets forth information that a prospective investor ought to know before investing. For a copy of the Contract's prospectus, call or write us at:


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                             5701 Golden Hills Drive
                              Minneapolis, MN 55416
                                 (800) 624-0197

                TABLE OF CONTENTS


                                                                            Page
                Allianz Life..............................................    2
                Experts...................................................    2
                Legal Opinions............................................    2
                Distributor...............................................    2
                Reduction or Elimination of the
                    Withdrawal Charge.....................................    2
                Federal Tax Status........................................    3
                    General...............................................    3
                    Diversification.......................................    3
                    Contracts Owned by Other Than Natural Persons.........    4
                    Income Tax Withholding................................    4
                    Required Distributions................................    5
                    Qualified Contracts...................................    5
                Guaranteed Principal Value (GPV) and Guaranteed
                    Account Value (GAV) Transfers.........................    6
                Annuity Provisions........................................    7
                    Annuity Unit Value....................................    7
                Mortality and Expense Risk Guarantee......................    7
                Financial Statements......................................    7


                                                               HIGHFIVELSAI-1204

ALLIANZ LIFE
--------------------------------------------------------------------------------

Allianz Life is a stock life insurance company organized under the laws of the state of Minnesota in 1896. We are a subsidiary of Allianz of America, Inc.
(AZOA), which is a financial holding company. AZOA is a subsidiary of Allianz Versicherungs-AG Holding (Allianz AG), which is a provider of integrated financial services. Allianz AG is headquartered in Munich, Germany, and has sales outlets throughout the world. We offer fixed and variable life insurance and annuities, and group life, accident and health insurance.

Allianz Life does not have a separate custodian for the assets, i.e., mutual fund shares, owned through the Separate Account. Most mutual fund shares are not in certificated form, and as such, Allianz Life in effect acts as self custodian for the non-certificated shares we own through the Separate Account.


EXPERTS
--------------------------------------------------------------------------------


The financial statements of Allianz Life Variable Account B as of and for the year ended December 31, 2003 and the consolidated financial statements of Allianz Life as of December 31, 2003 and 2002 and for each of the years in the three years ended December 31, 2003 included in this SAI have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report included in this SAI and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing. The principal business address of KPMG LLP is 4200 Wells Fargo Center, Minneapolis, MN.


Allianz Life's audit report refers to a change in its method of accounting for derivative instruments in 2001 and its method of accounting for goodwill in 2002.


LEGAL OPINIONS
--------------------------------------------------------------------------------

Stewart D. Gregg, Senior Counsel of Allianz Life, has provided legal advice on certain matters in connection with the issuance of the Contracts.


DISTRIBUTOR
--------------------------------------------------------------------------------

USAllianz Investor Services, LLC (USAllianz), a wholly-owned subsidiary of Allianz Life Insurance Company of North America, acts as the distributor. USAllianz does not sell the Contracts on a retail basis. Rather, USAllianz enters into selling agreements with other third-party broker/dealers registered under the Securities Exchange Act of 1934 (selling firms) for the sale of the Contracts. The Contracts are offered to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

We pay commissions for sales of the Contracts. No Contracts had been sold as of December 31, 2003. Therefore, USAllianz has not provided information regarding sales compensation with respect to the Contracts for fiscal years 2001-2003. USAllianz passes through most of the commissions it receives to selling firms for their sales.

We may fund USAllianz' operating and other expenses including: overhead; legal and accounting fees; registered representative training; deferred compensation and insurance benefits for registered representatives; compensation for the USAllianz' management team; and other expenses associated with the Contracts. We also pay for USAllianz' operating and other expenses, including overhead, legal and accounting fees.


REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE
--------------------------------------------------------------------------------

We may reduce or eliminate the amount of the withdrawal charge on the Contracts when Contract sales are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. We will determine the entitlement to a reduction of the withdrawal charge after examination of the following factors:

o    the size of the group;

o the total amount of Purchase Payments expected to be received from the group;

o the nature of the group for which the Contracts are purchased, and the persistency expected in that group (i.e., the expectation that the Contract Owners will continue to hold the Contracts for a certain period of time);

o the purpose for which the Contracts are purchased and whether that purpose makes it likely that expenses will be reduced; and

o any other circumstances which we believe to be relevant to determining whether reduced sales or administrative expenses may be expected.

None of these reductions are contractually guaranteed.

We may eliminate the withdrawal charge when the Contracts are issued to an officer, director or employee of Allianz Life or any of its affiliates. We may reduce or eliminate the withdrawal charge when the Contract is sold by a registered representative appointed with Allianz Life to any members of his or her immediate family and the commission is waived. In no event will any reduction or elimination of the withdrawal charge be permitted where the reduction or elimination will be unfairly discriminatory to any person.

FEDERAL TAX STATUS
--------------------------------------------------------------------------------
NOTE: THE FOLLOWING DESCRIPTION IS BASED UPON OUR UNDERSTANDING OF CURRENT FEDERAL INCOME TAX LAW APPLICABLE TO ANNUITIES IN GENERAL. WE CANNOT PREDICT THE PROBABILITY THAT ANY CHANGES IN SUCH LAWS WILL BE MADE. PURCHASERS ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE REGARDING THE POSSIBILITY OF SUCH CHANGES. WE DO NOT GUARANTEE THE TAX STATUS OF THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS. IT SHOULD BE FURTHER UNDERSTOOD THAT THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE AND THAT SPECIAL RULES NOT DESCRIBED HEREIN MAY BE APPLICABLE IN CERTAIN SITUATIONS. MOREOVER, NO ATTEMPT HAS BEEN MADE TO CONSIDER ANY APPLICABLE STATE OR OTHER TAX LAWS.

GENERAL


Section 72 of the Internal Revenue Code of 1986, as amended (the Code) governs taxation of annuities in general. A Contract Owner is generally not taxed on increases in the value of a Contract until distribution occurs, either in the form of a lump-sum payment or as Annuity Payments under the selected Annuity Option. For a lump-sum payment received as a full withdrawal (total redemption) or death benefit, the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract (your investment). For Non-Qualified Contracts, this cost basis is generally the Purchase Payments, while for Qualified Contracts there may be no cost basis. The taxable portion of the lump sum-payment is taxed at ordinary income tax rates.


For Annuity Payments, the portion of each payment included in income equals the excess of the payment over the exclusion amount. The exclusion amount for Annuity Payments based on a variable Annuity Option is determined by dividing the investment in the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid (which is determined by Treasury Regulations). The exclusion amount for Annuity Payments based on a fixed Annuity Option is determined by multiplying the Annuity Payment by the ratio that the investment in the Contract (adjusted for any period certain or refund guarantee) bears to the expected return under the Contract. Annuity Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludable amounts equal the investment in the Contract) are fully taxable. The taxable portion of an Annuity Payment is taxed at ordinary income tax rates. For certain types of Qualified Contracts there may be no cost basis in the Contract within the meaning of
Section 72 of the Code. Contract Owners, Annuitants and Beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

We are taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from us, and its operations form a part of Allianz Life.

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity Contract Owners currently receive. We make no guarantee regarding the tax status of any Contract and do not intend the above discussion as tax advice.

DIVERSIFICATION

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified in accordance with regulations prescribed by the United States Treasury Department (Treasury Department). Disqualification of the Contract as an annuity contract would result in the imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to the receipt of Annuity Payments under the Contract. The Code contains a safe harbor provision which provides that annuity contracts such as this Contract meets the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

On March 2, 1989, the Treasury Department issued regulations (Treas. Reg. 1.817-5) which established diversification requirements for the Investment Options underlying variable contracts such as this Contract. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under these regulations, an Investment Option will be deemed adequately diversified if:

o no more than 55% of the value of the total assets of the Investment Option is represented by any one investment;

o no more than 70% of the value of the total assets of the Investment Option is represented by any two investments;

o no more than 80% of the value of the total assets of the Investment Option is represented by any three investments; and

o no more than 90% of the value of the total assets of the Investment Option is represented by any four investments.

The Code provides that for purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

We intend that all Investment  Options  underlying the Contracts will be managed
by  the  investment   advisers  in  such  a  manner  as  to  comply  with  these diversification requirements.

The Treasury Department has indicated that the diversification regulations do not provide guidance regarding the circumstances in which Contract Owner control of the investments of the Separate Account will cause the Contract Owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the Contract. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of Contract Owner control which may be exercised under the Contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the Contract Owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the Contract Owner's ability to transfer among Investment Choices, or the number and type of Investment Choices available, would cause the Contract Owner to be considered as the owner of the assets of the Separate Account resulting in the imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to receipt of Annuity Payments under the Contract.

In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance is not considered to set forth a new position, it may be applied retroactively resulting in the Contract Owner being retroactively determined to be the owner of the assets of the Separate Account.

Due to the uncertainty in this area, we reserve the right to modify the Contract in an attempt to maintain favorable tax treatment.

CONTRACTS OWNED BY OTHER THAN NATURAL PERSONS


Under Section 72(u) of the Code, the investment earnings on Purchase Payments for the Contracts will be taxed currently to the Contract Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.


INCOME TAX WITHHOLDING

All distributions or the portion thereof which is included in the gross income of the Contract Owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Contract Owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate.

Certain  distributions  from  retirement  plans  qualified  under Section 401 or
Section 403(b) of the Code, which are not directly rolled over to another eligible retirement plan or individual retirement account or Individual Retirement Annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to: (a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated Beneficiary, or for a specified period of 10 years or more; or (b) distributions which are required minimum distributions; or (c) the portion of the distributions not includible in gross income (i.e. returns of after-tax contributions); or (d) hardship withdrawals. Participants should consult their own tax counsel or other tax adviser regarding withholding requirements.

REQUIRED DISTRIBUTIONS

In order to be treated as an annuity  contract for Federal  income tax purposes,
Section 72(s) of the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of a Contract Owner. Specifically, section 72(s) requires that:


o if any Owner dies on or after the Income Date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such Owner's death; and

o if any Owner dies prior to the Income Date, the entire interest in the contract will be distributed within five years after the date of such Owner's death.

These requirements will be considered satisfied as to any portion of an Owner's interest which is payable to or for the benefit of a designated Beneficiary and which is distributed over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, provided that such distributions begin within one year of the Owner's death. The designated Beneficiary refers to a natural person designated by the Contract Owner as a Beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated Beneficiary is the surviving spouse of the deceased Owner, the Contract may be continued with the surviving spouse as the new Contract Owner. If the Contract Owner is a non-natural person, then the death or change of an Annuitant is treated as the death of the Contract Owner.


Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

QUALIFIED CONTRACTS

The Contract is designed to be suitable for use under various types of qualified plans. Because of the minimum Purchase Payment requirements, these Contracts may not be appropriate for some periodic payment retirement plans. Taxation of participants in each Qualified Contract varies with the type of plan and terms and conditions of each specific plan. Contract Owners, Annuitants and Beneficiaries are cautioned that benefits under a Qualified Contract may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. We are not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless we specifically consent to be bound. Contract Owners, participants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

General descriptions of the types of qualified plans with which the Contracts may be used can be found in the prospectus. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding qualified plans are very complex and will have differing applications, depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a qualified plan.

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by us in connection with qualified plans will utilize annuity tables that do not differentiate on the basis of sex. These annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

Qualified plans include special provisions restricting Contract provisions that may otherwise be available and described in this SAI. Generally, Contracts issued pursuant to qualified plans are not transferable except upon withdrawal or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to withdrawals from Qualified Contracts.

Many withdrawals from Qualified Contracts can be rolled over to an IRA or another qualified retirement plan. If you receive a withdrawal from a Qualified Contract that could be rolled over and you do not elect to make a direct rollover of that amount to an IRA or qualified plan, 20% of the taxable amount must by law be withheld by us for taxes. In situations where this mandatory tax withholding does not apply, other tax amounts may be withheld unless you elect out of the withholding. You may request more detailed information about income tax withholding at the time of a withdrawal. For more information see prospectus section 8, Taxes - Distributions - Qualified Contracts.

PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 401(k) of the Code permit employers, including self-employed individuals, to establish various types of retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be included in the gross income of the employee until distributed from the plan. The tax consequences to participants may vary, depending upon the particular plan design. However, the Code places limitations and restrictions on all plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions and withdrawals. Participant loans are not allowed under the Contracts purchased in connection with these plans. For more information see prospectus section 8, Taxes - Distributions - Qualified Contracts.

Purchasers of Contracts for use with pension or profit-sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

GUARANTEED PRINCIPAL VALUE (GPV) AND GUARANTEED ACCOUNT VALUE (GAV) TRANSFERS
--------------------------------------------------------------------------------
When you purchase a Contract, you can invest all your money in the Investment Options. Generally, GPV or GAV Transfers out of the Investment Options into the FPAs occur as the Contract Value falls relative to the level of guarantees provided by the benefit. For the GAV Benefit, a transfer to the FPAs generally first occurs when the Contract Value drops from its last high point by a cumulative amount of 1% to 4%. For the GPV Benefit, the level of guarantees is typically lower, and the first transfer to the FPAs generally occurs after a larger cumulative drop in Contract Value of 1% to 10%.

If the Contract Value continues to fall, more GPV or GAV Transfers to the FPAs will occur. For both the GPV and GAV Benefits, the initial amount of the GPV or GAV Transfer to the FPAs is typically between 39% and 44% of your Contract Value. For the GAV Benefit, subsequent transfer amounts to the FPAs typically range between 6% and 10% of your Contract Value. Since the GPV Benefit guarantees are typically lower, subsequent GPV Transfers to the FPAs are slightly smaller, typically between 5% and 9% of your Contract Value.

As the time remaining until application of the guarantees shortens, the frequency and amount of GPV or GAV Transfers to the FPAs will increase, particularly in poorly performing markets. Withdrawals you take may reduce the Contract Value relative to the GPV or GAV Benefit guarantees and may result in additional transfers to the FPAs. Purchase Payments you make may change the proportion of Fixed Account Value to the Separate Account Value and may also result in additional GPV or GAV Transfers to the FPAs. We do not expect to make more than four GPV or GAV Transfers to the FPAs per month. In the first two Contract Years, the Fixed Account Value cannot be more than 50% of your Purchase Payments immediately after any GPV or GAV Transfer to the FPAs.

To provide you with an example of the potential GPV or GAV Transfers, we modeled hypothetical Contracts issued on the 1st and the 15th of each month between January 1st, 1965 and December 15th, 1993, with each Contract terminating at the end of ten years. We used the return of the Standard & Poor's 500 Composite Price Index (S&P 500) (R), not including dividend income, as the hypothetical return on these Contracts. On average we would have made three GPV or GAV Transfers to the FPAs every Contract Year. There is a wide range in the amounts transferred from the Investment Options to the FPAs, depending on the modeled returns. For the GAV Benefit, the range was between 25% and 70% of the Contract Value in the first five Contract Years, and between 30% and 80% of the Contract Value in the remaining Contract Years. For the GPV Benefit, the range was between 15% and 75% of the Contract Value in the first five Contract Years, and between 5% and 75% of the Contract Value in the remaining Contract Years. Furthermore, 1 in 10 of the modeled Contracts with the GPV Benefit experienced no GPV Transfers into the FPAs at all.

We also would have made an average of two GPV or GAV Transfers out of the FPAs into the variable Investment Options every Contract Year. GPV or GAV Transfers out of the FPAs may be subject to a Market Value Adjustment (MVA), which may increase or decrease your Contract Value and/or the amount of the transfer. If you fully withdraw or completely transfer the Fixed Account Value out of the FPAs, the minimum value of the amount transferred or withdrawn after any MVA will be at least equal to the FPA Guaranteed Minimum Value. See section 5, Our General Account in the prospectus for more information on the FPAs, MVAs and the FPA Guaranteed Minimum Value.

It is important to note that this example is provided as an illustration. The S&P 500(R) returns are not indicative of the returns of any Investment Option and are not necessarily indicative of future results. Also, the numbers given above are averages. The actual systematic GPV or GAV Transfers made to or from the FPAs for your Contract may be more or less than indicated in the illustration. For an example of illustrations based on the S&P 500(R) please see Appendix B to the prospectus.

ANNUITY PROVISIONS
--------------------------------------------------------------------------------
We base your monthly Annuity Payment upon:

o whether you select a fixed payout, variable payout, or a combination of both fixed and variable payouts;
o the adjusted Contract Value (Contract Value adjusted for any MVA, less any premium tax on the Income Date);
o    the Annuity Option you select;
o    the age of the Annuitant and any joint Annuitant; and
o    the sex of the Annuitant and joint Annuitant where allowed.

We guarantee fixed payouts as to dollar amount and the amount does not vary with the investment experience of an Investment Option. If you elect to receive any portion of your Annuity Payments as a fixed payout, the amount of adjusted Contract Value that you elect to apply to fixed Annuity Payments will be placed in our general account and it will not participate in the investment experience of the Investment Options.

Variable payouts are not predetermined as to dollar amount and will vary in amount with the investment experience of the Investment Option(s) you select. We use Annuity Units to determine the amount of any variable Annuity Payments you elect to receive.

ANNUITY UNIT VALUE

We will purchase a fixed number of Annuity Units on the Income Date as follows:

The first Annuity Payment is equal to the amount of adjusted Contract Value that you elect to apply to variable Annuity Payments, divided first by $1,000 and then multiplied by the appropriate Annuity Payment amount for each $1,000 of value for the Annuity Option selected.

We determine the fixed number of Annuity Units in each subaccount by dividing the amount of the first Annuity Payment for each subaccount by the Annuity Unit value on the Income Date. Thereafter, the number of Annuity Units in each subaccount remains unchanged unless you make a transfer. The number of Annuity Units will also change if Annuity Option 3 is in effect, one Annuitant dies, and the surviving joint Annuitant elects to receive Annuity Payments at 75% or 50% of the previous payment amount. All calculations will appropriately reflect the Annuity Payment frequency selected.


The total variable Annuity Payment on each subsequent Annuity Payment date is the sum of the Annuity Payments for each subaccount. We determine the Annuity Payment in each subaccount by multiplying the number of Annuity Units allocated to the subaccount by the Annuity Unit value for that subaccount. We determine the Annuity Unit value on each subsequent Business Day as follows:


1. The net investment factor is determined as described in prospectus section 3, Purchase - Accumulation Units.


2.   The Annuity Unit value for a Business Day is equal to:

     o    the Annuity Unit value for the immediately preceding Business Day.
     o    multiplied by the net investment factor for the current Business Day;
     o    divided by the assumed net investment factor for the Business Day.

The assumed net investment factor is equal to one plus the assumed investment rate which we use in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Business Day. We will use an assumed investment rate of 3%, 5% or 7% based on your selection and applicable law.


MORTALITY AND EXPENSE RISK GUARANTEE
--------------------------------------------------------------------------------
Allianz Life guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality and expense experience.

FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
The audited consolidated financial statements of Allianz Life as of and for the year ended December 31, 2003, included herein should be considered only as bearing upon the ability of Allianz Life to meet its obligations under the Contracts. The audited financial statements of the Separate Account as of and for the year ended December 31, 2003 are also included herein.

                         ALLIANZ LIFE VARIABLE ACCOUNT B

                                       OF

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


                              FINANCIAL STATEMENTS


                                DECEMBER 31, 2003

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

Independent Auditors' Report


The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:

We have audited the accompanying statements of assets and liabilities of the sub-accounts of Allianz Life Variable Account B as of December 31, 2003, the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-years then ended and the financial highlights for each of the years in the three-years then ended. These financial statements and financial highlights are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Investment securities held in custody for the benefit of the Variable Account were confirmed to us by the transfer agent of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, and financial highlights referred to above present fairly, in all material respects, the assets and liabilities of the sub-accounts of Allianz Life Variable Account B at December 31, 2003, the results of their operations, changes in their net assets and financial highlights for each of the periods stated above, in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP

Minneapolis, Minnesota
March 19, 2004

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements


STATEMENTS OF ASSETS AND LIABILITIES
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                                                                     ALGER
                                                       AIM V.I.                 AIM V.I.    AIM V.I.       ALGER     AMERICAN
                                                        CAPITAL                INTERNATIONAL PREMIER     AMERICAN    LEVERAGED
                                                      APPRECIATION  AIM V.I.     GROWTH      EQUITY       GROWTH      ALLCAP
                                                         FUND     GROWTH FUND     FUND        FUND      PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                        $7,416       12,361       2,502      10,072       11,660       5,095
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                         7,416       12,361       2,502      10,072       11,660       5,095
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                           $7,416       12,361       2,502      10,072       11,660       5,095
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                          $7,416       12,361       2,502      10,072       11,660       5,095
                                                      --------------------------------------------------------------------------

          *Investment shares                                  349          834         156         498          350         181
           Investments at cost                             $8,959       23,672       2,734      12,076       19,467       9,507

                 See accompanying notes to financial statements.
                                       3

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)


STATEMENTS OF ASSETS AND LIABILITIES  (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                       ALGER          ALGER                                          DREYFUS
                                                       AMERICAN     AMERICAN    DAVIS VA    DAVIS VA                 IP SMALL
                                                        MIDCAP       SMALL      FINANCIAL     REAL       DAVIS VA    CAP STOCK
                                                        GROWTH   CAPITALIZATION PORTFOLIO    ESTATE       VALUE        INDEX
                                                       PORTFOLIO   PORTFOLIO               PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $14,208        1,169      54,566       3,025      159,028      85,926
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        14,208        1,169      54,566       3,025      159,028      85,926
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $14,208        1,169      54,566       3,025      159,028      85,926
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $14,208        1,169      54,566       3,025      159,028      85,926
                                                      --------------------------------------------------------------------------

          *Investment shares                                  772           67       4,680         225       15,045       6,554
           Investments at cost                            $14,747        1,305      45,879       2,331      136,312      70,748

                 See accompanying notes to financial statements.
                                       4

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES  (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                    FRANKLIN    FRANKLIN    FRANKLIN
                                                                   AGGRESSIVE    GLOBAL    GROWTH AND                FRANKLIN
                                                       DREYFUS       GROWTH    COMMUNICATIONS INCOME      FRANKLIN     INCOME
                                                         STOCK     SECURITIES  SECURITIES  SECURITIES  HIGH INCOME  SECURITIES
                                                      INDEX FUND      FUND        FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $228,025        3,016     146,612     516,790      182,932     520,291
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       228,025        3,016     146,612     516,790      182,932     520,291
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $228,025        3,016     146,612     516,790      182,932     520,291
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $228,025        3,016     146,612     516,790      182,932     520,291
                                                      --------------------------------------------------------------------------

          *Investment shares                                8,028          547      23,209      35,840       26,961      36,189
           Investments at cost                           $197,642        4,312     320,965     545,711      193,887     506,566

                 See accompanying notes to financial statements.
                                       5

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                       FRANKLIN                             FRANKLIN                 FRANKLIN
                                                       LARGE CAP                FRANKLIN     RISING                  SMALL CAP
                                                        GROWTH      FRANKLIN      REAL      DIVIDENDS    FRANKLIN      VALUE
                                                      SECURITIES     MONEY       ESTATE    SECURITIES   SMALL CAP   SECURITIES
                                                        FUND      MARKET FUND     FUND        FUND        FUND         FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $241,490       68,220     232,278     481,645      263,494      97,449
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       241,490       68,220     232,278     481,645      263,494      97,449
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $241,490       68,220     232,278     481,645      263,494      97,449
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $241,490       68,220     232,278     481,645      263,494      97,449
                                                      --------------------------------------------------------------------------

          *Investment shares                               17,288       68,220       9,764      29,725       15,023       7,664
           Investments at cost                           $254,332       68,220     183,502     410,762      247,260      78,434

                 See accompanying notes to financial statements.
                                       6

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                                            J.P.
                                                       FRANKLIN                 FRANKLIN     MORGAN        J.P.      JENNISON
                                                         U.S.       FRANKLIN      ZERO    INTERNATIONAL MORGAN U.S.     20/20
                                                      GOVERNMENT  ZERO COUPON    COUPON   OPPORTUNITIES LARGE CAP      FOCUS
                                                         FUND      FUND 2005    FUND 2010   PORTFOLIO  CORE EQUITY   PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $468,662       70,903      67,640         563        1,117      31,676
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       468,662       70,903      67,640         563        1,117      31,676
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $468,662       70,903      67,640         563        1,117      31,676
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $468,662       70,903      67,640         563        1,117      31,676
                                                      --------------------------------------------------------------------------

          *Investment shares                               35,603        4,457       4,087          60           89       2,988
           Investments at cost                           $467,280       70,188      66,311         636        1,252      27,581

                 See accompanying notes to financial statements.
                                       7

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                       MUTUAL        MUTUAL    OPPENHEIMER OPPENHEIMER
                                                       DISCOVERY     SHARES      GLOBAL       HIGH     OPPENHEIMER   PIMCO VIT
                                                      SECURITIES   SECURITIES  SECURITIES    INCOME    MAIN STREET  HIGH YIELD
                                                         FUND         FUND       FUND/VA     FUND/VA     FUND/VA     PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $252,965      442,819     168,620      54,655      151,190     112,881
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       252,965      442,819     168,620      54,655      151,190     112,881
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $252,965      442,819     168,620      54,655      151,190     112,881
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $252,965      442,819     168,620      54,655      151,190     112,881
                                                      --------------------------------------------------------------------------

          *Investment shares                               18,115       29,598       6,723       6,348        7,874      13,783
           Investments at cost                           $217,511      370,071     135,611      51,297      133,390     106,265

                 See accompanying notes to financial statements.
                                       8

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                    PIMCO VIT                                        SP
                                                       PIMCO VIT   STOCKSPLUS   PIMCO VIT   SELIGMAN     SELIGMAN    JENNISON
                                                         REAL      GROWTH AND     TOTAL      GLOBAL     SMALL-CAP   INTERNATIONAL
                                                        RETURN       INCOME      RETURN    TECHNOLOGY     VALUE       GROWTH
                                                       PORTFOLIO   PORTFOLIO    PORTFOLIO   PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $53,687       27,133     325,872       4,560      170,777      16,888
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        53,687       27,133     325,872       4,560      170,777      16,888
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $53,687       27,133     325,872       4,560      170,777      16,888
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $53,687       27,133     325,872       4,560      170,777      16,888
                                                      --------------------------------------------------------------------------

          *Investment shares                                4,344        2,930      31,455         378       10,542       2,897
           Investments at cost                            $53,557       23,332     321,950       6,393      134,728      14,729

                 See accompanying notes to financial statements.
                                       9

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                       SP
                                                       STRATEGIC                TEMPLETON                TEMPLETON
                                                       PARTNERS     TEMPLETON  DEVELOPING   TEMPLETON     GLOBAL     TEMPLETON
                                                        FOCUSED      ASSET       MARKETS     FOREIGN      INCOME      GROWTH
                                                        GROWTH      STRATEGY   SECURITIES  SECURITIES   SECURITIES  SECURITIES
                                                      PORTFOLIO       FUND       FUND         FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $14,067       20,577     110,280     306,069       39,856     373,933
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        14,067       20,577     110,280     306,069       39,856     373,933
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $14,067       20,577     110,280     306,069       39,856     373,933
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $14,067       20,577     110,280     306,069       39,856     373,933
                                                      --------------------------------------------------------------------------

          *Investment shares                                2,247        1,096      15,489      24,781        2,565      33,139
           Investments at cost                            $12,443       21,238      87,283     325,958       32,154     388,033

                 See accompanying notes to financial statements.
                                       10

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                                USAZ AIM                    USAZ         USAZ
                                                                                  DENT      USAZ AIM  ALLIANCEBERNSTEIN
                                                       USAZ AIM     USAZ AIM   DEMOGRAPHIC INTERNATIONAL           ALLIANCEBERNSTEIN
                                                         BASIC     BLUE CHIP     TRENDS      EQUITY     GROWTH AND   LARGE CAP
                                                      VALUE FUND      FUND        FUND        FUND     INCOME FUND  GROWTH FUND
                                                      ---------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $90,566       66,220      30,448      21,775       47,930       51,481
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
       Total Assets                                        90,566       66,220      30,448      21,775       47,930       51,481
                                                      ---------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -            -
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -            -
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
      Net Assets                                          $90,566       66,220      30,448      21,775       47,930       51,481
                                                      ---------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      ---------------------------------------------------------------------------
Total Contract Owners' Equity                             $90,566       66,220      30,448      21,775       47,930       51,481
                                                      ---------------------------------------------------------------------------

          *Investment shares                                8,923        6,582       2,928       2,104        4,746        5,676
           Investments at cost                            $75,994       59,203      26,778      18,474       41,863       46,302

                 See accompanying notes to financial statements.
                                       11

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                                USAZ
                                                         USAZ         USAZ     OPPENHEIMER  USAZ        USAZ PIMCO   USAZ
                                                         MONEY    OPPENHEIMER   EMERGING    PIMCO NFJ   PEA GROWTH   PIMCO PEA
                                                        MARKET      EMERGING   TECHNOLOGIES SMALL CAP   AND INCOME  RENAISSANCE
                                                         FUND     GROWTH FUND     FUND     VALUE FUND      FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $180,963       65,206      39,590      25,647       32,072     253,775
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       180,963       65,206      39,590      25,647       32,072     253,775
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $180,963       65,206      39,590      25,647       32,072     253,775
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $180,963       65,206      39,590      25,647       32,072     253,775
                                                      --------------------------------------------------------------------------

          *Investment shares                              180,963        5,012       4,399       2,018        3,172      19,627
           Investments at cost                           $180,963       56,542      34,301      23,642       28,519     189,622

                 See accompanying notes to financial statements.
                                       12

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                                      USAZ      USAZ VAN                             USAZ VAN
                                                                   TEMPLETON     KAMPEN     USAZ VAN     USAZ VAN     KAMPEN
                                                       USAZ        DEVELOPED   AGGRESSIVE    KAMPEN       KAMPEN      GLOBAL
                                                       PIMCO PEA    MARKETS      GROWTH     COMSTOCK     EMERGING    FRANCHISE
                                                      VALUE FUND      FUND        FUND        FUND     GROWTH FUND     FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $84,335       14,664      48,750     201,488      109,442      24,028
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        84,335       14,664      48,750     201,488      109,442      24,028
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $84,335       14,664      48,750     201,488      109,442      24,028
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $84,335       14,664      48,750     201,488      109,442      24,028
                                                      --------------------------------------------------------------------------

          *Investment shares                                7,165        1,267       6,465      20,923       13,853       1,942
           Investments at cost                            $69,014       12,775      42,707     174,243       98,864      21,627

                 See accompanying notes to financial statements.
                                       13

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
  DECEMBER 31, 2003
  (IN THOUSANDS)

                                                       USAZ VAN                 VAN
                                                        KAMPEN                 KAMPEN LIT   VAN         VAN KAMPEN
                                                      GROWTH AND    USAZ VAN    EMERGING   KAMPEN LIT   LIT GROWTH
                                                        INCOME       KAMPEN      GROWTH    ENTERPRISE   AND INCOME   TOTAL ALL
                                                         FUND     GROWTH FUND   PORTFOLIO   PORTFOLIO   PORTFOLIO      FUNDS
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $145,703       52,273       8,731         305        1,641   8,233,693
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       145,703       52,273       8,731         305        1,641   8,233,693
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and                                                                                    -
administrative charges:                                         -            -           -           -            -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $145,703       52,273       8,731         305        1,641   8,233,693
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity: (note 6)
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $145,703       52,273       8,731         305        1,641   8,233,693
                                                      --------------------------------------------------------------------------

          *Investment shares                               14,050        5,591         361          23           96     887,643
           Investments at cost                           $125,683       45,664       9,887         477        1,575   7,813,240

                 See accompanying notes to financial statements.
                                       14

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                                                                                     ALGER
                                                       AIM V.I.                 AIM V.I.    AIM V.I.       ALGER     AMERICAN
                                                        CAPITAL                INTERNATIONAL PREMIER     AMERICAN    LEVERAGED
                                                      APPRECIATION  AIM V.I.     GROWTH      EQUITY       GROWTH      ALLCAP
                                                         FUND     GROWTH FUND     FUND        FUND      PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $-            -          12          28            -           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                              132          177          44         165          163          73
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (132)        (177)        (32)       (137)        (163)        (73)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                         (964)      (3,767)       (309)       (754)      (2,792)     (1,375)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   (964)      (3,767)       (309)       (754)      (2,792)     (1,375)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         2,927        6,921         936       2,874        6,043       2,810
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                 1,963        3,154         627       2,120        3,251       1,435
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $1,831        2,977         595       1,983        3,088       1,362
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       15

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       ALGER          ALGER                                          DREYFUS
                                                       AMERICAN     AMERICAN    DAVIS VA    DAVIS VA                 IP SMALL
                                                        MIDCAP       SMALL      FINANCIAL     REAL       DAVIS VA    CAP STOCK
                                                        GROWTH    CAPITALIZATION PORTFOLIO    ESTATE       VALUE        INDEX
                                                       PORTFOLIO   PORTFOLIO               PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $-            -         165         160        1,044         134
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                              238           19         614          63        1,728         829
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (238)         (19)       (449)          97        (684)       (695)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -          55            -         425
    Realized gains (losses) on sales of investments,
net                                                       (1,110)         (67)          49         359          173         747
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                 (1,110)         (67)          49         414          173       1,172
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         6,564          445      10,339         585       27,743      15,579
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                 5,454          378      10,388         999       27,916      16,751
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $5,216          359       9,939       1,096       27,232      16,056
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       16

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                                    FRANKLIN    FRANKLIN    FRANKLIN
                                                                   AGGRESSIVE    GLOBAL    GROWTH AND                FRANKLIN
                                                       DREYFUS       GROWTH    COMMUNICATIONS INCOME      FRANKLIN     INCOME
                                                         STOCK     SECURITIES  SECURITIES  SECURITIES  HIGH INCOME  SECURITIES
                                                      INDEX FUND      FUND        FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $1,717            -       1,157      14,300       12,333      24,348
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            2,260           41       1,796       6,396        2,066       6,630
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (543)         (41)       (639)       7,904       10,267      17,718
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                         3,484        (748)    (47,482)    (21,928)     (11,493)     (9,731)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   3,484        (748)    (47,482)    (21,928)     (11,493)     (9,731)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        32,085        1,822      89,811     114,407       36,572     115,172
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                35,569        1,074      42,329      92,479       25,079     105,441
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $35,026        1,033      41,690     100,383       35,346     123,159
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       17

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       FRANKLIN                             FRANKLIN
                                                       LARGE CAP                FRANKLIN     RISING
                                                        GROWTH      FRANKLIN      REAL      DIVIDENDS    FRANKLIN    FRANKLIN
                                                      SECURITIES     MONEY       ESTATE    SECURITIES    S&P 500     SMALL CAP
                                                         FUND     MARKET FUND     FUND        FUND      INDEX FUND     FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $1,426          452       4,321       3,599          581           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            2,878        1,182       2,635       5,792           90       3,180
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,452)        (730)       1,686     (2,193)          491     (3,180)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -      11,175            -           -
    Realized gains (losses) on sales of investments,
net                                                      (10,364)            -       3,035       1,846     (10,594)     (6,109)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                (10,364)            -       3,035      13,021     (10,594)     (6,109)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        56,726            -      46,161      72,400        9,984      74,196
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                46,362            -      49,196      85,421        (610)      68,087
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $44,910        (730)      50,882      83,228        (119)      64,907
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                      18

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       FRANKLIN                                                        J.P.
                                                       SMALL CAP    FRANKLIN    FRANKLIN    FRANKLIN                  MORGAN
                                                         VALUE     TECHNOLOGY     U.S.        ZERO       FRANKLIN   INTERNATIONAL
                                                      SECURITIES   SECURITIES  GOVERNMENT    COUPON    ZERO COUPON  OPPORTUNITIES
                                                         FUND         FUND        FUND      FUND 2005   FUND 2010    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                      $173            -      25,246       3,355        2,900           4
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            1,114            8       7,341       1,056        1,097           8
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (941)          (8)      17,905       2,299        1,803         (4)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -         236            -           -
    Realized gains (losses) on sales of investments,
net                                                           555      (2,953)       1,146         303          744        (33)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                     555      (2,953)       1,146         539          744        (33)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        21,123        3,106    (15,666)     (2,525)      (1,373)         171
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                21,678          153    (14,520)     (1,986)        (629)         138
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $20,737          145       3,385         313        1,174         134
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       19

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       J.P.
                                                        MORGAN                  MUTUAL      MUTUAL     OPPENHEIMER  OPPENHEIMER
                                                      U.S. LARGE    JENNISON    DISCOVERY    SHARES       GLOBAL       HIGH
                                                       CAP CORE   20/20 FOCUS  SECURITIES  SECURITIES   SECURITIES    INCOME
                                                        EQUITY     PORTFOLIO      FUND        FUND       FUND/VA      FUND/VA
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $8            -       3,363       3,970          562       1,203
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                               18          264       2,919       5,445        1,766         453
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                 (10)        (264)         444     (1,475)      (1,204)         750
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                          (35)           96       (639)       2,359        1,648         639
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                    (35)           96       (639)       2,359        1,648         639
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                           286        4,396      49,033      78,536       39,549       3,663
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                   251        4,492      48,394      80,895       41,197       4,302
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                  $241        4,228      48,838      79,420       39,993       5,052
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       20

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                                                            PIMCO VIT
                                                      OPPENHEIMER               PIMCO VIT  STOCKSPLUS    PIMCO VIT   SELIGMAN
                                                         MAIN       PIMCO VIT     REAL     GROWTH AND     TOTAL       GLOBAL
                                                        STREET     HIGH YIELD    RETURN      INCOME       RETURN    TECHNOLOGY
                                                        FUND/VA    PORTFOLIO    PORTFOLIO   PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                      $652        5,221         106         491        7,711           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            1,676        1,257         269         392        4,780          73
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,024)        3,964       (163)          99        2,931        (73)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -         957           -        2,527           -
    Realized gains (losses) on sales of investments,
net                                                          (54)        1,934        (27)          41          992       (662)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                    (54)        1,934         930          41        3,519       (662)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        24,293        6,876         130       5,616        1,373       1,968
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                24,239        8,810       1,060       5,657        4,892       1,306
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $23,215       12,774         897       5,756        7,823       1,233
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       21

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                                                SP
                                                                       SP       STRATEGIC                TEMPLETON
                                                       SELIGMAN     JENNISON    PARTNERS    TEMPLETON   DEVELOPING   TEMPLETON
                                                       SMALL-CAP  INTERNATIONAL  FOCUSED      ASSET      MARKETS      FOREIGN
                                                         VALUE       GROWTH      GROWTH     STRATEGY    SECURITIES  SECURITIES
                                                       PORTFOLIO   PORTFOLIO    PORTFOLIO     FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $-            -           -         526          894       4,998
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            1,868          131         173         260        1,100       3,862
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,868)        (131)       (173)         266        (206)       1,136
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                         986            -           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                         1,702          543          34       (919)        2,237    (19,306)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   2,688          543          34       (919)        2,237    (19,306)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        41,838        2,472       2,371       5,736       30,403      93,262
                                                      --------------------------------------------------------------------------
    Total realized gains (losses) & unrealized
      appreciation (depreciation) on investments           44,526        3,015       2,405       4,817       32,640      73,956
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $42,658        2,884       2,232       5,083       32,434      75,092
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       22

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       TEMPLETON
                                                        GLOBAL      TEMPLETON                            USAZ AIM    USAZ AIM
                                                        INCOME       GROWTH     USAZ AIM    USAZ AIM       DENT     INTERNATIONAL
                                                      SECURITIES   SECURITIES     BASIC     BLUE CHIP  DEMOGRAPHIC    EQUITY
                                                         FUND         FUND     VALUE FUND     FUND     TRENDS FUND     FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $3,055        5,329           -          19            -          52
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                              557        4,651         877         583          262         246
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                2,498          678       (877)       (564)        (262)       (194)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                         1,107     (15,790)         393         183          356         478
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   1,107     (15,790)         393         183          356         478
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         3,941      104,109      15,671       7,657        3,946       3,659
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                 5,048       88,319      16,064       7,840        4,302       4,137
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $7,546       88,997      15,187       7,276        4,040       3,943
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       23

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                                     USAZ                     USAZ        USAZ
                                                          USAZ  ALLIANCEBERNSTEIN            OPPENHEIMER OPPENHEIMER  USAZ PIMCO
                                                  ALLIANCEBERNSTEIN LARGE CAP                EMERGING    EMERGING    NFJ SMALL
                                                       GROWTH AND    GROWTH     USAZ MONEY    GROWTH    TECHNOLOGIES CAP VALUE
                                                      INCOME FUND     FUND     MARKET FUND     FUND        FUND         FUND
                                                      ---------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $231           -          642           -           -          103
                                                      ---------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                               512         616        3,135         543         410          115
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
               Investment Income (loss), net                 (281)       (616)      (2,493)       (543)       (410)         (12)
                                                      ---------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                            -           -            -         487           -           86
    Realized gains (losses) on sales of investments,
net                                                            141         170            -       2,195       1,235           64
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
               Realized gains (losses) on                      141         170            -       2,682       1,235          150
investments, net
                                                      ---------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                          7,827       7,517          (2)       8,528       6,380        2,005
                                                      ---------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                  7,968       7,687          (2)      11,210       7,615        2,155
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
 Net increase (decrease) in net assets from                 $7,687       7,071      (2,495)      10,667       7,205        2,143
operations
                                                      ---------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       24

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       USAZ                                 USAZ
                                                       PIMCO PEA   USAZ PIMCO               TEMPLETON    USAZ VAN    USAZ VAN
                                                      GROWTH AND      PEA       USAZ        DEVELOPED     KAMPEN      KAMPEN
                                                        INCOME    RENAISSANCE   PIMCO PEA    MARKETS    AGGRESSIVE   COMSTOCK
                                                         FUND         FUND     VALUE FUND     FUND     GROWTH FUND     FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                      $244           41         320          48            -       1,359
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                              308        2,570         787          97          485       2,269
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                 (64)      (2,529)       (467)        (49)        (485)       (910)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -        2,403           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                            16        1,312        (75)          14          286         107
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                      16        3,715        (75)          14          286         107
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         4,562       72,042      18,381       1,981        8,176      36,003
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                 4,578       75,757      18,306       1,995        8,462      36,110
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $4,514       73,228      17,839       1,946        7,977      35,200
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       25

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       USAZ VAN     USAZ VAN    USAZ VAN                VAN KAMPEN
                                                        KAMPEN       KAMPEN      KAMPEN     USAZ VAN       LIT       VAN
                                                       EMERGING      GLOBAL    GROWTH AND    KAMPEN      EMERGING   KAMPEN LIT
                                                        GROWTH     FRANCHISE     INCOME      GROWTH       GROWTH    ENTERPRISE
                                                         FUND         FUND        FUND        FUND      PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $-            3         954           -            -           2
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                            1,266           99       1,604         627          147           5
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,266)         (96)       (650)       (627)        (147)         (3)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -            6           -           -            -           -
    Realized gains (losses) on sales of investments,
net                                                         (146)           30          53          21        (523)        (54)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   (146)           36          53          21        (523)        (54)
investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        16,586        2,401      24,490       9,226        2,533         124
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                16,440        2,437      24,543       9,247        2,010          70
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $15,174        2,341      23,893       8,620        1,863          67
operations
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       26

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF OPERATIONS  (CONT.)
 FOR THE YEAR ENDED DECEMBER 31, 2003
 (IN THOUSANDS)

                                                       VAN
                                                      KAMPEN LIT
                                                      GROWTH AND
                                                        INCOME      TOTAL ALL
                                                      PORTFOLIO        FUNDS
                                                      -------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $15      139,577
                                                      -------------------------

 Expenses:
    Mortality and expense risk and administrative
charges (note 2)                                               25       99,317
                                                      -------------------------
                                                      -------------------------
               Investment Income (loss), net                 (10)       40,260
                                                      -------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
funds                                                           -       19,343
    Realized gains (losses) on sales of investments,
net                                                          (34)    (138,010)
                                                      -------------------------
                                                      -------------------------
               Realized gains (losses) on                    (34)    (118,667)
investments, net
                                                      -------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                           393    1,497,875
                                                      -------------------------
               Total realized gains (losses) &
unrealized
                 appreciation (depreciation) on
investments                                                   359    1,379,208
                                                      -------------------------
                                                      -------------------------
 Net increase (decrease) in net assets from                  $349    1,419,468
operations
                                                      -------------------------

                 See accompanying notes to financial statements.
                                       27

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                          AIM V.I. CAPITAL                              AIM V.I. INTERNATIONAL
                                                         APPRECIATION FUND       AIM V.I. GROWTH FUND        GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(132)        (172)       (177)       (261)         (32)        (49)
      Realized gains (losses) on investments, net           (964)      (1,766)     (3,767)     (8,404)        (309)        (57)
      Net change in unrealized appreciation
        (depreciation) on investments                       2,927      (1,200)       6,921       1,539          936       (140)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   1,831      (3,138)       2,977     (7,126)          595       (246)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         4        3,838           -          45            -       1,337
      Transfers between funds                               (764)      (2,152)     (1,194)     (4,072)        (635)     (1,624)
      Surrenders and terminations                         (1,229)        (515)     (1,220)     (2,585)        (242)       (192)
      Rescissions                                             (5)        (171)           -           -            -       (242)
      Bonus (recapture)                                      (21)           17         (2)        (11)          (1)           3
      Other transactions (note 2)                             (5)          (4)         (9)        (11)          (3)         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (2,020)        1,013     (2,425)     (6,634)        (881)       (719)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          (189)      (2,125)         552    (13,760)        (286)       (965)
 Net assets at beginning of period                          7,605        9,730      11,809      25,569        2,788       3,753
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $7,416        7,605      12,361      11,809        2,502       2,788
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------

                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       28

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                                            ALGER AMERICAN
                                                          AIM V.I. PREMIER      ALGER AMERICAN GROWTH      LEVERAGED ALLCAP
                                                            EQUITY FUND               PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(137)        (179)       (163)       (253)         (73)       (117)
      Realized gains (losses) on investments, net           (754)      (1,613)     (2,792)     (6,192)      (1,375)     (4,368)
      Net change in unrealized appreciation
        (depreciation) on investments                       2,874      (3,478)       6,043       (953)        2,810       1,039
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   1,983      (5,270)       3,088     (7,398)        1,362     (3,446)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         4        5,326           1          39            -           -
      Transfers between funds                               (989)      (3,410)     (1,626)     (4,559)        (490)     (2,633)
      Surrenders and terminations                           (626)        (673)       (835)     (2,133)        (515)     (1,466)
      Rescissions                                             (4)         (87)           -           -            -           -
      Bonus (recapture)                                       (4)           56         (1)           -            -         (2)
      Other transactions (note 2)                             (9)          (5)         (7)         (9)          (5)         (6)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (1,628)        1,207     (2,468)     (6,662)      (1,010)     (4,107)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                            355      (4,063)         620    (14,060)          352     (7,553)
 Net assets at beginning of period                          9,717       13,780      11,040      25,100        4,743      12,296
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $10,072        9,717      11,660      11,040        5,095       4,743
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       29

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                 ALGER AMERICAN SMALL
                                                        ALGER AMERICAN MIDCAP      CAPITALIZATION        AZOA VIP DIVERSIFIED
                                                          GROWTH PORTFOLIO            PORTFOLIO              ASSETS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(238)        (278)        (19)        (23)            -          86
      Realized gains (losses) on investments, net         (1,110)      (1,688)        (67)       (145)            -       (541)
      Net change in unrealized appreciation
        (depreciation) on investments                       6,564      (4,274)         445       (273)            -         141
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   5,216      (6,240)         359       (441)            -       (314)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         -        7,373           -           -            -       1,470
      Transfers between funds                             (1,235)      (2,371)       (104)       (344)            -     (5,712)
      Surrenders and terminations                         (2,617)        (596)        (81)        (42)            -       (292)
      Rescissions                                               -        (310)           -           -            -        (92)
      Bonus (recapture)                                      (27)           55           -           -            -          22
      Other transactions (note 2)                            (13)          (6)         (1)         (1)            -         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (3,892)        4,145       (186)       (387)            -     (4,605)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          1,324      (2,095)         173       (828)            -     (4,919)
 Net assets at beginning of period                         12,884       14,979         996       1,824            -       4,919
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $14,208       12,884       1,169         996            -           -
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       30

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                        AZOA VIP FIXED INCOME      AZOA VIP GLOBAL
                                                                FUND             OPPORTUNITIES FUND      AZOA VIP GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                            $-          311           -         (8)            -        (30)
      Realized gains (losses) on investments, net               -         (41)           -       (165)            -     (1,262)
      Net change in unrealized appreciation
        (depreciation) on investments                           -          160           -          38            -         264
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                       -          430           -       (135)            -     (1,028)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         -        1,969           -         169            -         920
      Transfers between funds                                   -     (10,571)           -       (552)            -     (2,978)
      Surrenders and terminations                               -      (1,444)           -        (45)            -       (252)
      Rescissions                                               -         (14)           -         (4)            -        (12)
      Bonus (recapture)                                         -           37           -           2            -          18
      Other transactions (note 2)                               -          (2)           -           -            -         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                           -     (10,025)           -       (430)            -     (2,305)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                              -      (9,595)           -       (565)            -     (3,333)
 Net assets at beginning of period                              -        9,595           -         565            -       3,333
                                                      --------------------------------------------------------------------------
 Net assets at end of period                                   $-            -           -           -            -           -
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       31

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                         DAVIS VA FINANCIAL      DAVIS VA REAL ESTATE       DAVIS VA VALUE
                                                             PORTFOLIO                PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(449)        (160)          97         110        (684)       (112)
      Realized gains (losses) on investments, net              49        (340)         414          35          173       (408)
      Net change in unrealized appreciation
        (depreciation) on investments                      10,339      (1,556)         585          34       27,743     (4,801)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   9,939      (2,056)       1,096         179       27,232     (5,321)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    20,173       10,646           -           -       64,952      33,980
      Transfers between funds                               6,293        3,334     (1,623)       (564)       17,083      10,394
      Surrenders and terminations                           (813)        (281)       (317)       (173)      (2,811)       (996)
      Rescissions                                           (473)        (252)           -           -      (1,822)       (608)
      Bonus (recapture)                                       305           82           -         (3)          709         356
      Other transactions (note 2)                            (10)          (3)         (2)         (2)         (31)         (7)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      25,475       13,526     (1,942)       (742)       78,080      43,119
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         35,414       11,470       (846)       (563)      105,312      37,798
 Net assets at beginning of period                         19,152        7,682       3,871       4,434       53,716      15,918
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $54,566       19,152       3,025       3,871      159,028      53,716
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       32

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                        DREYFUS IP SMALL CAP     DREYFUS STOCK INDEX      FRANKLIN AGGRESSIVE
                                                       STOCK INDEX PORTFOLIO            FUND            GROWTH SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(695)         (46)       (543)          35         (41)        (62)
      Realized gains (losses) on investments, net           1,172         (73)       3,484       (427)        (748)     (1,199)
      Net change in unrealized appreciation
        (depreciation) on investments                      15,579        (401)      32,085     (1,702)        1,822       (788)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  16,056        (520)      35,026     (2,094)        1,033     (2,049)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    42,944       11,755      86,375      26,216            -           -
      Transfers between funds                              12,847        4,477      67,771      21,455        (352)     (1,103)
      Surrenders and terminations                         (1,033)         (72)     (5,079)       (501)        (464)       (464)
      Rescissions                                           (893)        (150)     (1,947)       (221)            -           -
      Bonus (recapture)                                       454           71         850         207            -           -
      Other transactions (note 2)                            (10)            -        (32)         (1)          (2)         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      54,309       16,081     147,938      47,155        (818)     (1,569)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         70,365       15,561     182,964      45,061          215     (3,618)
 Net assets at beginning of period                         15,561            -      45,061           -        2,801       6,419
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $85,926       15,561     228,025      45,061        3,016       2,801
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       33

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                           FRANKLIN GLOBAL         FRANKLIN GLOBAL
                                                           COMMUNICATIONS      HEALTH CARE SECURITIES     FRANKLIN GROWTH AND
                                                          SECURITIES FUND               FUND            INCOME SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(639)        (720)           -       (101)        7,904       8,713
      Realized gains (losses) on investments, net        (47,482)     (90,367)           -     (2,885)     (21,928)       9,392
      Net change in unrealized appreciation
        (depreciation) on investments                      89,811       14,297           -         276      114,407   (115,836)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  41,690     (76,790)           -     (2,710)      100,383    (97,731)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                     7,257        1,290           -           -       34,879      19,836
      Transfers between funds                             (5,852)     (16,816)           -    (21,269)      (3,120)      11,166
      Surrenders and terminations                        (16,637)     (29,195)           -       (929)     (59,774)    (88,127)
      Rescissions                                           (140)         (51)           -           -        (861)       (566)
      Bonus (recapture)                                        87           10           -           -          429         135
      Other transactions (note 2)                           (132)        (159)           -         (4)        (248)       (272)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                    (15,417)     (44,921)           -    (22,202)     (28,695)    (57,828)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         26,273    (121,711)           -    (24,912)       71,688   (155,559)
 Net assets at beginning of period                        120,339      242,050           -      24,912      445,102     600,661
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $146,612      120,339           -           -      516,790     445,102
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       34

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                        FRANKLIN HIGH INCOME       FRANKLIN INCOME        FRANKLIN LARGE CAP
                                                                FUND               SECURITIES FUND      GROWTH SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                       $10,267       16,600      17,718      37,255      (1,452)     (1,330)
      Realized gains (losses) on investments, net        (11,493)     (27,643)     (9,731)    (12,033)     (10,364)    (20,851)
      Net change in unrealized appreciation
        (depreciation) on investments                      36,572      (2,640)     115,172    (33,844)       56,726    (39,062)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  35,346     (13,683)     123,159     (8,622)       44,910    (61,243)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    28,106        5,199      23,961      19,247       34,780      15,739
      Transfers between funds                              28,293        1,378      16,537     (6,847)        9,234    (19,390)
      Surrenders and terminations                        (17,830)     (22,844)    (62,662)    (77,030)     (19,397)    (32,867)
      Rescissions                                           (894)        (213)       (418)       (431)        (697)       (568)
      Bonus (recapture)                                       337           51         277         166          405         141
      Other transactions (note 2)                            (58)         (57)       (220)       (230)         (91)        (98)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      37,954     (16,486)    (22,525)    (65,125)       24,234    (37,043)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         73,300     (30,169)     100,634    (73,747)       69,144    (98,286)
 Net assets at beginning of period                        109,632      139,801     419,657     493,404      172,346     270,632
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $182,932      109,632     520,291     419,657      241,490     172,346
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       35

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                   FRANKLIN NATURAL
                                                        FRANKLIN MONEY MARKET   RESOURCES SECURITIES     FRANKLIN REAL ESTATE
                                                                FUND                    FUND                     FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(730)         (73)           -         187        1,686       1,787
      Realized gains (losses) on investments, net               -            -           -       2,473        3,035       1,324
      Net change in unrealized appreciation
        (depreciation) on investments                           -            -           -       (234)       46,161     (2,677)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (730)         (73)           -       2,426       50,882         434
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                        15           38           -           -       44,359      20,512
      Transfers between funds                            (16,038)     (41,828)           -    (25,275)       20,955       4,806
      Surrenders and terminations                        (17,918)     (38,153)           -     (1,465)     (16,107)    (19,470)
      Rescissions                                               -          (1)           -           -        (968)       (453)
      Bonus (recapture)                                         -            -           -           -          642         163
      Other transactions (note 2)                            (39)         (54)           -         (5)         (75)        (61)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                    (33,980)     (79,998)           -    (26,745)       48,806       5,497
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                       (34,710)     (80,071)           -    (24,319)       99,688       5,931
 Net assets at beginning of period                        102,930      183,001           -      24,319      132,590     126,659
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $68,220      102,930           -           -      232,278     132,590
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       36

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                           FRANKLIN RISING
                                                        DIVIDENDS SECURITIES       FRANKLIN S&P 500       FRANKLIN SMALL CAP
                                                                FUND                 INDEX FUND                  FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(2,193)        (439)         491        (34)      (3,180)     (2,060)
      Realized gains (losses) on investments, net          13,021        8,747    (10,594)     (5,271)      (6,109)    (12,472)
      Net change in unrealized appreciation
        (depreciation) on investments                      72,400     (18,274)       9,984     (4,862)       74,196    (62,118)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  83,228      (9,966)       (119)    (10,167)       64,907    (76,650)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    82,646       38,666           -       8,497       35,410      22,364
      Transfers between funds                              29,460       22,417    (23,946)    (10,487)        5,858      11,425
      Surrenders and terminations                        (38,018)     (49,662)       (473)     (4,541)     (20,175)    (30,677)
      Rescissions                                         (1,560)        (751)           -       (288)        (664)       (935)
      Bonus  (recapture)                                      910          381         (1)          32          422         159
      Other transactions (note 2)                           (158)        (140)         (5)        (15)        (103)       (101)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      73,280       10,911    (24,425)     (6,802)       20,748       2,235
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        156,508          945    (24,544)    (16,969)       85,655    (74,415)
 Net assets at beginning of period                        325,137      324,192      24,544      41,513      177,839     252,254
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $481,645      325,137           -      24,544      263,494     177,839
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       37

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                         FRANKLIN SMALL CAP      FRANKLIN TECHNOLOGY         FRANKLIN U.S.
                                                       VALUE SECURITIES FUND       SECURITIES FUND         GOVERNMENT FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(941)        (437)         (8)        (41)       17,905      16,859
      Realized gains (losses) on investments, net             555          837     (2,953)     (1,482)        1,146       1,871
      Net change in unrealized appreciation
        (depreciation) on investments                      21,123      (5,858)       3,106       (311)     (15,666)      12,942
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  20,737      (5,458)         145     (1,834)        3,385      31,672
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    27,787       16,940           -           -      108,382      69,142
      Transfers between funds                               6,129        9,774     (1,763)       (823)     (30,723)      50,071
      Surrenders and terminations                         (3,965)      (5,191)        (93)       (449)     (60,836)    (68,714)
      Rescissions                                           (632)        (673)           -           -      (3,321)     (2,380)
      Bonus (recapture)                                       371          106           -           -        1,460       1,084
      Other transactions (note 2)                            (22)         (12)         (1)         (2)        (178)       (150)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      29,668       20,944     (1,857)     (1,274)       14,784      49,053
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         50,405       15,486     (1,712)     (3,108)       18,169      80,725
 Net assets at beginning of period                         47,044       31,558       1,712       4,820      450,493     369,768
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $97,449       47,044           -       1,712      468,662     450,493
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       38

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                                              J.P. MORGAN
                                                        FRANKLIN ZERO COUPON     FRANKLIN ZERO COUPON       INTERNATIONAL
                                                             FUND 2005                FUND 2010        OPPORTUNITIES PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $2,299        2,403       1,803       2,002          (4)         (8)
      Realized gains (losses) on investments, net             539          861         744       2,054         (33)        (76)
      Net change in unrealized appreciation
        (depreciation) on investments                     (2,525)        1,241     (1,373)       4,445          171        (67)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                     313        4,505       1,174       8,501          134       (151)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    15,485        8,387      20,748      11,702            -           -
      Transfers between funds                             (1,946)        5,482    (10,735)       6,539         (63)       (140)
      Surrenders and terminations                         (7,694)      (7,600)     (6,834)     (9,734)         (15)        (70)
      Rescissions                                           (479)        (317)       (469)       (448)            -           -
      Bonus (recapture)                                       219          156         418         290            -         (3)
      Other transactions (note 2)                            (21)         (18)        (23)        (17)            -           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                       5,564        6,090       3,105       8,332         (78)       (213)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          5,877       10,595       4,279      16,833           56       (364)
 Net assets at beginning of period                         65,026       54,431      63,361      46,528          507         871
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $70,903       65,026      67,640      63,361          563         507
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       39

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                       J.P. MORGAN U.S. LARGE    JENNISON 20/20 FOCUS      MUTUAL DISCOVERY
                                                          CAP CORE EQUITY             PORTFOLIO            SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                         $(10)         (21)       (264)        (29)          444          93
      Realized gains (losses) on investments, net            (35)         (93)          96        (32)        (639)       2,084
      Net change in unrealized appreciation
        (depreciation) on investments                         286        (287)       4,396       (301)       49,033    (18,930)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                     241        (401)       4,228       (362)       48,838    (16,753)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         -            -      17,041       3,376       58,956      25,915
      Transfers between funds                                (51)        (245)       5,636       2,296       12,324       3,706
      Surrenders and terminations                            (58)         (89)       (280)        (11)     (17,891)    (20,890)
      Rescissions                                               -         (20)       (364)        (66)      (1,561)       (514)
      Bonus (recapture)                                         -          (3)         151          34          622         207
      Other transactions (note 2)                             (1)          (1)         (3)           -         (68)        (57)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                       (110)        (358)      22,181       5,629       52,382       8,367
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                            131        (759)      26,409       5,267      101,220     (8,386)
 Net assets at beginning of period                            986        1,745       5,267           -      151,745     160,131
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $1,117          986      31,676       5,267      252,965     151,745
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       40

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                            MUTUAL SHARES         OPPENHEIMER GLOBAL       OPPENHEIMER HIGH
                                                          SECURITIES FUND        SECURITIES FUND/VA         INCOME FUND/VA
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,475)      (1,912)     (1,204)       (428)          750         399
      Realized gains (losses) on investments, net           2,359       10,834       1,648         305          639       (281)
      Net change in unrealized appreciation
        (depreciation) on investments                      78,536     (57,282)      39,549     (5,723)        3,663       (175)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  79,420     (48,360)      39,993     (5,846)        5,052        (57)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    71,498       34,883      64,859      33,575       14,933       5,533
      Transfers between funds                              11,941        (942)      16,707      12,425       23,080       4,499
      Surrenders and terminations                        (36,047)     (47,603)     (2,781)     (1,252)      (1,654)       (445)
      Rescissions                                         (1,703)        (759)     (1,233)       (927)        (761)        (85)
      Bonus (recapture)                                       778          208         773         295          194          43
      Other transactions (note 2)                           (137)        (126)        (29)         (6)          (7)         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      46,330     (14,339)      78,296      44,110       35,785       9,543
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        125,750     (62,699)     118,289      38,264       40,837       9,486
 Net assets at beginning of period                        317,069      379,768      50,331      12,067       13,818       4,332
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $442,819      317,069     168,620      50,331       54,655      13,818
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       41

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                          OPPENHEIMER MAIN       PIMCO VIT HIGH YIELD    PIMCO VIT REAL RETURN
                                                           STREET FUND/VA             PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,024)        (371)       3,964       1,052        (163)           -
      Realized gains (losses) on investments, net            (54)      (1,134)       1,934         205          930           -
      Net change in unrealized appreciation
        (depreciation) on investments                      24,293      (5,511)       6,876       (199)          130           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  23,215      (7,016)      12,774       1,058          897           -
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    65,879       30,993      54,830      14,020       45,931           -
      Transfers between funds                              16,424       10,229      16,142      14,146        7,934           -
      Surrenders and terminations                         (3,197)      (1,211)     (3,268)     (3,227)        (784)           -
      Rescissions                                         (1,409)        (870)     (1,314)       (284)        (825)           -
      Bonus (recapture)                                       774          238         552         108          535           -
      Other transactions (note 2)                            (34)          (8)        (17)         (3)          (1)           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      78,437       39,371      66,925      24,760       52,790           -
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        101,652       32,355      79,699      25,818       53,687           -
 Net assets at beginning of period                         49,538       17,183      33,182       7,364            -           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $151,190       49,538     112,881      33,182       53,687           -
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       42

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                       PIMCO VIT STOCKSPLUS
                                                         GROWTH AND INCOME         PIMCO VIT TOTAL          SELIGMAN GLOBAL
                                                             PORTFOLIO            RETURN PORTFOLIO       TECHNOLOGY PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                           $99          148       2,931       2,176         (73)       (101)
      Realized gains (losses) on investments, net              41        (422)       3,519       2,222        (662)     (2,010)
      Net change in unrealized appreciation
        (depreciation) on investments                       5,616      (1,584)       1,373       2,946        1,968       (528)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   5,756      (1,858)       7,823       7,344        1,233     (2,639)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                     7,377        7,882     137,755      91,335            -       1,898
      Transfers between funds                                 451        4,895       7,292      71,614        (541)     (1,963)
      Surrenders and terminations                           (798)        (738)    (14,400)     (7,386)        (261)       (289)
      Rescissions                                            (85)        (153)     (3,356)     (2,245)          (4)       (126)
      Bonus (recapture)                                        82           47       1,697         870          (2)          25
      Other transactions (note 2)                             (7)          (2)        (83)        (15)          (4)         (3)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                       7,020       11,931     128,905     154,173        (812)       (458)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         12,776       10,073     136,728     161,517          421     (3,097)
 Net assets at beginning of period                         14,357        4,284     189,144      27,627        4,139       7,236
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $27,133       14,357     325,872     189,144        4,560       4,139
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       43

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                     SP JENNISON         SP STRATEGIC PARTNERS
                                                         SELIGMAN SMALL-CAP     INTERNATIONAL GROWTH        FOCUSED GROWTH
                                                          VALUE PORTFOLIO             PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,868)        (626)       (131)        (41)        (173)        (63)
      Realized gains (losses) on investments, net           2,688           68         543       1,144           34       (178)
      Net change in unrealized appreciation
        (depreciation) on investments                      41,838      (7,528)       2,472       (309)        2,371       (717)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  42,658      (8,086)       2,884         794        2,232       (958)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    56,161       38,603       6,409       1,432        5,219       3,944
      Transfers between funds                              18,232       16,127       4,782         430          513       1,956
      Surrenders and terminations                         (4,049)      (1,391)       (602)       (131)        (238)       (218)
      Rescissions                                         (1,208)      (1,270)        (60)        (16)        (118)       (106)
      Bonus (recapture)                                       831          280         102          20           54          24
      Other transactions (note 2)                            (41)          (6)         (2)           -          (2)         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      69,926       52,343      10,629       1,735        5,428       5,599
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        112,584       44,257      13,513       2,529        7,660       4,641
 Net assets at beginning of period                         58,193       13,936       3,375         846        6,407       1,766
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $170,777       58,193      16,888       3,375       14,067       6,407
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       44

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                 TEMPLETON DEVELOPING
                                                           TEMPLETON ASSET       MARKETS SECURITIES        TEMPLETON FOREIGN
                                                           STRATEGY FUND                FUND               SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                          $266          140       (206)          97        1,136       1,147
      Realized gains (losses) on investments, net           (919)      (2,178)       2,237     (2,270)     (19,306)    (72,381)
      Net change in unrealized appreciation
        (depreciation) on investments                       5,736          761      30,403       2,294       93,262       8,852
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   5,083      (1,277)      32,434         121       75,092    (62,382)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         -            -      15,036       9,257       16,095      14,025
      Transfers between funds                               (946)      (2,234)       9,870     (1,243)      (3,731)     (2,350)
      Surrenders and terminations                         (2,651)      (4,673)     (9,400)     (9,075)     (34,407)    (50,192)
      Rescissions                                               -            -       (316)        (79)        (244)       (223)
      Bonus (recapture)                                         -            -         198          36          130          70
      Other transactions (note 2)                            (10)         (11)        (45)        (40)        (164)       (188)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (3,607)      (6,918)      15,343     (1,144)     (22,321)    (38,858)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          1,476      (8,195)      47,777     (1,023)       52,771   (101,240)
 Net assets at beginning of period                         19,101       27,296      62,503      63,526      253,298     354,538
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $20,577       19,101     110,280      62,503      306,069     253,298
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       45

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                                                                               TEMPLETON
                                                          TEMPLETON GLOBAL         TEMPLETON GROWTH     INTERNATIONAL SMALLER
                                                       INCOME SECURITIES FUND      SECURITIES FUND          COMPANIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $2,498         (96)         678       3,323            -         223
      Realized gains (losses) on investments, net           1,107        (175)    (15,790)    (12,672)            -         977
      Net change in unrealized appreciation
        (depreciation) on investments                       3,941        7,501     104,109    (64,274)            -         444
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   7,546        7,230      88,997    (73,623)            -       1,644
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                        19           12      29,434      26,725            -           -
      Transfers between funds                             (1,231)      (4,515)       (671)     (8,666)            -    (13,768)
      Surrenders and terminations                         (5,914)      (7,192)    (37,868)    (59,669)            -       (622)
      Rescissions                                               -            -       (507)       (589)            -           -
      Bonus (recapture)                                         -            -         238         243            -           -
      Other transactions (note 2)                            (22)         (23)       (162)       (174)            -         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (7,148)     (11,718)     (9,536)    (42,130)            -    (14,392)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                            398      (4,488)      79,461   (115,753)            -    (12,748)
 Net assets at beginning of period                         39,458       43,946     294,472     410,225            -      12,748
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $39,856       39,458     373,933     294,472            -           -
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       46

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                        USAZ AIM BASIC VALUE      USAZ AIM BLUE CHIP         USAZ AIM DENT
                                                                FUND                    FUND           DEMOGRAPHIC TRENDS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(877)         (98)       (564)        (54)        (262)        (22)
      Realized gains (losses) on investments, net             393        (171)         183       (153)          356         (7)
      Net change in unrealized appreciation
        (depreciation) on investments                      15,671      (1,099)       7,657       (640)        3,946       (276)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  15,187      (1,368)       7,276       (847)        4,040       (305)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    43,301       14,432      38,836       8,167       16,213       3,644
      Transfers between funds                              13,220        8,382       9,704       4,738        6,621       1,331
      Surrenders and terminations                         (1,476)        (174)       (826)       (208)      (1,022)        (20)
      Rescissions                                         (1,280)        (336)     (1,118)       (182)        (281)        (57)
      Bonus  (recapture)                                      593          100         594          93          265          24
      Other transactions (note 2)                            (14)          (1)         (7)           -          (5)           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      54,344       22,403      47,183      12,608       21,791       4,922
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         69,531       21,035      54,459      11,761       25,831       4,617
 Net assets at beginning of period                         21,035            -      11,761           -        4,617           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $90,566       21,035      66,220      11,761       30,448       4,617
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       47

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                       USAZ AIM INTERNATIONAL     USAZ ALGER GROWTH     USAZ ALLIANCEBERNSTEIN
                                                            EQUITY FUND                 FUND            GROWTH AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(194)         (53)           -        (42)        (281)        (69)
      Realized gains (losses) on investments, net             478          192           -       (993)          141       (599)
      Net change in unrealized appreciation
        (depreciation) on investments                       3,659        (358)           -          25        7,827     (1,844)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   3,943        (219)           -     (1,010)        7,687     (2,512)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                     9,444        4,961           -       1,095       19,066      10,442
      Transfers between funds                               1,193        3,489           -     (2,767)        6,656       5,093
      Surrenders and terminations                           (713)         (65)           -       (162)      (1,169)       (555)
      Rescissions                                           (353)         (34)           -         (9)        (346)       (146)
      Bonus (recapture)                                       111           21           -           1          256         103
      Other transactions (note 2)                             (3)            -           -         (1)         (11)         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                       9,679        8,372           -     (1,843)       24,452      14,935
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         13,622        8,153           -     (2,853)       32,139      12,423
 Net assets at beginning of period                          8,153            -           -       2,853       15,791       3,368
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $21,775        8,153           -           -       47,930      15,791
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       48

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                       USAZ ALLIANCEBERNSTEIN     USAZ MONEY MARKET        USAZ OPPENHEIMER
                                                       LARGE CAP GROWTH FUND            FUND             EMERGING GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(616)        (148)     (2,493)       (848)        (543)        (37)
      Realized gains (losses) on investments, net             170        (323)           -           -        2,682        (17)
      Net change in unrealized appreciation
        (depreciation) on investments                       7,517      (2,391)         (2)           -        8,528         136
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   7,071      (2,862)     (2,495)       (848)       10,667          82
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    24,313       11,678     237,716     136,638       31,329       5,866
      Transfers between funds                               2,263        8,551   (160,229)      27,096       16,780       1,937
      Surrenders and terminations                           (942)        (564)    (84,417)    (89,833)      (1,247)          13
      Rescissions                                           (628)        (324)     (5,580)     (3,677)        (567)       (122)
      Bonus (recapture)                                       323           77       4,150       2,291          441          32
      Other transactions (note 2)                            (10)          (1)        (47)        (23)          (5)           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      25,319       19,417     (8,407)      72,492       46,731       7,726
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         32,390       16,555    (10,902)      71,644       57,398       7,808
 Net assets at beginning of period                         19,091        2,536     191,865     120,221        7,808           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $51,481       19,091     180,963     191,865       65,206       7,808
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       49

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                         USAZ OPPENHEIMER
                                                       EMERGING TECHNOLOGIES     USAZ PIMCO NFJ SMALL    USAZ PIMCO PEA GROWTH
                                                                FUND               CAP VALUE FUND          AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(410)         (74)        (12)           -         (64)         (8)
      Realized gains (losses) on investments, net           1,235        (980)         150           -           16       (159)
      Net change in unrealized appreciation
        (depreciation) on investments                       6,380      (1,176)       2,005           -        4,562     (1,030)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   7,205      (2,230)       2,143           -        4,514     (1,197)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    19,851        6,236      17,457           -       15,719       6,048
      Transfers between funds                               5,055          547       6,316           -        4,133       2,333
      Surrenders and terminations                           (783)        (248)       (174)           -        (585)       (735)
      Rescissions                                           (535)        (132)       (331)           -        (433)       (117)
      Bonus  (recapture)                                      208           43         236           -          246          59
      Other transactions (note 2)                             (6)          (1)           -           -          (7)         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      23,790        6,445      23,504           -       19,073       7,587
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         30,995        4,215      25,647           -       23,587       6,390
 Net assets at beginning of period                          8,595        4,380           -           -        8,485       2,095
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $39,590        8,595      25,647           -       32,072       8,485
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       50

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                           USAZ PIMCO PEA        USAZ PIMCO PEA VALUE       USAZ TEMPLETON
                                                          RENAISSANCE FUND              FUND            DEVELOPED MARKETS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(2,529)        (654)       (467)       (139)         (49)         (6)
      Realized gains (losses) on investments, net           3,715      (2,520)        (75)       (689)           14        (30)
      Net change in unrealized appreciation
        (depreciation) on investments                      72,042      (8,397)      18,381     (3,268)        1,981        (95)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  73,228     (11,571)      17,839     (4,096)        1,946       (131)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    78,152       63,026      30,208      16,722        8,302         917
      Transfers between funds                              29,333       20,748      14,927       8,744        2,708       1,071
      Surrenders and terminations                         (3,916)      (1,269)     (1,549)     (1,379)        (356)         (7)
      Rescissions                                         (1,744)      (1,136)       (716)       (536)         (80)        (26)
      Bonus (recapture)                                       876          392         408          97          120           7
      Other transactions (note 2)                            (50)          (5)        (15)         (2)          (3)           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     102,651       81,756      43,263      23,646       10,691       1,962
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        175,879       70,185      61,102      19,550       12,637       1,831
 Net assets at beginning of period                         77,896        7,711      23,233       3,683        2,027         196
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $253,775       77,896      84,335      23,233       14,664       2,027
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       51

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                           USAZ VAN KAMPEN         USAZ VAN KAMPEN          USAZ VAN KAMPEN
                                                       AGGRESSIVE GROWTH FUND       COMSTOCK FUND        EMERGING GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(485)        (107)       (910)       (262)      (1,266)       (293)
      Realized gains (losses) on investments, net             286        (323)         107       (664)        (146)       (498)
      Net change in unrealized appreciation
        (depreciation) on investments                       8,176      (2,127)      36,003     (8,563)       16,586     (5,903)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   7,977      (2,557)      35,200     (9,489)       15,174     (6,694)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    22,542        8,454      76,093      46,669       45,555      21,594
      Transfers between funds                               6,843        4,386      21,465      21,597       14,894      16,107
      Surrenders and terminations                           (660)        (135)     (3,904)     (1,740)      (1,839)       (732)
      Rescissions                                           (443)        (165)     (1,386)     (1,160)      (1,048)       (455)
      Bonus (recapture)                                       329           35         865         272          595         145
      Other transactions (note 2)                             (9)          (1)        (40)         (7)         (24)         (3)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      28,602       12,574      93,093      65,631       58,133      36,656
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         36,579       10,017     128,293      56,142       73,307      29,962
 Net assets at beginning of period                         12,171        2,154      73,195      17,053       36,135       6,173
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $48,750       12,171     201,488      73,195      109,442      36,135
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       52

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                       USAZ VAN KAMPEN GLOBAL      USAZ VAN KAMPEN      USAZ VAN KAMPEN GROWTH
                                                           FRANCHISE FUND      GROWTH AND INCOME FUND            FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                         $(96)            -       (650)       (232)        (627)       (186)
      Realized gains (losses) on investments, net              36            -          53       (497)           21       (220)
      Net change in unrealized appreciation
        (depreciation) on investments                       2,401            -      24,490     (4,380)        9,226     (2,643)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   2,341            -      23,893     (5,109)        8,620     (3,049)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                    12,710            -      57,556      25,361       20,785      10,141
      Transfers between funds                               8,951            -      20,350      13,612        5,293       7,099
      Surrenders and terminations                              51            -     (3,306)     (1,537)      (1,090)       (490)
      Rescissions                                           (189)            -     (1,292)       (473)        (630)       (119)
      Bonus (recapture)                                       164            -         656         184          205          62
      Other transactions (note 2)                               -            -        (24)         (4)          (8)         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                      21,687            -      73,940      37,143       24,555      16,692
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         24,028            -      97,833      32,034       33,175      13,643
 Net assets at beginning of period                              -            -      47,870      15,836       19,098       5,455
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $24,028            -     145,703      47,870       52,273      19,098
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                          VAN KAMPEN LIT
                                                          EMERGING GROWTH           VAN KAMPEN LIT       VAN KAMPEN LIT GROWTH
                                                             PORTFOLIO          ENTERPRISE PORTFOLIO     AND INCOME PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(147)        (201)         (3)         (5)         (10)        (11)
      Realized gains (losses) on investments, net           (523)      (1,458)        (54)        (97)         (34)        (82)
      Net change in unrealized appreciation
        (depreciation) on investments                       2,533      (3,430)         124        (63)          393       (251)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   1,863      (5,089)          67       (165)          349       (344)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                         -        8,586           -           -            -           -
      Transfers between funds                               (822)      (4,508)        (57)       (151)         (96)       (347)
      Surrenders and terminations                           (633)        (488)        (14)        (25)         (98)        (83)
      Rescissions                                             (1)        (237)           -           -            -           -
      Bonus (recapture)                                       (3)           51           -         (1)          (1)           -
      Other transactions (note 2)                             (5)          (2)           -           -          (1)         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                     (1,464)        3,402        (71)       (177)        (196)       (431)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                            399      (1,687)         (4)       (342)          153       (775)
 Net assets at beginning of period                          8,332       10,019         309         651        1,488       2,263
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $8,731        8,332         305         309        1,641       1,488
                                                      --------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                       54

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)

STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 (IN THOUSANDS)

                                                         TOTAL ALL FUNDS
                                                      -------------------------
                                                           2003         2002
                                                      -------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                       $40,260       80,916
      Realized gains (losses) on investments, net       (118,667)    (260,450)
      Net change in unrealized appreciation
        (depreciation) on investments                   1,497,875    (457,255)
                                                      -------------------------
        Net increase (decrease) in net assets
          from operations                               1,419,468    (636,789)
                                                      -------------------------

    Contract Transactions-All Products (note 5)
      Purchase payments                                 2,170,848    1,116,727
      Transfers between funds                             296,920      232,682
      Surrenders and terminations                       (653,526)    (816,180)
      Rescissions                                        (50,296)     (28,013)
      Bonus (recapture)                                    27,584       10,614
      Other transactions (note 2)                         (2,646)      (2,181)
                                                      -------------------------
        Net increase (decrease) in net assets
resulting
           from contract transactions                   1,788,884      513,649
                                                      -------------------------
 Increase (decrease) in net assets                      3,208,352    (123,140)
 Net assets at beginning of period                      5,025,341    5,148,481
                                                      -------------------------
 Net assets at end of period                           $8,233,693    5,025,341
                                                      -------------------------

                 See accompanying notes to financial statements.
                                       55

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

1.  ORGANIZATION

Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Davis Variable Account Fund, Inc., Dreyfus Service Corporation, Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), J.P. Morgan Series Trust II, Oppenheimer Variable Account Funds, Pacific Investment Management Company, Prudential Investments Fund Management, LLC, Seligman Portfolios, Inc., USAllianz Advisers, LLC, and Van Kampen Life Investment Trust, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers and Specialist Manager for each portfolio are listed in the following table.

     PORTFOLIO                                  INVESTMENT ADVISER                   SPECIALIST MANAGER \ ADVISER
     ---------                                  ------------------                   ----------------------------
     AIM V.I. Capital Appreciation Fund         AIM Advisors, Inc.                   N\A
     AIM V.I. Growth Fund                       AIM Advisors, Inc.                   N\A
     AIM V.I. International Growth Fund         AIM Advisors, Inc.                   N\A
     AIM V.I. Premier Equity Fund               AIM Advisors, Inc.                   N\A
     Alger American Growth Portfolio            Fred Alger Management, Inc.          N\A
     Alger American Leveraged AllCap Portfolio  Fred Alger Management, Inc.          N\A
     Alger American MidCap Growth Portfolio     Fred Alger Management, Inc.          N\A
     Alger American Small Capitalization        Fred Alger Management, Inc.          N\A
     Portfolio
     Davis VA Financial Portfolio               Davis Selected Advisers, LP          N\A
     Davis VA Real Estate Portfolio             Davis Selected Advisers, LP          N\A
     Davis VA Value Portfolio                   Davis Selected Advisers, LP          N\A
     Dreyfus IP Small Cap Stock Index           The Dreyfus Corporation              N\A
     Portfolio*
     Dreyfus Stock Index Fund*                  The Dreyfus Corporation              N\A
     Franklin Aggressive Growth Securities      Franklin Advisory Services, LLC      N\A
     Fund*
     Franklin Global Communications Securities  Franklin Advisers, Inc.              N\A
     Fund*
     Franklin Growth and Income Securities      Franklin Advisers, Inc.              N\A
     Fund *
     Franklin High Income Fund*                 Franklin Advisers, Inc.              N\A
     Franklin Income Securities Fund*           Franklin Advisers, Inc.              N\A
     Franklin Large Cap Growth Securities Fund* Franklin Advisers, Inc.              N\A
     Franklin Money Market Fund*                Franklin Advisers, Inc.              N\A
     Franklin Real Estate Fund*                 Franklin Advisers, Inc.              N\A
     Franklin Rising Dividends Securities Fund  Franklin Advisory Services, LLC      N\A
     *
     Franklin Small Cap Fund *                  Franklin Advisers, Inc.              N\A
     Franklin Small Cap Value Securities Fund*  Franklin Advisory Services, LLC      N\A
     Franklin U.S. Government Fund *            Franklin Advisory Services, LLC      N\A
     Franklin Zero Coupon - 2005 Fund           Franklin Advisers, Inc.              N\A
     Franklin Zero Coupon - 2010 Fund           Franklin Advisers, Inc.              N\A
     Jennison 20/20 Focus Portfolio             Prudential Investments Fund          N\A
                                                Management, LLC
     J.P. Morgan International  Opportunities J.P. Morgan Investment  Management
     N\A  Portfolio  Inc.  J.P.  Morgan U.S.  Large Cap Core Equity J.P.  Morgan
     Investment Management N\A
     Portfolio                                  Inc.
     Mutual Discovery Securities Fund *         Franklin Mutual Advisers, LLC        N\A
     Mutual Shares Securities Fund *            Franklin Mutual Advisers, LLC        N\A

                                       56
1.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

1.   ORGANIZATION (CONTINUED)

     PORTFOLIO                                  INVESTMENT ADVISER                   SPECIALIST MANAGER \ ADVISER
     ---------                                  ------------------                   ----------------------------
     Oppenheimer Global Securities Fund/VA      OppenheimerFunds, Inc.               N\A
     Oppenheimer High Income Fund/VA            OppenheimerFunds, Inc.               N\A
     Oppenheimer Main Street Fund/VA            OppenheimerFunds, Inc.               N\A
     PIMCO VIT High Yield Portfolio             Pacific Investment Management        N\A
                                                Company
     PIMCO VIT Real Return Portfolio            Pacific Investment Management        N\A
                                                Company
     PIMCO VIT StocksPLUS Growth and Income     Pacific Investment Management        N\A
     Portfolio                                  Company
     PIMCO VIT Total Return Portfolio           Pacific Investment Management        N\A
                                                Company
     Seligman Global Technology Portfolio       J & W Seligman & Co. Inc.            N\A
     Seligman Small-Cap Value Portfolio         J & W Seligman & Co. Inc.            N\A
     SP Jennison International Growth           Prudential Investments Fund          N\A
     Portfolio *                                Management, LLC
     SP Strategic Partners Focused Growth       Prudential Investments Fund          N\A
     Portfolio *                                Management , LLC
     Templeton Asset Strategy Fund*             Templeton Global Advisors Limited    N\A
     Templeton Developing Markets Securities    Templeton Asset Management Ltd.      N\A
     Fund *
     Templeton Foreign Securities Fund*         Franklin Advisers, Inc.              N\A
     Templeton Global Income Securities Fund*   Franklin Advisers, Inc.              N\A
     Templeton Growth Securities Fund *         Templeton Global Advisors Limited    N\A
     USAZ AIM Basic Value Fund*                 USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM Blue Chip Fund*                   USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM Dent Demographic Trends Fund*     USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM International Equity Fund*        USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AllianceBernstein Growth and Income   USAllianz Advisers, LLC              Alliance Capital Management L.P.
     Fund *
     USAZ AllianceBernstein Large Cap Growth    USAllianz Advisers, LLC              Alliance Capital Management L.P.
     Fund *
     USAZ Money Market Fund *                   USAllianz Advisers, LLC              Prudential Investment Management, Inc.
     USAZ Oppenheimer Emerging Growth Fund*     USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     USAZ Oppenheimer Emerging Technologies     USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     Fund*
     USAZ PIMCO NFJ Small Cap Value Fund*       USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ PIMCO PEA Growth and Income Fund *    USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ PIMCO PEA Renaissance Fund *          USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ PIMCO PEA Value Fund *                USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ Templeton Developed Markets Fund *    USAllianz Advisers, LLC              Templeton Investment Counsel, LLC.
     USAZ Van Kampen Aggressive Growth Fund *   USAllianz Advisers, LLC              Van Kampen Investment Advisory Corp.
     USAZ Van Kampen Comstock Fund *            USAllianz Advisers, LLC              Van Kampen Asset Management, Inc.
     USAZ Van Kampen Emerging Growth Fund *     USAllianz Advisers, LLC              Van Kampen Asset Management, Inc
     USAZ Van Kampen Global Franchise Fund*     USAllianz Advisers, LLC              Van Kampen Asset Management, Inc
     USAZ Van Kampen Growth and Income Fund *   USAllianz Advisers, LLC              Van Kampen Asset Management, Inc.
     USAZ Van Kampen Growth Fund *              USAllianz Advisers, LLC              Van Kampen Investment Advisory Corp.
     Van Kampen LIT Emerging Growth Portfolio * Van Kampen Asset Management, Inc.    N\A
     Van Kampen LIT Enterprise Portfolio        Van Kampen Asset Management, Inc.    N\A
     Van Kampen LIT Growth and Income Portfolio Van Kampen Asset Management, Inc.    N\A
        *Portfolio contains class 2 shares which assess 12b-1 fees.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

Investments of the Variable Account are valued daily at market value using net asset values provided by the investment advisers of the portfolios.

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Three Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Rewards, USAllianz Alterity, and USAllianz Charter deferred annuity contract owners. Fixed Period Accounts are available to USAllianz High Five contract owners, and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Rewards, USAllianz Alterity, and USAllianz High Five deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

Available investment options, including the date the investment option was available for each product, as of December 31, 2003 are listed in the following table.

                                         USALLIANZ USALLIANZ USALLIANZ USALLIANZ  USALLIANZ  USALLIANZVALUEMARK USALLIANZ  VALUEMARK
PORTFOLIO                                ALTERITY   CHARTER  CHARTER   DIMENSIONS HIGH FIVE  REWARDS  II AND    VALUEMARK  INCOME
                                                                II                                       III        IV       PLUS
                                         -------------------------------------------------------------------------------------------
Davis VA Financial Portfolio              2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
Davis VA Value Portfolio                  2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
Dreyfus IP Small Cap Stock Index          5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
Portfolio
Dreyfus Stock Index Fund                  5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
Franklin Global Communications           11/5/2001  1/6/1999  5/1/2003  11/5/2001 10/25/2002 11/5/20011/24/1989   2/3/1997  7/1/1994
Securities Fund
Franklin Growth and Income Securities     2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 1/24/1989   2/3/1997  7/1/1994
Fund
Franklin High Income Fund                11/5/2001  1/6/1999  5/1/2003  11/5/2001 10/25/2002 11/5/20011/24/1989   2/3/1997  7/1/1994
Franklin Income Securities Fund          11/5/2001  1/6/1999 10/6/2003  11/5/2001 10/25/2002 11/5/20011/24/1989   2/3/1997  7/1/1994
Franklin Large Cap Growth Securities     11/5/2001  1/6/1999  5/1/2003  11/5/2001 10/25/2002 11/5/2001 5/1/1996   2/3/1997  5/1/1996
Fund
Franklin Real Estate Fund                11/5/2001  1/6/1999  5/1/2003  11/5/2001 10/25/2002 11/5/20011/24/1989   2/3/1997  7/1/1994
Franklin Rising Dividends Securities      2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 1/27/1992   2/3/1997  7/1/1994
Fund
Franklin Small Cap Fund                   2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 11/1/1995   2/3/1997 11/1/1995
Franklin Small Cap Value Securities Fund 11/5/2001  1/6/1999  5/1/2003  11/5/2001 10/25/2002 11/5/2001 5/1/1998   5/1/1998  5/1/1998
Franklin U.S. Government Fund             2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 3/14/1989   2/3/1997  5/1/2001
Franklin Zero Coupon Fund - 2005         11/5/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/20013/14/1989   2/3/1997  5/1/2001
Franklin Zero Coupon Fund - 2010         11/5/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/20013/14/1989   2/3/1997  5/1/2001
Jennison 20/20 Focus Portfolio            5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
Mutual Discovery Securities Fund          2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 11/8/1996   2/3/1997 11/8/1996
Mutual Shares Securities Fund             2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 11/8/1996   2/3/1997 11/8/1996
Oppenheimer Global Securities Fund/VA     2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
Oppenheimer High Income Fund/VA           2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
Oppenheimer Main Street Fund/VA           2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
PIMCO VIT High Yield Portfolio            2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000 11/5/2001  11/5/2001 11/5/2001
PIMCO VIT Real Return Portfolio           5/1/2003  5/1/2003  5/1/2003   5/1/2003   5/1/2003 5/1/2003  5/1/2003   5/1/2003  5/1/2003
PIMCO VIT Total Return Portfolio          2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000 11/5/2001  11/5/2001 11/5/2001

                                       58

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.  SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
INVESTMENTS (CONTINUED)

                                         USALLIANZ USALLIANZ USALLIANZ USALLIANZ  USALLIANZ  USALLIANZVALUEMARK USALLIANZ  VALUEMARK
PORTFOLIO                                ALTERITY   CHARTER  CHARTER   DIMENSIONS HIGH FIVE  REWARDS  II AND    VALUEMARK  INCOME
                                                                II                                       III        IV       PLUS
                                         -------------------------------------------------------------------------------------------
Seligman Small-Cap Value Portfolio        2/1/2000 1/26/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2000  5/1/2002   5/1/2002  5/1/2002
SP Jennison International Growth         12/15/200012/15/2000 5/1/2003   3/5/2001 10/25/2002 12/15/20012/15/200012/15/2000  5/1/2001
Portfolio
SP Strategic Partners Focused Growth     12/15/200012/15/2000 5/1/2003   3/5/2001 10/25/2002 12/15/20012/15/200012/15/2000  5/1/2001
Portfolio
Templeton Developing Markets Securities   2/1/2000  1/6/1999  5/1/2003   3/5/2001 10/25/2002 5/5/2000 3/15/1994   2/3/1997  7/1/1994
Fund
Templeton Foreign Securities Fund        11/5/2001  1/6/1999 10/6/2003  11/5/2001 10/25/2002 11/5/20011/27/1992   2/3/1997  7/1/1994
Templeton Growth Securities Fund          2/1/2000  1/6/1999 10/6/2003   3/5/2001 10/25/2002 5/5/2000 3/15/1994   2/3/1997  7/1/1994
USAZ AIM Basic Value Fund                 5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
USAZ AIM Blue Chip Fund                   5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
USAZ AIM Dent Demographic Trends Fund     5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
USAZ AIM International Equity Fund        5/1/2002  5/1/2002  5/1/2003   5/1/2002 10/25/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
USAZ AllianceBernstein Growth and        11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
Income Fund
USAZ AllianceBernstein Large Cap Growth  11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
Fund
USAZ Oppenheimer Emerging Technologies   11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
Fund
USAZ Money Market Fund                    2/1/2000 11/5/2001  5/1/2003   3/5/2001 10/25/2002 5/5/2001 11/5/2001  11/5/2001 11/5/2001
USAZ Oppenheimer Emerging Growth Fund     5/1/2002  5/1/2002  5/1/2003   5/1/2002   5/1/2002 5/1/2002  5/1/2002   5/1/2002  5/1/2002
USAZ PIMCO NFJ Small Cap Value Fund       5/1/2003  5/1/2003  5/1/2003   5/1/2003   5/1/2003 5/1/2003  5/1/2003   5/1/2003  5/1/2003
USAZ PIMCO PEA Growth and Income Fund    11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
USAZ PIMCO PEA Renaissance Fund          11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
USAZ PIMCO PEA Value Fund                11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
USAZ Templeton Developed Markets Fund    11/6/2001 11/5/2001  5/1/2003  11/5/2001 10/25/2002 11/5/200111/5/2001  11/5/2001 11/5/2001
USAZ Van Kampen Aggressive Growth Fund    5/1/2001  5/1/2001  5/1/2003   5/1/2001 10/25/2002 5/1/2001  5/1/2001   5/1/2001  5/1/2001
USAZ Van Kampen Comstock Fund             5/1/2001  5/1/2001  5/1/2003   5/1/2001 10/25/2002 5/1/2001  5/1/2001   5/1/2001  5/1/2001
USAZ Van Kampen Emerging Growth Fund      5/1/2001  5/1/2001  5/1/2003   5/1/2001 10/25/2002 5/1/2001  5/1/2001   5/1/2001  5/1/2001
USAZ Van Kampen Global Franchise Fund     5/1/2003  5/1/2003  5/1/2003   5/1/2003   5/1/2003 5/1/2003  5/1/2003   5/1/2003  5/1/2003
USAZ Van Kampen Growth and Income Fund    5/1/2001  5/1/2001  5/1/2003   5/1/2001 10/25/2002 5/1/2001  5/1/2001   5/1/2001  5/1/2001
USAZ Van Kampen Growth Fund               5/1/2001  5/1/2001  5/1/2003   5/1/2001 10/25/2002 5/1/2001  5/1/2001   5/1/2001  5/1/2001

During the years ended December 31, 2003 and 2002, several portfolios changed their name as summarized, with the effective date of the change, in the following table.


CURRENT PORTFOLIO NAME                                  PRIOR PORTFOLIO NAME                          EFFECTIVE DATE
----------------------                                  --------------------                          --------------
AIM V.I. International Growth Fund                      AIM International Equity Fund                 May 1, 2002
AIM V.I. Premier Equity Fund                            AIM V.I. Value Fund                           May 1, 2002
Franklin Small Cap Value Securities Fund                Franklin Value Securities Fund                May 1, 2002
PIMCO VIT High Yield Portfolio                          PIMCO VIT High Yield Bond Portfolio           May 1, 2002
PIMCO VIT Total Return Portfolio                        PIMCO VIT Total Return Bond Portfolio         May 1, 2002
Templeton Foreign Securities Fund                       Templeton International Securities Fund       May 1, 2002
USAZ Money Market Fund                                  AZOA VIP Money Market Fund                    May 1, 2002
USAZ Van Kampen Emerging Growth Fund                    USAZ American Growth Fund                     May 1, 2002
J.P. Morgan U.S. Large Cap Core Equity Portfolio        J.P. Morgan US Disciplined Equity Portfolio   May 1, 2003
Oppenheimer Main Street Fund/VA                         Oppenheimer Main Street Growth & Income       May 1, 2003
                                                        Fund/VA
USAZ AllianceBernstein Growth and Income Fund           USAZ Alliance Capital Growth and Income Fund  May 1, 2003
USAZ AllianceBernstein Large Cap Growth Fund            USAZ Alliance Capital Large Cap Growth Fund   May 1, 2003


                                     59

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INVESTMENTS (CONTINUED)

CURRENT PORTFOLIO NAME                                  PRIOR PORTFOLIO NAME                          EFFECTIVE DATE
----------------------                                  --------------------                          --------------
USAZ PIMCO PEA Growth & Income Fund                     USAZ PIMCO Growth & Income Fund               May 1, 2003
USAZ PIMCO PEA Renaissance Fund                         USAZ PIMCO Renaissance Fund                   May 1, 2003
USAZ PIMCO PEA Value Fund                               USAZ PIMCO Value Fund                         May 1, 2003
USAZ AllianceBernstein Technology Fund                  USAZ Alliance Capital Technology Fund         May 1, 2003
USAZ Oppenheimer Emerging Technologies Fund             USAZ AllianceBernstein Technology Fund        December 8, 2003

During the years ended December 31, 2003 and 2002, several portfolios were closed to new money. The portfolio names and effective date of the closures are summarized in the following table.

PORTFOLIO                                               DATE CLOSED
---------                                               -----------
AZOA VIP Diversified Assets Fund                        May 1, 2002
AZOA VIP Fixed Income Fund                              May 1, 2002
AZOA VIP Global Opportunities Fund                      May 1, 2002
AZOA VIP Growth Fund                                    May 1, 2002
USAZ Growth Fund                                        May 1, 2002
Van Kampen LIT Emerging Growth Portfolio                May 1, 2002
AIM V. I. Capital Appreciation Fund                     May 1, 2002
AIM V. I. International Growth Fund                     May 1, 2002
AIM V. I. Premier Equity Fund                           May 1, 2002
Alger American MidCap Growth Portfolio                  May 1, 2002
Franklin  S&P 500 Index Fund                            May 1, 2002
Seligman Global Technology Fund                         May 1, 2002
Franklin Income Securities Fund**                       May 1, 2003
PIMCO VIT StocksPLUS Growth and Income Portfolio        May 1, 2003
Templeton Foreign Securities Fund**                     May 1, 2003
Templeton Growth Securities Fund**                      May 1, 2003

 ** Portfolios were re-opened effective October 6, 2003, in all products available in Variable Account B.

During the years ended December 31, 2003 and 2002, several portfolios merged. The portfolio names and effective date of the mergers are summarized in the following table.

CLOSED PORTFOLIO                                        RECEIVING PORTFOLIO                             DATE MERGED
----------------                                        -------------------                             -----------
Franklin Global Health Care Securities                  Franklin Small Cap Fund                         May 1, 2002
Templeton International Smaller Companies               Templeton Foreign Securities Fund               May 1, 2002
Franklin Natural Resources Securities                   Franklin Growth and Income Securities Fund      May 1, 2002
AZOA VIP Growth Fund                                    USAZ Van Kampen Emerging Growth Fund            November 15,
                                                                                                        2002
AZOA VIP Global Opportunities Fund                      USAZ Templeton Developed Markets Fund           November 15,
                                                                                                        2002
AZOA VIP Fixed Income Fund                              PIMCO VIT Total Return Portfolio                November 15,
                                                                                                        2002
AZOA VIP Diversified Assets Fund                        PIMCO VIT Total Return Portfolio                November 15,
                                                                                                        2002
USAZ Growth Fund                                        USAZ Van Kampen Aggressive Growth Fund          November 15,
                                                                                                        2002
Franklin  S&P 500 Index Fund                            Dreyfus Stock Index Fund                        April 4, 2003
Franklin Technology Securities Fund                     Franklin Small Cap Fund                         April 30, 2003

CONTRACTS IN ANNUITY PAYMENT PERIOD

Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account. The assets for these annuitized contracts are listed in footnote six as Deferred Variable Annuities.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMIUM BONUS

A premium bonus is awarded to the contract owner of the USAllianz Rewards product at the time of deposit. The bonus paid is based on the following schedule.

     NET DEPOSIT                        BONUS PAID
     -----------                        ----------
     $15,000 to 24,999                       4%
     $25,000 to 99,999                       5%
     $100,000 to 999,999                     6%
     $1,000,000 to 4.999 million             7%
     $5,000,000 or more                      8%

The bonus is vested over three years, therefore if the contract owner surrenders the policy before the full vesting period a portion of the bonus can be lost. The accumulated gain/loss on the bonus is 100% vested as it is earned. The vesting rates are presented in the following schedule.

     MONTHS FOLLOWING DEPOSIT          AMOUNT VESTED
     ------------------------          -------------
     0 to 12                                0%
     13 to 24                               35%
     25 to 36                               70%
     37+                                   100%

EXPENSES

ASSET BASED EXPENSES

A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                                                                      Mortality and Expense        Administrative
CONTRACT                                                                   RISK CHARGE                 CHARGE
--------                                                                   -----------                 ------
USAllianz Alterity Traditional - Option 1                                     1.25%                     0.15%
USAllianz Alterity Traditional - Option 2                                     1.45%                     0.15%
USAllianz Alterity Traditional - Option 3                                     1.35%                     0.15%
USAllianz Alterity Traditional - Option 4                                     1.55%                     0.15%
USAllianz Alterity Traditional - Option 5                                     2.05%                     0.15%
USAllianz Alterity - Enhanced - Option 1                                      1.75%                     0.15%
USAllianz Alterity - Enhanced - Option 3                                      1.65%                     0.15%
USAllianz Alterity - Enhanced - Option 4                                      1.80%                     0.15%
USAllianz Alterity - Enhanced - Option 5                                      2.25%                     0.15%
USAllianz Alterity  Optional - Option 1                                       1.55%                     0.15%
USAllianz Alterity  Optional - Option 2                                       1.75%                     0.15%
USAllianz Alterity  Optional - Option 3                                       1.65%                     0.15%
USAllianz Alterity  Optional - Option 4                                       1.85%                     0.15%
USAllianz Alterity  Optional - Option 5                                       2.30%                     0.15%
USAllianz Charter - Traditional                                               1.00%                     0.15%
USAllianz Charter - Enhanced                                                  1.20%                     0.15%
USAllianz Charter II - Option 1                                               1.60%                     0.15%
USAllianz Charter II - Option 2                                               1.90%                     0.15%
USAllianz Charter II - Option 3                                               1.90%                     0.15%
USAllianz Charter II - Option 4                                               1.80%                     0.15%
USAllianz Charter II - Option 5                                               2.05%                     0.15%
USAllianz Charter II - Option 6                                               2.10%                     0.15%
USAllianz Charter II - Option 7                                               2.30%                     0.15%
USAllianz Charter II - Option 8                                               2.50%                     0.15%
USAllianz Charter II - Option 9                                               2.55%                     0.15%
USAllianz Dimensions - Option 1                                               1.35%                     0.15%
USAllianz Dimensions - Option 2                                               1.55%                     0.15%
USAllianz Dimensions - Option 3                                               1.65%                     0.15%
USAllianz Dimensions - Option 4                                               1.85%                     0.15%
USAllianz Dimensions - Option 5                                               1.55%                     0.15%
USAllianz Dimensions - Option 6                                               1.75%                     0.15%

                                       61

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       EXPENSES (CONTINUED)
                                                                      Mortality and Expense        Administrative
                                                                           RISK CHARGE                 CHARGE
USAllianz High Five Traditional                                               1.25%                     0.15%
USAllianz High Five Enhanced                                                  1.45%                     0.15%
USAllianz Rewards - Traditional Option 1                                      1.50%                     0.15%
USAllianz Rewards - Traditional Option 2                                      1.80%                     0.15%
USAllianz Rewards - Traditional Option 4                                      1.55%                     0.15%
USAllianz Rewards - Traditional Option 5                                      1.75%                     0.15%
USAllianz Rewards - Traditional Option 6                                      2.25%                     0.15%
USAllianz Rewards - Traditional Option 7                                      1.70%                     0.15%
USAllianz Rewards - Traditional Option 8                                      2.20%                     0.15%
USAllianz Rewards - Enhanced Option 1                                         1.70%                     0.15%
USAllianz Rewards - Enhanced Option 2                                         1.80%                     0.15%
USAllianz Rewards - Enhanced Option 3                                         2.00%                     0.15%
USAllianz Rewards - Enhanced Option 4                                         1.85%                     0.15%
USAllianz Rewards - Enhanced Option 5                                         2.00%                     0.15%
USAllianz Rewards - Enhanced Option 6                                         2.45%                     0.15%
USAllianz Rewards - Enhanced Option 7                                         1.90%                     0.15%
USAllianz Rewards - Enhanced Option 8                                         2.40%                     0.15%
Valuemark II & III                                                            1.25%                     0.15%
USAllianz Valuemark IV - Option 1                                             1.34%                     0.15%
USAllianz Valuemark IV - Option 2                                             1.64%                     0.15%
USAllianz Valuemark IV - Option 3                                             1.44%                     0.15%
USAllianz Valuemark IV - Option 4                                             1.74%                     0.15%
USAllianz Valuemark IV - Option 5                                             1.60%                     0.15%
USAllianz Valuemark IV - Option 6                                             1.90%                     0.15%
USAllianz Valuemark IV - Option 7                                             1.90%                     0.15%
USAllianz Valuemark IV - Option 8                                             1.75%                     0.15%
USAllianz Valuemark IV - Option 9                                             2.00%                     0.15%
USAllianz Valuemark IV - Option 10                                            2.05%                     0.15%
Valuemark Income Plus                                                         1.25%                     0.15%

The M&E charge and administrative charge for USAllianz Alterity can be summarized as follows:

USAllianz Alterity provides a Traditional Guaranteed Minimum Protection Benefit (Traditional GMPB). The contract holder can elect the Enhanced Guaranteed Minimum Death Benefit (Enhanced GMDB), the Enhanced Guaranteed Minimum Income Benefit (Enhanced GMIB) or both (together, Enhanced Guaranteed Minimum Protection Benefit (Enhanced GMPB). These features provide for a guaranteed death benefit and a guaranteed annuity income benefit (which provides for guaranteed minimum payments during the Payout Phase.)

                                                   Charges for   Charges for   Charges for   Charges for   Charges for
                                                    Contract       Contract      Contract      Contract      Contract
(INCLUDES 0.15% OF ADMINISTRATION CHARGE)             with           with          with          with          with
                                                   Traditional     Enhanced      No GMIB     Traditional     Enhanced
                                                      GMIB           GMIB                        GMIB          GMIB
------------------------------------------------- -------------- ------------- ------------- ------------- -------------
------------------------------------------------- -------------- ------------- ------------- ------------- -------------

Traditional Guaranteed Minimum Death Benefit          1.40%         1.70%         1.50%         1.70%         2.20%
                                                  (Traditional   (Optional -   (Traditional  (Traditional  (Traditional
                                                   - Option 1)    Option 1)    - Option 3)   - Option 4)   - Option 5)


Earnings  Protection  Guaranteed  Minimum  Death      1.60%         1.90%         1.80%         2.00%         2.45%
Benefit                                           (Traditional   (Optional -   (Optional -   (Optional -   (Optional -
                                                   -Option 2)     Option 2)     Option 3)     Option 4)     Option 5)

Enhanced Guaranteed Minimum Death Benefit             1.70%          1.90%         1.80%         1.95%         2.40%
                                                   (Optional -     (Enhanced     (Enhanced     (Enhanced     (Enhanced
                                                    Option 1)    - Option 1)   - Option 3)   - Option 4)   - Option 5)

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

The M&E charge and administrative charge for USAllianz Rewards can be summarized as follows:

USAllianz Rewards provides a Traditional Guaranteed Minimum Death Benefit (Traditional GMDB). The contract holder can elect the Enhanced Guaranteed Minimum Death Benefit (Enhanced GMDB), the Enhanced Guaranteed Minimum Income Benefit (Enhanced GMIB) or both (together, Enhanced Guaranteed Minimum Death Benefit/Enhanced Guaranteed Minimum Income Benefit). These features provide for a guaranteed death benefit and a guaranteed annuity income benefit (which provides for guaranteed minimum payments during the Payout Phase.) The enhanced GMIB is only available to contracts purchased on or after September 27, 2002.

                      Charges     Charges     Charges for   Charges for   Charges       Charges    Charges    Charges
(INCLUDES 0.15% OF    for         for           Contract      Contract    for             for      for        for
ADMINISTRATION        Contract    Contract        with      without GMIB  Contract     Contract    Contract   Contract
CHARGE)               without     without     Traditional                 with           with      with       with
                         GMIB        GMIB         GMIB                    Traditional  Enhanced    TraditionalEnhanced
                                                                            GMIB        GMIB        GMIB       GMIB

--------------------- ----------- ----------- ------------- ------------- ----------- ------------ ---------- ----------
                                                            ------------- ----------- ------------ ---------- ----------

Traditional             1.65%                    1.95%         1.70%        1.90%        2.40%       1.85%      2.35%
Guaranteed Minimum    (Traditional-          (Traditional- (Traditional-(Traditional-(Traditional-(TraditionaL-(Traditional-
Death Benefit            Option 1)             Option 2)    Option 4)    Option 5)   Option 6)    Option 7)  Option 8)

Enhanced Guaranteed    1.85%*      1.95%        2.15%         2.00%        2.15%        2.60%       2.05%      2.55%
Minimum Death         (Enhanced-  (Enhanced-   (Enhanced-   (Enhanced-   (Enhanced-   (Enhanced-   (Enhanced-  (Enhanced-
Benefit                Option 1)   Option 2)    Option 3)    Option 4)    Option 5)    Option 6)    Option 7)   Option 8)

*Enhanced GMDB (pre 9/27/02)

The M&E charge and administrative charge for USAllianz Charter II can be summarized as follows:

USAllianz Charter II provides a Traditional Guaranteed Minimum Protection Benefit (Traditional GMPB). The contract holder can elect the Enhanced Guaranteed Minimum Death Benefit (Enhanced GMDB), the Enhanced Guaranteed Minimum Income Benefit (Enhanced GMIB) or both (together, Enhanced Guaranteed Minimum Protection Benefit (Enhanced GMPB). These features provide for a guaranteed death benefit and a guaranteed annuity income benefit (which provides for guaranteed minimum payments during the Payout Phase.)

(INCLUDES 0.15% OF  ADMINISTRATION     Charges for Contract      Charges for Contract with      Charges for Contract
CHARGE)                                    without GMIB               Traditional GMIB           with Enhanced GMIB
----------------------------------- --------------------------- ----------------------------- --------------------------
----------------------------------- --------------------------- ----------------------------- --------------------------

Traditional   Guaranteed   Minimum            1.75%                        1.95%                        2.45%
Death Benefit                               (Option 1)                   (Option 4)                  (Option 7)

Enhanced  Guaranteed Minimum Death            2.05%                        2.20%                        2.65%
Benefit                                     (Option 2)                   (Option 5)                  (Option 8)

Earnings   Protection   Guaranteed            2.05%                        2.25%                        2.70%
Minimum Death Benefit                       (Option 3)                   (Option 6)                  (Option 9)

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)


USAllianz Dimensions offers guaranteed value protection (GVP). The base option of the GVP is the guaranteed principal protector (GPP) which will guarantee the return of principal adjusted for withdrawals. The second option includes the GPP as well as a guaranteed performance accumulator (GPA) which will guarantee locked in gains every ten years, with the minimum guarantee of two times the principal adjusted for withdrawals, at the 20th anniversary.

Along with the guaranteed value protection, USAllianz Dimensions offers three different types of guaranteed minimum death benefits (GMDB). The base coverage GMDB is the return of principal (ROP) which will guarantee the greater of the contract value or principal adjusted for withdrawals. The double principal GMDB guarantees the greater of ROP or highest contract anniversary value through age 80 in contract years one to five. After the fifth contract year, it will guarantee two times the principal adjusted for withdrawals. The last option is the earnings protection GMDB which will guarantee the greater of the ROP, or the contract value plus an additional 40% (25%, if issue age is greater than 70) of gain on the contract, this amount will be limited to the amount of principal adjusted for withdrawals.

The mortality and expense charge and administration charge for USAllianz Dimensions can be summarized as follows:


                              Return of                     Earnings
(INCLUDES 0.15% OF            Principal       Double       Protection
ADMINISTRATION CHARGE)          GMDB      Principal GMDB      GMDB
---------------------------- ------------ --------------- --------------

Guaranteed        Principal     1.50%         1.80%           1.70%
Protector (GPP)               (Plan 1)       (Plan 3)       (Plan 5)

Guaranteed Principal            1.70%         2.00%           1.90%
Accumulator (GPA)             (Plan 2)       (Plan 4)        (Plan 6)


USAllianz Dimensions also includes a pay only with performance provision. If the contract earns less than a 10% gross return (prior to the mortality and expense charge and administration charge) in one year, the contract owner does not have to pay a GVP charge. If the contract earns greater than a 10% gross return in one year, the contract owner will pay an additional 2% to 3% GVP charge.


USAllianz High Five provides for Living Guarantees. These guarantees are the Guaranteed Account Value Benefit (GAV Benefit), the Guaranteed Minimum Income Benefit (GMIB) and the Guaranteed Withdrawal Benefit. There are no additional fees and charges associated with these guarantees. The GAV Benefit guarantees that beginning on your fifth contract anniversary, and on each subsequent contract anniversary until the contract terminates or you begin receiving annuity payments, your contract value will be at least an amount we call the Guaranteed Account Value (GAV) from five years ago, reduced by subsequent withdrawals. The GAV Benefit does not provide any protection until the fifth and subsequent contract anniversaries, and does not lock in any investment gains until at least five years after they occur. The GMIB guarantees a minimum level of income through annuity payments after the fifth contract year. The Guaranteed Withdrawal Benefit guarantees a minimum level of income through partial withdrawals.

Along with the Living Guarantees, USAllianz High Five provides a Traditional Guaranteed Minimum Death Benefit (Traditional GMDB), or a Enhanced Guaranteed Minimum Death Benefit (Enhanced GMDB). These features provide for a guaranteed death benefit.

The mortality and expense charge and administration charge for USAllianz High Five can be summarized as follows:

Guaranteed Income and Death
BENEFIT OPTIONS                 ANNUAL EXPENSES    BENEFIT

Traditional GMDB                      1.40%        The Death Benefit less any premium tax, will be the greater of the contract value or the cumulative purchase payments less partial withdrawals.
Enhanced GMDB                         1.60%        The Death Benefit less any premium tax will be the greatest of the following amounts. The contract value, highest contract anniversary value up to age 80; or
                                                   purchase payments less partial withdrawals.


High Five contract owners that transfer or withdraw contract value from a fixed period account at any time other than the initial period indicated in the contract or 30 days before the end of the account period will have the value of the withdrawal or transfer adjusted based on a formula called a Market Value Adjustment or MVA. The Market Value Adjustment formula compares the interest rates credited at the time of investment, to interest rates being credited when the withdrawal or transfer is made. The amount of any Market Value Adjustment can be either positive or negative, depending on the rates that are currently being credited on Fixed Period Accounts.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        EXPENSES (CONTINUED)

USAllianz Valuemark IV offers the following  Guaranteed Income and Death Benefit
Options:


                               Charges        Charges for       Charges for Contract        Charges for
(INCLUDES 0.15% OF               for      Contract with GMIB        without GMIB           Contract with
ADMINISTRATION CHARGE)        Contract                                                    Traditional GMIB
                               without
                                GMIB
---------------------------- ------------ -------------------- ------------------------ ---------------------
---------------------------- ------------ -------------------- ------------------------ ---------------------

Traditional      Guaranteed     1.49%            1.79%                  1.75%                  1.90%
Minimum Death Benefit         (Option - 1)      (Option - 2)        (Option - 5)            (Option - 8)

Enhanced         Guaranteed                                             2.05%                  2.15%
Minimum Death Benefit                                               (Option - 6)            (Option - 9)

Earnings         Protection     1.59%            1.89%                  2.05%                  2.20%
Guaranteed   Minimum  Death   (Option -         (Option - 4)        (Option - 7)            (Option - 10)
Benefit                          3)


ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003


2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                                                                                                           ALGER
                                                 AIM V.I.                                                    ALGER        AMERICAN
                                                  CAPITAL                        AIM V.I.     AIM V.I.     AMERICAN      LEVERAGED
                                               APPRECIATION   AIM V.I. GROWTH  INTERNATIONAL   PREMIER      GROWTH         ALLCAP
                                                   FUND             FUND        GROWTH FUND  EQUITY FUND   PORTFOLIO     PORTFOLIO
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                           42               12            12          42             5            3
    Alterity Enhanced - Option 3                            -                -             -           -             -            -
    Alterity Enhanced - Option 4                            -                -             -           -             -            -
    Alterity Enhanced - Option 5                            -                -             -           -             -            -
    Alterity Optional - Option 1                           25               13            10          43             5            3
    Alterity Optional - Option 2                            2                -             1           3             -            -
    Alterity Optional - Option 3                            -                -             -           -             -            -
    Alterity Optional - Option 4                            -                -             -           -             -            -
    Alterity Optional - Option 5                            -                -             -           -             -            -
    Alterity Traditional - Option 1                        10                9             4          14             5            3
    Alterity Traditional - Option 2                         -                -             -           -             -            -
    Alterity Traditional - Option 3                         -                -             -           -             -            -
    Alterity Traditional - Option 4                         -                -             -           -             -            -
    Alterity Traditional - Option 5                         -                -             -           -             -            -
    Charter Traditional                                     -                1             -           2             -            -
    Charter Enhanced                                        -                -             -           3             -            -
    Charter II - Option 1                                   -                -             -           -             -            -
    Charter II - Option 2                                   -                -             -           -             -            -
    Charter II - Option 3                                   -                -             -           -             -            -
    Charter II - Option 4                                   -                -             -           -             -            -
    Charter II - Option 5                                   -                -             -           -             -            -
    Charter II - Option 6                                   -                -             -           -             -            -
    Charter II - Option 7                                   -                -             -           -             -            -
    Charter II - Option 8                                   -                -             -           -             -            -
    Charter II - Option 9                                   -                -             -           -             -            -
    High Five Traditional                                   -                -             -           -             -            -
    High Five Enhanced                                      -                -             -           -             -            -
    Dimensions - Option 1                                   -                -             -           -             -            -
    Dimensions - Option 2                                   -                -             -           -             -            -
    Dimensions - Option 3                                   -                -             -           2             -            -
    Dimensions - Option 4                                   1                -             1           1             -            -
    Dimensions - Option 5                                   -                -             -           -             -            -
    Dimensions - Option 6                                   -                -             -           -             -            -
    Rewards Enhanced - Option 1                            28               11             3          18             8            4
    Rewards Enhanced - Option 2                             -                -             -           -             -            -
    Rewards Enhanced - Option 3                             -                -             -           -             -            -
    Rewards Enhanced - Option 4                             -                -             -           -             -            -
    Rewards Enhanced - Option 5                             -                -             -           -             -            -
    Rewards Enhanced - Option 6                             -                -             -           -             -            -
    Rewards Enhanced - Option 7                             -                -             -           -             -            -
    Rewards Enhanced - Option 8                             -                -             -           1             -            -
    Rewards Traditional - Option 1                         24               18            13          36            16            8
    Rewards Traditional - Option 2                          -                -             -           -             -            -
    Rewards Traditional - Option 4                          -                -             -           -             -            -
    Rewards Traditional - Option 5                          -                -             -           -             -            -
    Rewards Traditional - Option 6                          -                -             -           -             -            -
    Rewards Traditional - Option 7                          -                -             -           -             -            -
    Rewards Traditional - Option 8                          -                -             -           -             -            -
    Valuemark II & III                                      -               49             -           -            57           25
    Valuemark IV - Option 1                                 -               64             -           -            67           27
    Valuemark IV - Option 2                                 -                -             -           -             -            -
    Valuemark IV - Option 3                                 -                -             -           -             -            -
    Valuemark IV - Option 4                                 -                -             -           -             -            -
    Valuemark IV - Option 5                                 -                -             -           -             -            -
    Valuemark IV - Option 6                                 -                -             -           -             -            -
    Valuemark IV - Option 7                                 -                -             -           -             -            -
    Valuemark IV - Option 8                                 -                -             -           -             -            -
    Valuemark IV - Option 9                                 -                -             -           -             -            -
    Valuemark IV - Option 10                                -                -             -           -             -            -
                                              --------------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------------
    Total Expenses                                        132              177            44         165           163           73
                                              --------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                              ALGER AMERICAN   ALGER AMERICAN    DAVIS VA     DAVIS VA     DAVIS VA      DREYFUS IP
                                                                   SMALL                        REAL                     SMALL CAP
                                               MIDCAP GROWTH   CAPITALIZATION    FINANCIAL     ESTATE        VALUE      STOCK INDEX
                                                 PORTFOLIO       PORTFOLIO       PORTFOLIO    PORTFOLIO    PORTFOLIO     PORTFOLIO
                                              ------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                           59                7           258          11           655          334
    Alterity Enhanced - Option 3                            -                -             -           -             2            1
    Alterity Enhanced - Option 4                            -                -             -           -             -            -
    Alterity Enhanced - Option 5                            -                -             9           -            33           13
    Alterity Optional - Option 1                           73                4            90          29           324          165
    Alterity Optional - Option 2                            6                -            32           -            57           26
    Alterity Optional - Option 3                            -                -             -           -             -            -
    Alterity Optional - Option 4                            -                -             -           -             -            -
    Alterity Optional - Option 5                            -                -             2           -             5            2
    Alterity Traditional - Option 1                        23                1            16           3            66            9
    Alterity Traditional - Option 2                         -                -             1           -             3            1
    Alterity Traditional - Option 3                         -                -             -           -             2            1
    Alterity Traditional - Option 4                         -                -             1           -             1            -
    Alterity Traditional - Option 5                         -                -             2           -            13            7
    Charter Traditional                                     1                -             2           -            16            2
    Charter Enhanced                                        3                -             1           -             9            1
    Charter II - Option 1                                   -                -             -           -             1            -
    Charter II - Option 2                                   -                -             -           -             -            -
    Charter II - Option 3                                   -                -             -           -             -            -
    Charter II - Option 4                                   -                -             -           -             -            -
    Charter II - Option 5                                   -                -             -           -             -            -
    Charter II - Option 6                                   -                -             -           -             -            -
    Charter II - Option 7                                   -                -             -           -             -            -
    Charter II - Option 8                                   -                -             -           -             1            1
    Charter II - Option 9                                   -                -             -           -             1            -
    High Five Traditional                                   -                -            14           -            50           37
    High Five Enhanced                                      -                -            16           -            44           26
    Dimensions - Option 1                                   -                -             -           -             1            -
    Dimensions - Option 2                                   -                -             -           -             -            -
    Dimensions - Option 3                                   2                -             -           -             2            -
    Dimensions - Option 4                                   1                -             1           -             2            -
    Dimensions - Option 5                                   -                -             -           -             1            -
    Dimensions - Option 6                                   -                -             -           -             -            -
    Rewards Enhanced - Option 1                            37                3            30           6            52           12
    Rewards Enhanced - Option 2                             -                -             2           -             4            1
    Rewards Enhanced - Option 3                             -                -            53           -           115           73
    Rewards Enhanced - Option 4                             -                -             -           -             1            -
    Rewards Enhanced - Option 5                             -                -             -           -             -            -
    Rewards Enhanced - Option 6                             -                -            17           -            26           16
    Rewards Enhanced - Option 7                             -                -             -           -             -            -
    Rewards Enhanced - Option 8                             1                -             -           -             -            -
    Rewards Traditional - Option 1                         32                4            33          14           118           31
    Rewards Traditional - Option 2                          -                -            20           -            37           38
    Rewards Traditional - Option 4                          -                -             1           -             7            1
    Rewards Traditional - Option 5                          -                -             -           -             1            -
    Rewards Traditional - Option 6                          -                -             3           -            13            8
    Rewards Traditional - Option 7                          -                -             -           -             -            -
    Rewards Traditional - Option 8                          -                -             1           -             -            -
    Valuemark II & III                                      -                -             4           -            22            9
    Valuemark IV - Option 1                                 -                -             1           -            26            9
    Valuemark IV - Option 2                                 -                -             4           -            17            5
    Valuemark IV - Option 3                                 -                -             -           -             -            -
    Valuemark IV - Option 4                                 -                -             -           -             -            -
    Valuemark IV - Option 5                                 -                -             -           -             -            -
    Valuemark IV - Option 6                                 -                -             -           -             -            -
    Valuemark IV - Option 7                                 -                -             -           -             -            -
    Valuemark IV - Option 8                                 -                -             -           -             -            -
    Valuemark IV - Option 9                                 -                -             -           -             -            -
    Valuemark IV - Option 10                                -                -             -           -             -            -
                                              --------------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------------
    Total Expenses                                        238               19           614          63          1728          829
                                              --------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                               DREYFUS STOCK      FRANKLIN       FRANKLIN      FRANKLIN     FRANKLIN      FRANKLIN
                                                                                  GLOBAL      GROWTH AND
                                                                 AGGRESSIVE    COMMUNICATIONS   INCOME                     INCOME
                                                                   GROWTH       SECURITIES    SECURITIES  HIGH INCOME    SECURITIES
                                                INDEX FUND    SECURITIES FUND      FUND          FUND         FUND          FUND
                                              ------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                          889                -            30          314           95          299
    Alterity Enhanced - Option 3                            1                -             -            1            -            1
    Alterity Enhanced - Option 4                            -                -             -            -            3            -
    Alterity Enhanced - Option 5                           30                -             2           11            7            5
    Alterity Optional - Option 1                          414                -            10          164           62          138
    Alterity Optional - Option 2                           83                -             2           37           17           40
    Alterity Optional - Option 3                            -                -             -            -            -            -
    Alterity Optional - Option 4                            -                -             -            -            -            -
    Alterity Optional - Option 5                            6                -             1            2            2            1
    Alterity Traditional - Option 1                        29                -             1           56           30           30
    Alterity Traditional - Option 2                         1                -             -            3            1            1
    Alterity Traditional - Option 3                         1                -             -            2            3            4
    Alterity Traditional - Option 4                         -                -             -            -            1            -
    Alterity Traditional - Option 5                        16                -             3            6            5            1
    Charter Traditional                                     5                -             1           11           10           44
    Charter Enhanced                                        2                -             1            6            1           22
    Charter II - Option 1                                   1                -             -            -            4            1
    Charter II - Option 2                                   -                -             -            -            2            -
    Charter II - Option 3                                   -                -             -            -            -            -
    Charter II - Option 4                                   1                -             -            -            1            -
    Charter II - Option 5                                   -                -             -            -            -            -
    Charter II - Option 6                                   -                -             -            -            -            -
    Charter II - Option 7                                   3                -             -            -            1            -
    Charter II - Option 8                                   1                -             -            1            1            -
    Charter II - Option 9                                   1                -             -            -            -            -
    High Five Traditional                                  78                -             6           21           22           15
    High Five Enhanced                                     45                -             4           25           23           15
    Dimensions - Option 1                                   -                -             -            -            -            -
    Dimensions - Option 2                                   -                -             -            -            -            -
    Dimensions - Option 3                                   1                -             -            5            1            -
    Dimensions - Option 4                                   -                -             -            2            1            -
    Dimensions - Option 5                                   -                -             -            -            -            -
    Dimensions - Option 6                                   -                -             -            -            -            -
    Rewards Enhanced - Option 1                            26                -             4           41           24           33
    Rewards Enhanced - Option 2                             3                -             3            3            6           10
    Rewards Enhanced - Option 3                           141                -             5           55           50           60
    Rewards Enhanced - Option 4                             1                -             -            1            1            1
    Rewards Enhanced - Option 5                             -                -             -            -            -            -
    Rewards Enhanced - Option 6                            33                -             5           19           16            2
    Rewards Enhanced - Option 7                             -                -             -            -            -            -
    Rewards Enhanced - Option 8                             -                -             -            -            -            1
    Rewards Traditional - Option 1                         72                -             2           55           34           47
    Rewards Traditional - Option 2                         51                -             1           23           15           45
    Rewards Traditional - Option 4                          3                -             1            3            6            1
    Rewards Traditional - Option 5                          -                -             -            -            1            -
    Rewards Traditional - Option 6                         19                -             1            7            7            2
    Rewards Traditional - Option 7                          -                -             -            -            -            -
    Rewards Traditional - Option 8                          -                -             -            1            -            -
    Valuemark II & III                                    144               22         1,535        4,122          909        4,370
    Valuemark IV - Option 1                               148               19           177        1,377          654        1,384
    Valuemark IV - Option 2                                10                -             1           16           39           47
    Valuemark IV - Option 3                                 -                -             -            -            -            -
    Valuemark IV - Option 4                                 1                -             -            6            2            6
    Valuemark IV - Option 5                                 -                -             -            -            5            1
    Valuemark IV - Option 6                                 -                -             -            -            -            -
    Valuemark IV - Option 7                                 -                -             -            -            -            -
    Valuemark IV - Option 8                                 -                -             -            -            4            3
    Valuemark IV - Option 9                                 -                -             -            -            -            -
    Valuemark IV - Option 10                                -                -             -            -            -            -
                                              --------------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------------
    Total Expenses                                      2,260               41         1,796        6,396        2,066        6,630
                                              --------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                              FRANKLIN LARGE   FRANKLIN MONEY    FRANKLIN      FRANKLIN     FRANKLIN      FRANKLIN
                                                                                                RISING
                                                                                              DIVIDENDS
                                                CAP GROWTH                      REAL ESTATE   SECURITIES    S&P 500
                                              SECURITIES FUND   MARKET FUND        FUND          FUND      INDEX FUND SMALL CAP FUND
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                          247                -           378          763           12          443
    Alterity Enhanced - Option 3                            -                -             2            3            -            -
    Alterity Enhanced - Option 4                            -                -             -            1            -            -
    Alterity Enhanced - Option 5                           12                -            18           26            -           15
    Alterity Optional - Option 1                          148                -           173          434            8          198
    Alterity Optional - Option 2                           27                -            66           91            1           37
    Alterity Optional - Option 3                            -                -             -            -            -            -
    Alterity Optional - Option 4                            -                -             -            -            -            -
    Alterity Optional - Option 5                            3                -             3            4            -            2
    Alterity Traditional - Option 1                        25                -            45           83            1           44
    Alterity Traditional - Option 2                         1                -             2            3            -            1
    Alterity Traditional - Option 3                         2                -             2            4            -            2
    Alterity Traditional - Option 4                         1                -             1            1            -            -
    Alterity Traditional - Option 5                         9                -             9           17            -            8
    Charter Traditional                                     8                1            14           22            -           14
    Charter Enhanced                                        5                -             5           12            -            9
    Charter II - Option 1                                   -                -             1            2            -            1
    Charter II - Option 2                                   -                -             -            -            -            -
    Charter II - Option 3                                   -                -             -            -            -            -
    Charter II - Option 4                                   -                -             -            1            -            -
    Charter II - Option 5                                   -                -             -            -            -            -
    Charter II - Option 6                                   -                -             -            -            -            -
    Charter II - Option 7                                   -                -             -            -            -            -
    Charter II - Option 8                                   1                -             1            1            -            -
    Charter II - Option 9                                   -                -             1            -            -            -
    High Five Traditional                                  25                -            33           67            -           22
    High Five Enhanced                                     22                -            38           69            -           19
    Dimensions - Option 1                                   -                -             -            1            -            -
    Dimensions - Option 2                                   -                -             -            -            -            -
    Dimensions - Option 3                                   1                -             1            2            -            3
    Dimensions - Option 4                                   1                -             2            1            -            1
    Dimensions - Option 5                                   -                -             -            -            -            -
    Dimensions - Option 6                                   -                -             -            -            -            -
    Rewards Enhanced - Option 1                            11                -            39           82            1           42
    Rewards Enhanced - Option 2                             3                -             7           11            -            7
    Rewards Enhanced - Option 3                            55                -            84          174            -           64
    Rewards Enhanced - Option 4                             1                -             1            2            -            1
    Rewards Enhanced - Option 5                             -                -             -            -            -            -
    Rewards Enhanced - Option 6                            13                -            28           40            -           15
    Rewards Enhanced - Option 7                             -                -             -            -            -            -
    Rewards Enhanced - Option 8                             -                -             -            1            -            -
    Rewards Traditional - Option 1                         19                -            43          101            2           61
    Rewards Traditional - Option 2                         34                -            43           58            -           25
    Rewards Traditional - Option 4                          2                -             4            4            -            2
    Rewards Traditional - Option 5                          -                -             -            1            -            -
    Rewards Traditional - Option 6                          7                -             9           14            -            6
    Rewards Traditional - Option 7                          -                -             -            -            -            -
    Rewards Traditional - Option 8                          -                -             -            1            -            -
    Valuemark II & III                                  1,020              857         1,050        2,615           34        1,112
    Valuemark IV - Option 1                             1,164              324           512        1,039           30        1,014
    Valuemark IV - Option 2                                10                -            15           36            1            8
    Valuemark IV - Option 3                                 -                -             -            -            -            1
    Valuemark IV - Option 4                                 1                -             5            5            -            3
    Valuemark IV - Option 5                                 -                -             -            -            -            -
    Valuemark IV - Option 6                                 -                -             -            -            -            -
    Valuemark IV - Option 7                                 -                -             -            -            -            -
    Valuemark IV - Option 8                                 -                -             -            -            -            -
    Valuemark IV - Option 9                                 -                -             -            -            -            -
    Valuemark IV - Option 10                                -                -             -            -            -            -
                                              --------------------------------------------------------------------------------------
                                              --------------------------------------------------------------------------------------
    Total Expenses                                      2,878            1,182         2,635        5,792           90        3,180
                                              --------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                              FRANKLIN SMALL     FRANKLIN       FRANKLIN     FRANKLIN     FRANKLIN      J.P. MORGAN
                                                                                  U.S.         ZERO                    INTERNATIONAL
                                                 CAP VALUE      TECHNOLOGY     GOVERNMENT     COUPON    ZERO COUPON    OPPORTUNITIES
                                              SECURITIES FUND SECURITIES FUND     FUND       FUND 2005   FUND 2010       PORTFOLIO
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                          312               -           976          93          130             -
    Alterity Enhanced - Option 3                            2               -             1           -            -             -
    Alterity Enhanced - Option 4                            -               -             -           -            -             -
    Alterity Enhanced - Option 5                           11               -            29           5            3             -
    Alterity Optional - Option 1                          163               -           434          46           47             1
    Alterity Optional - Option 2                           29               -            89           8           17             -
    Alterity Optional - Option 3                            -               -             -           -            -             -
    Alterity Optional - Option 4                            -               -             -           -            -             -
    Alterity Optional - Option 5                            3               -             4           1            1             -
    Alterity Traditional - Option 1                        16               -           143          14           17             3
    Alterity Traditional - Option 2                         1               -             5           1            -             -
    Alterity Traditional - Option 3                         1               -             6           -            1             -
    Alterity Traditional - Option 4                         -               -             2           -            -             -
    Alterity Traditional - Option 5                         6               -            12           3            2             -
    Charter Traditional                                    13               -            55           8            4             -
    Charter Enhanced                                        1               -            21           2            1             -
    Charter II - Option 1                                   -               -             5           1            1             -
    Charter II - Option 2                                   -               -             -           -            -             -
    Charter II - Option 3                                   -               -             -           -            -             -
    Charter II - Option 4                                   -               -             1           -            -             -
    Charter II - Option 5                                   -               -             -           -            -             -
    Charter II - Option 6                                   -               -             -           -            -             -
    Charter II - Option 7                                   -               -             3           -            -             -
    Charter II - Option 8                                   1               -             4           2            -             -
    Charter II - Option 9                                   -               -             1           -            -             -
    High Five Traditional                                  16               -            64          11           10             -
    High Five Enhanced                                     17               -            86          16           16             -
    Dimensions - Option 1                                   -               -             1           -            -             -
    Dimensions - Option 2                                   -               -             -           -            -             -
    Dimensions - Option 3                                   2               -             9           -            -             -
    Dimensions - Option 4                                   -               -             7           1            1             -
    Dimensions - Option 5                                   -               -             -           -            -             -
    Dimensions - Option 6                                   -               -             -           -            -             -
    Rewards Enhanced - Option 1                             8               -           181          12           37             2
    Rewards Enhanced - Option 2                             2               -            38           7            8             -
    Rewards Enhanced - Option 3                            58               -           254          30           53             -
    Rewards Enhanced - Option 4                             1               -             2           -            1             -
    Rewards Enhanced - Option 5                             -               -             -           -            -             -
    Rewards Enhanced - Option 6                             9               -            38           7            7             -
    Rewards Enhanced - Option 7                             -               -             1           -            -             -
    Rewards Enhanced - Option 8                             -               -             1           -            -             -
    Rewards Traditional - Option 1                         19               -           221          50           58             2
    Rewards Traditional - Option 2                         19               -           108          19           36             -
    Rewards Traditional - Option 4                          2               -             9           1            1             -
    Rewards Traditional - Option 5                          1               -             1           -            -             -
    Rewards Traditional - Option 6                          9               -            17           2            4             -
    Rewards Traditional - Option 7                          -               -             -           -            -             -
    Rewards Traditional - Option 8                          1               -             1           2            -             -
    Valuemark II & III                                    178               4         3,322         485          394             -
    Valuemark IV - Option 1                               189               4         1,138         219          231             -
    Valuemark IV - Option 2                                21               -            40           9           10             -
    Valuemark IV - Option 3                                 -               -             -           -            3             -
    Valuemark IV - Option 4                                 3               -            10           1            3             -
    Valuemark IV - Option 5                                 -               -             -           -            -             -
    Valuemark IV - Option 6                                 -               -             1           -            -             -
    Valuemark IV - Option 7                                 -               -             -           -            -             -
    Valuemark IV - Option 8                                 -               -             -           -            -             -
    Valuemark IV - Option 9                                 -               -             -           -            -             -
    Valuemark IV - Option 10                                -               -             -           -            -             -
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------
    Total Expenses                                      1,114               8         7,341       1,056        1,097             8
                                              -------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                                J.P. MORGAN    JENNISON 20/20     MUTUAL        MUTUAL    OPPENHEIMER   OPPENHEIMER
                                                                                 DISCOVERY      SHARES       GLOBAL
                                              U.S. LARGE CAP                    SECURITIES    SECURITIES   SECURITIES   HIGH INCOME
                                                CORE EQUITY   FOCUS PORTFOLIO      FUND          FUND       FUND/VA       FUND/VA
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                            5               88           560          663          713         113
    Alterity Enhanced - Option 3                            -                -             2            3            2           -
    Alterity Enhanced - Option 4                            -                -             -            -            1           -
    Alterity Enhanced - Option 5                            -                9            19           29           30           5
    Alterity Optional - Option 1                            3               44           247          374          366          72
    Alterity Optional - Option 2                            -               10            70           75           51          10
    Alterity Optional - Option 3                            -                -             -            -            -           -
    Alterity Optional - Option 4                            -                -             -            -            -           -
    Alterity Optional - Option 5                            -                -             3            3            5           1
    Alterity Traditional - Option 1                         3                4            40           69           47          24
    Alterity Traditional - Option 2                         -                -             2            4            1           1
    Alterity Traditional - Option 3                         -                1             3            4            2           1
    Alterity Traditional - Option 4                         -                -             1            1            1           1
    Alterity Traditional - Option 5                         -                4             9           12           13           2
    Charter Traditional                                     -                1             9           19           17           7
    Charter Enhanced                                        -                -             7            9            4           4
    Charter II - Option 1                                   -                1             1            2            1           3
    Charter II - Option 2                                   -                -             -            -            -           -
    Charter II - Option 3                                   -                -             -            -            -           -
    Charter II - Option 4                                   -                -             -            -            -           -
    Charter II - Option 5                                   -                -             -            -            -           -
    Charter II - Option 6                                   -                -             -            -            -           -
    Charter II - Option 7                                   -                -             1            1            -           -
    Charter II - Option 8                                   -                1             -            1            1           1
    Charter II - Option 9                                   -                -             -            -            -           -
    High Five Traditional                                   -               17            43           57           44           8
    High Five Enhanced                                      -               18            47           49           43          11
    Dimensions - Option 1                                   -                -             -            -            1           -
    Dimensions - Option 2                                   -                -             -            -            -           -
    Dimensions - Option 3                                   -                -             1            7            1           -
    Dimensions - Option 4                                   -                -             2            -            2           -
    Dimensions - Option 5                                   -                -             -            -            -           -
    Dimensions - Option 6                                   -                -             -            -            -           -
    Rewards Enhanced - Option 1                             4                5            30           72           40          14
    Rewards Enhanced - Option 2                             -                3             5            7            8           3
    Rewards Enhanced - Option 3                             -               22           106           95          149          21
    Rewards Enhanced - Option 4                             -                -             2            1            1           -
    Rewards Enhanced - Option 5                             -                -             -            -            -           -
    Rewards Enhanced - Option 6                             -                6            22           43           27           8
    Rewards Enhanced - Option 7                             -                -             -            -            -           -
    Rewards Enhanced - Option 8                             -                -             1            1            1           -
    Rewards Traditional - Option 1                          3               10            54           85           75          39
    Rewards Traditional - Option 2                          -                6            38           37           65          12
    Rewards Traditional - Option 4                          -                -             3            6            3           1
    Rewards Traditional - Option 5                          -                -             -            -            -           -
    Rewards Traditional - Option 6                          -                2             9           13            9           3
    Rewards Traditional - Option 7                          -                -             -            -            -           -
    Rewards Traditional - Option 8                          -                -             -            1            1           -
    Valuemark II & III                                      -                2           490        1,052           14           7
    Valuemark IV - Option 1                                 -                2         1,071        2,602           18          61
    Valuemark IV - Option 2                                 -                7            17           45            8          20
    Valuemark IV - Option 3                                 -                -             -            -            -           -
    Valuemark IV - Option 4                                 -                1             4            2            1           -
    Valuemark IV - Option 5                                 -                -             -            1            -           -
    Valuemark IV - Option 6                                 -                -             -            -            -           -
    Valuemark IV - Option 7                                 -                -             -            -            -           -
    Valuemark IV - Option 8                                 -                -             -            -            -           -
    Valuemark IV - Option 9                                 -                -             -            -            -           -
    Valuemark IV - Option 10                                -                -             -            -            -           -
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------
    Total Expenses                                         18              264         2,919        5,445        1,766         453
                                              -------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                                OPPENHEIMER     PIMCO VIT     PIMCO VIT       PIMCO VIT     PIMCO VIT   SP JENNISON
                                                                                             STOCKSPLUS
                                                                                             GROWTH AND       TOTAL    INTERNATIONAL
                                                MAIN STREET    HIGH YIELD    REAL RETURN       INCOME        RETURN        GROWTH
                                                  FUND/VA       PORTFOLIO     PORTFOLIO       PORTFOLIO     PORTFOLIO    PORTFOLIO
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                          638           336             29             175       1,608          30
    Alterity Enhanced - Option 3                            2             1              -               -           2           -
    Alterity Enhanced - Option 4                            1             -              -               -           1           -
    Alterity Enhanced - Option 5                           31            19             24               1          44           2
    Alterity Optional - Option 1                          311           199             17              84         804          19
    Alterity Optional - Option 2                           61            44              2              19         186           8
    Alterity Optional - Option 3                            -             -              -               -           -           -
    Alterity Optional - Option 4                            -             -              -               -           -           -
    Alterity Optional - Option 5                            5             2              2               -           7           -
    Alterity Traditional - Option 1                        76            46              3              11         220           5
    Alterity Traditional - Option 2                         3             4              -               -           7           -
    Alterity Traditional - Option 3                         2             3              2               -           7           -
    Alterity Traditional - Option 4                         2             2              1               -           3           -
    Alterity Traditional - Option 5                         9             7              8               -          17           2
    Charter Traditional                                     6            18              -               1          60           4
    Charter Enhanced                                        3            10              -               1          21           -
    Charter II - Option 1                                   1             4              2               -           4           -
    Charter II - Option 2                                   -             -              1               -           1           -
    Charter II - Option 3                                   -             -              -               -           -           -
    Charter II - Option 4                                   -             1              1               -           1           -
    Charter II - Option 5                                   -             -              -               -           -           -
    Charter II - Option 6                                   -             -              -               -           -           -
    Charter II - Option 7                                   -             2              3               -           1           -
    Charter II - Option 8                                   1             1              3               -           4           -
    Charter II - Option 9                                   1             -              2               -           2           -
    High Five Traditional                                  44            44             38               4          97           6
    High Five Enhanced                                     47            53             52               4         108           6
    Dimensions - Option 1                                   1             -              -               1           5           -
    Dimensions - Option 2                                   -             -              -               -           1           -
    Dimensions - Option 3                                   2             1              -               -          21           3
    Dimensions - Option 4                                   2             -              -               -           9           -
    Dimensions - Option 5                                   -             -              -               -           2           -
    Dimensions - Option 6                                   -             -              -               -           -           -
    Rewards Enhanced - Option 1                            69            29              2              15         196           2
    Rewards Enhanced - Option 2                             6             9              -               2          36           -
    Rewards Enhanced - Option 3                           124            73              8              24         269          10
    Rewards Enhanced - Option 4                             2             1              4               -           6           -
    Rewards Enhanced - Option 5                             -             -              -               -           -           -
    Rewards Enhanced - Option 6                            29            20             26               -          50           5
    Rewards Enhanced - Option 7                             -             -              -               -           -           -
    Rewards Enhanced - Option 8                             1             -              -               -           1           -
    Rewards Traditional - Option 1                         89            63              4              20         311           9
    Rewards Traditional - Option 2                         50            38              2               9         135           5
    Rewards Traditional - Option 4                          4             3              5               -           8           1
    Rewards Traditional - Option 5                          1             -              1               -           3           -
    Rewards Traditional - Option 6                         12            13             11               -          17           2
    Rewards Traditional - Option 7                          -             -              -               -           -           -
    Rewards Traditional - Option 8                          1             -              -               -           2           -
    Valuemark II & III                                     14            66              9               9         231           3
    Valuemark IV - Option 1                                14           116              3              11         219           8
    Valuemark IV - Option 2                                 9            25              3               1          46           1
    Valuemark IV - Option 3                                 -             -              -               -           -           -
    Valuemark IV - Option 4                                 1             4              -               -           7           -
    Valuemark IV - Option 5                                 -             -              1               -           -           -
    Valuemark IV - Option 6                                 1             -              -               -           -           -
    Valuemark IV - Option 7                                 -             -              -               -           -           -
    Valuemark IV - Option 8                                 -             -              -               -           -           -
    Valuemark IV - Option 9                                 -             -              -               -           -           -
    Valuemark IV - Option 10                                -             -              -               -           1           -
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------
    Total Expenses                                      1,676         1,257            269             392       4,780         131
                                              -------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                               SP STRATEGIC   SELIGMAN GLOBAL   SELIGMAN    TEMPLETON     TEMPLETON      TEMPLETON
                                                                                                          DEVELOPING
                                                 PARTNERS                       SMALL-CAP     ASSET        MARKETS        FOREIGN
                                              FOCUSED GROWTH     TECHNOLOGY       VALUE      STRATEGY     SECURITIES     SECURITIES
                                                 PORTFOLIO        PORTFOLIO     PORTFOLIO      FUND         FUND            FUND
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                           83               20         784            -            109        247
    Alterity Enhanced - Option 3                            -                -           2            -              2          -
    Alterity Enhanced - Option 4                            -                -           -            -              -          -
    Alterity Enhanced - Option 5                            2                -          22            -              7          3
    Alterity Optional - Option 1                           31               16         324            -            109        141
    Alterity Optional - Option 2                            5                2          82            -             15         18
    Alterity Optional - Option 3                            -                -           -            -              -          -
    Alterity Optional - Option 4                            -                -           -            -              -          -
    Alterity Optional - Option 5                            -                -           3            -              2          1
    Alterity Traditional - Option 1                         7                7          50            -             14         10
    Alterity Traditional - Option 2                         -                -           2            -              -          1
    Alterity Traditional - Option 3                         -                -           2            -              1          -
    Alterity Traditional - Option 4                         -                -           1            -              -          -
    Alterity Traditional - Option 5                         1                -          12            -              3          1
    Charter Traditional                                     1                -           9            -             14         63
    Charter Enhanced                                        -                1           6            -              1          7
    Charter II - Option 1                                   -                -           -            -              1          -
    Charter II - Option 2                                   -                -           -            -              -          -
    Charter II - Option 3                                   -                -           -            -              -          -
    Charter II - Option 4                                   -                -           -            -              -          -
    Charter II - Option 5                                   -                -           -            -              -          -
    Charter II - Option 6                                   -                -           -            -              -          -
    Charter II - Option 7                                   -                -           -            -              -          -
    Charter II - Option 8                                   -                -           1            -              -          -
    Charter II - Option 9                                   -                -           -            -              -          -
    High Five Traditional                                   5                -          44            -             11          7
    High Five Enhanced                                      2                -          46            -             10          4
    Dimensions - Option 1                                   -                -           1            -              -          -
    Dimensions - Option 2                                   -                -           -            -              -          -
    Dimensions - Option 3                                   -                1           2            -              2          -
    Dimensions - Option 4                                   -                -           3            -              1          -
    Dimensions - Option 5                                   -                -           -            -              -          -
    Dimensions - Option 6                                   -                -           -            -              -          -
    Rewards Enhanced - Option 1                             5               13          58            -              9         13
    Rewards Enhanced - Option 2                             -                -           5            -              1          3
    Rewards Enhanced - Option 3                            12                -         160            -             12         50
    Rewards Enhanced - Option 4                             -                -           2            -              1          -
    Rewards Enhanced - Option 5                             -                -           -            -              -          -
    Rewards Enhanced - Option 6                             2                -          31            -             11          -
    Rewards Enhanced - Option 7                             -                -           -            -              -          -
    Rewards Enhanced - Option 8                             -                -           1            -              -          -
    Rewards Traditional - Option 1                          7               13         100            -             21         12
    Rewards Traditional - Option 2                          2                -          52            -              9         18
    Rewards Traditional - Option 4                          -                -           3            -              1          -
    Rewards Traditional - Option 5                          -                -           -            -              1          -
    Rewards Traditional - Option 6                          -                -           9            -              4          -
    Rewards Traditional - Option 7                          -                -           -            -              -          -
    Rewards Traditional - Option 8                          -                -           1            -              -          -
    Valuemark II & III                                      4                -          19          140            464      2,478
    Valuemark IV - Option 1                                 4                -          19          120            262        774
    Valuemark IV - Option 2                                 -                -          11            -              2         11
    Valuemark IV - Option 3                                 -                -           -            -              -          -
    Valuemark IV - Option 4                                 -                -           1            -              -          -
    Valuemark IV - Option 5                                 -                -           -            -              -          -
    Valuemark IV - Option 6                                 -                -           -            -              -          -
    Valuemark IV - Option 7                                 -                -           -            -              -          -
    Valuemark IV - Option 8                                 -                -           -            -              -          -
    Valuemark IV - Option 9                                 -                -           -            -              -          -
    Valuemark IV - Option 10                                -                -           -            -              -          -
                                              ------------------------------------------------------------------------------------
                                              ------------------------------------------------------------------------------------
    Total Expenses                                        173               73       1,868          260          1,100      3,862
                                              ------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                                 TEMPLETON       TEMPLETON      USAZ AIM     USAZ AIM   USAZ AIM DENT     USAZ AIM
                                               GLOBAL INCOME       GROWTH         BASIC     BLUE CHIP    DEMOGRAPHIC   INTERNATIONAL
                                              SECURITIES FUND SECURITIES FUND  VALUE FUND      FUND      TRENDS FUND    EQUITY FUND
                                              --------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                            -              480         329          180             89         110
    Alterity Enhanced - Option 3                            -                -           -            -              -           -
    Alterity Enhanced - Option 4                            -                -           -            -              -           -
    Alterity Enhanced - Option 5                            -                5          17           14              6           4
    Alterity Optional - Option 1                            -              205         158           90             44          47
    Alterity Optional - Option 2                            -               38          33           23             11           8
    Alterity Optional - Option 3                            -                -           -            -              -           -
    Alterity Optional - Option 4                            -                -           -            -              -           -
    Alterity Optional - Option 5                            -                -           3            3              2           1
    Alterity Traditional - Option 1                         -               39          19           10              6           7
    Alterity Traditional - Option 2                         -                1           1            1              -           -
    Alterity Traditional - Option 3                         -                -           1            2              -           -
    Alterity Traditional - Option 4                         -                -           1            1              -           -
    Alterity Traditional - Option 5                         -                1           7            8              4           3
    Charter Traditional                                     5               19           2            1              -           9
    Charter Enhanced                                        -               10           2            1              -           -
    Charter II - Option 1                                   -                -           -            1              -           -
    Charter II - Option 2                                   -                -           -            -              -           -
    Charter II - Option 3                                   -                -           -            -              -           -
    Charter II - Option 4                                   -                -           -            1              -           -
    Charter II - Option 5                                   -                -           -            -              -           -
    Charter II - Option 6                                   -                -           -            -              -           -
    Charter II - Option 7                                   -                -           1            -              -           -
    Charter II - Option 8                                   -                -           2            1              -           -
    Charter II - Option 9                                   -                -           -            -              -           -
    High Five Traditional                                   -                9          36           33             12          10
    High Five Enhanced                                      -               11          31           31             13           5
    Dimensions - Option 1                                   -                -           -            -              -           -
    Dimensions - Option 2                                   -                -           -            -              -           -
    Dimensions - Option 3                                   -                2           -            -              -           -
    Dimensions - Option 4                                   -                1           -            -              -           -
    Dimensions - Option 5                                   -                -           -            -              -           -
    Dimensions - Option 6                                   -                -           -            -              -           -
    Rewards Enhanced - Option 1                             -               49          13           13              4           3
    Rewards Enhanced - Option 2                             -                5           5            7              2           -
    Rewards Enhanced - Option 3                             -               69          92           71             26          15
    Rewards Enhanced - Option 4                             -                -           1            1              -           -
    Rewards Enhanced - Option 5                             -                -           -            -              -           -
    Rewards Enhanced - Option 6                             -                2          18           20             13           3
    Rewards Enhanced - Option 7                             -                -           -            -              -           -
    Rewards Enhanced - Option 8                             -                1           -            -              -           -
    Rewards Traditional - Option 1                          -               52          19           13              9           6
    Rewards Traditional - Option 2                          -               23          30           16              6          10
    Rewards Traditional - Option 4                          -                1           4            3              1           -
    Rewards Traditional - Option 5                          -                -           -            1              -           -
    Rewards Traditional - Option 6                          -                2           7           12              3           1
    Rewards Traditional - Option 7                          -                -           -            -              -           -
    Rewards Traditional - Option 8                          -                1           -            -              -           -
    Valuemark II & III                                    436            2,120          17           11              3           2
    Valuemark IV - Option 1                               116            1,480          12            9              3           1
    Valuemark IV - Option 2                                 -               22          16            5              5           1
    Valuemark IV - Option 3                                 -                -           -            -              -           -
    Valuemark IV - Option 4                                 -                3           -            -              -           -
    Valuemark IV - Option 5                                 -                -           -            -              -           -
    Valuemark IV - Option 6                                 -                -           -            -              -           -
    Valuemark IV - Option 7                                 -                -           -            -              -           -
    Valuemark IV - Option 8                                 -                -           -            -              -           -
    Valuemark IV - Option 9                                 -                -           -            -              -           -
    Valuemark IV - Option 10                                -                -           -            -              -           -
                                              -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------
    Total Expenses                                        557            4,651         877          583            262         246
                                              -------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                               USAZ              USAZ        USAZ MONEY       USAZ             USAZ       USAZ PIMCO
                                                                                                           OPPENHEIMER
                                        ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN               OPPENHEIMER       EMERGING      NFJ SMALL
                                        GROWTH AND INCOME  LARGE CAP GROWTH                 EMERGING       TECHNOLOGIES    CAP VALUE
                                               FUND              FUND        MARKET FUND   GROWTH FUND         FUND           FUND
                                        --------------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                       165               225         618             197              189        21
    Alterity Enhanced - Option 3                         -                 1           2               -                -         -
    Alterity Enhanced - Option 4                         -                 -           -               -                -         -
    Alterity Enhanced - Option 5                         7                12          43              13                9         7
    Alterity Optional - Option 1                        84               124         392              69               51         9
    Alterity Optional - Option 2                        20                30          83              15               11         1
    Alterity Optional - Option 3                         -                 -           -               -                -         -
    Alterity Optional - Option 4                         -                 -           -               -                -         -
    Alterity Optional - Option 5                         1                 2           5               3                1         1
    Alterity Traditional - Option 1                     10                14         108               7                3         -
    Alterity Traditional - Option 2                      1                 -           2               1                1         -
    Alterity Traditional - Option 3                      1                 -           4               1                1         1
    Alterity Traditional - Option 4                      -                 -           1               -                -         -
    Alterity Traditional - Option 5                      4                 4          13               6                3         4
    Charter Traditional                                  -                 1         162               8                1         -
    Charter Enhanced                                     2                 1          22               1                -         -
    Charter II - Option 1                                -                 -           7               -                -         -
    Charter II - Option 2                                1                 -           -               -                -         -
    Charter II - Option 3                                -                 -           -               -                -         -
    Charter II - Option 4                                -                 -           1               1                -         1
    Charter II - Option 5                                -                 -           -               -                -         -
    Charter II - Option 6                                -                 -           -               -                -         -
    Charter II - Option 7                                -                 -           1               -                -         -
    Charter II - Option 8                                -                 -           3               1                -         -
    Charter II - Option 9                                -                 -           -               -                -         -
    High Five Traditional                               15                18         119              27               13        15
    High Five Enhanced                                  16                14         106              23               12        23
    Dimensions - Option 1                                -                 -           2               -                -         -
    Dimensions - Option 2                                -                 -           -               -                -         -
    Dimensions - Option 3                                1                 -           3               -                -         -
    Dimensions - Option 4                                -                 1           1               -                -         -
    Dimensions - Option 5                                -                 -           1               -                -         -
    Dimensions - Option 6                                -                 -           -               -                -         -
    Rewards Enhanced - Option 1                         13                10         151              10                8         1
    Rewards Enhanced - Option 2                          7                 2          27               2                3         -
    Rewards Enhanced - Option 3                         43                56         230              65               34         9
    Rewards Enhanced - Option 4                          -                 1           3               1                -         -
    Rewards Enhanced - Option 5                          -                 -           2               -                -         -
    Rewards Enhanced - Option 6                          9                 9          59              22                8        10
    Rewards Enhanced - Option 7                          -                 -           -               -                -         -
    Rewards Enhanced - Option 8                          -                 -           1               -                -         -
    Rewards Traditional - Option 1                      18                14         203              19               13         1
    Rewards Traditional - Option 2                      22                26          69              17                7         1
    Rewards Traditional - Option 4                       2                 2           9               2                2         1
    Rewards Traditional - Option 5                       -                 -           6               1                -         -
    Rewards Traditional - Option 6                       4                 3          40               7                3         5
    Rewards Traditional - Option 7                       -                 -           -               -                -         -
    Rewards Traditional - Option 8                       -                 -           1               -                -         -
    Valuemark II & III                                  34                19         351              14               14         2
    Valuemark IV - Option 1                             28                18         253               8               20         2
    Valuemark IV - Option 2                              2                 8          21               2                2         -
    Valuemark IV - Option 3                              -                 -           -               -                -         -
    Valuemark IV - Option 4                              2                 1           8               -                1         -
    Valuemark IV - Option 5                              -                 -           1               -                -         -
    Valuemark IV - Option 6                              -                 -           -               -                -         -
    Valuemark IV - Option 7                              -                 -           -               -                -         -
    Valuemark IV - Option 8                              -                 -           1               -                -         -
    Valuemark IV - Option 9                              -                 -           -               -                -         -
    Valuemark IV - Option 10                             -                 -           -               -                -         -
                                        --------------------------------------------------------------------------------------------
                                        --------------------------------------------------------------------------------------------
    Total Expenses                                     512               616       3,135             543              410       115
                                        --------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                          USAZ PIMCO PEA   USAZ PIMCO PEA    USAZ PIMCO        USAZ     USAZ VAN KAMPEN  USAZ VAN
                                                                                            TEMPLETON
                                        GROWTH AND INCOME    RENAISSANCE                    DEVELOPED       AGGRESSIVE    KAMPEN
                                               FUND             FUND       PEA VALUE FUND  MARKETS FUND    GROWTH FUND COMSTOCK FUND
                                        --------------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                       112           1,237            312             28              210     1,029
    Alterity Enhanced - Option 3                         -               1              1              -                -         -
    Alterity Enhanced - Option 4                         -               -              -              -                -         -
    Alterity Enhanced - Option 5                         5              34             11              3               10        28
    Alterity Optional - Option 1                        47             428            123             13               76       391
    Alterity Optional - Option 2                        10             105             38              4               18        72
    Alterity Optional - Option 3                         -               -              -              -                -         -
    Alterity Optional - Option 4                         -               -              -              -                -         -
    Alterity Optional - Option 5                         1               6              2              1                1         4
    Alterity Traditional - Option 1                      6              51             23              2                9        40
    Alterity Traditional - Option 2                      1               3              -              -                -         5
    Alterity Traditional - Option 3                      1               1              1              -                1         1
    Alterity Traditional - Option 4                      -               1              -              -                -         1
    Alterity Traditional - Option 5                      3              14              5              2                4        12
    Charter Traditional                                  2              18              9              1                8        17
    Charter Enhanced                                     1               7              2              -                -         4
    Charter II - Option 1                                -               2              1              -                -         1
    Charter II - Option 2                                -               -              -              -                -         -
    Charter II - Option 3                                -               -              -              -                -         -
    Charter II - Option 4                                -               1              1              -                1         -
    Charter II - Option 5                                -               -              -              -                -         -
    Charter II - Option 6                                -               -              -              -                -         -
    Charter II - Option 7                                -               1              -              -                -         -
    Charter II - Option 8                                -               2              1              -                -         2
    Charter II - Option 9                                -               -              -              -                -         -
    High Five Traditional                               10              46             19              7               15        58
    High Five Enhanced                                  13              49             21              5               14        64
    Dimensions - Option 1                                -               -              -              -                -         -
    Dimensions - Option 2                                -               -              -              -                -         -
    Dimensions - Option 3                                -               1              6              -                -         1
    Dimensions - Option 4                                1               3              2              1                -         1
    Dimensions - Option 5                                -               -              -              -                -         -
    Dimensions - Option 6                                -               -              -              -                -         -
    Rewards Enhanced - Option 1                          5              54             14              2               12        93
    Rewards Enhanced - Option 2                          1               6              2              -                2         4
    Rewards Enhanced - Option 3                         19             145             56              5               43       136
    Rewards Enhanced - Option 4                          -               2              2              -                -         1
    Rewards Enhanced - Option 5                          -               -              -              -                -         -
    Rewards Enhanced - Option 6                         11              37             14              8               13        36
    Rewards Enhanced - Option 7                          -               1              -              -                -         -
    Rewards Enhanced - Option 8                          -               1              -              -                -         2
    Rewards Traditional - Option 1                       9              69             24              6               11        62
    Rewards Traditional - Option 2                      14              59             18              3                9        54
    Rewards Traditional - Option 4                       1               3              2              -                1         4
    Rewards Traditional - Option 5                       -               1              1              -                -         -
    Rewards Traditional - Option 6                       3              10              5              2                3         9
    Rewards Traditional - Option 7                       -               -              -              -                -         -
    Rewards Traditional - Option 8                       -               1              -              -                -         -
    Valuemark II & III                                  19              73             38              3                9        48
    Valuemark IV - Option 1                             10              73             28              1               12        60
    Valuemark IV - Option 2                              2              18              5              -                3        23
    Valuemark IV - Option 3                              -               -              -              -                -         -
    Valuemark IV - Option 4                              1               6              -              -                -         6
    Valuemark IV - Option 5                              -               -              -              -                -         -
    Valuemark IV - Option 6                              -               -              -              -                -         -
    Valuemark IV - Option 7                              -               -              -              -                -         -
    Valuemark IV - Option 8                              -               -              -              -                -         -
    Valuemark IV - Option 9                              -               -              -              -                -         -
    Valuemark IV - Option 10                             -               -              -              -                -         1
                                        --------------------------------------------------------------------------------------------
                                        --------------------------------------------------------------------------------------------
    Total Expenses                                     308           2,570            787             97              485     2,269
                                        --------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:



                                         USAZ VAN KAMPEN      USAZ VAN       USAZ VAN      USAZ VAN      VAN KAMPEN LIT
                                                                                                         EMERGING GROWTH  VAN KAMPEN
                                                                                          KAMPEN GROWTH     PORTFOLIO          LIT
                                         EMERGING GROWTH    KAMPEN GLOBAL  KAMPEN GROWTH    AND INCOME                    ENTERPRISE
                                               FUND        FRANCHISE FUND       FUND           FUND                        PORTFOLIO
                                        --------------------------------------------------------------------------------------------
    Alterity Enhanced - Option 1                       535              24            268            575               62         1
    Alterity Enhanced - Option 3                         -               -              -              1                -         -
    Alterity Enhanced - Option 4                         -               -              -              1                -         -
    Alterity Enhanced - Option 5                        17               7              6             22                -         -
    Alterity Optional - Option 1                       209               5            114            326               30         -
    Alterity Optional - Option 2                        42               2             15             40                3         -
    Alterity Optional - Option 3                         -               -              -              -                -         -
    Alterity Optional - Option 4                         -               -              -              -                -         -
    Alterity Optional - Option 5                         3               -              1              3                -         -
    Alterity Traditional - Option 1                     23               -             16             35                8         1
    Alterity Traditional - Option 2                      2               -              -              2                -         -
    Alterity Traditional - Option 3                      2               -              1              2                -         -
    Alterity Traditional - Option 4                      -               1              -              1                -         -
    Alterity Traditional - Option 5                      9               4              4             10                -         -
    Charter Traditional                                 11               -              6              9                1         -
    Charter Enhanced                                     1               -              1              2                2         -
    Charter II - Option 1                                -               -              -              1                -         -
    Charter II - Option 2                                -               -              1              -                -         -
    Charter II - Option 3                                -               -              -              -                -         -
    Charter II - Option 4                                1               1              -              -                -         -
    Charter II - Option 5                                -               -              -              -                -         -
    Charter II - Option 6                                -               -              -              -                -         -
    Charter II - Option 7                                -               -              -              -                -         -
    Charter II - Option 8                                -               -              -              1                -         -
    Charter II - Option 9                                -               -              -              -                -         -
    High Five Traditional                               29              12             14             35                -         -
    High Five Enhanced                                  43              15             21             65                -         -
    Dimensions - Option 1                                1               -              -              -                -         -
    Dimensions - Option 2                                -               -              -              -                -         -
    Dimensions - Option 3                                1               -              -              1                -         -
    Dimensions - Option 4                                2               -              -              1                -         -
    Dimensions - Option 5                                -               -              -              -                -         -
    Dimensions - Option 6                                -               -              -              -                -         -
    Rewards Enhanced - Option 1                         57               2             52            126               13         1
    Rewards Enhanced - Option 2                          4               -              1             10                -         -
    Rewards Enhanced - Option 3                        104               8             34             95                -         -
    Rewards Enhanced - Option 4                          -               -              1              1                -         -
    Rewards Enhanced - Option 5                          -               -              -              -                -         -
    Rewards Enhanced - Option 6                         20               9              7             27                -         -
    Rewards Enhanced - Option 7                          -               -              -              -                -         -
    Rewards Enhanced - Option 8                          1               -              1              2                -         -
    Rewards Traditional - Option 1                      38               1             24             47               13         2
    Rewards Traditional - Option 2                      46               1              9             49                -         -
    Rewards Traditional - Option 4                       1               1              2              3                -         -
    Rewards Traditional - Option 5                       -               -              -              -                -         -
    Rewards Traditional - Option 6                       5               3              4             10                -         -
    Rewards Traditional - Option 7                       -               -              -              -                -         -
    Rewards Traditional - Option 8                       -               -              -              -                -         -
    Valuemark II & III                                  22               1              8             37                6         -
    Valuemark IV - Option 1                             27               1             13             33                6         -
    Valuemark IV - Option 2                              9               1              3             29                2         -
    Valuemark IV - Option 3                              -               -              -              -                -         -
    Valuemark IV - Option 4                              1               -              -              1                1         -
    Valuemark IV - Option 5                              -               -              -              1                -         -
    Valuemark IV - Option 6                              -               -              -              -                -         -
    Valuemark IV - Option 7                              -               -              -              -                -         -
    Valuemark IV - Option 8                              -               -              -              -                -         -
    Valuemark IV - Option 9                              -               -              -              -                -         -
    Valuemark IV - Option 10                             -               -              -              -                -         -
                                        --------------------------------------------------------------------------------------------
                                        --------------------------------------------------------------------------------------------
    Total Expenses                                   1,266              99            627          1,604              147         5
                                        --------------------------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)

Total mortality and expense risk charges and administrative charges (in thousands) for the year ended December 31, 2003 are listed in the following table:

                                          VAN KAMPEN LIT

                                        GROWTH AND INCOME
                                            PORTFOLIO       TOTAL FUNDS
                                        ----------------------------------
    Alterity Enhanced - Option 1                         2         19,620
    Alterity Enhanced - Option 3                         -             36
    Alterity Enhanced - Option 4                         -              8
    Alterity Enhanced - Option 5                         -            756
    Alterity Optional - Option 1                         8          9,428
    Alterity Optional - Option 2                         -          1,951
    Alterity Optional - Option 3                         -              -
    Alterity Optional - Option 4                         -              -
    Alterity Optional - Option 5                         -            120
    Alterity Traditional - Option 1                      4          1,777
    Alterity Traditional - Option 2                      -             71
    Alterity Traditional - Option 3                      -             80
    Alterity Traditional - Option 4                      -             28
    Alterity Traditional - Option 5                      -            343
    Charter Traditional                                  -            753
    Charter Enhanced                                     -            238
    Charter II - Option 1                                -             51
    Charter II - Option 2                                -              6
    Charter II - Option 3                                -              -
    Charter II - Option 4                                -             16
    Charter II - Option 5                                -              -
    Charter II - Option 6                                -              -
    Charter II - Option 7                                -             18
    Charter II - Option 8                                -             42
    Charter II - Option 9                                -              9
    High Five Traditional                                -          1,512
    High Five Enhanced                                   -          1,576
    Dimensions - Option 1                                -             15
    Dimensions - Option 2                                -              1
    Dimensions - Option 3                                -             88
    Dimensions - Option 4                                -             57
    Dimensions - Option 5                                -              4
    Dimensions - Option 6                                -              -
    Rewards Enhanced - Option 1                          2          2,039
    Rewards Enhanced - Option 2                          -            293
    Rewards Enhanced - Option 3                          -          3,814
    Rewards Enhanced - Option 4                          -             48
    Rewards Enhanced - Option 5                          -              2
    Rewards Enhanced - Option 6                          -            926
    Rewards Enhanced - Option 7                          -              2
    Rewards Enhanced - Option 8                          -             20
    Rewards Traditional - Option 1                       9          2,730
    Rewards Traditional - Option 2                       -          1,539
    Rewards Traditional - Option 4                       -            131
    Rewards Traditional - Option 5                       -             21
    Rewards Traditional - Option 6                       -            373
    Rewards Traditional - Option 7                       -              -
    Rewards Traditional - Option 8                       -             16
    Valuemark II & III                                   -         30,628
    Valuemark IV - Option 1                              -         17,335
    Valuemark IV - Option 2                              -            674
    Valuemark IV - Option 3                              -              4
    Valuemark IV - Option 4                              -             98
    Valuemark IV - Option 5                              -             10
    Valuemark IV - Option 6                              -              2
    Valuemark IV - Option 7                              -              -
    Valuemark IV - Option 8                              -              8
    Valuemark IV - Option 9                              -              -
    Valuemark IV - Option 10                             -              2
                                        ----------------------------------
                                        ----------------------------------
    Total Expenses                                      25         99,317
                                        ----------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EXPENSES (CONTINUED)


CONTRACT BASED EXPENSES

A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and USAllianz Valuemark IV contracts and $40 for USAllianz Alterity, USAllianz Charter, USAllianz Dimensions, USAllianz High Five and USAllianz Rewards contracts. Contract maintenance charges paid by the contract owners during the years ended December 31, 2003 and 2002 were $2,646,000 and $2,181,000, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Alterity, USAllianz Dimensions, USAllianz High Five and USAllianz Rewards deferred annuity contracts. USAllianz Dimensions includes a nursing home waiver for withdrawal charges. The amount of the contingent deferred sales charge is shown below.

                                         Contingent Deferred Sales Charge
                                             USAllianz     USAllianz   USAllianz   USAllianz              USAllianz
   Years Since     Valuemark    Valuemark   Valuemark IV   Alterity    Dimensions  High Five   USAllianz  Charter
     Payment           II          III                                                          Rewards      II
------------------ ----------- ------------ ------------- ------------ ----------- ----------- ---------- ----------
       0-1             5%          6%            6%           7%           8%          8%        8.5%        8%
       1-2             5%          5%            6%           6%           7%          8%        8.5%        7%
       2-3             4%          4%            6%           5%           7%          7%        8.5%        0%
       3-4             3%          3%            5%           4%           6%          6%        8.5%        0%
       4-5            1.5%        1.5%           4%           3%           5%          5%         8%         0%
       5-6             0%          0%            3%           2%           4%          4%         7%         0%
       6-7             0%          0%            2%           0%           3%          3%         6%         0%
       7-8             0%          0%            0%           0%           0%          0%         5%         0%
       8-9             0%          0%            0%           0%           0%          0%         4%         0%
      9-10             0%          0%            0%           0%           0%          0%         3%         0%
      10 +             0%          0%            0%           0%           0%          0%         0%         0%


Total  contingent  deferred sales charges paid by the contract owners during the
years  ended  December  31,  2003  and  2002  were   $6,201,418  and  $4,959,988
respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Alterity, USAllianz Dimensions, USAllianz High Five, and USAllianz Rewards deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year. USAllianz Dimensions allows 10% of purchase payments to be withdrawn in contract years one to five and 20% of the purchase payments to be withdrawn after contract year five without penalty.

Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer for all products, or 2% of the amount transferred, if less, for Valuemark II, Valuemark III, and USAllianz Valuemark IV. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the years ended December 31, 2003 and 2002 were $49,857 and $107,704, respectively. Net transfers from the Fixed Accounts for the years ended December 31, 2003 and 2002 were $296,920,000 and $232,682,000, respectively.

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZATION

Allianz Life may provide capital for the establishment of new portfolios as investment options of the Variable Account. The capitalization transactions were as follows during the years ended December 31, 2003 and 2002.

                                                             Capitalization      Date of
PORTFOLIO                                                       AMOUNT        CAPITALIZATION

USAZ Oppenheimer Emerging Growth                                10,000,000       5/1/2002
USAZ AIM Dent Demographic Trends Fund                            3,000,000       5/1/2002
USAZ AIM Basic Value Fund                                        3,000,000       5/1/2002
USAZ AIM Blue Chip Fund                                          3,000,000       5/1/2002
USAZ AIM International Equity Fund                               3,000,000       5/1/2002
USAZ PIMCO NFJ Small Cap Value Fund                              3,000,000       5/1/2003
USAZ Van Kampen Global Franchise Fund                            3,000,000       5/1/2003

Allianz Life will begin to recapture seed capital after the investment option reaches $3,000,000 in market value, excluding seed money. No more than 50,000 shares for every million dollars of market value that exceeds the $3,000,000 will be recaptured, so long as the trade activity for the day is in a buy position. The seed capital recapture activity for the period ending December 31, 2003 is summarized in the table below.

                                                          Seed        Realized       Remaining
                                                         Capital    Gain\Loss on   Seed Capital
                                                       Recaptured     Recapture
                                                       ------------------------------------------
                                                       ------------------------------------------
PORTFOLIO
USAZ PIMCO NFJ Small Cap Value Fund                      3,000,000         358,121             0
USAZ Van Kampen Global Franchise Fund                    3,000,000         170,732             0
USAZ Oppenheimer Emerging Technologies Fund                910,000       (291,000)             0
USAZ PIMCO Growth and Income Fund                          100,000        (14,518)             0
USAZ AIM Dent Demographic Trends Fund                    2,020,000       (480,820)             0
USAZ Oppenheimer Emerging Growth                         7,580,000       (749,350)             0
USAZ Templeton Developed Markets                         5,000,000         271,815             0
                                                       ------------------------------------------
                                                       ------------------------------------------
                          Total                         21,610,000       (735,020)             0


3.   FEDERAL INCOME TAXES

     Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life.

     Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

4.  PURCHASES AND SALES OF INVESTMENTS (IN THOUSANDS)

The cost of purchases and proceeds from sales of investments for year ended         COST OF        PROCEEDS FROM
December 31, 2003  were as follows.                                               PURCHASES           SALES
                                                                               ------------------------------------
AIM V.I. Capital Appreciation Fund                                                           56              2,209

AIM V.I. Growth Fund                                                                        169              2,772

AIM V.I. International Growth Fund                                                           34                948

AIM V.I. Premier Equity Fund                                                                223              1,989

Alger American Growth Portfolio                                                              66              2,698

Alger American Leveraged AllCap Portfolio                                                     8              1,092

Alger American MidCap Growth Portfolio                                                      294              4,425

Alger American Small Capitalization Portfolio                                                 6                211

Davis VA Financial Portfolio                                                             28,766              3,741

Davis VA Real Estate Portfolio                                                              235              2,026

Davis VA Value Portfolio                                                                 85,796              8,402

Dreyfus IP Small Cap Stock Index Portfolio                                               61,812              7,774

Dreyfus Stock Index Fund                                                                186,838             39,444

Franklin Aggressive Growth Securities Fund                                                   30                889

Franklin Global Communications Securities Fund                                           10,779             26,837

Franklin Growth and Income Securities Fund                                               60,337             81,158

Franklin High Income Fund                                                               147,810             99,591

Franklin Income Securities Fund                                                          71,137             75,954

Franklin Large Cap Growth Securities Fund                                                60,257             37,501

Franklin Money Market Fund                                                                   44             34,757

Franklin Real Estate Fund                                                                77,243             26,755

Franklin Rising Dividends Securities Fund                                               133,584             51,326

Franklin S&P 500 Index Fund                                                                 580             24,515

Franklin Small Cap Fund                                                                  64,449             46,894

Franklin Small Cap Value Securities Fund                                                 41,943             13,219

Franklin Technology Securities Fund                                                           -              1,865

Franklin U.S. Government Fund                                                           169,825            137,140

Franklin Zero Coupon Fund 2005                                                           29,822             21,725

Franklin Zero Coupon Fund 2010                                                           38,151             33,245

J.P. Morgan International Opportunities Portfolio                                             3                 85

J.P. Morgan U.S. Large Cap Core Equity                                                        8                128

Jennison 20/20 Focus Portfolio                                                           23,716              1,800

Mutual Discovery Securities Fund                                                         81,148             28,357

Mutual Shares Securities Fund                                                            98,956             54,159

Oppenheimer Global Securities Fund/VA                                                   156,044             78,954

Oppenheimer High Income Fund/VA                                                          64,252             27,719

Oppenheimer Main Street Fund/VA                                                          86,562              9,151

PIMCO VIT High Yield Portfolio                                                          168,357             97,656

PIMCO VIT Real Return Portfolio                                                          61,417              7,833

PIMCO VIT StocksPLUS Growth and Income Portfolio                                         11,585              4,467

PIMCO VIT Total Return Portfolio                                                        200,304             66,561

Seligman Global Technology Portfolio                                                         74                960

Seligman Small-Cap Value Portfolio                                                       89,295             20,253

SP Jennison International Growth Portfolio                                               28,479             17,982

SP Strategic Partners Focused Growth Portfolio                                            9,612              4,358

Templeton Asset Strategy Fund                                                               536              3,878

Templeton Developing Markets Securities Fund                                             68,013             52,885

Templeton Foreign Securities Fund                                                       171,835            193,034

                                       81

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

4. PURCHASES AND SALES OF INVESTMENTS (IN THOUSANDS)  (CONTINUED)

The cost of purchases  and  proceeds  from sales of  investments  for year ended
December 31, 2003 were as follows.
                                                                                    COST OF        PROCEEDS FROM
                                                                                  PURCHASES           SALES
                                                                               ------------------------------------
Templeton Global Income Securities Fund
                                                                                          3,038              7,688

Templeton Growth Securities Fund                                                         43,819             52,715

USAZ AIM Basic Value Fund                                                                58,956              5,490

USAZ AIM Blue Chip Fund                                                                  52,460              5,841

USAZ AIM Dent Demographic Trends Fund                                                    25,240              3,712

USAZ AIM International Equity Fund                                                       39,921             30,437

USAZ AllianceBernstein Growth and Income Fund                                            29,758              5,588

USAZ AllianceBernstein Large Cap Growth Fund                                             35,366             10,664

USAZ Money Market Fund                                                                  519,420            530,399

USAZ Oppenheimer Emerging Growth Fund                                                    62,206             15,532

USAZ Oppenheimer Emerging Technologies Fund                                              42,204             18,825

USAZ PIMCO NFJ Small Cap Value Fund                                                      24,760              1,182

USAZ PIMCO PEA Growth and Income Fund                                                    21,370              2,362

USAZ PIMCO PEA Renaissance Fund                                                         123,597             21,074

USAZ PIMCO PEA Value Fund                                                                49,518              6,724

USAZ Templeton Developed Markets Fund                                                    11,784              1,143

USAZ Van Kampen Aggressive Growth Fund                                                   32,544              4,428

USAZ Van Kampen Comstock Fund                                                           103,167             10,986

USAZ Van Kampen Emerging Growth Fund                                                     62,732              5,867

USAZ Van Kampen Global Franchise Fund                                                    22,187                590

USAZ Van Kampen Growth and Income Fund                                                   81,701              8,413

USAZ Van Kampen Growth Fund                                                              34,355             10,429

Van Kampen LIT Emerging Growth Portfolio                                                     95              1,707

Van Kampen LIT Enterprise Portfolio                                                           2                 76

Van Kampen LIT Growth and Income Portfolio                                                   15                221
                                                                               ------------------------------------
                                                                               ------------------------------------
                                                                                      4,070,705          2,223,415
                                                                               ------------------------------------
                                                                               ------------------------------------


5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                          AIM V.I. CAPITAL                              AIM V.I. INTERNATIONAL
                                                         APPRECIATION FUND       AIM V.I. GROWTH FUND        GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         1          591           -           -            -         231
      Transfers between funds                               (140)        (402)       (289)       (906)        (121)       (221)
      Surrenders and terminations                           (211)         (88)       (292)       (530)         (46)        (35)
      Rescissions                                             (1)         (27)           -           -            -        (41)
      Bonus                                                   (4)            3           -         (2)            -           -
      Other transactions                                      (1)          (1)         (2)         (2)          (1)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (356)           76       (583)     (1,440)        (168)        (66)
                                                      --------------------------------------------------------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                                                                            ALGER AMERICAN
                                                          AIM V.I. PREMIER      ALGER AMERICAN GROWTH      LEVERAGED ALLCAP
                                                            EQUITY FUND               PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         1          768           -           -            -           -
      Transfers between funds                               (182)        (590)       (290)       (731)         (92)       (439)
      Surrenders and terminations                           (114)        (119)       (143)       (309)         (91)       (230)
      Rescissions                                             (1)         (13)           -           -            -           -
      Bonus                                                   (1)            8           -           -            -           -
      Other transactions                                      (2)          (1)         (1)         (1)          (1)         (1)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (299)           53       (434)     (1,041)        (184)       (670)
                                                      --------------------------------------------------------------------------

                                                        ALGER AMERICAN MIDCAP    ALGER AMERICAN SMALL    AZOA VIP DIVERSIFIED
                                                                                   CAPITALIZATION
                                                          GROWTH PORTFOLIO            PORTFOLIO              ASSETS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -          789           -           -            -         146
      Transfers between funds                               (159)        (318)        (26)        (78)            -       (590)
      Surrenders and terminations                           (288)         (74)        (19)        (11)            -        (29)
      Rescissions                                               -         (35)           -           -            -         (9)
      Bonus                                                   (3)            6           -           -            -           2
      Other transactions                                      (2)          (1)           -           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (452)          367        (45)        (89)            -       (480)
                                                      --------------------------------------------------------------------------

                                                        AZOA VIP FIXED INCOME      AZOA VIP GLOBAL       AZOA VIP GROWTH FUND
                                                                FUND             OPPORTUNITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -          173           -          28            -         126
      Transfers between funds                                   -        (869)           -       (106)            -       (530)
      Surrenders and terminations                               -        (121)           -         (8)            -        (37)
      Rescissions                                               -          (1)           -         (1)            -         (2)
      Bonus                                                     -            3           -           -            -           2
      Other transactions                                        -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                                -        (815)           -        (87)            -       (441)
                                                      --------------------------------------------------------------------------

                                       83

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                         DAVIS VA FINANCIAL      DAVIS VA REAL ESTATE       DAVIS VA VALUE
                                                             PORTFOLIO                PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     1,910        1,059           -           -        7,501       4,073
      Transfers between funds                                 595          336        (98)        (42)        1,993       1,233
      Surrenders and terminations                            (75)         (27)        (21)        (13)        (312)       (121)
      Rescissions                                            (44)         (24)           -           -        (209)        (73)
      Bonus                                                    29            8           -           -           83          42
      Other transactions                                      (1)            -           -           -          (4)         (1)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            2,414        1,352       (119)        (55)        9,052       5,153
                                                      --------------------------------------------------------------------------

                                                        DREYFUS IP SMALL CAP     DREYFUS STOCK INDEX      FRANKLIN AGGRESSIVE
                                                       STOCK INDEX PORTFOLIO            FUND            GROWTH SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     5,004        1,516       9,583       3,112            -           -
      Transfers between funds                               1,503          555       7,776       2,473         (91)       (243)
      Surrenders and terminations                           (115)          (9)       (516)        (49)        (103)       (105)
      Rescissions                                           (105)         (20)       (217)        (26)            -           -
      Bonus                                                    54            9          96          24            -           -
      Other transactions                                      (1)            -         (4)           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            6,340        2,051      16,718       5,534        (194)       (348)
                                                      --------------------------------------------------------------------------

                                                           FRANKLIN GLOBAL         FRANKLIN GLOBAL        FRANKLIN GROWTH AND
                                                           COMMUNICATIONS      HEALTH CARE SECURITIES
                                                          SECURITIES FUND               FUND            INCOME SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                       544          101           -           -        1,356         760
      Transfers between funds                               (467)      (1,242)           -     (1,708)        (129)         241
      Surrenders and terminations                         (1,236)      (2,103)           -        (72)      (2,171)     (3,188)
      Rescissions                                            (11)          (4)           -           -         (34)        (23)
      Bonus                                                     7            1           -           -           19           5
      Other transactions                                     (10)         (12)           -           -         (10)        (10)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                          (1,173)      (3,259)           -     (1,780)        (969)     (2,215)
                                                      --------------------------------------------------------------------------

                                       84

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                        FRANKLIN HIGH INCOME       FRANKLIN INCOME        FRANKLIN LARGE CAP
                                                                FUND               SECURITIES FUND      GROWTH SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     1,516          324         820         716        2,309       1,079
      Transfers between funds                               1,542          132         557       (246)          578     (1,260)
      Surrenders and terminations                           (933)      (1,328)     (1,974)     (2,695)      (1,235)     (2,019)
      Rescissions                                            (49)         (12)        (14)        (17)         (47)        (39)
      Bonus                                                    20            3          10           6           27          10
      Other transactions                                      (3)          (3)         (7)         (8)          (6)         (6)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            2,093        (884)       (608)     (2,244)        1,626     (2,235)
                                                      --------------------------------------------------------------------------

                                                        FRANKLIN MONEY MARKET      FRANKLIN NATURAL      FRANKLIN REAL ESTATE
                                                                                RESOURCES SECURITIES
                                                                FUND                    FUND                     FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -            1           -           -        1,363         713
      Transfers between funds                             (1,017)      (2,627)           -     (1,925)          641         153
      Surrenders and terminations                         (1,123)      (2,386)           -       (121)        (474)       (631)
      Rescissions                                               -            -           -           -         (30)        (16)
      Bonus                                                     -            -           -           -           21           6
      Other transactions                                      (2)          (3)           -           -          (2)         (2)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                          (2,142)      (5,015)           -     (2,046)        1,519         223
                                                      --------------------------------------------------------------------------

                                                           FRANKLIN RISING         FRANKLIN S&P 500       FRANKLIN SMALL CAP
                                                           DIVIDENDS SECURITIES
                                                                FUND                 INDEX FUND                  FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     3,283        1,578           -       1,084        2,266       1,461
      Transfers between funds                               1,164          863     (3,840)     (1,469)          343         580
      Surrenders and terminations                         (1,431)      (1,904)        (76)       (619)      (1,261)     (1,825)
      Rescissions                                            (61)         (32)           -        (38)         (42)        (62)
      Bonus                                                    38           15           -           4           28          10
      Other transactions                                      (6)          (5)         (1)         (2)          (7)         (6)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            2,987          515     (3,917)     (1,040)        1,327         158
                                                      --------------------------------------------------------------------------

                                       85

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                         FRANKLIN SMALL CAP      FRANKLIN TECHNOLOGY         FRANKLIN U.S.
                                                       VALUE SECURITIES FUND       SECURITIES FUND         GOVERNMENT FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     2,782        1,692           -           -        4,888       3,113
      Transfers between funds                                 638          828       (561)       (213)      (1,304)       2,251
      Surrenders and terminations                           (375)        (479)        (29)       (115)      (2,568)     (3,029)
      Rescissions                                            (61)         (68)           -           -        (149)       (108)
      Bonus                                                    37           11           -           -           70          49
      Other transactions                                      (2)          (1)           -         (1)          (8)         (7)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            3,019        1,983       (590)       (329)          929       2,269
                                                      --------------------------------------------------------------------------

                                                        FRANKLIN ZERO COUPON     FRANKLIN ZERO COUPON         J.P. MORGAN
                                                                                                            INTERNATIONAL
                                                             FUND 2005                FUND 2010        OPPORTUNITIES PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                       550          298         624         361            -           -
      Transfers between funds                                (64)          185       (318)         205         (10)        (23)
      Surrenders and terminations                           (255)        (265)       (192)       (303)          (3)        (11)
      Rescissions                                            (16)         (11)        (14)        (14)            -           -
      Bonus                                                     8            6          13           9            -           -
      Other transactions                                      (1)          (1)         (1)         (1)            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                              222          212         112         257         (13)        (34)
                                                      --------------------------------------------------------------------------

                                                       J.P. MORGAN U.S. LARGE    JENNISON 20/20 FOCUS      MUTUAL DISCOVERY
                                                          CAP CORE EQUITY             PORTFOLIO            SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -            -       1,864         399        4,032       1,893
      Transfers between funds                                 (8)         (35)         614         251          873         289
      Surrenders and terminations                             (9)         (13)        (30)         (1)      (1,055)     (1,426)
      Rescissions                                               -          (3)        (40)         (8)        (109)        (36)
      Bonus                                                     -            -          17           4           45          15
      Other transactions                                        -            -           -           -          (5)         (4)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                             (17)         (51)       2,425         645        3,781         731
                                                      --------------------------------------------------------------------------
                                       86

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                            MUTUAL SHARES         OPPENHEIMER GLOBAL       OPPENHEIMER HIGH
                                                          SECURITIES FUND        SECURITIES FUND/VA         INCOME FUND/VA
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     4,763        2,451       8,425       4,446        1,434         610
      Transfers between funds                                 842        (122)       2,229       1,816        2,155         483
      Surrenders and terminations                         (2,209)      (3,163)       (336)       (166)        (144)        (47)
      Rescissions                                           (117)         (53)       (161)       (124)         (74)         (9)
      Bonus                                                    55           15         102          39           19           5
      Other transactions                                      (9)          (9)         (4)         (1)          (1)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            3,325        (881)      10,255       6,010        3,389       1,042
                                                      --------------------------------------------------------------------------

                                                      OPPENHEIMER MAIN STREET    PIMCO VIT HIGH YIELD   PIMCO VIT REAL RETURN
                                                              FUND/VA                 PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     9,032        4,294       5,133       1,534        4,450           -
      Transfers between funds                               2,340        1,382       1,633       1,598          763           -
      Surrenders and terminations                           (420)        (168)       (252)       (346)         (74)           -
      Rescissions                                           (195)        (121)       (125)        (31)         (80)           -
      Bonus                                                   108           33          54          12           52           -
      Other transactions                                      (5)          (1)         (2)           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                           10,860        5,419       6,441       2,767        5,111           -
                                                      --------------------------------------------------------------------------

                                                        PIMCO VIT STOCKSPLUS       PIMCO VIT TOTAL          SELIGMAN GLOBAL
                                                         GROWTH AND INCOME
                                                             PORTFOLIO            RETURN PORTFOLIO       TECHNOLOGY PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     1,101        1,151      11,092       7,756            -         335
      Transfers between funds                                  78          676         578       5,946        (123)       (430)
      Surrenders and terminations                           (109)        (102)     (1,109)       (606)         (60)        (62)
      Rescissions                                            (13)         (23)       (270)       (191)          (1)        (22)
      Bonus                                                    12            7         139          74            -           4
      Other transactions                                      (1)            -         (7)         (1)          (1)         (1)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            1,068        1,709      10,423      12,978        (185)       (176)
                                                      --------------------------------------------------------------------------

                                       87

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                                                     SP JENNISON         SP STRATEGIC PARTNERS
                                                         SELIGMAN SMALL-CAP     INTERNATIONAL GROWTH        FOCUSED GROWTH
                                                          VALUE PORTFOLIO             PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     3,409        2,523       1,343         316          996         732
      Transfers between funds                               1,083        1,033       1,005         383          107         384
      Surrenders and terminations                           (241)         (94)       (131)        (27)         (45)        (39)
      Rescissions                                            (73)         (86)        (12)         (4)         (22)        (19)
      Bonus                                                    51           18          22           4           10           5
      Other transactions                                      (2)            -           -           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            4,227        3,394       2,227         672        1,046       1,063
                                                      --------------------------------------------------------------------------

                                                           TEMPLETON ASSET       TEMPLETON DEVELOPING      TEMPLETON FOREIGN
                                                                                 MARKETS SECURITIES
                                                           STRATEGY FUND                FUND               SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -            -       1,641       1,188        1,146         940
      Transfers between funds                                (74)        (181)         942        (17)        (161)       (103)
      Surrenders and terminations                           (200)        (371)     (1,069)     (1,127)      (2,185)     (2,991)
      Rescissions                                               -            -        (34)        (11)         (17)        (15)
      Bonus                                                     -            -          22           5           10           5
      Other transactions                                      (1)          (1)         (5)         (5)         (11)        (11)
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (275)        (553)       1,497          33      (1,218)     (2,175)
                                                      --------------------------------------------------------------------------

                                                          TEMPLETON GLOBAL         TEMPLETON GROWTH            TEMPLETON
                                                                                                        INTERNATIONAL SMALLER
                                                       INCOME SECURITIES FUND      SECURITIES FUND          COMPANIES FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -            -       1,728       1,645            -           -
      Transfers between funds                                (55)        (244)        (33)       (609)            -     (1,088)
      Surrenders and terminations                           (260)        (393)     (2,045)     (3,338)            -        (54)
      Rescissions                                               -            -        (33)        (37)            -           -
      Bonus                                                     -            -          16          15            -           -
      Other transactions                                      (1)          (1)        (10)        (10)            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (316)        (638)       (377)     (2,334)            -     (1,142)
                                                      --------------------------------------------------------------------------
                                       88

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                        USAZ AIM BASIC VALUE      USAZ AIM BLUE CHIP         USAZ AIM DENT
                                                                FUND                    FUND           DEMOGRAPHIC TRENDS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     5,120        1,840       4,378         974        1,787         462
      Transfers between funds                               1,553        1,000       1,104         528          740         157
      Surrenders and terminations                           (171)         (22)        (90)        (24)        (107)         (2)
      Rescissions                                           (147)         (44)       (124)        (22)         (32)         (7)
      Bonus                                                    71           13          67          11           29           3
      Other transactions                                      (2)            -         (1)           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            6,424        2,787       5,334       1,467        2,417         613
                                                      --------------------------------------------------------------------------

                                                       USAZ AIM INTERNATIONAL     USAZ ALGER GROWTH     USAZ ALLIANCEBERNSTEIN
                                                            EQUITY FUND                 FUND            GROWTH AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     1,089          584           -         127        2,134       1,210
      Transfers between funds                                 178          437           -       (413)          765         564
      Surrenders and terminations                            (88)          (8)           -        (21)        (109)        (62)
      Rescissions                                            (42)          (4)           -         (1)         (40)        (17)
      Bonus                                                    13            3           -           -           30          12
      Other transactions                                        -            -           -           -          (1)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            1,150        1,012           -       (308)        2,779       1,707
                                                      --------------------------------------------------------------------------

                                                       USAZ ALLIANCEBERNSTEIN     USAZ MONEY MARKET        USAZ OPPENHEIMER
                                                       LARGE CAP GROWTH FUND            FUND             EMERGING GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     3,086        1,418      22,958      12,916        2,782         747
      Transfers between funds                                 311        1,102    (15,587)       2,585        1,480         240
      Surrenders and terminations                           (117)         (70)     (7,893)     (8,439)        (102)           1
      Rescissions                                            (80)         (40)       (539)       (352)         (49)        (16)
      Bonus                                                    41            9         408         220           40           4
      Other transactions                                      (1)            -         (5)         (2)            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            3,240        2,419       (658)       6,928        4,151         976
                                                      --------------------------------------------------------------------------
                                       89

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                        USAZ OPPENHEIMER
                                                       EMERGING TECHNOLOGIES    USAZ PIMCO NFJ SMALL    USAZ PIMCO PEA GROWTH
                                                                FUND               CAP VALUE FUND          AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     2,675          891       1,487           -        1,778         666
      Transfers between funds                                 688          130         558           -          484         258
      Surrenders and terminations                           (102)         (33)        (14)           -         (68)        (76)
      Rescissions                                            (78)         (18)        (28)           -         (48)        (14)
      Bonus                                                    27            6          20           -           27           7
      Other transactions                                      (1)            -           -           -          (1)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            3,209          976       2,023           -        2,172         841
                                                      --------------------------------------------------------------------------

                                                           USAZ PIMCO PEA       USAZ PIMCO PEA VALUE        USAZ TEMPLETON
                                                          RENAISSANCE FUND              FUND            DEVELOPED MARKETS FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     8,016        6,925       3,148       1,793          822          98
      Transfers between funds                               2,977        2,236       1,509         934          272         105
      Surrenders and terminations                           (387)        (142)       (162)       (138)         (38)           -
      Rescissions                                           (177)        (133)        (74)        (59)          (8)         (3)
      Bonus                                                    91           42          43          10           12           1
      Other transactions                                      (5)          (1)         (2)           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                           10,515        8,927       4,462       2,540        1,060         201
                                                      --------------------------------------------------------------------------

                                                           USAZ VAN KAMPEN         USAZ VAN KAMPEN          USAZ VAN KAMPEN
                                                       AGGRESSIVE GROWTH FUND       COMSTOCK FUND        EMERGING GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     3,578        1,370       9,206       5,770        6,726       3,160
      Transfers between funds                               1,060          691       2,679       2,701        2,219       2,278
      Surrenders and terminations                           (103)         (22)       (458)       (218)        (268)       (105)
      Rescissions                                            (73)         (26)       (169)       (149)        (158)        (66)
      Bonus                                                    53            6         107          33           89          22
      Other transactions                                      (1)            -         (5)         (1)          (3)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            4,514        2,019      11,360       8,136        8,605       5,289
                                                      --------------------------------------------------------------------------
                                       90

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

5. CONTRACT TRANSACTIONS- ALL PRODUCTS ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)
(CONTINUED)

 TRANSACTIONS  IN UNITS FOR EACH FUND FOR THE YEARS ENDED  DECEMBER 31, 2003 AND
2002 WERE AS FOLLOWS:
                                                       USAZ VAN KAMPEN GLOBAL      USAZ VAN KAMPEN      USAZ VAN KAMPEN GROWTH
                                                           FRANCHISE FUND      GROWTH AND INCOME FUND            FUND
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                     1,151            -       6,576       2,940        2,668       1,291
      Transfers between funds                                 809            -       2,379       1,551          712         907
      Surrenders and terminations                               5            -       (372)       (176)        (138)        (61)
      Rescissions                                            (17)            -       (149)        (55)         (83)        (16)
      Bonus                                                    15            -          75          21           26           8
      Other transactions                                        -            -         (3)           -          (1)           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            1,963            -       8,506       4,281        3,184       2,129
                                                      --------------------------------------------------------------------------

                                                      VAN KAMPEN LIT EMERGING       VAN KAMPEN LIT       VAN KAMPEN LIT GROWTH
                                                          GROWTH PORTFOLIO      ENTERPRISE PORTFOLIO     AND INCOME PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2003         2002        2003        2002         2003        2002
                                                      --------------------------------------------------------------------------
 Contract Transactions
      Purchase payments                                         -        1,112           -           -            -           -
      Transfers between funds                               (139)        (701)        (10)        (26)         (11)        (36)
      Surrenders and terminations                           (103)         (71)         (3)         (5)         (10)         (9)
      Rescissions                                               -         (32)           -           -            -           -
      Bonus                                                     -            7           -           -            -           -
      Other transactions                                      (1)            -           -           -            -           -
                                                      --------------------------------------------------------------------------
 Total Net Contract Transactions                            (243)          315        (13)        (31)         (21)        (45)
                                                      --------------------------------------------------------------------------

                                                                TOTAL
                                                      -------------------------
                                                           2003           2002
                                                      -------------------------
 Contract Transactions
      Purchase payments                                   199,055      104,400
      Transfers between funds                              29,650       21,897
      Surrenders and terminations                        (40,563)     (49,245)
      Rescissions                                         (4,596)      (2,583)
      Bonus                                                 2,570          938
      Other transactions                                    (184)        (125)
                                                      -------------------------
 Total Net Contract Transactions                          185,932       75,282
                                                      -------------------------

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY

A SUMMARY BY PRODUCT AND FUND OF NET ASSETS (THOUSANDS), UNITS OUTSTANDING (THOUSANDS), AND UNIT VALUES AT
DECEMBER 31, 2003 IS AS
FOLLOWS:                                               AIM V.I. CAPITAL APPRECIATION FUND          AIM V.I. GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              2,256          357   6.3246875         671          137   4.8888201
  Alterity Enhanced - Option 3                                  -            -           -           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -           -            -           -
  Alterity Optional - Option 1                              1,578          247   6.3744439         803          163   4.9294682
  Alterity Optional - Option 2                                140           22   6.3246875           -            -           -
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -           -            -           -
  Alterity Traditional - Option 1                             808          125   6.4498144         755          151   4.9910634
  Alterity Traditional - Option 2                               -            -           -           1            -   4.9499198
  Alterity Traditional - Option 3                               -            -           -           -            -           -
  Alterity Traditional - Option 4                               -            -           -           -            -           -
  Alterity Traditional - Option 5                               -            -           -           -            -           -
  Charter Traditional                                          24            4   6.5133028          41            8   5.0430021
  Charter Enhanced                                             23            4   6.4624607          16            3   5.0014166
  Charter II - Option 1                                         -            -           -           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -           -            -           -
  High Five Enhanced                                            -            -           -           -            -           -
  Dimensions - Option 1                                         4            1   6.4245933           -            -           -
  Dimensions - Option 2                                         1            -   6.3744442           2            -   4.9294683
  Dimensions - Option 3                                        13            2    6.349517           -            -           -
  Dimensions - Option 4                                        49            8   6.2999544           2            -   4.8686214
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           5            -   4.9910634
  Rewards Enhanced - Option 1                               1,016          160   6.3370907         539          110   4.8962218
  Rewards Enhanced - Option 2                                   -            -           -           -            -           -
  Rewards Enhanced - Option 3                                   -            -           -           -            -           -
  Rewards Enhanced - Option 4                                   -            -           -           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -           -            -           -
  Rewards Enhanced - Option 7                                  10            2   6.2876239          42            9   4.8585331
  Rewards Enhanced - Option 8                                   8            1   6.1656383          16            3   4.7589239
  Rewards Traditional - Option 1                            1,454          228    6.386945       1,153          233   4.9396716
  Rewards Traditional - Option 2                                -            -           -           -            -           -
  Rewards Traditional - Option 4                                -            -           -           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                                -            -           -           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               32            5   6.2141467          35            7   4.7985208
  Valuemark II & III                                            -            -           -       3,630          727   4.9910634
  Valuemark Income Plus                                         -            -           -          24            -   4.9910634
  Valuemark IV - Option 1                                       -            -           -       4,626          933   4.9725016
  Valuemark IV - Option 2                                       -            -           -           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -           -           -            -           -
  Valuemark IV - Option 5                                       -            -           -           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                       92

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY BY PRODUCT AND FUND OF NET ASSETS (THOUSANDS), UNITS OUTSTANDING (THOUSANDS), AND UNIT VALUES AT
DECEMBER 31, 2003 IS AS
FOLLOWS:                                               AIM V.I. INTERNATIONAL GROWTH FUND      AIM V.I. PREMIER EQUITY FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                                725          120   6.1111436       2,239          361   6.1947876
  Alterity Enhanced - Option 3                                  -            -           -           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -           -            -           -
  Alterity Optional - Option 1                                504           82     6.15922       2,842          455   6.2435221
  Alterity Optional - Option 2                                 35            6   6.1111436         140           23   6.1947876
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -           -            -           -
  Alterity Traditional - Option 1                             291           47   6.2320457       1,059          168   6.3173445
  Alterity Traditional - Option 2                              15            2   6.1834012           -            -           -
  Alterity Traditional - Option 3                               -            -           -           -            -           -
  Alterity Traditional - Option 4                               -            -           -           -            -           -
  Alterity Traditional - Option 5                               -            -           -           -            -           -
  Charter Traditional                                           7            1   6.2933906         133           21    6.379529
  Charter Enhanced                                              -            -           -         190           30   6.3297311
  Charter II - Option 1                                         -            -           -           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -           -            -           -
  High Five Enhanced                                            -            -           -           -            -           -
  Dimensions - Option 1                                         -            -           -           6            1   6.2926414
  Dimensions - Option 2                                         3            -   6.1592202           2            -   6.2435223
  Dimensions - Option 3                                         -            -           -          69           11   6.2191071
  Dimensions - Option 4                                        55            9   6.0872455          53            9   6.1705624
  Dimensions - Option 5                                         -            -           -          25            4   6.2435223
  Dimensions - Option 6                                         -            -           -           3            -   6.1947876
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 162           26    6.123128         872          141    6.206936
  Rewards Enhanced - Option 2                                   -            -           -           -            -           -
  Rewards Enhanced - Option 3                                   -            -           -           -            -           -
  Rewards Enhanced - Option 4                                   -            -           -           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -           -            -           -
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  11            2   5.9574645         168           28   6.0390053
  Rewards Traditional - Option 1                              681          110    6.171299       2,239          358   6.2557664
  Rewards Traditional - Option 2                                -            -           -           -            -           -
  Rewards Traditional - Option 4                                -            -           -           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                                -            -           -           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               13            2   6.0043349          32            5   6.0865169
  Valuemark II & III                                            -            -           -           -            -           -
  Valuemark Income Plus                                         -            -           -           -            -           -
  Valuemark IV - Option 1                                       -            -           -           -            -           -
  Valuemark IV - Option 2                                       -            -           -           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -           -           -            -           -
  Valuemark IV - Option 5                                       -            -           -           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                       93

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY BY PRODUCT AND FUND OF NET ASSETS (THOUSANDS), UNITS OUTSTANDING (THOUSANDS), AND UNIT VALUES AT
DECEMBER 31, 2003 IS AS
FOLLOWS:                                                                                      ALGER AMERICAN LEVERAGED ALLCAP
                                                        ALGER AMERICAN GROWTH PORTFOLIO                  PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                                251           36   6.8854787         180           28   6.3371953
  Alterity Enhanced - Option 3                                  -            -           -           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -           -            -           -
  Alterity Optional - Option 1                                261           38   6.9427279         185           29   6.3898858
  Alterity Optional - Option 2                                  -            -           -           -            -           -
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -           -            -           -
  Alterity Traditional - Option 1                             384           55   7.0294965         247           38   6.4697451
  Alterity Traditional - Option 2                              18            3   6.9715322           1            -   6.4163965
  Alterity Traditional - Option 3                               -            -           -           -            -           -
  Alterity Traditional - Option 4                               -            -           -           -            -           -
  Alterity Traditional - Option 5                               -            -           -           -            -           -
  Charter Traditional                                          39            5   7.1026307           -            -           -
  Charter Enhanced                                              -            -           -           1            -   6.4831499
  Charter II - Option 1                                         -            -           -           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -           -            -           -
  High Five Enhanced                                            -            -           -           -            -           -
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                  22            -   7.0294965           -            -           -
  Rewards Enhanced - Option 1                                 410           59   6.8959201         237           37   6.3468053
  Rewards Enhanced - Option 2                                   -            -           -           -            -           -
  Rewards Enhanced - Option 3                                   -            -           -           -            -           -
  Rewards Enhanced - Option 4                                   -            -           -           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -           -            -           -
  Rewards Enhanced - Option 7                                  24            3   6.8428221           -            -           -
  Rewards Enhanced - Option 8                                   -            -   6.7025314           -            -           -
  Rewards Traditional - Option 1                              987          142   6.9571155         518           81   6.4031277
  Rewards Traditional - Option 2                                -            -           -           -            -           -
  Rewards Traditional - Option 4                                -            -           -           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                                -            -           -           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               24            3   6.7582999           -            -           -
  Valuemark II & III                                        4,400          626   7.0294965       1,855          287   6.4697451
  Valuemark Income Plus                                         7            -   7.0294965          16            -   6.4697451
  Valuemark IV - Option 1                                   4,833          691   7.0033538       1,855          289   6.4456841
  Valuemark IV - Option 2                                       -            -           -           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -           -           -            -           -
  Valuemark IV - Option 5                                       -            -           -           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                       94

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:

                                                          ALGER AMERICAN MIDCAP GROWTH             ALGER AMERICAN SMALL
                                                                   PORTFOLIO                     CAPITALIZATION PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              3,466          351   9.8621104         294           58    5.089316
  Alterity Enhanced - Option 3                                  -            -           -           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -           -            -           -
  Alterity Optional - Option 1                              4,289          433   9.9396958         254           49   5.1293537
  Alterity Optional - Option 2                                384           39   9.8621104           -            -           -
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -           -            -           -
  Alterity Traditional - Option 1                           1,719          171  10.0572213         105           20   5.1900024
  Alterity Traditional - Option 2                              32            3   9.9787191           -            -   5.1494916
  Alterity Traditional - Option 3                               -            -           -           -            -           -
  Alterity Traditional - Option 4                               -            -           -           -            -           -
  Alterity Traditional - Option 5                               -            -           -           -            -           -
  Charter Traditional                                         124           12   10.156219          14            3     5.24109
  Charter Enhanced                                            274           27  10.0769407           1            -   5.2001786
  Charter II - Option 1                                         -            -           -           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -           -            -           -
  High Five Enhanced                                            -            -           -           -            -           -
  Dimensions - Option 1                                         5            -  10.0178939           3            1   5.1697076
  Dimensions - Option 2                                         2            -   9.9396961           -            -           -
  Dimensions - Option 3                                       130           13   9.9008272           -            -           -
  Dimensions - Option 4                                        41            4   9.8235439           -            -           -
  Dimensions - Option 5                                         7            1   9.9396961           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               1,296          131   9.8814507         201           39   5.0992965
  Rewards Enhanced - Option 2                                   -            -           -           -            -           -
  Rewards Enhanced - Option 3                                   -            -           -           -            -           -
  Rewards Enhanced - Option 4                                   -            -           -           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -           -            -           -
  Rewards Enhanced - Option 7                                  46            5   9.8043168           -            -           -
  Rewards Enhanced - Option 8                                 211           22   9.6141047           6            1   4.9613333
  Rewards Traditional - Option 1                            2,150          216   9.9591888         291           57    5.139413
  Rewards Traditional - Option 2                                -            -           -           -            -           -
  Rewards Traditional - Option 4                                -            -           -           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                                -            -           -           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               32            3   9.6897437           -            -           -
  Valuemark II & III                                            -            -           -           -            -           -
  Valuemark Income Plus                                         -            -           -           -            -           -
  Valuemark IV - Option 1                                       -            -           -           -            -           -
  Valuemark IV - Option 2                                       -            -           -           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -           -           -            -           -
  Valuemark IV - Option 5                                       -            -           -           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                       95

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:

                                                          DAVIS VA FINANCIAL PORTFOLIO        DAVIS VA REAL ESTATE PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             18,102        1,463  12.3344402         664           37  18.0122725
  Alterity Enhanced - Option 3                                 45            4  12.3828629           -            -           -
  Alterity Enhanced - Option 4                                 22            2  12.3102993           -            -           -
  Alterity Enhanced - Option 5                              1,682          139  12.0951434           -            -           -
  Alterity Optional - Option 1                              6,881          554  12.4314754       1,027           56  18.1539758
  Alterity Optional - Option 2                              2,207          179  12.3344402           -            -           -
  Alterity Optional - Option 3                                  3            -  12.3828629           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                321           27  12.0714701           -            -           -
  Alterity Traditional - Option 1                           1,343          107  12.5784634         286           16  18.3686253
  Alterity Traditional - Option 2                              61            5  12.4802816           -            -           -
  Alterity Traditional - Option 3                              85            7  12.5292771           -            -           -
  Alterity Traditional - Option 4                             145           12  12.4314765           -            -           -
  Alterity Traditional - Option 5                             687           56  12.1903014           -            -           -
  Charter Traditional                                         200           16  12.7022788           4            -  18.5494358
  Charter Enhanced                                            151           12  12.6031263           -            -           -
  Charter II - Option 1                                        19            2  12.4071462           -            -           -
  Charter II - Option 2                                         1            -  12.2621586           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        13            1  12.3102992           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         4            -  12.0714701           -            -           -
  Charter II - Option 8                                        31            3  11.9772397           -            -           -
  Charter II - Option 9                                         2            -  11.9537968           -            -           -
  High Five Traditional                                     3,989          317  12.5784634           -            -           -
  High Five Enhanced                                        3,738          303  12.3502712           -            -           -
  Dimensions - Option 1                                        20            2   12.529277           3            -  18.2967972
  Dimensions - Option 2                                         -            -           -           2            -  18.1539759
  Dimensions - Option 3                                        22            2  12.3828629          15            1  18.0829852
  Dimensions - Option 4                                         6            -  12.2862055           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         3            -  12.3344402           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               1,875          152  12.3586289         348           19  18.0475958
  Rewards Enhanced - Option 2                                 136           11  12.3102993           -            -           -
  Rewards Enhanced - Option 3                               3,900          319  12.2142061           -            -           -
  Rewards Enhanced - Option 4                                  94            8  12.2862054           -            -           -
  Rewards Enhanced - Option 5                                   7            1  12.2142062           -            -           -
  Rewards Enhanced - Option 6                               2,817          235  12.0007285           -            -           -
  Rewards Enhanced - Option 7                                  71            6  12.2621584          31            2  17.9067178
  Rewards Enhanced - Option 8                                  97            8  12.0242621           9            1  17.5593119
  Rewards Traditional - Option 1                            2,249          181  12.4558552         624           34  18.1895776
  Rewards Traditional - Option 2                            1,701          138  12.3102993           -            -           -
  Rewards Traditional - Option 4                              135           11  12.4314765           -            -           -
  Rewards Traditional - Option 5                               17            1  12.3344402           -            -           -
  Rewards Traditional - Option 6                              609           50  12.0951434           -            -           -
  Rewards Traditional - Option 7                                6            1  12.3586286           -            -           -
  Rewards Traditional - Option 8                              192           16  12.1188628          12            1  17.6974601
  Valuemark II & III                                          298           24  12.5784636           -            -           -
  Valuemark Income Plus                                        13            -  12.5784636           -            -           -
  Valuemark IV - Option 1                                     150           12  12.5341873           -            -           -
  Valuemark IV - Option 2                                     322           26  12.3877134           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      10            1  12.3392743           -            -           -
  Valuemark IV - Option 5                                       9            1  12.4071462           -            -           -
  Valuemark IV - Option 6                                      40            3  12.2621586           -            -           -
  Valuemark IV - Option 7                                       1            -  12.2621586           -            -           -
  Valuemark IV - Option 8                                       8            1  12.3344402           -            -           -
  Valuemark IV - Option 9                                      12            1  12.2142062           -            -           -
  Valuemark IV - Option 10                                     14            1  12.1903014           -            -           -

                                       96

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             DREYFUS IP SMALL CAP STOCK INDEX
                                                            DAVIS VA VALUE PORTFOLIO                     PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             46,253        4,627   9.9957179      26,115        2,552  10.2443242
  Alterity Enhanced - Option 3                                332           33  10.0349592         187           18  10.2614602
  Alterity Enhanced - Option 4                                 62            6   9.9761545          55            5  10.2357666
  Alterity Enhanced - Option 5                              5,949          607   9.8017938       2,760          272  10.1590675
  Alterity Optional - Option 1                             24,586        2,440  10.0743544      14,137        1,375  10.2786253
  Alterity Optional - Option 2                              3,874          388   9.9957179       2,070          202  10.2443242
  Alterity Optional - Option 3                                  9            1  10.0349592           8            1  10.2614602
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                915           94   9.7826093         369           36  10.1505808
  Alterity Traditional - Option 1                           5,710          560   10.193472       1,110          107  10.3302931
  Alterity Traditional - Option 2                             200           20  10.1139064          34            3    10.29582
  Alterity Traditional - Option 3                             514           51   10.153612         106           10  10.3130427
  Alterity Traditional - Option 4                             252           25  10.0743552         106           10  10.2786257
  Alterity Traditional - Option 5                           2,921          296    9.878909       1,755          172  10.1930856
  Charter Traditional                                       1,813          176   10.293811         216           21  10.3735481
  Charter Enhanced                                            797           78  10.2134587         117           11  10.3389283
  Charter II - Option 1                                       117           12  10.0546381         123           12  10.2700394
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        24            2   9.9761545          38            4  10.2357666
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        45            5   9.7826093           9            1  10.1505808
  Charter II - Option 8                                       206           21   9.7062458          93            9  10.1167051
  Charter II - Option 9                                        72            7   9.6872477          21            2  10.1082537
  High Five Traditional                                    14,409        1,414   10.193472      10,140          982  10.3302931
  High Five Enhanced                                       10,286        1,036   9.9322661       6,767          671  10.0853741
  Dimensions - Option 1                                        50            5  10.1536119           -            -           -
  Dimensions - Option 2                                         8            1  10.0743547           -            -           -
  Dimensions - Option 3                                       132           13  10.0349592           -            -           -
  Dimensions - Option 4                                       130           13   9.9566289           -            -           -
  Dimensions - Option 5                                        45            4  10.0743547           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               3,149          314  10.0153202       1,082          106  10.2528893
  Rewards Enhanced - Option 2                                 358           36   9.9761543          83            8  10.2357666
  Rewards Enhanced - Option 3                               8,005          809   9.8982812       5,518          541  10.2016066
  Rewards Enhanced - Option 4                                 124           12   9.9566287          71            7  10.2272159
  Rewards Enhanced - Option 5                                  16            2   9.8982811          50            5  10.2016066
  Rewards Enhanced - Option 6                               4,660          479   9.7252811       2,933          290  10.1251639
  Rewards Enhanced - Option 7                                 115           12   9.9371415           -            -           -
  Rewards Enhanced - Option 8                                 104           11   9.7443521          30            3  10.1336282
  Rewards Traditional - Option 1                            7,832          776  10.0941115       1,834          178  10.2872192
  Rewards Traditional - Option 2                            2,851          286   9.9761543       2,857          279  10.2357666
  Rewards Traditional - Option 4                            1,488          148  10.0743552         327           32  10.2786257
  Rewards Traditional - Option 5                              243           24   9.9957179          74            7  10.2443242
  Rewards Traditional - Option 6                            2,781          284   9.8017938       2,144          211  10.1590675
  Rewards Traditional - Option 7                               81            8  10.0153199           -            -           -
  Rewards Traditional - Option 8                              121           12   9.8210161          23            2  10.1675613
  Valuemark II & III                                        2,521          247  10.1934722       1,182          114  10.3302931
  Valuemark Income Plus                                       107            -  10.1934722          23            -  10.3302931
  Valuemark IV - Option 1                                   3,216          317  10.1575911         837           81  10.3147666
  Valuemark IV - Option 2                                   1,379          137    10.03889         425           41  10.2631735
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      41            4   9.9996353          27            3  10.2460367
  Valuemark IV - Option 5                                      65            6  10.0546381          23            2  10.2700394
  Valuemark IV - Option 6                                      20            2   9.9371414           3            -  10.2186723
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      29            3   9.9957179          28            3  10.2443242
  Valuemark IV - Option 9                                      10            1   9.8982811          12            1  10.2016066
  Valuemark IV - Option 10                                      1            -    9.878909           4            -  10.1930856

                                       97

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                                FRANKLIN AGGRESSIVE GROWTH
                                                            DREYFUS STOCK INDEX FUND                  SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             72,835        7,129  10.2166835           -            -           -
  Alterity Enhanced - Option 3                                209           20  10.2337732           -            -           -
  Alterity Enhanced - Option 4                                 59            6   10.208149           -            -           -
  Alterity Enhanced - Option 5                              6,359          628  10.1316568           -            -           -
  Alterity Optional - Option 1                             34,053        3,322   10.250892           -            -           -
  Alterity Optional - Option 2                              5,847          572  10.2166835           -            -           -
  Alterity Optional - Option 3                                 18            2  10.2337732           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                              1,234          122  10.1231931           -            -           -
  Alterity Traditional - Option 1                           2,607          253  10.3024204           -            -           -
  Alterity Traditional - Option 2                              63            6  10.2680403           -            -           -
  Alterity Traditional - Option 3                             204           20  10.2852165           -            -           -
  Alterity Traditional - Option 4                             146           14  10.2508922           -            -           -
  Alterity Traditional - Option 5                           3,748          369  10.1655829           -            -           -
  Charter Traditional                                         596           58  10.3455587           -            -           -
  Charter Enhanced                                            215           21  10.3110323           -            -           -
  Charter II - Option 1                                       295           29  10.2423293           -            -           -
  Charter II - Option 2                                         2            -  10.1911007           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       146           14   10.208149           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       637           63  10.1231931           -            -           -
  Charter II - Option 8                                       136           13  10.0894088           -            -           -
  Charter II - Option 9                                       112           11  10.0809801           -            -           -
  High Five Traditional                                    22,447        2,179  10.3024204           -            -           -
  High Five Enhanced                                       12,059        1,196   10.080474           -            -           -
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                        89            9  10.2337729           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         3            -   10.250892           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   2            -  10.3460671           -            -           -
  Rewards Enhanced - Option 1                               1,592          156  10.2252255           -            -           -
  Rewards Enhanced - Option 2                                 353           35  10.2081489           -            -           -
  Rewards Enhanced - Option 3                              10,612        1,043  10.1740812           -            -           -
  Rewards Enhanced - Option 4                                 262           26  10.1996212           -            -           -
  Rewards Enhanced - Option 5                                  42            4  10.1740811           -            -           -
  Rewards Enhanced - Option 6                               6,519          646  10.0978446           -            -           -
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  18            2  10.1062862           -            -           -
  Rewards Traditional - Option 1                            5,528          539  10.2594627           -            -           -
  Rewards Traditional - Option 2                            4,451          436  10.2081489           -            -           -
  Rewards Traditional - Option 4                              728           71  10.2508922           -            -           -
  Rewards Traditional - Option 5                               68            7  10.2166835           -            -           -
  Rewards Traditional - Option 6                            4,163          411  10.1316568           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               15            1  10.1401276           -            -           -
  Valuemark II & III                                       13,824        1,336  10.3460671       1,707          325   5.2416018
  Valuemark Income Plus                                       390            -  10.3460671           5            -   5.2416018
  Valuemark IV - Option 1                                  14,314        1,386  10.3305169       1,304          250   5.2242849
  Valuemark IV - Option 2                                     845           82   10.278845           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      76            7  10.2616821           -            -           -
  Valuemark IV - Option 5                                      35            3    10.28572           -            -           -
  Valuemark IV - Option 6                                      14            1  10.2342743           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      34            3  10.2599654           -            -           -
  Valuemark IV - Option 9                                      15            1  10.2171826           -            -           -
  Valuemark IV - Option 10                                      6            1  10.2086486           -            -           -

                                       98

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                         FRANKLIN GLOBAL COMMUNICATIONS         FRANKLIN GROWTH AND INCOME
                                                                SECURITIES FUND                       SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              2,480          165  15.0547518      22,018          786  28.0287883
  Alterity Enhanced - Option 3                                 11            1  15.2788635         214            8  28.3452857
  Alterity Enhanced - Option 4                                  -            -           -          12            -  27.7239195
  Alterity Enhanced - Option 5                                369           26  13.9825252       2,137           82  25.9403233
  Alterity Optional - Option 1                                846           55  15.5063114      12,472          432  28.8598474
  Alterity Optional - Option 2                                170           11  15.0547518       2,378           85  28.0287883
  Alterity Optional - Option 3                                 36            2  15.2788635          10            -  28.3452857
  Alterity Optional - Option 4                                  3            -  14.8339245           -            -           -
  Alterity Optional - Option 5                                127            9  13.8795941         519           20   25.749367
  Alterity Traditional - Option 1                              75            5  16.2091664       4,783          159  30.1528567
  Alterity Traditional - Option 2                              31            2  15.7371459         212            7  29.1954894
  Alterity Traditional - Option 3                              50            3   15.971414         514           17  29.6301024
  Alterity Traditional - Option 4                              14            1  15.5063121         210            7  28.7672471
  Alterity Traditional - Option 5                             561           39  14.4019379       1,151           43   26.718417
  Charter Traditional                                         118            7  16.8191465       1,044           33  31.2028124
  Charter Enhanced                                             73            4    16.32936         507           17  30.2941625
  Charter II - Option 1                                        31            2  15.3921684         118            4  28.5554881
  Charter II - Option 2                                         -            -           -          29            1  27.3172558
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -          15            1  27.7239195
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         5            -  13.8795941          30            1   25.749367
  Charter II - Option 8                                         5            -  13.4753888          87            3  24.9994868
  Charter II - Option 9                                         3            -  13.3761894          44            2  24.8154524
  High Five Traditional                                     1,657          102  16.2091664       6,488          215  30.1528567
  High Five Enhanced                                        1,176           76  15.5386775       5,793          199  29.0729922
  Dimensions - Option 1                                         -            -           -          26            1  29.6301022
  Dimensions - Option 2                                         -            -           -           6            -  28.7672456
  Dimensions - Option 3                                         -            -           -         269            9  28.3452859
  Dimensions - Option 4                                         -            -           -         112            4  27.5198367
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           3            -  27.9295145
  Deferred Variable Annuities                                 251            -  16.3835212         907            -  30.4363413
  Rewards Enhanced - Option 1                                 334           22  15.1663951       2,588           86  30.1324082
  Rewards Enhanced - Option 2                                 234           16  14.9439307         251            9  27.7239193
  Rewards Enhanced - Option 3                                 364           25  14.5087401       3,984          148  26.9165549
  Rewards Enhanced - Option 4                                 151           10  14.8339245         142            5  27.5198364
  Rewards Enhanced - Option 5                                   2            -  14.5087401          56            2  26.9165548
  Rewards Enhanced - Option 6                                 990           73  13.5753238       3,490          139   25.184886
  Rewards Enhanced - Option 7                                   -            -           -          17            1  27.3172558
  Rewards Enhanced - Option 8                                   2            -  13.6759981          53            2  25.3716562
  Rewards Traditional - Option 1                              192           12  15.6213028       4,195          138  30.4344367
  Rewards Traditional - Option 2                              122            8  14.9439307       1,913           69  27.7239193
  Rewards Traditional - Option 4                              186           12  15.5063121         783           27  28.7672471
  Rewards Traditional - Option 5                               22            1  15.0547518         110            4  28.0287883
  Rewards Traditional - Option 6                              182           13  13.9825252       1,612           62  25.9403233
  Rewards Traditional - Option 7                                -            -           -          18            1  28.1366342
  Rewards Traditional - Option 8                                -            -           -         413           16  26.1326972
  Valuemark II & III                                      121,728        7,433  16.3835212     322,771       10,607  30.4363413
  Valuemark Income Plus                                       541            -  16.3835212       7,510            -  30.4363413
  Valuemark IV - Option 1                                  13,413          829  16.1798343     103,013        3,430  30.0297344
  Valuemark IV - Option 2                                      49            3  15.4660425       1,181           41  28.7319033
  Valuemark IV - Option 3                                       -            -           -           9            -  29.5937153
  Valuemark IV - Option 4                                       1            -  15.2391917         301           11  28.3104733
  Valuemark IV - Option 5                                       -            -  15.5577294         188            6  28.9022333
  Valuemark IV - Option 6                                       1            -  14.8831099          31            1  27.6489651
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       1            -  15.2166833          16            1  28.2686586
  Valuemark IV - Option 9                                       5            -  14.6647982          32            1  27.2433997
  Valuemark IV - Option 10                                      -            -           -           5            -  27.0428549

                                       99

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                           FRANKLIN HIGH INCOME FUND          FRANKLIN INCOME SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              7,470          382   19.556377      21,206          632  33.5632214
  Alterity Enhanced - Option 3                                 92            5  19.8475023         198            6  34.0628588
  Alterity Enhanced - Option 4                                480           25  19.4124184           9            -  33.3161556
  Alterity Enhanced - Option 5                              1,391           77  18.1635367       1,165           37  31.1727888
  Alterity Optional - Option 1                              5,136          255  20.1429606      10,773          312  34.5699333
  Alterity Optional - Option 2                              1,195           61   19.556377       2,722           81  33.5632214
  Alterity Optional - Option 3                                  8            -  19.8475023           3            -  34.0628588
  Alterity Optional - Option 4                                  5            -  19.2695185           -            -           -
  Alterity Optional - Option 5                                481           27   18.029827         394           13  30.9433121
  Alterity Traditional - Option 1                           2,713          129   21.055981       2,576           71  36.1368854
  Alterity Traditional - Option 2                             101            5  20.4428185         134            4  35.0845581
  Alterity Traditional - Option 3                             987           48  20.7471369         837           24  35.6068378
  Alterity Traditional - Option 4                             150            7  20.1429616          63            2  34.5699333
  Alterity Traditional - Option 5                           1,528           82  18.7083607         215            7  32.1078307
  Charter Traditional                                       2,593          119  21.8483555       5,622          150  37.4967815
  Charter Enhanced                                             88            4  21.2121146       2,372           65  36.4048464
  Charter II - Option 1                                       636           32  19.9946865         350           10  34.3154613
  Charter II - Option 2                                       328           17    19.12767           5            -  32.8274637
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       181            9  19.4124184           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       209           12   18.029827          48            2  30.9433121
  Charter II - Option 8                                       188           11   17.504758          12            -  30.0421722
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                     6,104          290   21.055981       2,997           83  36.1368854
  High Five Enhanced                                        5,676          272  20.8866063       3,041           87  34.9143044
  Dimensions - Option 1                                         -            -           -           2            -  35.6068373
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                        58            3  19.8475021          11            -  34.0628588
  Dimensions - Option 4                                        50            3  19.2695186           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                 298            -  21.3186826         760            -  36.6065812
  Rewards Enhanced - Option 1                               2,200          112  19.7014036       2,146           63  33.8121202
  Rewards Enhanced - Option 2                                 479           25  19.4124184         763           23  33.3161556
  Rewards Enhanced - Option 3                               3,821          203   18.847098       4,073          126  32.3459364
  Rewards Enhanced - Option 4                                 221           11  19.2695185         201            6  33.0709068
  Rewards Enhanced - Option 5                                  11            1  18.8470978           -            -           -
  Rewards Enhanced - Option 6                               3,088          175   17.634575         691           23  30.2649694
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  17            1   17.765352         189            6  30.4894132
  Rewards Traditional - Option 1                            3,693          182  20.2923363       3,016           87  34.8262962
  Rewards Traditional - Option 2                            1,263           65  19.4124184       3,146           94  33.3161556
  Rewards Traditional - Option 4                            1,542           77  20.1429616         391           11  34.5699333
  Rewards Traditional - Option 5                              175            9   19.556377           -            -           -
  Rewards Traditional - Option 6                            2,264          125  18.1635367         293            9  31.1727888
  Rewards Traditional - Option 7                               16            1  19.7014032           5            -  33.8121199
  Rewards Traditional - Option 8                               30            2  18.2982378          85            3  31.4039656
  Valuemark II & III                                       70,532        3,304  21.3186826     337,083        9,208  36.6065812
  Valuemark Income Plus                                     1,001            -  21.3186826       4,980            -  36.6065812
  Valuemark IV - Option 1                                  48,814        2,321  21.0338809     103,173        2,857  36.1175444
  Valuemark IV - Option 2                                   3,472          173  20.1248344       3,493          101  34.5566092
  Valuemark IV - Option 3                                       -            -           -          10            -  35.5931329
  Valuemark IV - Option 4                                     156            8    19.82965         392           12  34.0497443
  Valuemark IV - Option 5                                   1,362           67  20.2441399         240            7  34.7614694
  Valuemark IV - Option 6                                       7            -  19.3663072          27            1  33.2541313
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                     599           30  19.8003614         375           11  33.9994528
  Valuemark IV - Option 9                                      20            1  19.0822339           3            -  32.7663461
  Valuemark IV - Option 10                                      3            -  18.9417654           1            -  32.5251464

                                      100

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:

                                                           FRANKLIN LARGE CAP GROWTH
                                                                SECURITIES FUND                 FRANKLIN MONEY MARKET FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             17,945        1,074  16.7009523           -            -           -
  Alterity Enhanced - Option 3                                110            7  16.8295738           -            -           -
  Alterity Enhanced - Option 4                                121            7  16.6370099           -            -           -
  Alterity Enhanced - Option 5                              2,900          180  16.0724251           -            -           -
  Alterity Optional - Option 1                             11,912          702  16.9591855           -            -           -
  Alterity Optional - Option 2                              1,930          116  16.7009523           -            -           -
  Alterity Optional - Option 3                                 15            1  16.8295738           -            -           -
  Alterity Optional - Option 4                                  5            -  16.5733115           -            -           -
  Alterity Optional - Option 5                                574           36  16.0108872           -            -           -
  Alterity Traditional - Option 1                           2,349          135  17.3540391           -            -           -
  Alterity Traditional - Option 2                              69            4  17.0897973           -            -           -
  Alterity Traditional - Option 3                             451           26  17.2214125           -            -           -
  Alterity Traditional - Option 4                             340           20  16.9591868           -            -           -
  Alterity Traditional - Option 5                           2,466          151  16.3209491           -            -           -
  Charter Traditional                                         810           46  17.6900934          35            2  16.1426121
  Charter Enhanced                                            599           34  17.4207281           -            -           -
  Charter II - Option 1                                        89            5  16.8942563           -            -           -
  Charter II - Option 2                                         6            -  16.5098573           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        33            2  16.6370099           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        10            1  16.0108872           -            -           -
  Charter II - Option 8                                       153           10  15.7670825           -            -           -
  Charter II - Option 9                                         8            1   15.706713           -            -           -
  High Five Traditional                                     7,578          437  17.3540391           -            -           -
  High Five Enhanced                                        5,906          353  16.7485671           -            -           -
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                        42            2  16.8295735           -            -           -
  Dimensions - Option 4                                        48            3  16.5733118           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                  75            -  17.5760501         230            -  15.7557646
  Rewards Enhanced - Option 1                                 653           39   16.765141           -            -           -
  Rewards Enhanced - Option 2                                 345           21  16.6370098           -            -           -
  Rewards Enhanced - Option 3                               3,914          239  16.3836763           -            -           -
  Rewards Enhanced - Option 4                                 166           10  16.5733115           -            -           -
  Rewards Enhanced - Option 5                                   7            -  16.3836763           -            -           -
  Rewards Enhanced - Option 6                               2,911          184  15.8276842           -            -           -
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  15            1  15.8885167           -            -           -
  Rewards Traditional - Option 1                            1,452           85  17.0243666           -            -           -
  Rewards Traditional - Option 2                            2,347          141  16.6370098           -            -           -
  Rewards Traditional - Option 4                              653           39  16.9591868           -            -           -
  Rewards Traditional - Option 5                               42            3  16.7009523           -            -           -
  Rewards Traditional - Option 6                            1,951          121  16.0724251           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               54            3  16.1341991           -            -           -
  Valuemark II & III                                       80,294        4,568  17.5760501      49,543        3,144  15.7557646
  Valuemark Income Plus                                     3,872            -  17.5760501         785            -  15.7557646
  Valuemark IV - Option 1                                  85,393        4,894  17.4551136      17,627        1,134  15.5476356
  Valuemark IV - Option 2                                     696           41    17.05795           -            -           -
  Valuemark IV - Option 3                                       6            -  17.3217123           -            -           -
  Valuemark IV - Option 4                                      52            3  16.9275908           -            -           -
  Valuemark IV - Option 5                                      42            2  17.1103789           -            -           -
  Valuemark IV - Option 6                                      19            1  16.7210628           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      15            1  16.9146021           -            -           -
  Valuemark IV - Option 9                                      43            3  16.5932675           -            -           -
  Valuemark IV - Option 10                                      4            -  16.5297378           -            -           -

                                      101

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                                 FRANKLIN RISING DIVIDENDS
                                                           FRANKLIN REAL ESTATE FUND                  SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             28,220          766  36.8564925      53,555        1,895  28.2549436
  Alterity Enhanced - Option 3                                341            9  37.4051558         460           16  28.5944355
  Alterity Enhanced - Option 4                                121            3  36.5851838         136            5  28.0867108
  Alterity Enhanced - Option 5                              3,410          100  34.2315067       5,365          202  26.6169582
  Alterity Optional - Option 1                             13,371          352  37.9619843      32,839        1,135   28.923888
  Alterity Optional - Option 2                              4,534          123  36.8564925       6,173          218  28.2549436
  Alterity Optional - Option 3                                 18            -  37.4051558          13            -  28.5944355
  Alterity Optional - Option 4                                  5            -  36.3158714           -            -           -
  Alterity Optional - Option 5                                731           22   33.979514         934           35  26.4584729
  Alterity Traditional - Option 1                           3,500           88   39.682688       6,829          228  29.9571115
  Alterity Traditional - Option 2                             124            3  38.5271048         175            6  29.1510411
  Alterity Traditional - Option 3                             457           12  39.1006309       1,053           36  29.6375778
  Alterity Traditional - Option 4                             241            6  37.9619864         377           13  28.9380066
  Alterity Traditional - Option 5                           2,110           60  35.2582968       3,932          144  27.2604447
  Charter Traditional                                       1,218           30   41.176019       1,674           54  30.7500164
  Charter Enhanced                                            469           12  39.9769417       1,250           42  30.0287993
  Charter II - Option 1                                       152            4  37.6825432         408           14  28.7657085
  Charter II - Option 2                                        77            2  36.0485403         151            5  27.7532406
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        81            2  36.5851838         123            4  28.0867108
  Charter II - Option 5                                        43            1  35.2582968           9            -  27.2604447
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        99            3   33.979514          68            3  26.4584729
  Charter II - Option 8                                       157            5  32.9899536         212            8    25.83391
  Charter II - Option 9                                       143            4  32.7470986          63            2  25.6800847
  High Five Traditional                                     9,293          234   39.682688      19,447          649  29.9571115
  High Five Enhanced                                        9,585          245  39.1411495      15,907          552  28.8369113
  Dimensions - Option 1                                         4            -  39.1006309          33            1  29.4990301
  Dimensions - Option 2                                         2            -  37.9619843          13            -  28.8071518
  Dimensions - Option 3                                        62            2   37.405155         122            4  28.4673223
  Dimensions - Option 4                                       112            3  36.3158712          23            1  27.7996368
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                 243            -  40.1620466         397            -  30.2755226
  Rewards Enhanced - Option 1                               3,587           97  37.1298136       5,165          174  29.6951452
  Rewards Enhanced - Option 2                                 620           17  36.5851836         753           27  28.0867107
  Rewards Enhanced - Option 3                               6,371          179  35.5197661      12,167          444  27.4237288
  Rewards Enhanced - Option 4                                 381           10  36.3158714         379           14  27.4528253
  Rewards Enhanced - Option 5                                  81            2  35.5197661          66            2  27.4237288
  Rewards Enhanced - Option 6                               5,341          161  33.2346115       7,226          278  25.9886561
  Rewards Enhanced - Option 7                                  49            1  36.0485387          84            3  27.7532406
  Rewards Enhanced - Option 8                                  98            3  33.4810768         152            6  26.1443258
  Rewards Traditional - Option 1                            5,084          133  38.2435019       7,010          234  29.9927909
  Rewards Traditional - Option 2                            3,180           87  36.5851836       4,556          162  28.0867107
  Rewards Traditional - Option 4                            1,331           35  37.9619864       1,227           42  28.9380066
  Rewards Traditional - Option 5                              148            4  36.8564925         117            4  28.2549436
  Rewards Traditional - Option 6                            2,273           66  34.2315067       2,890          109  26.6169582
  Rewards Traditional - Option 7                               32            1  37.1298129           6            -  28.4241847
  Rewards Traditional - Option 8                               88            3   34.485367         383           14  26.7763917
  Valuemark II & III                                       83,258        2,073  40.1620466     202,946        6,707  30.2755226
  Valuemark Income Plus                                       849            -  40.1620466       3,691            -  30.2755226
  Valuemark IV - Option 1                                  38,859          981  39.6255115      77,657        2,593  29.9523509
  Valuemark IV - Option 2                                   1,196           32  37.9129682       2,774           96   28.906275
  Valuemark IV - Option 3                                       -            -  39.0501657          36            1  29.6005487
  Valuemark IV - Option 4                                     241            6  37.3568733         254            9   28.565288
  Valuemark IV - Option 5                                     102            3  38.1377255         240            8  29.0446109
  Valuemark IV - Option 6                                      16            -  36.4839856          30            1  28.0230176
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      29            1  37.3016988          27            1  28.5292449
  Valuemark IV - Option 9                                      65            2  35.9488241          60            2  27.6905303
  Valuemark IV - Option 10                                     76            2  35.6841967           8            -  27.5257706

                                      102

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                                 FRANKLIN SMALL CAP VALUE
                                                            FRANKLIN SMALL CAP FUND                   SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             30,884        1,696  18.2054902      21,921        1,812  12.0945782
  Alterity Enhanced - Option 3                                 84            5  18.3548999         299           25  12.1633704
  Alterity Enhanced - Option 4                                 21            1  18.1312408          36            3  12.0603278
  Alterity Enhanced - Option 5                              2,776          159  17.4764696       2,002          170  11.7563997
  Alterity Optional - Option 1                             15,661          847  18.4994511      12,819        1,048  12.2325538
  Alterity Optional - Option 2                              2,598          143  18.2054902       1,933          160  12.0945782
  Alterity Optional - Option 3                                 63            3  18.3548999           8            1  12.1633704
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                478           27  17.4051918         537           46  11.7231061
  Alterity Traditional - Option 1                           3,920          207  18.9493157       1,294          104  12.4424737
  Alterity Traditional - Option 2                             129            7  18.5920717          61            5  12.3021322
  Alterity Traditional - Option 3                             402           21  18.8105268         251           20  12.3721049
  Alterity Traditional - Option 4                              93            5  18.5055365          44            4  12.2325546
  Alterity Traditional - Option 5                           2,096          118  17.7645107       1,280          108  11.8905231
  Charter Traditional                                         874           45   19.288847       1,438          114  12.6203175
  Charter Enhanced                                            918           48  18.9759947          98            8  12.5273126
  Charter II - Option 1                                       151            8  18.4300646         115            9  12.1979135
  Charter II - Option 2                                        13            1  17.9836488          11            1  11.9921162
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        75            4  18.1312408          53            4  12.0603278
  Charter II - Option 5                                        23            1  17.7645107           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        32            2  17.4051918          16            1  11.7231061
  Charter II - Option 8                                        56            3  17.1229746         139           12  11.5908702
  Charter II - Option 9                                         8            -  17.0531374          19            2  11.5580445
  High Five Traditional                                     6,569          347  18.9493157       4,615          371  12.4424737
  High Five Enhanced                                        4,963          271  18.3180007       3,391          278  12.1859083
  Dimensions - Option 1                                        10            1  18.7447042           4            -  12.3721047
  Dimensions - Option 2                                         -            -           -           5            -  12.2325538
  Dimensions - Option 3                                       150            8  18.2905211         120           10  12.1633702
  Dimensions - Option 4                                        29            2   17.993861          11            1  12.0261736
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           6            -  12.0945782
  Deferred Variable Annuities                                 246            -  19.1379161           -            -           -
  Rewards Enhanced - Option 1                               2,637          142  18.6271482         492           41  12.1289264
  Rewards Enhanced - Option 2                                 477           26  18.1312408         129           11  12.0603277
  Rewards Enhanced - Option 3                               4,648          261  17.8372577       4,667          391  11.9242907
  Rewards Enhanced - Option 4                                 271           15  18.0572942         184           15  12.0261734
  Rewards Enhanced - Option 5                                  36            2  17.8372575           8            1  11.9242906
  Rewards Enhanced - Option 6                               2,917          170  17.1930977       1,803          155  11.6237892
  Rewards Enhanced - Option 7                                  60            3  17.9836484           -            -           -
  Rewards Enhanced - Option 8                                  37            2  17.2635052         107            9  11.6568003
  Rewards Traditional - Option 1                            4,283          228  18.8138552       1,433          117   12.267294
  Rewards Traditional - Option 2                            1,928          106  18.1312408       1,676          139  12.0603277
  Rewards Traditional - Option 4                              708           38  18.5055365         326           27  12.2325546
  Rewards Traditional - Option 5                              147            8  18.2054902         114            9  12.0945782
  Rewards Traditional - Option 6                            1,412           81  17.4764696       1,825          155  11.7563997
  Rewards Traditional - Option 7                               61            3   18.280043           -            -           -
  Rewards Traditional - Option 8                               57            3  17.5480393         164           14  11.7897884
  Valuemark II & III                                       89,554        4,684  19.1379161      14,620        1,160  12.6032252
  Valuemark Income Plus                                     1,810            -  19.1379161         623            -  12.6032252
  Valuemark IV - Option 1                                  78,044        4,108  18.9977046      14,891        1,188  12.5390573
  Valuemark IV - Option 2                                     652           35  18.5372921       1,608          130  12.3275008
  Valuemark IV - Option 3                                      43            2   18.842919           -            -           -
  Valuemark IV - Option 4                                     183           10  18.3863555         197           16  12.2577859
  Valuemark IV - Option 5                                      59            3  18.5979975          31            3  12.3555013
  Valuemark IV - Option 6                                      20            1  18.1475141           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      35            2  18.3713765          11            1  12.2508306
  Valuemark IV - Option 9                                      31            2  17.9997889          14            1  12.0783434
  Valuemark IV - Option 10                                     63            3  17.9263793           -            -           -

                                      103

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                         FRANKLIN U.S. GOVERNMENT FUND        FRANKLIN ZERO COUPON FUND 2005
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             53,703        2,450  21.9168781       4,850          173  28.0661827
  Alterity Enhanced - Option 3                                166            8  22.1779849          41            1  28.4839886
  Alterity Enhanced - Option 4                                 52            2  21.6918133           -            -           -
  Alterity Enhanced - Option 5                              4,855          239  20.2962891         903           35  26.0672585
  Alterity Optional - Option 1                             25,437        1,127   22.570428       2,710           94  28.9080136
  Alterity Optional - Option 2                              5,033          230  21.9168781         367           13  28.0661827
  Alterity Optional - Option 3                                 11            -  22.1779849           3            -  28.4839886
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                689           34    20.14688         252           10  25.8753672
  Alterity Traditional - Option 1                           9,215          391   23.587468         845           28  30.2183278
  Alterity Traditional - Option 2                             280           12  22.8432028           6            -  29.3383524
  Alterity Traditional - Option 3                           1,512           65  23.1832538         101            3  29.7750921
  Alterity Traditional - Option 4                             299           13  22.5081368          40            1  28.9080151
  Alterity Traditional - Option 5                           2,773          133  20.9050859         605           23  26.8491584
  Charter Traditional                                       3,327          136  24.4137772         515           16  31.3554976
  Charter Enhanced                                          1,079           46  23.7028292         127            4  30.4424089
  Charter II - Option 1                                       685           31  22.3424517         213            7  28.6952195
  Charter II - Option 2                                         2            -  21.3736305           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        90            4  21.6918133          29            1  27.8595815
  Charter II - Option 5                                        35            2  20.9050859           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       536           27    20.14688          43            2  25.8753672
  Charter II - Option 8                                       526           27  19.5601571         244           10  25.1218172
  Charter II - Option 9                                       104            5  19.4161647           -            -           -
  High Five Traditional                                    12,847          545   23.587468       2,424           80  30.2183278
  High Five Enhanced                                       12,439          547  22.7368016       3,036          104  29.2484963
  Dimensions - Option 1                                        59            3  23.1832535           -            -           -
  Dimensions - Option 2                                         5            -  22.5081353           -            -           -
  Dimensions - Option 3                                       477           22  22.1779846           -            -           -
  Dimensions - Option 4                                       256           12  21.5321347          64            2  27.6545002
  Dimensions - Option 5                                        14            1  22.5081353           -            -           -
  Dimensions - Option 6                                         7            -  21.8526758           -            -           -
  Deferred Variable Annuities                                 593            -  23.8301109          13            -  30.2183273
  Rewards Enhanced - Option 1                               8,268          351   23.576269         653           23  28.2743165
  Rewards Enhanced - Option 2                               1,609           74  21.6918132         216            8  27.8595813
  Rewards Enhanced - Option 3                              12,678          602  21.0601143       1,529           57   27.048267
  Rewards Enhanced - Option 4                                 434           20  21.5321348         122            4  27.6545007
  Rewards Enhanced - Option 5                                  23            1  21.0601142           -            -           -
  Rewards Enhanced - Option 6                               5,744          291   19.705217       1,048           41  25.3081232
  Rewards Enhanced - Option 7                                 209           10  21.3736301           -            -           -
  Rewards Enhanced - Option 8                                 143            7    19.85135           -            -           -
  Rewards Traditional - Option 1                           10,631          446  23.8125828       2,588           89   29.122389
  Rewards Traditional - Option 2                            6,445          297  21.6918132       1,120           40  27.8595813
  Rewards Traditional - Option 4                            1,729           77  22.5081368         184            6  28.9080151
  Rewards Traditional - Option 5                              152            7  21.9168781         116            4  28.0661827
  Rewards Traditional - Option 6                            2,958          146  20.2962891         371           14  26.0672585
  Rewards Traditional - Option 7                               18            1  22.0147306          10            -  28.2743148
  Rewards Traditional - Option 8                              218           11  20.4468059         429           16  26.2605736
  Valuemark II & III                                      209,482        8,790  23.8301109      31,494        1,046  30.2183273
  Valuemark Income Plus                                       669            -  23.8301109         143            -  30.2183273
  Valuemark IV - Option 1                                  66,753        2,839  23.5137873      12,844          431  29.8214753
  Valuemark IV - Option 2                                   2,651          118  22.4956224         496           17  28.5260981
  Valuemark IV - Option 3                                      10            -  23.1703775           5            -   29.381737
  Valuemark IV - Option 4                                     484           22  22.1656641          65            2  28.1076868
  Valuemark IV - Option 5                                      48            2  22.6289828          22            1  28.6952195
  Valuemark IV - Option 6                                     127            6  21.6477372           1            -  27.4509275
  Valuemark IV - Option 7                                       1            -  21.6477372           -            -           -
  Valuemark IV - Option 8                                      25            1   22.132926           2            -  28.0661827
  Valuemark IV - Option 9                                      41            2  21.3301997          12            -   27.048267
  Valuemark IV - Option 10                                      6            -  21.1731832           2            -  26.8491584

                                      104

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                                 J.P. MORGAN INTERNATIONAL
                                                         FRANKLIN ZERO COUPON FUND 2010           OPPORTUNITIES PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              6,656          201   33.104644          19            3   7.2714484
  Alterity Enhanced - Option 3                                 30            1  33.5974554           -            -           -
  Alterity Enhanced - Option 4                                 28            1  32.8609529           -            -           -
  Alterity Enhanced - Option 5                                697           23  30.7468713           -            -           -
  Alterity Optional - Option 1                              2,468           72  34.0976009          90           12    7.328653
  Alterity Optional - Option 2                                936           28   33.104644           -            -           -
  Alterity Optional - Option 3                                  5            -  33.5974554           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                206            7   30.520531           -            -           -
  Alterity Traditional - Option 1                           1,033           29  35.6431437         213           29   7.4153059
  Alterity Traditional - Option 2                               3            -  34.6051944           -            -           -
  Alterity Traditional - Option 3                             286            8  35.1203384           -            -           -
  Alterity Traditional - Option 4                              45            1   34.097602           -            -           -
  Alterity Traditional - Option 5                             482           15  31.6691389           -            -           -
  Charter Traditional                                         375           10   36.984459           -            -           -
  Charter Enhanced                                             51            1  35.9074519           -            -           -
  Charter II - Option 1                                       129            4  33.8466061           -            -           -
  Charter II - Option 2                                        51            2  32.3789384           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        27            1  32.8609529           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        25            1   30.520531           -            -           -
  Charter II - Option 8                                        23            1  29.6317037           -            -           -
  Charter II - Option 9                                         4            -  29.4135691           -            -           -
  High Five Traditional                                     1,738           49  35.6431437           -            -           -
  High Five Enhanced                                        2,187           64  34.1185846           -            -           -
  Dimensions - Option 1                                        17            -  35.1203377           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                        28            1  32.6190558           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                  77            -   35.643143           -            -           -
  Rewards Enhanced - Option 1                                 712           21   33.350142         138           19   7.2857082
  Rewards Enhanced - Option 2                                 572           17  32.8609528           -            -           -
  Rewards Enhanced - Option 3                               2,588           81   31.903991           -            -           -
  Rewards Enhanced - Option 4                                  57            2  32.6190553           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                               1,131           38  29.8514563           -            -           -
  Rewards Enhanced - Option 7                                  15            -  32.3789372           -            -           -
  Rewards Enhanced - Option 8                                   6            -   30.072833           -            -           -
  Rewards Traditional - Option 1                            2,213           64  34.3504612         103           14   7.3430254
  Rewards Traditional - Option 2                            1,801           55  32.8609528           -            -           -
  Rewards Traditional - Option 4                              226            7   34.097602           -            -           -
  Rewards Traditional - Option 5                               40            1   33.104644           -            -           -
  Rewards Traditional - Option 6                              531           17  30.7468713           -            -           -
  Rewards Traditional - Option 7                                6            -  33.3501411           -            -           -
  Rewards Traditional - Option 8                                6            -  30.9748902           -            -           -
  Valuemark II & III                                       24,352          685   35.643143           -            -           -
  Valuemark Income Plus                                        93            -   35.643143           -            -           -
  Valuemark IV - Option 1                                  14,620          416   35.170012           -            -           -
  Valuemark IV - Option 2                                     678           20  33.6471237           -            -           -
  Valuemark IV - Option 3                                     160            5  34.6563674           -            -           -
  Valuemark IV - Option 4                                     198            6  33.1535988           -            -           -
  Valuemark IV - Option 5                                       2            -  33.8466061           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       6            -   33.104644           -            -           -
  Valuemark IV - Option 9                                      20            1  31.9039908           -            -           -
  Valuemark IV - Option 10                                      -            -  31.6691389           -            -           -

                                      105

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        J.P. MORGAN U.S. LARGE CAP CORE
                                                                     EQUITY                   JENNISON 20/20 FOCUS PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                                249           34   7.4245119       6,602          640   10.320286
  Alterity Enhanced - Option 3                                  -            -           -          76            7   10.337549
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -       1,739          170  10.2343971
  Alterity Optional - Option 1                                204           27   7.4829207       3,566          344  10.3548414
  Alterity Optional - Option 2                                  1            -   7.4245119         706           68   10.320286
  Alterity Optional - Option 3                                  -            -           -           3            -   10.337549
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -         211           21  10.2258476
  Alterity Traditional - Option 1                             276           36   7.5713976         415           40  10.4068924
  Alterity Traditional - Option 2                               -            -           -          21            2  10.3721637
  Alterity Traditional - Option 3                               -            -           -         161           16  10.3895141
  Alterity Traditional - Option 4                               -            -           -           8            1  10.3548416
  Alterity Traditional - Option 5                               -            -           -       1,086          106  10.2686674
  Charter Traditional                                           5            1   7.6459263          63            6  10.4504681
  Charter Enhanced                                              -            -           -           -            -  10.4155916
  Charter II - Option 1                                         -            -           -         144           14  10.3461919
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           8            1  10.2258476
  Charter II - Option 8                                         -            -           -          83            8  10.1917207
  Charter II - Option 9                                         -            -           -          28            3  10.1832065
  High Five Traditional                                         -            -           -       4,903          471  10.4068924
  High Five Enhanced                                            -            -           -       5,386          528  10.1977707
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 196           26   7.4390719         354           34  10.3289147
  Rewards Enhanced - Option 2                                   -            -           -         191           19  10.3116649
  Rewards Enhanced - Option 3                                   -            -           -       1,519          148  10.2772517
  Rewards Enhanced - Option 4                                   -            -           -          52            5  10.3030509
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -       1,053          103   10.200242
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                   -            -           -          13            1  10.2087692
  Rewards Traditional - Option 1                              186           25   7.4975956         775           75  10.3634991
  Rewards Traditional - Option 2                                -            -           -         551           53  10.3116649
  Rewards Traditional - Option 4                                -            -           -          79            8  10.3548416
  Rewards Traditional - Option 5                                -            -           -          23            2   10.320286
  Rewards Traditional - Option 6                                -            -           -         641           63  10.2343971
  Rewards Traditional - Option 7                                -            -           -          26            3  10.3289145
  Rewards Traditional - Option 8                                -            -           -           -            -           -
  Valuemark II & III                                            -            -           -         223           21  10.4068924
  Valuemark Income Plus                                         -            -           -          36            -  10.4068924
  Valuemark IV - Option 1                                       -            -           -         284           27  10.3912508
  Valuemark IV - Option 2                                       -            -           -         589           57  10.3392751
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -           -          42            4  10.3220112
  Valuemark IV - Option 5                                       -            -           -           2            -  10.3461919
  Valuemark IV - Option 6                                       -            -           -           1            -  10.2944439
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           5            -   10.320286
  Valuemark IV - Option 9                                       -            -           -           8            1  10.2772516
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                      106

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        MUTUAL DISCOVERY SECURITIES FUND       MUTUAL SHARES SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             40,860        2,530  16.1508591      45,480        2,813  16.1697849
  Alterity Enhanced - Option 3                                325           20   16.266773         422           26   16.285835
  Alterity Enhanced - Option 4                                 87            5  16.0932114          42            3  16.1120694
  Alterity Enhanced - Option 5                              4,256          273  15.5835456       4,860          311  15.6018068
  Alterity Optional - Option 1                             20,095        1,227  16.3776838      27,865        1,699  16.3968754
  Alterity Optional - Option 2                              4,599          285  16.1508591       5,027          311  16.1697849
  Alterity Optional - Option 3                                  8            -   16.266773         106            7   16.285835
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                602           39  15.5279214         550           35  15.5461172
  Alterity Traditional - Option 1                           3,525          211   16.723908       5,868          350  16.7435053
  Alterity Traditional - Option 2                             144            9  16.4510202         297           18  16.5328644
  Alterity Traditional - Option 3                             690           42  16.6195321       1,145           69  16.6390074
  Alterity Traditional - Option 4                             300           18  16.3835201         277           17  16.4027185
  Alterity Traditional - Option 5                           2,411          153  15.8080425       2,931          185  15.8265665
  Charter Traditional                                         814           48   16.988195       1,490           87  17.0727117
  Charter Enhanced                                            588           35  16.7473117         784           47  16.8306301
  Charter II - Option 1                                       186           11  16.3250428         459           28  16.3441727
  Charter II - Option 2                                        15            1  15.9785313          15            1  15.9972547
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        78            5  16.0932114          67            4  16.1120694
  Charter II - Option 5                                         7            -  15.8080425           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       386           25  15.5279214         454           29  15.5461172
  Charter II - Option 8                                        76            5  15.3074012         186           12  15.3253388
  Charter II - Option 9                                        35            2  15.2527616          45            3   15.270635
  High Five Traditional                                    11,470          686   16.723908      14,088          841  16.7435053
  High Five Enhanced                                       10,648          652  16.3333885      10,721          654  16.3973432
  Dimensions - Option 1                                        11            1  16.5689063          22            1   16.651337
  Dimensions - Option 2                                         -            -           -          10            1   16.415232
  Dimensions - Option 3                                        64            4   16.217755         393           24  16.2984387
  Dimensions - Option 4                                        87            5  15.9877973          21            1   16.067337
  Dimensions - Option 5                                         -            -           -           4            -   16.415232
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                 192            -  16.8752197         371            -  16.9330114
  Rewards Enhanced - Option 1                               1,720          105  16.4054194       4,402          267  16.4870368
  Rewards Enhanced - Option 2                                 376           23  16.0932113         730           45  16.1120693
  Rewards Enhanced - Option 3                               7,395          466  15.8646681       6,415          404  15.8832585
  Rewards Enhanced - Option 4                                 251           16  16.0357687         291           18  16.0545597
  Rewards Enhanced - Option 5                                  24            2  15.8646681          44            3  15.8832585
  Rewards Enhanced - Option 6                               3,862          251  15.3622365       7,649          497  15.3802385
  Rewards Enhanced - Option 7                                  54            3  15.9785311          14            1  15.9972547
  Rewards Enhanced - Option 8                                 241           16  15.4172662         321           21  15.4353324
  Rewards Traditional - Option 1                            3,444          208  16.5698571       6,057          364  16.6522926
  Rewards Traditional - Option 2                            3,247          202  16.0932113       2,888          179  16.1120693
  Rewards Traditional - Option 4                              817           50  16.3835201       1,325           81  16.4027185
  Rewards Traditional - Option 5                              126            8  16.1508591         101            6  16.1697849
  Rewards Traditional - Option 6                            2,339          150  15.5835456       2,539          163  15.6018068
  Rewards Traditional - Option 7                                -            -           -           5            -  16.2277069
  Rewards Traditional - Option 8                               86            6  15.6393694         245           16  15.6576957
  Valuemark II & III                                       40,330        2,390  16.8752197      85,459        5,047  16.9330114
  Valuemark Income Plus                                     4,131            -  16.8752197       6,317            -  16.9330114
  Valuemark IV - Option 1                                  80,118        4,778  16.7671248     190,109       11,300  16.8245463
  Valuemark IV - Option 2                                   1,312           80  16.4117656       3,455          210  16.4679702
  Valuemark IV - Option 3                                      18            1  16.6478283           9            1  16.7048413
  Valuemark IV - Option 4                                     251           15  16.2950041         133            8  16.3508088
  Valuemark IV - Option 5                                     151            9  16.4587626         167           10  16.5151281
  Valuemark IV - Option 6                                      55            3  16.1095452          38            2  16.1647146
  Valuemark IV - Option 7                                       1            -  16.1095452           -            -           -
  Valuemark IV - Option 8                                      21            1  16.2832191          45            3  16.3389834
  Valuemark IV - Option 9                                      33            2  15.9947921          60            4  16.0495688
  Valuemark IV - Option 10                                      3            -  15.9377238           1            -  15.9923051

                                      107

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                         OPPENHEIMER GLOBAL SECURITIES
                                                                    FUND/VA                   OPPENHEIMER HIGH INCOME FUND/VA
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             52,995        5,545   9.5587003       7,801          706  11.0547137
  Alterity Enhanced - Option 3                                263           27   9.5962261           9            1  11.0981124
  Alterity Enhanced - Option 4                                211           22   9.5399921          29            3  11.0330776
  Alterity Enhanced - Option 5                              5,881          627   9.3732547       1,064           98  10.8402444
  Alterity Optional - Option 1                             30,065        3,121    9.633899       5,713          513  11.1416816
  Alterity Optional - Option 2                              3,635          380   9.5587003         690           62  11.0547137
  Alterity Optional - Option 3                                  4            -   9.5962261           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                              1,129          121   9.3549091         240           22  10.8190274
  Alterity Traditional - Option 1                           4,407          452   9.7478086       1,957          174  11.2734189
  Alterity Traditional - Option 2                              93           10   9.6717215          39            4  11.1854236
  Alterity Traditional - Option 3                             662           68   9.7096912         302           27  11.2293357
  Alterity Traditional - Option 4                             202           21   9.6338997         265           24  11.1416825
  Alterity Traditional - Option 5                           3,379          358   9.4469986         475           43  10.9255293
  Charter Traditional                                       1,349          137   9.8437606       1,250          110  11.3843882
  Charter Enhanced                                            289           30   9.7669213         569           50   11.295523
  Charter II - Option 1                                       199           21   9.6150445         476           43  11.1198763
  Charter II - Option 2                                        20            2   9.5026848          59            5  10.9899314
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        50            5   9.5399921          57            5  11.0330776
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        80            9   9.3549091          24            2  10.8190274
  Charter II - Option 8                                       140           15   9.2818843         115           11  10.7345737
  Charter II - Option 9                                        34            4   9.2637169          10            1   10.713563
  High Five Traditional                                    13,049        1,339   9.7478086       2,681          238  11.2734189
  High Five Enhanced                                       10,347        1,096   9.4413388       2,674          235  11.3669333
  Dimensions - Option 1                                        60            6   9.7096911          17            2  11.2293357
  Dimensions - Option 2                                         -            -           -           1            -  11.1416816
  Dimensions - Option 3                                        36            4   9.5962259           4            -  11.0981124
  Dimensions - Option 4                                       104           11   9.5213203          10            1  11.0114834
  Dimensions - Option 5                                         7            1   9.6338991           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               2,457          257   9.5774456         768           69  11.0763927
  Rewards Enhanced - Option 2                                 614           64   9.5399921         181           16  11.0330775
  Rewards Enhanced - Option 3                              10,744        1,135   9.4655236       1,179          108   10.946954
  Rewards Enhanced - Option 4                                 213           22   9.5213203          22            2  11.0114835
  Rewards Enhanced - Option 5                                  22            2   9.4655236          19            2   10.946954
  Rewards Enhanced - Option 6                               5,253          565   9.3000872       1,471          137  10.7556254
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                 208           22   9.3183245          40            4  10.7767172
  Rewards Traditional - Option 1                            5,506          570   9.6527921       2,078          186  11.1626231
  Rewards Traditional - Option 2                            5,147          540   9.5399921         675           61  11.0330775
  Rewards Traditional - Option 4                              983          102   9.6338997         397           36  11.1416825
  Rewards Traditional - Option 5                               76            8   9.5587003          88            8  11.0547137
  Rewards Traditional - Option 6                            2,289          244   9.3732547         790           73  10.8402444
  Rewards Traditional - Option 7                               74            8   9.5774452           -            -           -
  Rewards Traditional - Option 8                              167           18   9.3916365          34            3  10.8615032
  Valuemark II & III                                        2,481          255   9.7478087         540           48  11.2734191
  Valuemark Income Plus                                        77            -   9.7478087         208            -  11.2734191
  Valuemark IV - Option 1                                   2,776          286   9.7134964      14,838        1,320  11.2337365
  Valuemark IV - Option 2                                     649           68   9.5999849       4,754          428  11.1024597
  Valuemark IV - Option 3                                       1            -   9.6755119           -            -           -
  Valuemark IV - Option 4                                      14            1   9.5624465          19            2  11.0590462
  Valuemark IV - Option 5                                      49            5   9.6150445           7            1  11.1198763
  Valuemark IV - Option 6                                      45            5   9.5026848           4            -  10.9899314
  Valuemark IV - Option 7                                       1            -   9.5026848           -            -           -
  Valuemark IV - Option 8                                      20            2   9.5587003           7            1  11.0547137
  Valuemark IV - Option 9                                      55            6   9.4655236           5            -   10.946954
  Valuemark IV - Option 10                                      9            1   9.4469986           -            -           -

                                      108

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        OPPENHEIMER MAIN STREET FUND/VA       PIMCO VIT HIGH YIELD PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             44,546        5,440   8.1872888      22,857        2,061  11.0916812
  Alterity Enhanced - Option 3                                356           43   8.2194306         139           12  11.1352253
  Alterity Enhanced - Option 4                                157           19   8.1712647          32            3  11.0699728
  Alterity Enhanced - Option 5                              5,621          700   8.0284496       3,001          276  10.8764948
  Alterity Optional - Option 1                             22,866        2,771   8.2516985      14,635        1,309  11.1789399
  Alterity Optional - Option 2                              4,095          500   8.1872888       2,886          260  11.0916812
  Alterity Optional - Option 3                                 16            2   8.2194306          10            1  11.1352253
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                              1,245          155    8.012736         415           38  10.8552068
  Alterity Traditional - Option 1                           6,397          766   8.3492652       3,861          341  11.3111178
  Alterity Traditional - Option 2                             220           27   8.2840945         223           19  11.6449123
  Alterity Traditional - Option 3                             538           65   8.3166164         904           80  11.2668872
  Alterity Traditional - Option 4                             301           36    8.251699         314           28  11.1789407
  Alterity Traditional - Option 5                           2,157          267    8.091613       1,874          171  10.9620651
  Charter Traditional                                         745           88   8.4314507       1,368          115  11.8520501
  Charter Enhanced                                            229           27   8.3656358         415           35  11.7595349
  Charter II - Option 1                                       162           20   8.2355492         679           61  11.1570618
  Charter II - Option 2                                         2            -   8.1393101          89            8  11.0266822
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        45            6   8.1712647         152           14  11.0699728
  Charter II - Option 5                                        32            4    8.091613           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        84           11    8.012736         190           18  10.8552068
  Charter II - Option 8                                       167           21   7.9501882         189           18  10.7704705
  Charter II - Option 9                                       103           13   7.9346273          28            3  10.7493896
  High Five Traditional                                    11,490        1,376   8.3492652      11,560        1,022  11.3111178
  High Five Enhanced                                       10,744        1,316    8.163844      11,502          987  11.6544158
  Dimensions - Option 1                                       106           13   8.3166165           2            -  11.6906282
  Dimensions - Option 2                                        10            1   8.2516986           1            -  11.5993735
  Dimensions - Option 3                                       111           14   8.2194305          64            6  11.5540143
  Dimensions - Option 4                                        86           11   8.1552717           8            1  11.4638267
  Dimensions - Option 5                                         9            1   8.2516986           -            -           -
  Dimensions - Option 6                                         6            1   8.1872888           3            -  11.5088329
  Deferred Variable Annuities                                  13            -   8.3492653           -            -           -
  Rewards Enhanced - Option 1                               4,150          506   8.2033446       1,488          134  11.1134328
  Rewards Enhanced - Option 2                                 480           59   8.1712647         629           57  11.0699728
  Rewards Enhanced - Option 3                               8,842        1,091   8.1074805       5,412          493  10.9835613
  Rewards Enhanced - Option 4                                 446           55   8.1552717         250           23  11.0483064
  Rewards Enhanced - Option 5                                  54            7   8.1074804           3            -  10.9835613
  Rewards Enhanced - Option 6                               5,537          695   7.9657795       3,743          347  10.7915927
  Rewards Enhanced - Option 7                                  12            1     8.13931           -            -           -
  Rewards Enhanced - Option 8                                 183           23   7.9814003         135           13   10.812755
  Rewards Traditional - Option 1                            6,007          727   8.2678809       4,700          420   11.200863
  Rewards Traditional - Option 2                            3,746          458   8.1712647       2,455          222  11.0699728
  Rewards Traditional - Option 4                            1,135          138    8.251699         743           66  11.1789407
  Rewards Traditional - Option 5                              224           27   8.1872888         113           10  11.0916812
  Rewards Traditional - Option 6                            2,574          321   8.0284496       2,754          253  10.8764948
  Rewards Traditional - Option 7                               26            3   8.2033444         101            9  11.1134327
  Rewards Traditional - Option 8                              316           39   8.0441941          84            8  10.8978246
  Valuemark II & III                                        1,693          203   8.3492653       5,411          461  11.7365224
  Valuemark Income Plus                                       754            -   8.3492653         843            -  11.7365224
  Valuemark IV - Option 1                                   1,430          172   8.3198758       5,557          475  11.6952098
  Valuemark IV - Option 2                                     680           83   8.2226502         827           72  11.5585397
  Valuemark IV - Option 3                                       2            -   8.2873411           -            -           -
  Valuemark IV - Option 4                                      36            4   8.1904975         178           15  11.5133433
  Valuemark IV - Option 5                                      42            5   8.2355492          13            1  11.1570618
  Valuemark IV - Option 6                                      74            9   8.1393101           2            -  11.0266822
  Valuemark IV - Option 7                                       -            -           -           3            -  11.0266822
  Valuemark IV - Option 8                                      28            3   8.1872888          11            1  11.0916812
  Valuemark IV - Option 9                                      43            5   8.1074804          23            2  10.9835613
  Valuemark IV - Option 10                                     17            2    8.091613           2            -  10.9620651

                                      109

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                              PIMCO VIT STOCKSPLUS GROWTH AND
                                                        PIMCO VIT REAL RETURN PORTFOLIO              INCOME PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              4,479          427  10.4809249      11,033        1,343   8.1989217
  Alterity Enhanced - Option 3                                168           16  10.4879623          13            2   8.2311091
  Alterity Enhanced - Option 4                                 73            7  10.4774075           -            -           -
  Alterity Enhanced - Option 5                              3,903          374  10.4458037          58            7   8.0398567
  Alterity Optional - Option 1                              2,249          214  10.4950054       6,136          743    8.263423
  Alterity Optional - Option 2                                309           29  10.4809249       1,174          143   8.1989217
  Alterity Optional - Option 3                                 11            1  10.4879623           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                486           47  10.4422981           -            -           -
  Alterity Traditional - Option 1                             455           43  10.5161622         885          106   8.3611283
  Alterity Traditional - Option 2                               -            -           -          15            2    8.295865
  Alterity Traditional - Option 3                             591           56   10.509106           4            1   8.3284332
  Alterity Traditional - Option 4                             165           16  10.4950054           4            -    8.263423
  Alterity Traditional - Option 5                           2,046          196  10.4598387          21            3   8.1031101
  Charter Traditional                                           -            -           -         123           15   8.4434442
  Charter Enhanced                                              -            -           -          68            8   8.3775358
  Charter II - Option 1                                       398           38   10.447348           -            -           -
  Charter II - Option 2                                       318           30  10.4263637           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       417           40  10.4333543           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       366           35  10.3984496           -            -           -
  Charter II - Option 8                                       389           37  10.3845206           -            -           -
  Charter II - Option 9                                       228           22   10.381041           -            -           -
  High Five Traditional                                     9,815          933  10.5161622         566           68   8.3611283
  High Five Enhanced                                       11,677        1,113  10.5020535         448           55   8.1262208
  Dimensions - Option 1                                         -            -           -          42            5   8.3284332
  Dimensions - Option 2                                         -            -           -           1            -    8.263423
  Dimensions - Option 3                                         -            -           -          24            3   8.2311091
  Dimensions - Option 4                                         -            -           -          15            2   8.1668592
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           8            1   8.1989217
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 350           33  10.4844436         811           99   8.2150003
  Rewards Enhanced - Option 2                                  74            7  10.4774075         102           12   8.1828746
  Rewards Enhanced - Option 3                               1,221          117  10.4633492       1,760          217   8.1189999
  Rewards Enhanced - Option 4                                 614           59  10.4738911           -            -           -
  Rewards Enhanced - Option 5                                  26            2  10.4633492           -            -           -
  Rewards Enhanced - Option 6                               4,152          398  10.4317887          12            1   7.9770976
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  92            9  10.4352898          61            8   7.9927405
  Rewards Traditional - Option 1                              884           84  10.4985289       1,357          164   8.2796284
  Rewards Traditional - Option 2                              427           41  10.4774075         638           78   8.1828746
  Rewards Traditional - Option 4                            1,180          112  10.4950054           9            1    8.263423
  Rewards Traditional - Option 5                              252           24  10.4809249           -            -           -
  Rewards Traditional - Option 6                            2,759          264  10.4458037          70            9   8.0398567
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               33            3  10.4493108          39            5   8.0556236
  Valuemark II & III                                        1,714          163  10.5161622         629           75   8.3611283
  Valuemark Income Plus                                       106            -  10.5161622          29            -   8.3611283
  Valuemark IV - Option 1                                     542           52  10.5098115         862          104   8.3316971
  Valuemark IV - Option 2                                     553           53  10.4886661         103           13   8.2343327
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -  10.4816285          10            1    8.202135
  Valuemark IV - Option 5                                     122           12  10.4914834           3            -   8.2472507
  Valuemark IV - Option 6                                       9            1  10.4703759           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      11            1  10.4809249           -            -   8.1989217
  Valuemark IV - Option 9                                      20            2  10.4633492           -            -           -
  Valuemark IV - Option 10                                      3            -  10.4598387           -            -           -

                                      110

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                                SELIGMAN GLOBAL TECHNOLOGY
                                                        PIMCO VIT TOTAL RETURN PORTFOLIO                 PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             87,986        7,063  12.4681965       1,175          223   5.2392448
  Alterity Enhanced - Option 3                                328           26  12.5171444           -            -           -
  Alterity Enhanced - Option 4                                173           14  12.4437939           -            -           -
  Alterity Enhanced - Option 5                              7,747          634  12.2263047           -            -           -
  Alterity Optional - Option 1                             46,565        3,706  12.5662843         985          187    5.280462
  Alterity Optional - Option 2                             10,099          810  12.4681965         110           21   5.2392448
  Alterity Optional - Option 3                                 55            4  12.5171444           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                              1,537          126  12.2023747           -            -           -
  Alterity Traditional - Option 1                          15,393        1,211  12.7148659         543          102   5.3428974
  Alterity Traditional - Option 2                             431           33  12.9555052          18            3   5.3011932
  Alterity Traditional - Option 3                           1,752          138  12.6651462           -            -           -
  Alterity Traditional - Option 4                             668           53  12.5662852           -            -           -
  Alterity Traditional - Option 5                           3,555          288  12.3224944           -            -           -
  Charter Traditional                                       4,645          352  13.1859556           2            -     5.39549
  Charter Enhanced                                          1,324          101  13.0830282          43            8   5.3533734
  Charter II - Option 1                                       680           54   12.541691           -            -           -
  Charter II - Option 2                                       108            9  12.3951309           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       260           21  12.4437939           -            -           -
  Charter II - Option 5                                        30            2  12.3224944           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       135           11  12.2023747           -            -           -
  Charter II - Option 8                                       440           36  12.1071223           -            -           -
  Charter II - Option 9                                       205           17  12.0834252           -            -           -
  High Five Traditional                                    20,851        1,640  12.7148659           -            -           -
  High Five Enhanced                                       17,972        1,394  12.8882824           -            -           -
  Dimensions - Option 1                                       286           22  13.0063663           3            1   5.3220048
  Dimensions - Option 2                                        58            4  12.9048412           -            -           -
  Dimensions - Option 3                                     1,051           82   12.854377          41            8   5.2598131
  Dimensions - Option 4                                       417           33  12.7540391           -            -           -
  Dimensions - Option 5                                       132           10  12.9048412           -            -           -
  Dimensions - Option 6                                         5            -  12.8041106           4            1   5.2392448
  Deferred Variable Annuities                                  39            -  13.0574258           -            -           -
  Rewards Enhanced - Option 1                               9,419          754  12.4926475         734          140   5.2495193
  Rewards Enhanced - Option 2                               2,051          165  12.4437939           -            -           -
  Rewards Enhanced - Option 3                              14,612        1,183  12.3466585           -            -           -
  Rewards Enhanced - Option 4                                 862           70  12.3597583           -            -           -
  Rewards Enhanced - Option 5                                  81            7  12.3466585           -            -           -
  Rewards Enhanced - Option 6                               8,215          677  12.1308659           -            -           -
  Rewards Enhanced - Option 7                                 157           13  12.3951309          52           10    5.208542
  Rewards Enhanced - Option 8                                 222           18  12.1546547           9            2   5.1074918
  Rewards Traditional - Option 1                           16,863        1,339  12.5909281         827          156   5.2908177
  Rewards Traditional - Option 2                            7,729          621  12.4437939           -            -           -
  Rewards Traditional - Option 4                            1,891          150  12.5662852           -            -           -
  Rewards Traditional - Option 5                              439           35  12.4681965           -            -           -
  Rewards Traditional - Option 6                            3,770          308  12.2263047           -            -           -
  Rewards Traditional - Option 7                               54            4  12.4926471           -            -           -
  Rewards Traditional - Option 8                              531           43  12.2502815          14            3   5.1476751
  Valuemark II & III                                       14,722        1,127  13.0574258           -            -           -
  Valuemark Income Plus                                     1,220            -  13.0574258           -            -           -
  Valuemark IV - Option 1                                  14,566        1,119  13.0114636           -            -           -
  Valuemark IV - Option 2                                   2,796          217  12.8594117           -            -           -
  Valuemark IV - Option 3                                      16            1  12.9605825           -            -           -
  Valuemark IV - Option 4                                     395           31  12.8091286           -            -           -
  Valuemark IV - Option 5                                      76            6   12.541691           -            -           -
  Valuemark IV - Option 6                                      56            4  12.3951309           -            -           -
  Valuemark IV - Option 7                                       -            -  12.3951309           -            -           -
  Valuemark IV - Option 8                                      67            5  12.4681965           -            -           -
  Valuemark IV - Option 9                                      39            3  12.3466585           -            -           -
  Valuemark IV - Option 10                                     96            8  12.3224944           -            -           -

                                      111

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             SP JENNISON INTERNATIONAL GROWTH
                                                       SELIGMAN SMALL-CAP VALUE PORTFOLIO                PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             55,917        2,775  20.1490947       2,378          431    5.512275
  Alterity Enhanced - Option 3                                303           15  20.2281965          27            5   5.5290956
  Alterity Enhanced - Option 4                                 70            3  20.1096589           -            -           -
  Alterity Enhanced - Option 5                              4,598          233  19.7581881         576          106   5.4289334
  Alterity Optional - Option 1                             26,399        1,300  20.3076079       2,393          433   5.5459673
  Alterity Optional - Option 2                              5,788          287  20.1490947         622          113    5.512275
  Alterity Optional - Option 3                                 21            1  20.2281965           5            1   5.5290956
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                641           32  19.7195164         164           30   5.4206689
  Alterity Traditional - Option 1                           4,577          223   20.547722         233           42   5.5968929
  Alterity Traditional - Option 2                             124            6  20.3873358           -            -           -
  Alterity Traditional - Option 3                             507           25   20.467373          60           11   5.5798667
  Alterity Traditional - Option 4                             106            5  20.3076098          22            4   5.5459677
  Alterity Traditional - Option 5                           3,080          155  19.9136344         521           95   5.4621183
  Charter Traditional                                         612           29  20.7499825          22            4   5.6396877
  Charter Enhanced                                            578           28  20.5880105           6            1   5.6054242
  Charter II - Option 1                                        72            4  20.2678646          52            9   5.5375253
  Charter II - Option 2                                        21            1  20.0310179           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        15            1  20.1096589           -            -           -
  Charter II - Option 5                                         2            -  19.9136344           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        24            1  19.7195164           4            1   5.4206689
  Charter II - Option 8                                       116            6  19.5655849           6            1   5.3877358
  Charter II - Option 9                                        22            1  19.5272895           6            1   5.3795339
  High Five Traditional                                    12,261          597   20.547722       1,575          281   5.5968929
  High Five Enhanced                                        9,038          448  20.1663065       1,468          262   5.6147997
  Dimensions - Option 1                                        36            2   20.467373           1            -   5.5798667
  Dimensions - Option 2                                         3            -  20.3076086           -            -           -
  Dimensions - Option 3                                       139            7  20.2281961         157           28   5.5290954
  Dimensions - Option 4                                       178            9  20.0703001          17            3   5.4955051
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                  12            -  20.5477224           -            -           -
  Rewards Enhanced - Option 1                               3,978          197  20.1886085         188           34   5.5206793
  Rewards Enhanced - Option 2                                 637           32  20.1096589          42            8   5.5038837
  Rewards Enhanced - Option 3                              12,157          609  19.9526845       1,020          186   5.4704456
  Rewards Enhanced - Option 4                                 505           25     20.0703          67           12   5.4955051
  Rewards Enhanced - Option 5                                  11            1  19.9526844           9            2   5.4704456
  Rewards Enhanced - Option 6                               6,224          317  19.6039555       1,034          192   5.3959505
  Rewards Enhanced - Option 7                                 130            7  20.0310176           -            -           -
  Rewards Enhanced - Option 8                                 285           14  19.6423986           -            -           -
  Rewards Traditional - Option 1                            7,804          384  20.3474337       1,443          260   5.5544232
  Rewards Traditional - Option 2                            4,673          232  20.1096589         645          117   5.5038837
  Rewards Traditional - Option 4                              854           42  20.3076098         123           22   5.5459677
  Rewards Traditional - Option 5                               91            5  20.1490947          19            3    5.512275
  Rewards Traditional - Option 6                            2,411          122  19.7581881         796          147   5.4289334
  Rewards Traditional - Option 7                               82            4  20.1886078           -            -           -
  Rewards Traditional - Option 8                              274           14  19.7969357          38            7   5.4372107
  Valuemark II & III                                        1,999           97  20.5477224         303           54   5.5968929
  Valuemark Income Plus                                        15            -  20.5477224           3            -   5.5968929
  Valuemark IV - Option 1                                   2,207          108  20.4753943         699          125   5.5815671
  Valuemark IV - Option 2                                     943           47  20.2361198         104           19   5.5307783
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      72            4  20.1569913           9            2   5.5140138
  Valuemark IV - Option 5                                      13            1  20.2678646           -            -   5.5375253
  Valuemark IV - Option 6                                      57            3  20.0310179          12            2   5.4871393
  Valuemark IV - Option 7                                       2            -  20.0310179           -            -           -
  Valuemark IV - Option 8                                      38            2  20.1490947           -            -           -
  Valuemark IV - Option 9                                      28            1  19.9526844          13            2   5.4704456
  Valuemark IV - Option 10                                     27            1  19.9136344           6            1   5.4621183

                                      112

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                         SP STRATEGIC PARTNERS FOCUSED
                                                                GROWTH PORTFOLIO               TEMPLETON ASSET STRATEGY FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              5,427          920   5.9105195           -            -           -
  Alterity Enhanced - Option 3                                 15            3   5.9285552           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                387           67   5.8211568           -            -           -
  Alterity Optional - Option 1                              2,397          403   5.9466459           -            -           -
  Alterity Optional - Option 2                                321           54   5.9105195           -            -           -
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                 28            5   5.8122951           -            -           -
  Alterity Traditional - Option 1                             513           85   6.0012508           -            -           -
  Alterity Traditional - Option 2                               3            -   5.9648093           -            -           -
  Alterity Traditional - Option 3                              63           10   5.9829944           -            -           -
  Alterity Traditional - Option 4                               9            2   5.9466464           -            -           -
  Alterity Traditional - Option 5                             219           37   5.8567391           -            -           -
  Charter Traditional                                          44            7   6.0471373          25            1  18.9247434
  Charter Enhanced                                             32            5   6.0103985          30            2   18.597811
  Charter II - Option 1                                        21            4   5.9375939           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        18            3   5.8122951           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                     1,298          216   6.0012508           -            -           -
  High Five Enhanced                                          523           90   5.8022627           -            -           -
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         1            -    5.892538           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -          20            -  15.4103992
  Rewards Enhanced - Option 1                                 287           49    5.919531           -            -           -
  Rewards Enhanced - Option 2                                   3            1   5.9015219           -            -           -
  Rewards Enhanced - Option 3                                 715          122   5.8656681           -            -           -
  Rewards Enhanced - Option 4                                  22            4   5.8925379           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                 453           78    5.785791           -            -           -
  Rewards Enhanced - Option 7                                  12            2   5.8835677           -            -           -
  Rewards Enhanced - Option 8                                  16            3   5.7946118           -            -           -
  Rewards Traditional - Option 1                              394           66   5.9557127           -            -           -
  Rewards Traditional - Option 2                              138           23   5.9015219           -            -           -
  Rewards Traditional - Option 4                               84           14   5.9466464           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                               89           15   5.8211568           -            -           -
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                                4            1   5.8300322           -            -           -
  Valuemark II & III                                          239           40   6.0012508      10,652          691  15.4103992
  Valuemark Income Plus                                         -            -           -         909            -  15.4103992
  Valuemark IV - Option 1                                     258           43   5.9848177       8,941          585  15.2900296
  Valuemark IV - Option 2                                      31            5   5.9303596           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       3            -   5.9123839           -            -           -
  Valuemark IV - Option 5                                       -            -   5.9375939           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                      113

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                          TEMPLETON DEVELOPING MARKETS
                                                                SECURITIES FUND              TEMPLETON FOREIGN SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              8,646          797  10.8468422      17,685        1,009  17.5245341
  Alterity Enhanced - Option 3                                236           22  10.9537339          31            2  17.7337342
  Alterity Enhanced - Option 4                                 25            2  10.7937872          42            2  17.4202628
  Alterity Enhanced - Option 5                              1,517          147  10.3278162         555           34  16.5092863
  Alterity Optional - Option 1                             10,112          914  11.0579205      10,999          613  17.9454315
  Alterity Optional - Option 2                              1,151          106  10.8468422       1,420           81  17.5245341
  Alterity Optional - Option 3                                  4            -  10.9537339           2            -  17.7337342
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                438           43  10.2772987          68            4  16.4110531
  Alterity Traditional - Option 1                           1,915          168  11.3822636         833           45   18.595802
  Alterity Traditional - Option 2                              13            1  11.1282367          56            3  18.1596571
  Alterity Traditional - Option 3                             233           21  11.2807704          34            2  18.3764371
  Alterity Traditional - Option 4                              43            4  11.0616792          27            1  17.9454315
  Alterity Traditional - Option 5                             808           77  10.5323802         239           14  16.9081347
  Charter Traditional                                       1,155           99  11.6301559       2,406          126  19.1557397
  Charter Enhanced                                            130           11  11.4043407         696           37  18.7064571
  Charter II - Option 1                                       272           25  11.0075743           -            -           -
  Charter II - Option 2                                        22            2  10.6884546           5            -   17.213576
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         7            1  10.7937872          12            1  17.4202628
  Charter II - Option 5                                        24            2  10.5323802           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        61            6  10.2772987           -            -           -
  Charter II - Option 8                                         8            1  10.0776878           2            -  16.0239262
  Charter II - Option 9                                         3            -  10.0283929           -            -           -
  High Five Traditional                                     3,976          349  11.3822636       1,718           92   18.595802
  High Five Enhanced                                        3,379          301  11.2078902         866           48  18.1901279
  Dimensions - Option 1                                         -            -           -           2            -  18.3764371
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                       118           11  10.9121663           -            -           -
  Dimensions - Option 4                                         -            -           -          23            1  17.3177991
  Dimensions - Option 5                                         -            -           -           4            -  17.9454315
  Dimensions - Option 6                                         -            -           -           8            -  17.5245341
  Deferred Variable Annuities                                 126            -  11.4846379         388            -  18.8586057
  Rewards Enhanced - Option 1                                 975           87  11.2311865         831           47  17.6288254
  Rewards Enhanced - Option 2                                 110           10  10.7937871         255           15  17.4202628
  Rewards Enhanced - Option 3                               1,078          102  10.5841493       3,469          204  17.0093402
  Rewards Enhanced - Option 4                                 167           16  10.7409921          17            1  17.3177991
  Rewards Enhanced - Option 5                                  40            4  10.5841493           -            -           -
  Rewards Enhanced - Option 6                               2,629          260  10.1272242          99            6  16.1198446
  Rewards Enhanced - Option 7                                   -            -           -           5            -   17.213576
  Rewards Enhanced - Option 8                                  44            4  10.1770032           -            -           -
  Rewards Traditional - Option 1                            2,339          206  11.3437609         804           45  18.0522271
  Rewards Traditional - Option 2                            1,098          102  10.7937871       1,235           71  17.4202628
  Rewards Traditional - Option 4                              421           38  11.0616792         114            6  17.9454315
  Rewards Traditional - Option 5                              131           12  10.8468422          34            2  17.5245341
  Rewards Traditional - Option 6                              884           86  10.3278162          84            5  16.5092863
  Rewards Traditional - Option 7                               17            2  10.9001574           -            -           -
  Rewards Traditional - Option 8                               26            3  10.3785815          35            2  16.6081084
  Valuemark II & III                                       42,288        3,681  11.4846379     197,933       10,498  18.8586057
  Valuemark Income Plus                                       516            -  11.4846379       2,512            -  18.8586057
  Valuemark IV - Option 1                                  22,838        2,006  11.3837542      59,619        3,195  18.6573022
  Valuemark IV - Option 2                                     172           16  11.0538182         825           46  18.0057021
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                       -            -  10.9459846          18            1  17.7933014
  Valuemark IV - Option 5                                      29            3  11.0972512          49            3  18.0918712
  Valuemark IV - Option 6                                      13            1  10.7756201           -            -           -
  Valuemark IV - Option 7                                       2            -  10.7756201           -            -           -
  Valuemark IV - Option 8                                      11            1  10.9352545           -            -  17.7708504
  Valuemark IV - Option 9                                      23            2  10.6704932           7            -  17.2484155
  Valuemark IV - Option 10                                      7            1  10.6183164           3            -   17.145787

                                      114

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                       TEMPLETON GLOBAL INCOME SECURITIES
                                                                      FUND                   TEMPLETON GROWTH SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                                  -            -           -      34,388        1,819  18.9066181
  Alterity Enhanced - Option 3                                  -            -           -          80            4  19.0557207
  Alterity Enhanced - Option 4                                  -            -           -           9            -  18.8141406
  Alterity Enhanced - Option 5                                  -            -           -       1,113           62  18.0019285
  Alterity Optional - Option 1                                  -            -           -      16,157          838  19.2745387
  Alterity Optional - Option 2                                  -            -           -       2,720          144  18.9066181
  Alterity Optional - Option 3                                  -            -           -          84            4  19.0557207
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -          83            5   17.913874
  Alterity Traditional - Option 1                               -            -           -       3,382          170  19.8398858
  Alterity Traditional - Option 2                               -            -           -         120            6  19.4330404
  Alterity Traditional - Option 3                               -            -           -         235           12  19.6244905
  Alterity Traditional - Option 4                               -            -           -          49            3  19.2745387
  Alterity Traditional - Option 5                               -            -           -         451           25  18.3584939
  Charter Traditional                                         432           17  25.6912399       1,879           93  20.3095329
  Charter Enhanced                                              8            -  24.9430912         822           41  19.9151959
  Charter II - Option 1                                         -            -           -          52            3  19.1867833
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -          24            1  18.8141406
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           2            -   17.913874
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -       1,802           91  19.8398858
  High Five Enhanced                                            -            -           -       2,292          118  19.5092721
  Dimensions - Option 1                                         -            -           -          20            1  19.6244905
  Dimensions - Option 2                                         -            -           -           4            -  19.2434546
  Dimensions - Option 3                                         -            -           -          51            3  19.0557207
  Dimensions - Option 4                                         -            -           -          92            5   18.685726
  Dimensions - Option 5                                         -            -           -           4            -  19.2434546
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                 181            -   25.073799         734            -  20.0833259
  Rewards Enhanced - Option 1                                   -            -           -       3,009          153  19.6128198
  Rewards Enhanced - Option 2                                   -            -           -         367           20  18.8141406
  Rewards Enhanced - Option 3                                   -            -           -       4,655          252  18.4487307
  Rewards Enhanced - Option 4                                   -            -           -          16            1  18.7221163
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -         552           31   17.652286
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                   -            -           -         139            8  17.7390535
  Rewards Traditional - Option 1                                -            -           -       3,641          184  19.8094065
  Rewards Traditional - Option 2                                -            -           -       1,764           94  18.8141406
  Rewards Traditional - Option 4                                -            -           -         283           15  19.2745387
  Rewards Traditional - Option 5                                -            -           -          11            1  18.9066181
  Rewards Traditional - Option 6                                -            -           -         421           23  18.0019285
  Rewards Traditional - Option 7                                -            -           -          12            1  18.9995494
  Rewards Traditional - Option 8                                -            -           -         149            8  18.0904149
  Valuemark II & III                                       31,540        1,258   25.073799     170,779        8,504  20.0833259
  Valuemark Income Plus                                         -            -           -       6,823            -  20.0833259
  Valuemark IV - Option 1                                   7,695          311  24.7388317     112,699        5,661  19.9069093
  Valuemark IV - Option 2                                       -            -           -       1,709           88  19.3299462
  Valuemark IV - Option 3                                       -            -           -           2            -   19.712704
  Valuemark IV - Option 4                                       -            -           -         189           10  19.1413765
  Valuemark IV - Option 5                                       -            -           -          21            1  19.4058977
  Valuemark IV - Option 6                                       -            -           -           1            -  18.8434577
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -          26            1  19.1226122
  Valuemark IV - Option 9                                       -            -           -           9            -  18.6596215
  Valuemark IV - Option 10                                      -            -           -           7            -  18.5683785

                                      115

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                           USAZ AIM BASIC VALUE FUND              USAZ AIM BLUE CHIP FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             23,749        2,415   9.8408257      13,246        1,360   9.7506955
  Alterity Enhanced - Option 3                                 99           10   9.8572867          75            8   9.7670056
  Alterity Enhanced - Option 4                                 51            5   9.8326049          80            8   9.7425501
  Alterity Enhanced - Option 5                              4,010          411    9.758927       3,401          352   9.6695468
  Alterity Optional - Option 1                             13,294        1,346   9.8737757       7,611          778   9.7833437
  Alterity Optional - Option 2                              2,359          240   9.8408257       1,648          169   9.7506955
  Alterity Optional - Option 3                                 21            2   9.8572867          16            2   9.7670056
  Alterity Optional - Option 4                                  3            -   9.8243912           -            -           -
  Alterity Optional - Option 5                                609           62   9.7507747         820           85   9.6614693
  Alterity Traditional - Option 1                           1,756          177   9.9234085         905           92   9.8325219
  Alterity Traditional - Option 2                              39            4   9.8902932          86            9   9.7997099
  Alterity Traditional - Option 3                             463           47   9.9068376         490           50   9.8161027
  Alterity Traditional - Option 4                             161           16   9.8737759         165           17    9.783344
  Alterity Traditional - Option 5                           1,612          165    9.791605       1,804          186   9.7019256
  Charter Traditional                                         230           23   9.9649597         104           11   9.8736926
  Charter Enhanced                                            150           15   9.9317036          88            9    9.840741
  Charter II - Option 1                                       173           18   9.8655281         151           15   9.7751716
  Charter II - Option 2                                         8            1   9.8161841          20            2   9.7262796
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        46            5   9.8326049          92            9   9.7425501
  Charter II - Option 5                                         7            1    9.791605           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                       358           37   9.7507747          71            7   9.6614693
  Charter II - Option 8                                       288           30   9.7182332          77            8    9.629226
  Charter II - Option 9                                        70            7   9.7101146          55            6   9.6211815
  High Five Traditional                                    10,056        1,013   9.9234085       9,089          924   9.8325219
  High Five Enhanced                                        7,700          795   9.6907873       6,408          670   9.5586032
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 839           85   9.8490534         967           99   9.7588478
  Rewards Enhanced - Option 2                                 415           42    9.832605         541           55   9.7425501
  Rewards Enhanced - Option 3                               6,371          650   9.7997907       4,528          466   9.7100362
  Rewards Enhanced - Option 4                                 230           23   9.8243912         154           16   9.7203386
  Rewards Enhanced - Option 5                                  82            8   9.7997905          24            2   9.7100362
  Rewards Enhanced - Option 6                               3,895          400   9.7263587       3,923          407   9.6372769
  Rewards Enhanced - Option 7                                   -            -           -          12            1   9.7262794
  Rewards Enhanced - Option 8                                  67            7   9.7344898           -            -           -
  Rewards Traditional - Option 1                            1,428          145   9.8820311       1,153          118   9.7915235
  Rewards Traditional - Option 2                            2,374          241    9.832605       1,273          131   9.7425501
  Rewards Traditional - Option 4                            1,000          101   9.8737759         932           95    9.783344
  Rewards Traditional - Option 5                               50            5   9.8408257         242           25   9.7506955
  Rewards Traditional - Option 6                            1,965          201    9.758927       3,117          322   9.6695468
  Rewards Traditional - Option 7                               27            3   9.8490533          26            3   9.7588477
  Rewards Traditional - Option 8                               53            5   9.7670862          33            3   9.6776316
  Valuemark II & III                                        1,873          189   9.9234085       1,296          132   9.8325219
  Valuemark Income Plus                                        25            -   9.9234085          44            -   9.8325219
  Valuemark IV - Option 1                                   1,254          127   9.9084935       1,005          102   9.8177435
  Valuemark IV - Option 2                                   1,207          122   9.8589325         355           36   9.7686365
  Valuemark IV - Option 3                                       -            -           -           1            -    9.801348
  Valuemark IV - Option 4                                      27            3   9.8424707          31            3   9.7523254
  Valuemark IV - Option 5                                       7            1   9.8655281           7            1   9.7751716
  Valuemark IV - Option 6                                       7            1   9.8161841           5            1   9.7262796
  Valuemark IV - Option 7                                       -            -           -           1            -   9.7262796
  Valuemark IV - Option 8                                      14            1   9.8408257          19            2   9.7506955
  Valuemark IV - Option 9                                      44            4   9.7997905          21            2   9.7100362
  Valuemark IV - Option 10                                      -            -    9.791605           8            1   9.7019256

                                      116

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        USAZ AIM DENT DEMOGRAPHIC TRENDS
                                                                      FUND                  USAZ AIM INTERNATIONAL EQUITY FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              7,042          700  10.0749358       7,677          766  10.0506306
  Alterity Enhanced - Option 3                                 28            3  10.0917884          35            4  10.0674424
  Alterity Enhanced - Option 4                                 22            2  10.0665197           -            -           -
  Alterity Enhanced - Option 5                                997          100   9.9910889         666           67   9.9669858
  Alterity Optional - Option 1                              3,573          353  10.1086697       3,640          361   10.084283
  Alterity Optional - Option 2                                720           71  10.0749358         542           54  10.0506306
  Alterity Optional - Option 3                                  3            -  10.0917884           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                381           38   9.9827425         158           16   9.9586597
  Alterity Traditional - Option 1                             406           40  10.1594833         372           37   10.134974
  Alterity Traditional - Option 2                               -            -           -           2            -  10.1011527
  Alterity Traditional - Option 3                              53            5   10.142518         105           10  10.1180497
  Alterity Traditional - Option 4                              37            4    10.10867          38            4  10.0842834
  Alterity Traditional - Option 5                           1,093          109  10.0245443         635           64  10.0003607
  Charter Traditional                                          33            3   10.202023          50            5  10.1774111
  Charter Enhanced                                             32            3  10.1679757          20            2  10.1434459
  Charter II - Option 1                                        25            2  10.1002259         107           11  10.0758596
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        12            1  10.0665197           4            -  10.0422347
  Charter II - Option 5                                         2            -  10.0245443           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        17            2   9.9827425           3            -   9.9586597
  Charter II - Option 8                                        59            6    9.949427          13            1   9.9254245
  Charter II - Option 9                                         8            1   9.9411152           8            1   9.9171327
  High Five Traditional                                     3,859          380  10.1594833       2,487          245   10.134974
  High Five Enhanced                                        3,252          329   9.8858471       1,051          104   10.096857
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 387           38  10.0833593         184           18  10.0590337
  Rewards Enhanced - Option 2                                 244           24  10.0665197          31            3  10.0422347
  Rewards Enhanced - Option 3                               1,836          183  10.0329246       1,150          115  10.0087207
  Rewards Enhanced - Option 4                                  71            7  10.0581104          48            5  10.0338456
  Rewards Enhanced - Option 5                                   -            -           -          21            2  10.0087206
  Rewards Enhanced - Option 6                               2,803          281   9.9577458         713           72   9.9337232
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  12            1   9.9660702           -            -           -
  Rewards Traditional - Option 1                              472           47  10.1171216         399           40  10.0927145
  Rewards Traditional - Option 2                              509           51  10.0665197         755           75  10.0422347
  Rewards Traditional - Option 4                              224           22    10.10867          44            4  10.0842834
  Rewards Traditional - Option 5                               55            6  10.0749358          30            3  10.0506306
  Rewards Traditional - Option 6                              982           98   9.9910889         389           39   9.9669858
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               15            2   9.9994422           -            -           -
  Valuemark II & III                                          415           41  10.1594833         207           20   10.134974
  Valuemark Income Plus                                        13            -  10.1594833          31            -   10.134974
  Valuemark IV - Option 1                                     365           36  10.1442135          80            8  10.1197411
  Valuemark IV - Option 2                                     339           34  10.0934735          42            4  10.0691235
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      20            2    10.07662           2            -  10.0523107
  Valuemark IV - Option 5                                       6            1  10.1002259           2            -  10.0758596
  Valuemark IV - Option 6                                       -            -           -          13            1  10.0254637
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       7            1  10.0749358          11            1  10.0506306
  Valuemark IV - Option 9                                      15            1  10.0329245           5            -  10.0087206
  Valuemark IV - Option 10                                      4            -  10.0245443           5            -  10.0003607

                                      117

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                       USAZ ALLIANCEBERNSTEIN GROWTH AND     USAZ ALLIANCEBERNSTEIN LARGE CAP
                                                                  INCOME FUND                           GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             11,172        1,135   9.8580212      15,232        1,747   8.7180299
  Alterity Enhanced - Option 3                                 38            4   9.8793552         160           18   8.7368967
  Alterity Enhanced - Option 4                                 22            2   9.8473711          16            2   8.7086113
  Alterity Enhanced - Option 5                              1,312          135   9.7520347       2,086          242   8.6242999
  Alterity Optional - Option 1                              6,566          663   9.9007357       7,800          891   8.7558048
  Alterity Optional - Option 2                              1,500          152   9.8580212       1,908          219   8.7180299
  Alterity Optional - Option 3                                  8            1   9.8793552           3            -   8.7368967
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                267           27   9.7414989         307           36   8.6149822
  Alterity Traditional - Option 1                             787           79   9.9651557       1,122          127   8.8127752
  Alterity Traditional - Option 2                              52            5   9.9221637          17            2   8.7747548
  Alterity Traditional - Option 3                             165           17   9.9436369          85           10   8.7937449
  Alterity Traditional - Option 4                              49            5   9.9007362          14            2   8.7558052
  Alterity Traditional - Option 5                             990          101   9.7942928         901          104   8.6616712
  Charter Traditional                                          50            5  10.0191589          72            8   8.8605334
  Charter Enhanced                                            137           14   9.9759311          70            8   8.8223046
  Charter II - Option 1                                       115           12   9.8900401          88           10    8.746346
  Charter II - Option 2                                        67            7   9.8261049          10            1   8.6898044
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         6            1   9.8473711           7            1   8.7086113
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         1            -   9.7414989          16            2   8.6149822
  Charter II - Option 8                                         4            -   9.6994689          61            7   8.5778127
  Charter II - Option 9                                        19            2   9.6889895           6            1   8.5685451
  High Five Traditional                                     3,646          366   9.9651557       4,580          520   8.8127752
  High Five Enhanced                                        4,630          473   9.7860889       3,092          362   8.5504127
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         4            -   9.9007357           -            -           -
  Dimensions - Option 3                                        41            4   9.8793551          12            1   8.7368967
  Dimensions - Option 4                                        21            2   9.8367323          32            4   8.6992028
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   5            -   9.9651557           -            -           -
  Rewards Enhanced - Option 1                                 831           84   9.8686832         643           74   8.7274589
  Rewards Enhanced - Option 2                                 474           48    9.847371         184           21   8.7086113
  Rewards Enhanced - Option 3                               2,821          288   9.8048848       4,121          475   8.6710381
  Rewards Enhanced - Option 4                                 131           13   9.8367321         122           14   8.6992027
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                               1,482          153   9.7099597       1,556          181   8.5870905
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  14            1   9.7204606           8            1    8.596377
  Rewards Traditional - Option 1                            1,489          150   9.9114441       1,072          122   8.7652749
  Rewards Traditional - Option 2                            1,513          154    9.847371       1,418          163   8.7086113
  Rewards Traditional - Option 4                              450           45   9.9007362         346           40   8.7558052
  Rewards Traditional - Option 5                              145           15   9.8580212           9            1   8.7180299
  Rewards Traditional - Option 6                            1,081          111   9.7520347         625           72   8.6242999
  Rewards Traditional - Option 7                               14            1    9.868683           -            -           -
  Rewards Traditional - Option 8                               13            1   9.7625821           -            -           -
  Valuemark II & III                                        2,782          279   9.9651557       1,657          188   8.8127752
  Valuemark Income Plus                                       591            -   9.9651557          38            -   8.8127752
  Valuemark IV - Option 1                                   2,086          210   9.9457869       1,336          152   8.7956463
  Valuemark IV - Option 2                                     190           19   9.8814887         553           63   8.7387835
  Valuemark IV - Option 3                                      18            2    9.924309           1            -   8.7766521
  Valuemark IV - Option 4                                      93            9   9.8601527          55            6   8.7199149
  Valuemark IV - Option 5                                       2            -   9.8900401           4            -    8.746346
  Valuemark IV - Option 6                                       8            1   9.8261049           -            -   8.6898044
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       4            -   9.8580212          18            2   8.7180299
  Valuemark IV - Option 9                                      18            2   9.8048847          18            2   8.6710381
  Valuemark IV - Option 10                                      6            1   9.7942928           -            -           -

                                      118

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             USAZ OPPENHEIMER EMERGING GROWTH
                                                             USAZ MONEY MARKET FUND                        FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             24,823        2,430  10.2079222      15,739        1,240  12.6986322
  Alterity Enhanced - Option 3                                179           18  10.2479967          34            3  12.7198737
  Alterity Enhanced - Option 4                                 35            3  10.1879432          39            3  12.6880244
  Alterity Enhanced - Option 5                              6,591          658  10.0098811       2,765          220  12.5929499
  Alterity Optional - Option 1                             19,992        1,943  10.2882284       6,296          494   12.741151
  Alterity Optional - Option 2                              3,022          296  10.2079222       1,287          101  12.6986322
  Alterity Optional - Option 3                                 58            6  10.2479967          52            4  12.7198737
  Alterity Optional - Option 4                                  -            -           -           3            -  12.6774251
  Alterity Optional - Option 5                                812           81   9.9902895         717           57  12.5824301
  Alterity Traditional - Option 1                           5,636          541  10.4098746         597           47  12.8051973
  Alterity Traditional - Option 2                             109           11  10.3286197          80            6  12.7624653
  Alterity Traditional - Option 3                             473           46  10.3691684         306           24   12.783814
  Alterity Traditional - Option 4                             192           19   10.288229         117            9  12.7411514
  Alterity Traditional - Option 5                           3,720          369  10.0886333       1,557          123  12.6351178
  Charter Traditional                                       1,317          125  10.5123435       1,659          129  12.8588152
  Charter Enhanced                                          1,134          109  10.4302862         108            8  12.8159013
  Charter II - Option 1                                       844           82  10.2680934          83            7  12.7305082
  Charter II - Option 2                                        70            7  10.1481024           1            -  12.6668346
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       117           11  10.1879432         131           10  12.6880244
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                       130           13  10.0688876           -            -           -
  Charter II - Option 7                                        98           10   9.9902895         114            9  12.5824301
  Charter II - Option 8                                       530           54   9.9123047          57            5  12.5404386
  Charter II - Option 9                                        72            7   9.8929037           3            -  12.5299622
  High Five Traditional                                    19,568        1,880  10.4098746       7,718          603  12.8051973
  High Five Enhanced                                       14,952        1,447  10.3321353       5,279          411  12.8531832
  Dimensions - Option 1                                       117           11  10.3691682           -            -           -
  Dimensions - Option 2                                        13            1  10.2882284           -            -           -
  Dimensions - Option 3                                       143           14  10.2479965           -            -           -
  Dimensions - Option 4                                       146           14  10.1680033           -            -           -
  Dimensions - Option 5                                        57            6  10.2882284           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               5,316          520  10.2279406       1,319          104  12.7092493
  Rewards Enhanced - Option 2                                 846           83  10.1879432         114            9  12.6880243
  Rewards Enhanced - Option 3                               7,051          698  10.1084169       5,315          420  12.6456805
  Rewards Enhanced - Option 4                                 291           29  10.1680034         314           25  12.6774251
  Rewards Enhanced - Option 5                                 263           26  10.1084169          22            2  12.6456804
  Rewards Enhanced - Option 6                               8,789          885   9.9317441       4,535          361  12.5509236
  Rewards Enhanced - Option 7                                   4            -   10.148102           -            -           -
  Rewards Enhanced - Option 8                                 299           30   9.9512201          92            7   12.561416
  Rewards Traditional - Option 1                            8,443          819  10.3084046       1,934          152  12.7518039
  Rewards Traditional - Option 2                            2,686          264  10.1879432       1,482          117  12.6880243
  Rewards Traditional - Option 4                            1,329          129   10.288229         437           34  12.7411514
  Rewards Traditional - Option 5                              715           70  10.2079222         128           10  12.6986322
  Rewards Traditional - Option 6                            6,798          679  10.0098811       1,571          125  12.5929499
  Rewards Traditional - Option 7                                -            -           -           5            -  12.7092492
  Rewards Traditional - Option 8                              242           24  10.0295114          48            4  12.6034787
  Valuemark II & III                                       18,796        1,806  10.4098747       1,646          129  12.8051973
  Valuemark Income Plus                                       206            -  10.4098747           -            -           -
  Valuemark IV - Option 1                                  12,163        1,173  10.3732319       1,139           89   12.785951
  Valuemark IV - Option 2                                     844           82  10.2520101         225           18  12.7219974
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                     510           50  10.2119228          14            1   12.700755
  Valuemark IV - Option 5                                     335           33  10.2680934          41            3  12.7305082
  Valuemark IV - Option 6                                       -            -  10.1481024          15            1  12.6668346
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                      21            2  10.2079222          24            2  12.6986322
  Valuemark IV - Option 9                                      36            4  10.1084169          28            2  12.6456804
  Valuemark IV - Option 10                                     30            3  10.0886333          16            1  12.6351178

                                      119

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                           USAZ OPPENHEIMER EMERGING
                                                               TECHNOLOGIES FUND            USAZ PIMCO NFJ SMALL CAP VALUE FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             14,111        1,634   8.6378285       2,460          194   12.675037
  Alterity Enhanced - Option 3                                 50            6   8.6565219         119            9  12.6835476
  Alterity Enhanced - Option 4                                 39            4   8.6284965          40            3  12.6707833
  Alterity Enhanced - Option 5                              1,632          191   8.5449606       1,718          136  12.6325634
  Alterity Optional - Option 1                              4,146          478   8.6752559       1,107           87  12.6920651
  Alterity Optional - Option 2                                843           98   8.6378285         167           13   12.675037
  Alterity Optional - Option 3                                  7            1   8.6565219           3            -  12.6835476
  Alterity Optional - Option 4                                  3            -   8.6191746           -            -           -
  Alterity Optional - Option 5                                284           33    8.535729         396           31  12.6283239
  Alterity Traditional - Option 1                             268           31   8.7317022          81            6  12.7176509
  Alterity Traditional - Option 2                              57            7   8.6940316           -            -           -
  Alterity Traditional - Option 3                              72            8    8.712847         205           16  12.7091176
  Alterity Traditional - Option 4                               5            1   8.6752562          53            4  12.6920651
  Alterity Traditional - Option 5                             786           92   8.5819881       1,264          100  12.6495365
  Charter Traditional                                          55            6    8.779021           -            -           -
  Charter Enhanced                                             12            1   8.7411439           -            -           -
  Charter II - Option 1                                        13            1   8.6658841         108            9  12.6878059
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        88           10   8.6284966         112            9  12.6707833
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         9            1    8.535729          18            1  12.6283239
  Charter II - Option 8                                         5            1   8.4989014          67            5  12.6113802
  Charter II - Option 9                                        40            5   8.4897188           -            -           -
  High Five Traditional                                     3,468          397   8.7317022       4,892          385  12.7176509
  High Five Enhanced                                        3,077          366   8.4026913       6,145          487  12.7005887
  Dimensions - Option 1                                         -            -           -           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                         -            -           -           -            -           -
  Dimensions - Option 4                                         -            -           -           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 821           95   8.6471707         168           13  12.6792924
  Rewards Enhanced - Option 2                                 204           24   8.6284965           6            -  12.6707833
  Rewards Enhanced - Option 3                               2,357          274    8.591269       1,102           87  12.6537819
  Rewards Enhanced - Option 4                                  77            9   8.6191746          49            4  12.6665308
  Rewards Enhanced - Option 5                                   -            -           -          13            1  12.6537819
  Rewards Enhanced - Option 6                               1,749          206   8.5080935       2,163          171  12.6156144
  Rewards Enhanced - Option 7                                   -            -           -          23            2  12.6622797
  Rewards Enhanced - Option 8                                  26            3   8.5172947          10            1  12.6198485
  Rewards Traditional - Option 1                            1,120          129   8.6846388         189           15  12.6963262
  Rewards Traditional - Option 2                              606           70   8.6284965         180           14  12.6707833
  Rewards Traditional - Option 4                              344           40   8.6752562         305           24  12.6920651
  Rewards Traditional - Option 5                                7            1   8.6378285          59            5   12.675037
  Rewards Traditional - Option 6                              623           73   8.5449606       1,587          126  12.6325634
  Rewards Traditional - Option 7                                -            -           -           6            -  12.6792923
  Rewards Traditional - Option 8                              130           15   8.5542025           -            -           -
  Valuemark II & III                                          967          111   8.7317022         447           35  12.7176509
  Valuemark Income Plus                                         -            -           -           4            -  12.7176509
  Valuemark IV - Option 1                                   1,276          146   8.7147308         326           26  12.7099708
  Valuemark IV - Option 2                                     130           15   8.6583912          14            1  12.6843988
  Valuemark IV - Option 3                                      15            2   8.6959114           -            -           -
  Valuemark IV - Option 4                                      36            4   8.6396961           -            -           -
  Valuemark IV - Option 5                                       7            1   8.6658841           5            -  12.6878059
  Valuemark IV - Option 6                                       4            -   8.6098625          13            1  12.6622796
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -   8.6378285          11            1   12.675037
  Valuemark IV - Option 9                                      19            2   8.5912689           5            -  12.6537819
  Valuemark IV - Option 10                                      2            -   8.5819881           7            1  12.6495365

                                      120

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        USAZ PIMCO PEA GROWTH AND INCOME
                                                                      FUND                    USAZ PIMCO PEA RENAISSANCE FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              7,974          801   9.9607453      94,273        7,497   12.572522
  Alterity Enhanced - Option 3                                 51            5   9.9823016         339           27  12.5997304
  Alterity Enhanced - Option 4                                  -            -           -         120           10  12.5589393
  Alterity Enhanced - Option 5                              1,038          105   9.8536544       7,866          632  12.4373509
  Alterity Optional - Option 1                              3,887          389  10.0039048      37,913        3,003  12.6269983
  Alterity Optional - Option 2                                786           79   9.9607453       8,083          643   12.572522
  Alterity Optional - Option 3                                  7            1   9.9823016          26            2  12.5997304
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                236           24   9.8430087       1,236          100   12.423914
  Alterity Traditional - Option 1                             620           62  10.0689961       5,234          412   12.709157
  Alterity Traditional - Option 2                              35            3  10.0255561         264           21  12.6543267
  Alterity Traditional - Option 3                             248           25  10.0472532         389           31  12.6817128
  Alterity Traditional - Option 4                              82            8  10.0039053         261           21  12.6269988
  Alterity Traditional - Option 5                             746           75   9.8963529       3,689          295  12.4912455
  Charter Traditional                                         160           16  10.1235621       2,831          222  12.7780305
  Charter Enhanced                                            152           15  10.0798839         688           54  12.7228996
  Charter II - Option 1                                        43            4   9.9930978         431           34  12.6133574
  Charter II - Option 2                                        12            1   9.9284963           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         6            1   9.9499842         158           13  12.5589393
  Charter II - Option 5                                         -            -           -          15            1  12.4912455
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         5            1   9.8430087         487           39   12.423914
  Charter II - Option 8                                        35            4   9.8005408         284           23  12.3703109
  Charter II - Option 9                                         6            1   9.7899522          80            6  12.3569456
  High Five Traditional                                     2,982          296  10.0689961      15,571        1,225   12.709157
  High Five Enhanced                                        2,654          270   9.8389991      14,786        1,168  12.6632055
  Dimensions - Option 1                                         -            -           -          32            3  12.6817128
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                        29            3   9.9823015          71            6  12.5997304
  Dimensions - Option 4                                        29            3   9.9392345         160           13  12.5453709
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         6            1   9.9607453           6            -   12.572522
  Deferred Variable Annuities                                  47            -  10.0689961          15            -   12.709157
  Rewards Enhanced - Option 1                                 354           35   9.9715184       4,229          336  12.5861198
  Rewards Enhanced - Option 2                                  94            9   9.9499842         556           44  12.5589392
  Rewards Enhanced - Option 3                               1,508          152   9.9070551      11,032          882  12.5047539
  Rewards Enhanced - Option 4                                  73            7   9.9392346         634           51   12.545371
  Rewards Enhanced - Option 5                                   -            -           -          16            1  12.5047538
  Rewards Enhanced - Option 6                               2,025          206   9.8111409       7,695          621  12.3836903
  Rewards Enhanced - Option 7                                  11            1   9.9284963         214           17   12.531817
  Rewards Enhanced - Option 8                                  33            3   9.8217512         186           15  12.3970828
  Rewards Traditional - Option 1                              705           70  10.0147249       6,821          540  12.6406554
  Rewards Traditional - Option 2                            1,054          106   9.9499842       5,298          422  12.5589392
  Rewards Traditional - Option 4                              253           25  10.0039053         709           56  12.6269988
  Rewards Traditional - Option 5                               52            5   9.9607453         151           12   12.572522
  Rewards Traditional - Option 6                            1,377          140   9.8536544       2,826          227  12.4373509
  Rewards Traditional - Option 7                                -            -           -           5            -  12.5861198
  Rewards Traditional - Option 8                               18            2   9.8643116         358           29  12.4508028
  Valuemark II & III                                        1,564          155  10.0689961       7,894          621   12.709157
  Valuemark Income Plus                                         6            -  10.0689961         196            -   12.709157
  Valuemark IV - Option 1                                     866           86  10.0494255       7,456          588  12.6844548
  Valuemark IV - Option 2                                     107           11   9.9844573       1,518          120  12.6024514
  Valuemark IV - Option 3                                       2            -  10.0277238           1            -  12.6570628
  Valuemark IV - Option 4                                      70            7    9.962899         414           33  12.5752405
  Valuemark IV - Option 5                                       5            1   9.9930978         108            9  12.6133574
  Valuemark IV - Option 6                                       -            -           -          51            4   12.531817
  Valuemark IV - Option 7                                       -            -           -           -            -   12.531817
  Valuemark IV - Option 8                                       6            1   9.9607453          12            1   12.572522
  Valuemark IV - Option 9                                       9            1    9.907055          77            6  12.5047538
  Valuemark IV - Option 10                                      4            -   9.8963529          10            1  12.4912455

                                      121

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             USAZ TEMPLETON DEVELOPED MARKETS
                                                           USAZ PIMCO PEA VALUE FUND                       FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             23,744        2,072  11.4733233       2,150          190  11.3309308
  Alterity Enhanced - Option 3                                316           27   11.498153           5            -  11.3554525
  Alterity Enhanced - Option 4                                136           12  11.4609281           4            -  11.3186894
  Alterity Enhanced - Option 5                              2,423          214  11.3499701       1,089           97  11.2091086
  Alterity Optional - Option 1                             11,455          994  11.5230368       1,264          111  11.3800273
  Alterity Optional - Option 2                              2,883          251  11.4733233         374           33  11.3309308
  Alterity Optional - Option 3                                  8            1   11.498153           3            -  11.3554525
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                412           36   11.337708         221           20  11.1969986
  Alterity Traditional - Option 1                           2,307          199  11.5980124         227           20  11.4540724
  Alterity Traditional - Option 2                              26            2  11.5479759           8            1  11.4046569
  Alterity Traditional - Option 3                             301           26  11.5729677          56            5  11.4293385
  Alterity Traditional - Option 4                              95            8  11.5230373          40            4  11.3800277
  Alterity Traditional - Option 5                           1,776          156  11.3991525         553           49  11.2576807
  Charter Traditional                                       1,626          139  11.6608644          19            2  11.5161444
  Charter Enhanced                                            187           16  11.6105535           -            -           -
  Charter II - Option 1                                       260           23  11.5105886          56            5  11.3677337
  Charter II - Option 2                                         -            -           -           2            -  11.2942457
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       123           11  11.4609281           6            1  11.3186894
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        42            4   11.337708          28            3  11.1969986
  Charter II - Option 8                                       121           11  11.2887911          49            4   11.148689
  Charter II - Option 9                                         3            -  11.2765946           -            -           -
  High Five Traditional                                     6,681          576  11.5980124       2,256          197  11.4540724
  High Five Enhanced                                        6,800          594  11.4504229       1,679          146  11.4859736
  Dimensions - Option 1                                         2            -  11.5729677           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                       385           33  11.4981529           -            -           -
  Dimensions - Option 4                                        89            8   11.448546          43            4   11.306461
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               1,338          117  11.4857323         101            9  11.3431858
  Rewards Enhanced - Option 2                                 211           18   11.460928           7            1  11.3186894
  Rewards Enhanced - Option 3                               4,365          382    11.41148         380           34   11.269855
  Rewards Enhanced - Option 4                                 259           23  11.4485459          44            4   11.306461
  Rewards Enhanced - Option 5                                   -            -           -           7            1  11.2698549
  Rewards Enhanced - Option 6                               3,011          266  11.3010009       1,430          128  11.1607471
  Rewards Enhanced - Option 7                                   5            -   11.436177           -            -           -
  Rewards Enhanced - Option 8                                  49            4  11.3132223           5            -  11.1728169
  Rewards Traditional - Option 1                            1,709          148  11.5354998         780           68  11.3923357
  Rewards Traditional - Option 2                            1,763          154   11.460928         266           23  11.3186894
  Rewards Traditional - Option 4                              654           57  11.5230373          28            2  11.3800277
  Rewards Traditional - Option 5                              125           11  11.4733233          42            4  11.3309308
  Rewards Traditional - Option 6                            1,428          126  11.3499701         593           53  11.2091086
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                              124           11  11.3622458         120           11   11.221232
  Valuemark II & III                                        3,793          327  11.5980124         435           38  11.4540724
  Valuemark Income Plus                                       119            -  11.5980124         145            -  11.4540724
  Valuemark IV - Option 1                                   2,673          231  11.5754699         127           11  11.4318098
  Valuemark IV - Option 2                                     420           36   11.500636          16            1  11.3579046
  Valuemark IV - Option 3                                      24            2  11.5504728           -            -           -
  Valuemark IV - Option 4                                      26            2  11.4758041           -            -           -
  Valuemark IV - Option 5                                       7            1  11.5105886           -            -           -
  Valuemark IV - Option 6                                       3            -  11.4361772           -            -  11.2942457
  Valuemark IV - Option 7                                       2            -  11.4361772           -            -           -
  Valuemark IV - Option 8                                      12            1  11.4733233           1            -  11.3309308
  Valuemark IV - Option 9                                      14            1  11.4114799           -            -  11.2698549
  Valuemark IV - Option 10                                      -            -           -           5            -  11.2576807

                                      122

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                       USAZ VAN KAMPEN AGGRESSIVE GROWTH
                                                                      FUND                     USAZ VAN KAMPEN COMSTOCK FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             14,710        2,049   7.1668491      70,922        7,558   9.3819802
  Alterity Enhanced - Option 3                                 30            4   7.1860203          89            9    9.407077
  Alterity Enhanced - Option 4                                102           14   7.1572824          53            6   9.3694564
  Alterity Enhanced - Option 5                              1,994          282   7.0717524       6,341          685    9.257491
  Alterity Optional - Option 1                              5,857          813   7.2052431      29,735        3,152   9.4322411
  Alterity Optional - Option 2                              1,281          179   7.1668491       5,106          544   9.3819802
  Alterity Optional - Option 3                                  2            -   7.1860203           6            1    9.407077
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                444           63   7.0623124       1,014          110   9.2451333
  Alterity Traditional - Option 1                             766          106    7.263221       3,296          347   9.5081388
  Alterity Traditional - Option 2                               7            1   7.2245184         359           38   9.4574739
  Alterity Traditional - Option 3                              84           12   7.2438442         524           55    9.482773
  Alterity Traditional - Option 4                              55            8   7.2052436         319           34   9.4322415
  Alterity Traditional - Option 5                           1,121          158   7.1096395       2,983          321   9.3070882
  Charter Traditional                                       1,683          230   7.3118919         840           88   9.5718528
  Charter Enhanced                                             12            2   7.2729274         356           37   9.5208453
  Charter II - Option 1                                        50            7   7.1956257         285           30   9.4196511
  Charter II - Option 2                                         -            -   7.1381867           5            1   9.3444589
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       136           19   7.1572824          18            2   9.3694564
  Charter II - Option 5                                         -            -           -           7            1   9.3070882
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        58            8   7.0623124          22            2   9.2451333
  Charter II - Option 8                                         5            1   7.0246779         313           34   9.1958666
  Charter II - Option 9                                         3            -   7.0153002          12            1   9.1835907
  High Five Traditional                                     4,465          615    7.263221      15,618        1,643   9.5081388
  High Five Enhanced                                        3,389          476   7.1236162      14,319        1,537   9.3144795
  Dimensions - Option 1                                         3            -   7.2438442           4            -    9.482773
  Dimensions - Option 2                                         1            -   7.2052431           8            1   9.4322411
  Dimensions - Option 3                                         8            1   7.1860203          77            8   9.4070769
  Dimensions - Option 4                                         3            -   7.1477281          35            4   9.3569493
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 723          101   7.1764289       5,277          562   9.3945209
  Rewards Enhanced - Option 2                                 126           18   7.1572823         291           31   9.3694564
  Rewards Enhanced - Option 3                               3,086          434    7.119142       9,902        1,063   9.3195279
  Rewards Enhanced - Option 4                                  53            7   7.1477281         185           20   9.3569493
  Rewards Enhanced - Option 5                                   -            -           -          12            1   9.3195278
  Rewards Enhanced - Option 6                               2,696          383   7.0340679       6,797          738   9.2081591
  Rewards Enhanced - Option 7                                   -            -           -         119           13   9.3444585
  Rewards Enhanced - Option 8                                  56            8   7.0434696         465           50   9.2204662
  Rewards Traditional - Option 1                            1,449          201   7.2148745       5,199          550   9.4448493
  Rewards Traditional - Option 2                              686           96   7.1572823       4,285          457   9.3694564
  Rewards Traditional - Option 4                              346           48   7.2052436         946          100   9.4322415
  Rewards Traditional - Option 5                                -            -           -          43            5   9.3819802
  Rewards Traditional - Option 6                              917          130   7.0717524       2,413          261    9.257491
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               13            2   7.0812053          71            8   9.2698656
  Valuemark II & III                                          989          136    7.263221       4,158          437   9.5081388
  Valuemark Income Plus                                         -            -           -       1,319            -   9.5081388
  Valuemark IV - Option 1                                     967          134   7.2457797       4,971          524   9.4853068
  Valuemark IV - Option 2                                     237           33   7.1879381       1,752          186   9.4095874
  Valuemark IV - Option 3                                       -            -           -           7            1   9.4600009
  Valuemark IV - Option 4                                       6            1    7.168764         335           36    9.384487
  Valuemark IV - Option 5                                      18            3   7.1956257          43            5   9.4196511
  Valuemark IV - Option 6                                       3            -   7.1381867          57            6   9.3444589
  Valuemark IV - Option 7                                       -            -           -           1            -   9.3444589
  Valuemark IV - Option 8                                      28            4   7.1668491          19            2   9.3819802
  Valuemark IV - Option 9                                      13            2   7.1191419          17            2   9.3195278
  Valuemark IV - Option 10                                     69           10   7.1096395         138           15   9.3070882

                                      123

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             USAZ VAN KAMPEN GLOBAL FRANCHISE
                                                      USAZ VAN KAMPEN EMERGING GROWTH FUND                 FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             36,614        4,876   7.5090328       4,275          349  12.2330899
  Alterity Enhanced - Option 3                                 52            7   7.5291195          20            2  12.2413038
  Alterity Enhanced - Option 4                                 61            8   7.4990093          17            1  12.2289845
  Alterity Enhanced - Option 5                              3,457          467   7.4093959       2,169          178  12.1920973
  Alterity Optional - Option 1                             15,210        2,015     7.54926       1,346          110  12.2495244
  Alterity Optional - Option 2                              2,791          372   7.5090328         461           38  12.2330899
  Alterity Optional - Option 3                                  9            1   7.5291195           4            -  12.2413038
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                568           77   7.3995051         115            9  12.1880056
  Alterity Traditional - Option 1                           1,886          248   7.6100061          58            5  12.2742181
  Alterity Traditional - Option 2                             160           21   7.5694556           -            -           -
  Alterity Traditional - Option 3                             426           56   7.5897041          91            7  12.2659822
  Alterity Traditional - Option 4                             113           15   7.5492604         205           17  12.2495244
  Alterity Traditional - Option 5                           2,185          293   7.4490918         903           74  12.2084786
  Charter Traditional                                       1,547          202   7.6610007           -            -           -
  Charter Enhanced                                             76           10    7.620176           -            -           -
  Charter II - Option 1                                        41            5   7.5391834          88            7  12.2454136
  Charter II - Option 2                                         -            -   7.4790019           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                       171           23   7.4990093          87            7  12.2289845
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                        56            8   7.3995051           8            1  12.1880056
  Charter II - Option 8                                        49            7   7.3600735          43            4  12.1716528
  Charter II - Option 9                                        24            3   7.3502484           3            -  12.1675676
  High Five Traditional                                     6,957          914   7.6100061       4,055          330  12.2742181
  High Five Enhanced                                        8,689        1,167   7.4441672       4,442          365  12.2577507
  Dimensions - Option 1                                        76           10   7.5897041           -            -           -
  Dimensions - Option 2                                        12            2     7.54926           -            -           -
  Dimensions - Option 3                                        31            4   7.5291194           -            -           -
  Dimensions - Option 4                                       128           17   7.4889989           -            -           -
  Dimensions - Option 5                                         3            -     7.54926           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               3,020          402   7.5190701         429           35   12.237197
  Rewards Enhanced - Option 2                                 325           43   7.4990093           5            -  12.2289845
  Rewards Enhanced - Option 3                               7,376          989    7.459048       1,110           91   12.212576
  Rewards Enhanced - Option 4                                 104           14    7.488999          68            6  12.2248803
  Rewards Enhanced - Option 5                                   -            -           -           3            -   12.212576
  Rewards Enhanced - Option 6                               3,871          525   7.3699119       2,073          170  12.1757393
  Rewards Enhanced - Option 7                                  79           11    7.479002           -            -           -
  Rewards Enhanced - Option 8                                 177           24   7.3797626           4            -  12.1798257
  Rewards Traditional - Option 1                            2,734          362   7.5593513         260           21  12.2536369
  Rewards Traditional - Option 2                            3,451          460   7.4990093         159           13  12.2289845
  Rewards Traditional - Option 4                              450           60   7.5492604         160           13  12.2495244
  Rewards Traditional - Option 5                               38            5   7.5090328          39            3  12.2330899
  Rewards Traditional - Option 6                            1,348          182   7.4093959         742           61  12.1920973
  Rewards Traditional - Option 7                                -            -           -           -            -           -
  Rewards Traditional - Option 8                               53            7      7.4193          18            1  12.1961906
  Valuemark II & III                                        1,748          230   7.6100061         115            9  12.2742181
  Valuemark Income Plus                                        54            -   7.6100061           7            -  12.2742181
  Valuemark IV - Option 1                                   2,224          293   7.5917321         205           17  12.2668057
  Valuemark IV - Option 2                                     657           87   7.5311287         137           11  12.2421253
  Valuemark IV - Option 3                                      32            4   7.5714781           -            -           -
  Valuemark IV - Option 4                                      86           11   7.5110393           -            -           -
  Valuemark IV - Option 5                                      11            1   7.5391834          43            4  12.2454136
  Valuemark IV - Option 6                                      93           12   7.4790019           -            -  12.2207774
  Valuemark IV - Option 7                                       1            -   7.4790019           -            -           -
  Valuemark IV - Option 8                                      28            4   7.5090328           6            -  12.2330899
  Valuemark IV - Option 9                                      29            4    7.459048           2            -   12.212576
  Valuemark IV - Option 10                                     61            8   7.4490918          53            4  12.2084786

                                      124

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                                                             USAZ VAN KAMPEN GROWTH AND INCOME
                                                          USAZ VAN KAMPEN GROWTH FUND                      FUND
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                             17,701        1,990    8.887273      41,031        4,069  10.0838774
  Alterity Enhanced - Option 3                                 82            9   8.9110465         207           20  10.1108519
  Alterity Enhanced - Option 4                                 17            2   8.8754097         164           16  10.0704167
  Alterity Enhanced - Option 5                              1,438          164   8.7693483       4,127          415   9.9500749
  Alterity Optional - Option 1                              8,494          951   8.9348837      25,111        2,477  10.1378985
  Alterity Optional - Option 2                                975          110    8.887273       2,679          266  10.0838774
  Alterity Optional - Option 3                                  -            -           -          25            2  10.1108519
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                215           25   8.7576421         729           73   9.9367927
  Alterity Traditional - Option 1                           1,425          158   9.0067794       3,260          319  10.2194744
  Alterity Traditional - Option 2                              19            2    8.958786         169           17  10.1650191
  Alterity Traditional - Option 3                              98           11   8.9827513         632           62   10.192211
  Alterity Traditional - Option 4                              46            5   8.9348841         410           40   10.137899
  Alterity Traditional - Option 5                             911          103   8.8163301       2,289          229  10.0033824
  Charter Traditional                                          81            9   9.0671338       1,102          107   10.287955
  Charter Enhanced                                             46            5   9.0188159         191           19  10.2331314
  Charter II - Option 1                                         -            -           -         278           27  10.1243665
  Charter II - Option 2                                        68            8   8.8517302         167           17  10.0435489
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                        33            4   8.8754097          95            9  10.0704167
  Charter II - Option 5                                         -            -           -           7            1  10.0033824
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         3            -   8.7576421          85            9   9.9367927
  Charter II - Option 8                                        26            3   8.7109732         176           18   9.8838401
  Charter II - Option 9                                         8            1   8.6993446          19            2   9.8706458
  High Five Traditional                                     3,545          394   9.0067794       9,757          955  10.2194744
  High Five Enhanced                                        4,597          529   8.6923701      13,065        1,298  10.0652011
  Dimensions - Option 1                                        21            2   8.9827511          11            1  10.1922109
  Dimensions - Option 2                                         -            -           -           3            -  10.1378985
  Dimensions - Option 3                                         7            1   8.9110464          65            6  10.1108517
  Dimensions - Option 4                                         6            1    8.863562          68            7  10.0569739
  Dimensions - Option 5                                         9            1   8.9348837           -            -           -
  Dimensions - Option 6                                         -            -           -           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                               2,819          317   8.8991525       7,281          721  10.0973564
  Rewards Enhanced - Option 2                                 100           11   8.8754097         684           68  10.0704167
  Rewards Enhanced - Option 3                               2,389          271   8.8281138       6,934          692  10.0167528
  Rewards Enhanced - Option 4                                 130           15   8.8635621         170           17   10.056974
  Rewards Enhanced - Option 5                                  54            6   8.8281138          77            8  10.0167528
  Rewards Enhanced - Option 6                               1,371          157   8.7226174       5,011          506    9.897052
  Rewards Enhanced - Option 7                                   -            -           -          18            2  10.0435487
  Rewards Enhanced - Option 8                                 196           22   8.7342757         394           40   9.9102804
  Rewards Traditional - Option 1                            1,413          158   8.9468271       3,483          343    10.15145
  Rewards Traditional - Option 2                              674           76   8.8754097       3,676          365  10.0704167
  Rewards Traditional - Option 4                              331           37   8.9348841         629           62   10.137899
  Rewards Traditional - Option 5                               84            9    8.887273          90            9  10.0838774
  Rewards Traditional - Option 6                              760           87   8.7693483       1,986          200   9.9500749
  Rewards Traditional - Option 7                                -            -           -          15            1   10.097356
  Rewards Traditional - Option 8                               12            1   8.7810702         107           11    9.963375
  Valuemark II & III                                          732           81   9.0067794       3,454          338  10.2194744
  Valuemark Income Plus                                        24            -   9.0067794         167            -  10.2194744
  Valuemark IV - Option 1                                   1,033          115   8.9851513       3,056          300  10.1949342
  Valuemark IV - Option 2                                     220           25   8.9134245       2,185          216    10.11355
  Valuemark IV - Option 3                                       9            1   8.9611798           -            -           -
  Valuemark IV - Option 4                                      20            2   8.8896477          71            7  10.0865718
  Valuemark IV - Option 5                                       6            1   8.9229576         121           12  10.1243665
  Valuemark IV - Option 6                                      11            1   8.8517302          19            2  10.0435489
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       7            1    8.887273          19            2  10.0838774
  Valuemark IV - Option 9                                       6            1   8.8281138          63            6  10.0167528
  Valuemark IV - Option 10                                      1            -   8.8163301          71            7  10.0033824

                                      125

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                         VAN KAMPEN LIT EMERGING GROWTH
                                                                   PORTFOLIO                VAN KAMPEN LIT ENTERPRISE PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                      NET ASSETS     UNITS         AUV     NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING                          OUTSTANDING
                                                      --------------------------------------------------------------------------
Contracts
  Alterity Enhanced - Option 1                              3,515          522   6.7467043          68           12   5.7916199
  Alterity Enhanced - Option 3                                  -            -           -           -            -           -
  Alterity Enhanced - Option 4                                  -            -           -           -            -           -
  Alterity Enhanced - Option 5                                  -            -           -           -            -           -
  Alterity Optional - Option 1                              1,921          283   6.7828476          27            5   5.8371826
  Alterity Optional - Option 2                                190           28   6.7467043           -            -           -
  Alterity Optional - Option 3                                  -            -           -           -            -           -
  Alterity Optional - Option 4                                  -            -           -           -            -           -
  Alterity Optional - Option 5                                  -            -           -           -            -           -
  Alterity Traditional - Option 1                             501           73   6.8374267          55            9   5.9062006
  Alterity Traditional - Option 2                               3            -   6.8009929           1            -   5.8600995
  Alterity Traditional - Option 3                               -            -           -           -            -           -
  Alterity Traditional - Option 4                               -            -           -           -            -           -
  Alterity Traditional - Option 5                               -            -           -           -            -           -
  Charter Traditional                                          87           13   6.8832442           -            -           -
  Charter Enhanced                                            144           21   6.8465642           -            -           -
  Charter II - Option 1                                         -            -           -           -            -           -
  Charter II - Option 2                                         -            -           -           -            -           -
  Charter II - Option 3                                         -            -           -           -            -           -
  Charter II - Option 4                                         -            -           -           -            -           -
  Charter II - Option 5                                         -            -           -           -            -           -
  Charter II - Option 6                                         -            -           -           -            -           -
  Charter II - Option 7                                         -            -           -           -            -           -
  Charter II - Option 8                                         -            -           -           -            -           -
  Charter II - Option 9                                         -            -           -           -            -           -
  High Five Traditional                                         -            -           -           -            -           -
  High Five Enhanced                                            -            -           -           -            -           -
  Dimensions - Option 1                                         9            1   6.8191858           -            -           -
  Dimensions - Option 2                                         -            -           -           -            -           -
  Dimensions - Option 3                                        13            2   6.7647517           -            -           -
  Dimensions - Option 4                                         2            -   6.7287043           -            -           -
  Dimensions - Option 5                                         -            -           -           -            -           -
  Dimensions - Option 6                                         3            -   6.7467043           -            -           -
  Deferred Variable Annuities                                   -            -           -           -            -           -
  Rewards Enhanced - Option 1                                 623           92   6.7557226          23            4   5.8029776
  Rewards Enhanced - Option 2                                   -            -           -           -            -           -
  Rewards Enhanced - Option 3                                   -            -           -           -            -           -
  Rewards Enhanced - Option 4                                   -            -           -           -            -           -
  Rewards Enhanced - Option 5                                   -            -           -           -            -           -
  Rewards Enhanced - Option 6                                   -            -           -           -            -           -
  Rewards Enhanced - Option 7                                   -            -           -           -            -           -
  Rewards Enhanced - Option 8                                  34            5   6.6305577           -            -           -
  Rewards Traditional - Option 1                              655           96   6.7919144         131           22   5.8486301
  Rewards Traditional - Option 2                                -            -           -           -            -           -
  Rewards Traditional - Option 4                                -            -           -           -            -           -
  Rewards Traditional - Option 5                                -            -           -           -            -           -
  Rewards Traditional - Option 6                                -            -           -           -            -           -
  Rewards Traditional - Option 7                               51            8   6.7557224           -            -           -
  Rewards Traditional - Option 8                               11            2   6.6660813           -            -           -
  Valuemark II & III                                          437           64   6.8374267           -            -           -
  Valuemark Income Plus                                         -            -           -           -            -           -
  Valuemark IV - Option 1                                     374           55   6.8210078           -            -           -
  Valuemark IV - Option 2                                      94           14   6.7665572           -            -           -
  Valuemark IV - Option 3                                       -            -           -           -            -           -
  Valuemark IV - Option 4                                      64           10   6.7485071           -            -           -
  Valuemark IV - Option 5                                       -            -           -           -            -           -
  Valuemark IV - Option 6                                       -            -           -           -            -           -
  Valuemark IV - Option 7                                       -            -           -           -            -           -
  Valuemark IV - Option 8                                       -            -           -           -            -           -
  Valuemark IV - Option 9                                       -            -           -           -            -           -
  Valuemark IV - Option 10                                      -            -           -           -            -           -

                                      126

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

6. CONTRACT OWNERS' EQUITY (CONTINUED)

A SUMMARY  BY  PRODUCT  AND FUND OF NET ASSETS  (THOUSANDS),  UNITS  OUTSTANDING
(THOUSANDS), AND UNIT VALUES AT DECEMBER 31, 2003 IS AS FOLLOWS:
                                                        VAN KAMPEN LIT GROWTH AND INCOME
                                                                   PORTFOLIO
                                                      -------------------------------------
                                                      NET ASSETS     UNITS         AUV
                                                                  OUTSTANDING
                                                      -------------------------------------
Contracts
  Alterity Enhanced - Option 1                                115           10  11.6804291
  Alterity Enhanced - Option 3                                  -            -           -
  Alterity Enhanced - Option 4                                  -            -           -
  Alterity Enhanced - Option 5                                  -            -           -
  Alterity Optional - Option 1                                579           49  11.7723192
  Alterity Optional - Option 2                                  -            -           -
  Alterity Optional - Option 3                                  -            -           -
  Alterity Optional - Option 4                                  -            -           -
  Alterity Optional - Option 5                                  -            -           -
  Alterity Traditional - Option 1                             285           24  11.9115134
  Alterity Traditional - Option 2                               -            -           -
  Alterity Traditional - Option 3                               -            -           -
  Alterity Traditional - Option 4                               -            -           -
  Alterity Traditional - Option 5                               -            -           -
  Charter Traditional                                          19            2  12.0287638
  Charter Enhanced                                              -            -           -
  Charter II - Option 1                                         -            -           -
  Charter II - Option 2                                         -            -           -
  Charter II - Option 3                                         -            -           -
  Charter II - Option 4                                         -            -           -
  Charter II - Option 5                                         -            -           -
  Charter II - Option 6                                         -            -           -
  Charter II - Option 7                                         -            -           -
  Charter II - Option 8                                         -            -           -
  Charter II - Option 9                                         -            -           -
  High Five Traditional                                         -            -           -
  High Five Enhanced                                            -            -           -
  Dimensions - Option 1                                         -            -           -
  Dimensions - Option 2                                         -            -           -
  Dimensions - Option 3                                         -            -           -
  Dimensions - Option 4                                         -            -           -
  Dimensions - Option 5                                         -            -           -
  Dimensions - Option 6                                         -            -           -
  Deferred Variable Annuities                                   -            -           -
  Rewards Enhanced - Option 1                                 118           10  11.7033353
  Rewards Enhanced - Option 2                                   -            -           -
  Rewards Enhanced - Option 3                                   -            -           -
  Rewards Enhanced - Option 4                                   -            -           -
  Rewards Enhanced - Option 5                                   -            -           -
  Rewards Enhanced - Option 6                                   -            -           -
  Rewards Enhanced - Option 7                                   -            -           -
  Rewards Enhanced - Option 8                                   -            -           -
  Rewards Traditional - Option 1                              525           44  11.7954063
  Rewards Traditional - Option 2                                -            -           -
  Rewards Traditional - Option 4                                -            -           -
  Rewards Traditional - Option 5                                -            -           -
  Rewards Traditional - Option 6                                -            -           -
  Rewards Traditional - Option 7                                -            -           -
  Rewards Traditional - Option 8                                -            -           -
  Valuemark II & III                                            -            -           -
  Valuemark Income Plus                                         -            -           -
  Valuemark IV - Option 1                                       -            -           -
  Valuemark IV - Option 2                                       -            -           -
  Valuemark IV - Option 3                                       -            -           -
  Valuemark IV - Option 4                                       -            -           -
  Valuemark IV - Option 5                                       -            -           -
  Valuemark IV - Option 6                                       -            -           -
  Valuemark IV - Option 7                                       -            -           -
  Valuemark IV - Option 8                                       -            -           -
  Valuemark IV - Option 9                                       -            -           -
  Valuemark IV - Option 10                                      -            -           -

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS), RATIOS, AND TOTAL RETURN FOR VARIABLE ANNUITY CONTRACTS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
   2003                                     1,166  $6.17 to  $6.51     7,416       0.00%    1.15% to     2.55%    26.26% to   28.04%
   2002                                     1,522  $4.94 to  $5.09                 0.00%    1.15% to     2.15%   -25.96% to  -25.22%
                                                                       7,605
   2001                                     1,447  $6.69 to  $6.80                 0.00%    1.15% to     2.00%   -24.81% to  -24.16%
                                                                       9,730
AIM V.I. Growth Fund
   2003                                     2,484  $4.76 to  $5.04    12,361       0.00%    1.15% to     2.55%    27.93% to   29.74%
   2002                                     3,067  $0.31 to  $3.89                 0.00%    1.15% to     2.15%   -32.44% to  -31.76%
                                                                      11,809
   2001                                     4,507  $0.49 to  $5.70                 0.19%    1.15% to     2.00%   -35.20% to  -34.64%
                                                                      25,569
AIM V.I. International Growth Fund
   2003                                       407  $5.96 to  $6.29     2,502       0.47%    1.15% to     2.55%    25.81% to   27.59%
   2002                                       575  $4.79 to  $4.93                 0.44%    1.15% to     2.15%   -17.47% to  -16.64%
                                                                       2,788
   2001                                       641  $5.82 to  $5.92                 0.39%    1.15% to     2.00%   -25.05% to  -24.41%
                                                                       3,753
AIM V.I. Premier Equity Fund
   2003                                     1,615  $6.04 to  $6.38    10,072       0.29%    1.15% to     2.55%    21.93% to   23.65%
   2002                                     1,914  $5.01 to  $5.16                 0.30%    1.15% to     2.15%   -31.74% to  -31.06%
                                                                       9,717
   2001                                     1,861  $7.36 to  $7.48                 0.23%    1.15% to     2.00%   -14.30% to  -13.57%
                                                                      13,780
Alger American Growth Portfolio
   2003                                     1,661  $6.70 to  $7.10    11,660       0.00%    1.15% to     2.55%    31.76% to   33.61%
   2002                                     2,095  $0.43 to  $5.32                 0.04%    1.15% to     2.15%   -34.42% to  -33.76%
                                                                      11,040
   2001                                     3,136  $0.69 to  $8.02                 0.27%    1.15% to     2.15%   -13.48% to  -12.83%
                                                                      25,100
Alger American Leveraged AllCap
Portfolio
   2003                                       789  $6.34 to  $6.48     5,095       0.00%    1.35% to     1.90%    32.19% to   32.92%
   2002                                       973  $0.39 to  $4.91                 0.01%    1.15% to     2.15%   -35.32% to  -34.67%
                                                                       4,743
   2001                                     1,645  $0.65 to  $7.51                 0.00%    1.15% to     2.15%   -17.52% to  -16.90%
                                                                      12,296
Alger American MidCap Growth Portfolio
   2003                                     1,431  $9.61 to $10.16    14,208       0.00%    1.15% to     2.55%    44.07% to   46.10%
   2002                                     1,883  $6.75 to  $6.95                 0.00%    1.15% to     2.15%   -31.04% to  -30.35%
                                                                      12,884
   2001                                     1,517  $9.82 to  $9.98                 0.00%    1.15% to     2.00%    -8.38% to   -7.60%
                                                                      14,979
Alger American Small Capitalization
Portfolio
   2003                                       228  $4.96 to  $5.24     1,169       0.00%    1.15% to     2.55%    38.76% to   40.71%
   2002                                       273  $3.62 to  $3.72                 0.00%    1.15% to     2.15%   -27.79% to  -27.07%
                                                                         996
   2001                                       361  $5.02 to  $5.11                 0.08%    1.15% to     2.00%   -30.91% to  -30.32%
                                                                       1,824
Davis VA Financial Portfolio
   2003                                     4,421 $11.95 to $12.70    54,566       0.49%    1.15% to     2.70%    28.63% to   30.64%
   2002                                     2,007  $0.92 to  $9.72                 0.41%    1.15% to     2.15%   -18.61% to  -17.79%
                                                                      19,152
   2001                                       656 $11.64 to $11.83                 0.07%    1.15% to     2.00%   -12.16% to  -11.40%
                                                                       7,682
Davis VA Real Estate Portfolio
   2003                                       167 $17.56 to $18.55     3,025       4.36%    1.15% to     2.55%    33.35% to   35.23%
   2002                                       286 $13.32 to $13.72                 4.30%    1.15% to     2.15%     3.64% to    4.68%
                                                                       3,871
   2001                                       342 $12.89 to $13.10                 5.33%    1.15% to     2.00%     3.40% to    4.29%
                                                                       4,434

                                      128

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
Davis VA Value Portfolio
   2003                                    15,865  $9.69 to $10.29   159,028       1.08%    1.15% to     2.70%    26.30% to   28.27%
   2002                                     6,813  $0.76 to  $8.02                 1.34%    1.15% to     2.15%   -18.04% to  -17.22%
                                                                      53,716
   2001                                     1,658  $9.54 to  $9.69                 0.84%    1.15% to     2.00%   -12.18% to  -11.42%
                                                                      15,918
Dreyfus IP Small Cap Stock Index
Portfolio
   2003                                     8,390 $10.09 to $10.37    85,926       0.29%    1.15% to     2.70%    34.11% to   36.20%
   2002(3)                                  2,050  $0.73 to  $7.62                 0.39%    1.15% to     2.15%   -24.34% to  -23.84%
                                                                      15,561
Dreyfus Stock Index Fund
   2003                                    22,253 $10.08 to $10.35   228,025       1.34%    1.15% to     2.70%    24.64% to   26.59%
   2002(3)                                  5,535  $0.78 to  $8.17                 1.35%    1.15% to     2.15%   -19.52% to  -18.98%
                                                                      45,061
Franklin Aggressive Growth Securities
Fund
   2003                                       575  $5.22 to  $5.24     3,016       0.00%    1.40% to     1.49%    43.99% to   44.12%
   2002                                       769  $0.30 to  $3.65                 0.00%    1.15% to     1.49%   -36.62% to  -36.46%
                                                                       2,801
   2001                                     1,119  $0.51 to  $5.75                 0.20%    1.15% to     1.49%   -23.85% to  -23.69%
                                                                       6,419
Franklin Global Communications Securities Fund
   2003                                     8,967 $13.38 to $16.82   146,612       0.91%    1.15% to     2.70%    36.70% to   38.84%
   2002                                    10,140  $0.32 to $12.11                 0.95%    1.15% to     2.15%   -34.94% to  -34.21%
                                                                     120,339
   2001                                    13,400  $0.52 to $18.43                 0.08%    1.15% to     2.00%   -30.80% to  -30.21%
                                                                     242,050
Franklin Growth and Income Securities
Fund
   2003                                    16,943 $24.82 to $31.20   516,790       3.20%    1.15% to     2.70%    22.35% to   24.31%
   2002                                    17,912  $0.68 to $25.11                 3.08%    1.15% to     2.15%   -17.51% to  -16.68%
                                                                     445,102
   2001                                    20,129  $0.87 to $30.14                 0.32%    1.15% to     2.00%    -4.22% to   -3.39%
                                                                     600,661
Franklin High Income Fund
   2003                                     8,768 $17.50 to $21.85   182,932       8.92%    1.15% to     2.65%    27.75% to   29.68%
   2002                                     6,675  $0.54 to $16.85                15.58%    1.15% to     2.15%   -11.87% to  -10.81%
                                                                     109,632
   2001                                     7,560  $0.65 to $18.93                17.19%    1.15% to     2.00%     2.11% to    2.98%
                                                                     139,801
Franklin Income Securities Fund
   2003                                    14,234 $30.04 to $37.50   520,291       5.28%    1.15% to     2.65%    28.27% to   30.26%
   2002                                    14,842  $0.80 to $28.80                 9.67%    1.15% to     2.15%    -2.72% to   -1.75%
                                                                     419,657
   2001                                    17,086  $0.87 to $29.31                 7.33%    1.15% to     2.00%    -1.25% to   -0.40%
                                                                     493,404
Franklin Large Cap Growth Securities
Fund
   2003                                    13,752 $15.71 to $17.69   241,490       0.73%    1.15% to     2.70%    23.56% to   25.49%
   2002                                    12,126  $0.70 to $14.10                 0.82%    1.15% to     2.15%   -24.82% to  -24.01%
                                                                     172,346
   2001                                    14,363  $0.99 to $18.56                 0.58%    1.15% to     2.00%   -13.19% to  -12.45%
                                                                     270,632
Franklin Money Market Fund
   2003                                     4,280 $15.55 to $16.14    68,220       0.54%    1.15% to     1.49%    -0.96% to   -0.87%
   2002                                     6,422  $0.83 to $16.29                 1.38%    1.15% to     1.49%    -0.28% to   -0.08%
                                                                     102,930
   2001                                    11,438  $0.88 to $16.30                 4.05%    1.15% to     1.49%     2.25% to    2.46%
                                                                     183,001

                                      129

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  Lowest to highest***
                                       ---------------------------------------------------------------------------------------------
Franklin Real Estate Fund
   2003                                     5,990 $32.75 to $41.18   232,278       2.55%    1.15% to     2.70%    32.13% to   34.20%
   2002                                     4,471  $0.80 to $30.68                 2.80%    1.15% to     2.15%    -0.10% to    0.90%
                                                                     132,590
   2001                                     4,251  $0.84 to $30.41                 4.21%    1.15% to     2.00%     5.74% to    6.67%
                                                                     126,659
Franklin Rising Dividends Securities
Fund
   2003                                    16,203 $25.68 to $30.75   481,645       0.95%    1.15% to     2.70%    21.27% to   23.16%
   2002                                    13,216  $0.81 to $24.97                 1.31%    1.15% to     2.15%    -3.68% to   -2.69%
                                                                     325,137
   2001                                    12,700  $0.89 to $25.66                 0.09%    1.15% to     2.00%    11.31% to   12.31%
                                                                     324,192
Franklin Small Cap Fund
   2003                                    13,915 $17.05 to $19.29   263,494       0.00%    1.15% to     2.70%    33.59% to   35.69%
   2002                                    12,588  $0.61 to $14.22                 0.45%    1.15% to     2.15%   -30.20% to  -29.50%
                                                                     177,839
   2001                                    12,429  $0.93 to $20.17                 0.53%    1.15% to     2.00%   -16.93% to  -16.20%
                                                                     252,254
Franklin Small Cap Value Securities
Fund
   2003                                     7,900 $11.56 to $12.62    97,449       0.26%    1.15% to     2.70%    28.60% to   30.63%
   2002                                     4,881  $0.70 to  $9.66                 0.44%    1.15% to     2.15%   -11.19% to  -10.30%
                                                                      47,044
   2001                                     2,882  $0.84 to $10.77                 0.51%    1.15% to     2.00%    11.53% to   12.61%
                                                                      31,558
Franklin U.S. Government Fund
   2003                                    20,233 $19.42 to $24.41   468,662       5.31%    1.15% to     2.70%    -0.51% to    1.04%
   2002                                    19,304  $1.01 to $24.16                 5.73%    1.15% to     2.15%     7.44% to    8.55%
                                                                     450,493
   2001                                    17,036  $0.99 to $22.26                 7.37%    1.15% to     2.00%     5.23% to    6.14%
                                                                     369,768
Franklin Zero Coupon Fund 2005
   2003                                     2,406 $25.12 to $31.36    70,903       4.84%    1.15% to     2.65%    -0.65% to    0.85%
   2002                                     2,184  $1.02 to $31.09                 5.70%    1.15% to     2.15%     7.76% to    8.85%
                                                                      65,026
   2001                                     1,972  $1.00 to $28.57                 6.44%    1.15% to     2.00%     6.77% to    7.68%
                                                                      54,431
Franklin Zero Coupon Fund 2010
   2003                                     1,956 $29.41 to $36.98    67,640       4.15%    1.15% to     2.70%     0.83% to    2.41%
   2002                                     1,844  $1.09 to $36.12                 5.32%    1.15% to     2.15%    17.55% to   18.73%
                                                                      63,361
   2001                                     1,585  $0.99 to $30.42                 7.11%    1.15% to     2.00%     3.52% to    4.41%
                                                                      46,528
J.P. Morgan International
Opportunities Portfolio
   2003                                        77  $7.27 to  $7.42       563       0.81%    1.40% to     1.90%    29.95% to   30.27%
   2002                                        90  $5.55 to  $5.72                 0.44%    1.15% to     2.15%   -20.05% to  -19.24%
                                                                         507
   2001                                       124  $6.97 to  $7.08                 0.96%    1.15% to     2.00%   -20.75% to  -20.07%
                                                                         871
J.P. Morgan U.S. Large Cap Core Equity
   2003                                       149  $7.42 to  $7.65     1,117       0.77%    1.15% to     1.90%    25.73% to   26.67%
   2002                                       166  $5.86 to  $6.04                 0.08%    1.15% to     2.15%   -26.23% to  -25.49%
                                                                         986
   2001                                       218  $7.97 to  $8.10                 0.63%    1.15% to     2.00%   -13.66% to  -12.92%
                                                                       1,745
Jennison 20/20 Focus Portfolio
   2003                                     3,070 $10.18 to $10.45    31,676       0.00%    1.15% to     2.70%    25.37% to   27.32%
   2002(3)                                    645  $0.78 to  $8.21                 0.00%    1.15% to     2.15%   -18.96% to  -18.41%
                                                                       5,267

                                      130

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
Mutual Discovery Securities Fund
   2003                                    15,077 $15.25 to $16.99   252,965       1.79%    1.15% to     2.70%    25.55% to   27.51%
   2002                                    11,296  $0.72 to $13.32                 1.54%    1.15% to     2.15%   -11.33% to  -10.32%
                                                                     151,745
   2001                                    10,565  $0.85 to $14.87                 2.12%    1.15% to     2.00%    -1.76% to   -0.92%
                                                                     160,131
Mutual Shares Securities Fund
   2003                                    26,227 $15.27 to $17.07   442,819       1.10%    1.15% to     2.70%    21.81% to   23.74%
   2002                                    22,902  $0.76 to $13.80                 0.94%    1.15% to     2.15%   -13.69% to  -12.79%
                                                                     317,069
   2001                                    23,782  $0.94 to $15.83                 1.99%    1.15% to     2.00%     4.91% to    5.81%
                                                                     379,768
Oppenheimer Global Securities Fund/VA
   2003                                    17,616  $9.26 to  $9.84   168,620       0.57%    1.15% to     2.70%    39.21% to   41.38%
   2002                                     7,361  $0.66 to  $6.96                 0.26%    1.15% to     2.15%   -23.79% to  -23.02%
                                                                      50,331
   2001                                     1,348  $8.90 to  $9.04                 0.47%    1.15% to     2.00%   -13.79% to  -13.05%
                                                                      12,067
Oppenheimer High Income Fund/VA
   2003                                     4,885 $10.71 to $11.38    54,655       4.50%    1.15% to     2.70%    20.66% to   22.54%
   2002                                     1,496  $0.88 to  $9.32                 6.66%    1.15% to     2.15%    -4.47% to   -3.51%
                                                                      13,818
   2001                                       454  $9.47 to  $9.63                 6.25%    1.15% to     2.00%    -0.06% to    -.80%
                                                                       4,332
Oppenheimer Main Street Fund/VA
   2003                                    18,350  $7.93 to  $8.43   151,190       0.70%    1.15% to     2.70%    23.34% to   25.27%
   2002                                     7,490  $0.64 to  $6.73                 0.50%    1.15% to     2.15%   -20.52% to  -19.73%
                                                                      49,538
   2001                                     2,071  $8.25 to  $8.38                 0.38%    1.15% to     2.00%   -11.95% to  -11.19%
                                                                      17,183
PIMCO VIT High Yield Portfolio
   2003                                     9,969 $10.75 to $11.85   112,881       7.09%    1.15% to     2.70%    19.63% to   21.50%
   2002                                     3,528  $0.90 to  $9.75                 8.26%    1.15% to     2.15%    -3.31% to   -2.34%
                                                                      33,182
   2001                                       761  $0.98 to  $9.99                 8.16%    1.15% to     2.00%     -.32% to    1.18%
                                                                       7,364
PIMCO VIT Real Return Portfolio
   2003(4)                                  5,111 $10.38 to $10.52    53,687       0.47%    1.40% to     2.70%     3.88% to    4.79%
PIMCO VIT StocksPLUS Growth and Income Portfolio
   2003                                     3,294  $7.98 to  $8.44    27,133       2.24%    1.15% to     2.60%    27.10% to   28.89%
   2002                                     2,226  $0.60 to  $6.55                 3.38%    1.15% to     2.15%   -21.92% to  -21.13%
                                                                      14,357
   2001                                       521  $0.81 to  $8.31                 5.74%    1.15% to     2.00%   -13.20% to  -12.45%
                                                                       4,284
PIMCO VIT Total Return Portfolio
   2003                                    25,802 $12.08 to $13.19   325,872       2.81%    1.15% to     2.70%     2.25% to    3.84%
   2002                                    15,379  $1.18 to $12.70                 4.05%    1.15% to     2.15%     6.76% to    7.83%
                                                                     189,144
   2001                                     2,410  $1.15 to $11.78                 4.62%    1.15% to     2.00%     6.23% to    7.15%
                                                                      27,627
Seligman Global Technology Portfolio
   2003                                       865  $5.11 to  $5.40     4,560       0.00%    1.15% to     2.55%    32.69% to   34.56%
   2002                                     1,050  $3.89 to  $4.01                 0.00%    1.15% to     2.15%   -33.09% to  -32.42%
                                                                       4,139
   2001                                     1,232  $5.84 to  $5.93                 0.00%    1.15% to     2.00%   -23.60% to  -22.95%
                                                                       7,236
                                      131

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
Seligman Small-Cap Value Portfolio
   2003                                     8,463 $19.53 to $20.75   170,777       0.00%    1.15% to     2.70%    45.95% to   48.23%
   2002                                     4,236  $1.32 to $14.00                 0.00%    1.15% to     2.15%   -17.17% to  -16.34%
                                                                      58,193
   2001                                       842 $16.46 to $16.73                 0.00%    1.15% to     2.00%    21.06% to   22.10%
                                                                      13,936
SP Jennison International Growth
Portfolio
   2003                                     3,057  $5.38 to  $5.64    16,888       0.00%    1.15% to     2.70%    35.43% to   37.55%
   2002                                       830  $0.50 to  $4.10                 0.00%    1.15% to     2.15%   -24.48% to  -23.72%
                                                                       3,375
   2001                                       158  $0.71 to  $5.37                 0.30%    1.15% to     2.00%   -37.20% to  -36.66%
                                                                         846
SP Strategic Partners Focused Growth
Portfolio
   2003                                     2,377  $5.79 to  $6.05    14,067       0.00%    1.15% to     2.60%    22.23% to   24.02%
   2002                                     1,331  $0.56 to  $4.88                 0.00%    1.15% to     2.15%   -27.11% to  -26.37%
                                                                       6,407
   2001                                       268  $0.82 to  $6.62                 0.00%    1.15% to     2.00%   -17.40% to  -16.69%
                                                                       1,766
Templeton Asset Strategy Fund
   2003                                     1,279 $15.29 to $18.92    20,577       2.78%    1.15% to     1.49%    30.18% to   30.47%
   2002                                     1,554  $0.58 to $14.51                 1.98%    1.15% to     1.49%    -5.67% to   -5.48%
                                                                      19,101
   2001                                     2,107  $0.65 to $15.35                 1.53%    1.15% to     1.49%   -11.16% to  -10.98%
                                                                      27,296
Templeton Developing Markets
Securities Fund
   2003                                     9,753 $10.03 to $11.63   110,280       1.22%    1.15% to     2.70%    48.91% to   51.60%
   2002                                     8,256  $0.48 to  $7.69                 1.61%    1.15% to     2.15%    -2.27% to   -1.29%
                                                                      62,503
   2001                                     8,223  $0.51 to  $7.79                 0.99%    1.15% to     2.00%    -9.91% to   -9.14%
                                                                      63,526
Templeton Foreign Securities Fund
   2003                                    16,262 $16.02 to $19.16   306,069       1.87%    1.15% to     2.65%    28.75% to   30.71%
   2002                                    17,480  $0.52 to $14.66                 1.80%    1.15% to     2.15%   -20.29% to  -19.49%
                                                                     253,298
   2001                                    19,656  $0.69 to $18.20                 3.21%    1.15% to     2.00%   -17.67% to  -16.93%
                                                                     354,538
Templeton Global Income Securities
Fund
   2003                                     1,586 $24.74 to $25.69    39,856       7.75%    1.15% to     1.49%    20.80% to   21.04%
   2002                                     1,902  $1.00 to $21.23                 1.18%    1.15% to     1.49%    19.52% to   19.76%
                                                                      39,458
   2001                                     2,539  $0.88 to $17.72                 3.77%    1.15% to     1.49%     0.86% to    1.11%
                                                                      43,946
Templeton Growth Securities Fund
   2003                                    18,504 $17.65 to $20.31   373,933       1.67%    1.15% to     2.60%    28.74% to   30.78%
   2002                                    18,881  $0.65 to $15.55                 2.38%    1.15% to     2.15%   -20.22% to  -19.42%
                                                                     294,472
   2001                                    21,215  $0.87 to $19.30                 2.15%    1.15% to     2.00%    -3.28% to   -2.37%
                                                                     410,225
USAZ AIM Basic Value Fund
   2003                                     9,209  $9.69 to  $9.96    90,566       0.00%    1.15% to     2.70%    29.48% to   31.51%
   2002(3)                                  2,785  $0.72 to  $7.58                 0.17%    1.15% to     2.15%   -24.73% to  -24.22%
                                                                      21,035
USAZ AIM Blue Chip Fund
   2003                                     6,800  $9.56 to  $9.87    66,220       0.06%    1.15% to     2.70%    21.07% to   22.96%
   2002(3)                                  1,466  $0.77 to  $8.03                 0.06%    1.15% to     2.15%   -20.24% to  -19.70%
                                                                      11,761

                                      132

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
USAZ AIM Dent Demographic Trends Fund
   2003                                     3,028  $9.89 to $10.20    30,448       0.00%    1.15% to     2.70%    32.85% to   34.92%
   2002(3)                                    611  $0.72 to  $7.56                 0.00%    1.15% to     2.15%   -24.89% to  -24.38%
                                                                       4,617
USAZ AIM International Equity Fund
   2003                                     2,162  $9.92 to $10.18    21,775       0.37%    1.15% to     2.70%    23.76% to   25.69%
   2002(3)                                  1,012  $0.77 to  $8.10                 0.00%    1.15% to     2.15%   -19.56% to  -19.02%
                                                                       8,153
USAZ AllianceBernstein Growth and Income Fund
   2003                                     4,799  $9.69 to $10.02    47,930       0.79%    1.15% to     2.70%    25.98% to   27.95%
   2002                                     2,020  $0.72 to  $7.83                 0.85%    1.15% to     2.15%   -25.79% to  -25.05%
                                                                      15,791
   2001(2)                                    313  $1.03 to $10.45                 1.35%    1.15% to     2.00%     4.35% to    4.48%
                                                                       3,368
USAZ AllianceBernstein Large Cap Growth Fund
   2003                                     5,902  $8.55 to  $8.86    51,481       0.00%    1.15% to     2.70%    20.94% to   22.83%
   2002                                     2,662  $0.66 to  $7.21                 0.00%    1.15% to     2.15%   -32.18% to  -31.49%
                                                                      19,091
   2001(2)                                    241  $1.04 to $10.53                 0.00%    1.15% to     2.00%     5.18% to    5.31%
                                                                       2,536
USAZ Money Market Fund
   2003                                    17,621  $9.89 to $10.51   180,963       0.34%    1.15% to     2.70%    -2.33% to   -0.80%
   2002                                    18,279  $0.97 to $10.60                 0.80%    1.15% to     2.15%    -1.30% to   -0.31%
                                                                     191,865
   2001                                    11,347  $1.04 to $10.63                 2.47%    1.15% to     2.00%     1.22% to    2.09%
                                                                     120,221
USAZ Oppenheimer Emerging Growth Fund
   2003                                     5,129 $12.53 to $12.86    65,206       0.00%    1.15% to     2.70%    57.71% to   60.18%
   2002(3)                                    978  $0.77 to  $8.06                 0.00%    1.15% to     2.15%   -20.25% to  -19.72%
                                                                       7,808
USAZ Oppenheimer Emerging Technologies Fund
   2003                                     4,592  $8.40 to  $8.78    39,590       0.00%    1.15% to     2.70%    38.17% to   40.33%
   2002                                     1,383  $0.58 to  $6.26                 0.00%    1.15% to     2.15%   -42.38% to  -41.81%
                                                                       8,595
   2001(2)                                    408  $1.06 to $10.75                 0.00%    1.15% to     2.00%     7.37% to    7.51%
                                                                       4,380
USAZ PIMCO NFJ Small Cap Value Fund
   2003(4)                                  2,023 $12.61 to $12.72    25,647       1.09%    1.40% to     2.65%    26.08% to   27.18%
USAZ PIMCO PEA Growth and Income Fund
   2003                                     3,216  $9.79 to $10.12    32,072       1.41%    1.15% to     2.70%    22.53% to   24.45%
   2002                                     1,044  $0.75 to  $8.13                 1.46%    1.15% to     2.15%   -20.61% to  -19.81%
                                                                       8,485
   2001(2)                                    204  $1.00 to $10.14                 1.98%    1.15% to     2.00%     1.32% to    1.45%
                                                                       2,095
USAZ PIMCO PEA Renaissance Fund
   2003                                    20,137 $12.36 to $12.78   253,775       0.03%    1.15% to     2.70%    54.43% to   56.85%
   2002                                     9,622  $0.75 to  $8.15                 0.05%    1.15% to     2.15%   -26.67% to  -25.94%
                                                                      77,896
   2001(2)                                    693  $1.09 to $11.00                 0.00%    1.15% to     2.00%     9.86% to   10.01%
                                                                       7,711
USAZ PIMCO PEA Value Fund
   2003                                     7,331 $11.28 to $11.66    84,335       0.72%    1.15% to     2.70%    41.34% to   43.55%
   2002                                     2,869  $0.75 to  $8.12                 0.59%    1.15% to     2.15%   -26.50% to  -25.76%
                                                                      23,233
   2001(2)                                    328  $1.08 to $10.94                 0.25%    1.15% to     2.00%     9.29% to    9.43%
                                                                       3,683

                                      133

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003

7. FINANCIAL HIGHLIGHTS (CONTINUED)

A SUMMARY OF UNITS OUTSTANDING (THOUSANDS), UNIT VALUES, NET ASSETS (THOUSANDS),
RATIOS,  AND TOTAL RETURN FOR  VARIABLE  ANNUITY  CONTRACTS  FOR THE YEARS ENDED
DECEMBER 31, 2003, 2002 AND 2001 IS AS FOLLOWS:

                                                  At December 31                         For the years ended December 31
                                       ---------------------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------------------
                                       Units      Unit Fair Value  Net       Investment      Expense Ratio         Total Return
                                                     lowest to                 Income
                                       Outstanding    highest      Assets      Ratio*     lowest to highest**  lowest to highest***
                                       ---------------------------------------------------------------------------------------------
USAZ Templeton Developed Markets Fund
   2003                                     1,280 $11.15 to $11.52    14,664       0.87%    1.15% to     2.65%    30.28% to   32.24%
   2002                                       220  $0.80 to  $8.72                 0.76%    1.15% to     2.15%   -15.73% to  -14.88%
                                                                       2,027
   2001(2)                                     19  $1.01 to $10.23                 0.00%    1.15% to     2.00%     2.19% to    2.32%
                                                                         196
USAZ Van Kampen Aggressive Growth Fund
   2003                                     6,799  $7.02 to  $7.31    48,750       0.00%    1.15% to     2.70%    33.93% to   36.02%
   2002                                     2,285  $0.48 to  $5.38                 0.00%    1.15% to     2.15%   -33.78% to  -33.12%
                                                                      12,171
   2001(1)                                    269  $0.77 to  $8.04                 0.00%    1.15% to     2.00%   -20.08% to  -19.62%
                                                                       2,154
USAZ Van Kampen Comstock Fund
   2003                                    21,322  $9.18 to  $9.57   201,488       1.07%    1.15% to     2.70%    27.06% to   29.04%
   2002                                     9,962  $0.66 to  $7.42                 1.13%    1.15% to     2.15%   -21.58% to  -20.79%
                                                                      73,195
   2001(1)                                  1,824  $0.89 to  $9.36                 1.15%    1.15% to     2.00%    -6.88% to   -6.35%
                                                                      17,053
USAZ Van Kampen Emerging Growth Fund
   2003                                    14,566  $7.35 to  $7.66   109,442       0.00%    1.15% to     2.70%    23.23% to   25.15%
   2002                                     5,961  $0.54 to  $6.12                 0.00%    1.15% to     2.15%   -33.76% to  -33.09%
                                                                      36,135
   2001(1)                                    674  $0.87 to  $9.15                 0.00%    1.15% to     2.00%    -9.02% to   -8.51%
                                                                       6,173
USAZ Van Kampen Global Franchise Fund
   20034                                    1,963 $12.17 to $12.27    24,028       0.04%    1.40% to     2.70%    21.68% to   22.75%
USAZ Van Kampen Growth and Income Fund
   2003                                    14,416  $9.87 to $10.29   145,703       1.06%    1.15% to     2.70%    24.06% to   26.00%
   2002                                     5,910  $0.73 to  $8.16                 0.94%    1.15% to     2.15%   -16.52% to  -15.68%
                                                                      47,870
   2001(1)                                  1,627  $0.92 to  $9.68                 1.09%    1.15% to     2.00%    -3.71% to   -3.16%
                                                                      15,836
USAZ Van Kampen Growth Fund
   2003                                     5,883  $8.69 to  $9.07    52,273       0.00%    1.15% to     2.70%    25.01% to   26.97%
   2002                                     2,699  $0.64 to  $7.14                 0.00%    1.15% to     2.15%   -25.86% to  -25.11%
                                                                      19,098
   2001(1)                                    572  $0.91 to  $9.54                 0.00%    1.15% to     2.00%    -5.18% to   -4.64%
                                                                       5,455
Van Kampen LIT Emerging Growth
Portfolio
   2003                                     1,289  $6.63 to  $6.88     8,731       0.00%    1.15% to     2.55%    23.84% to   25.58%
   2002                                     1,532  $0.49 to  $5.48                 0.06%    1.15% to     2.15%   -34.09% to  -33.42%
                                                                       8,332
   2001(1)                                  1,222  $0.79 to  $8.23                 0.00%    1.15% to     2.00%   -18.87% to  -18.41%
                                                                      10,019
Van Kampen LIT Enterprise Portfolio
   2003                                        52  $5.79 to  $5.91       305       0.65%    1.40% to     1.90%    23.51% to   24.13%
   2002                                        65  $4.66 to  $4.79                 0.45%    1.15% to     2.15%   -30.83% to  -30.14%
                                                                         309
   2001                                        96  $6.76 to  $6.86                 0.23%    1.15% to     2.00%   -21.93% to  -21.33%
                                                                         651
Van Kampen LIT Growth and Income
Portfolio
   2003                                       139 $11.68 to $12.03     1,641       1.00%    1.15% to     1.90%    25.62% to   26.57%
   2002                                       160  $9.23 to  $9.50                 1.09%    1.15% to     2.15%   -16.32% to  -15.48%
                                                                       1,488
   2001                                       203 $11.08 to $11.24                 0.04%    1.15% to     2.00%    -7.59% to   -6.89%
                                                                       2,263

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
December 31, 2003


* These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

** These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect contract expenses of the separate account. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.


1. Period from May 1, 2001 (fund  commencement)  to December  31, 2001
2. Period from  November 5, 2001 (fund  commencement)  to December 31, 2001
3. Period from May 1, 2002 (fund  commencement) to December 31, 2002
4. Period from May 1, 2003 (fund commencement) to December 31, 2003


                                      135


                         ALLIANZ LIFE VARIABLE ACCOUNT B

                                       OF

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2004

                                   (Unaudited)

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES
SEPTEMBER 30, 2004
(in thousands)

                                                                                                                     ALGER
                                                       AIM V.I.                 AIM V.I.    AIM V.I.       ALGER     AMERICAN
                                                        CAPITAL                INTERNATIONAL PREMIER     AMERICAN    LEVERAGED
                                                      APPRECIATION  AIM V.I.     GROWTH      EQUITY       GROWTH      ALLCAP
                                                         FUND     GROWTH FUND     FUND        FUND      PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                        $6,107       10,408       2,398       8,209        9,637       4,146
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                         6,107       10,408       2,398       8,209        9,637       4,146
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                           $6,107       10,408       2,398       8,209        9,637       4,146
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                          $6,107       10,408       2,398       8,209        9,637       4,146
                                                      --------------------------------------------------------------------------

          *Investment shares                                  296          717         139         416          304         154
           Investments at cost                             $7,621       20,315       2,427      10,081       16,829       8,013






                 See accompanying notes to financial statements
                                        2

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                       ALGER          ALGER                                           DREYFUS
                                                       AMERICAN     AMERICAN     DAVIS VA    DAVIS VA                 IP SMALL
                                                        MIDCAP       SMALL       FINANCIAL     REAL       DAVIS VA    CAP STOCK
                                                        GROWTH    CAPITALIZATION PORTFOLIO    ESTATE       VALUE        INDEX
                                                       PORTFOLIO   PORTFOLIO                PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $11,138          996      76,756       2,721      192,855     144,379
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        11,138          996      76,756       2,721      192,855     144,379
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $11,138          996      76,756       2,721      192,855     144,379
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $11,138          996      76,756       2,721      192,855     144,379
                                                      --------------------------------------------------------------------------

          *Investment shares                                  620           57       6,488         177       17,628      10,203
           Investments at cost                            $11,874        1,114      69,106       1,856      167,424     123,933






                 See accompanying notes to financial statements
                                        3

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                    FRANKLIN    FRANKLIN                             FRANKLIN
                                                                     GLOBAL    GROWTH AND   FRANKLIN     FRANKLIN    LARGE CAP
                                                       DREYFUS    COMMUNICATIONS INCOME       HIGH        INCOME      GROWTH
                                                         STOCK     SECURITIES  SECURITIES    INCOME     SECURITIES  SECURITIES
                                                     INDEX FUND       FUND        FUND        FUND         FUND         FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $308,879      134,333     524,480     180,962      583,507     283,258
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       308,879      134,333     524,480     180,962      583,507     283,258
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
      administrative charges:                                   -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $308,879      134,333     524,480     180,962      583,507     283,258
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $308,879      134,333     524,480     180,962      583,507     283,258
                                                      --------------------------------------------------------------------------

          *Investment shares                               10,844       21,518      36,083      27,152       39,482      20,262
           Investments at cost                           $289,313      287,767     545,601     190,875      555,479     294,548






                 See accompanying notes to financial statements
                                        4

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                                FRANKLIN                 FRANKLIN
                                                       FRANKLIN                  RISING                 SMALL CAP    FRANKLIN
                                                         MONEY      FRANKLIN    DIVIDENDS   FRANKLIN      VALUE        U.S.
                                                        MARKET    REAL ESTATE  SECURITIES   SMALL CAP   SECURITIES  GOVERNMENT
                                                         FUND         FUND        FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $54,872      326,912     575,756     276,533      143,051     483,574
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        54,872      326,912     575,756     276,533      143,051     483,574
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $54,872      326,912     575,756     276,533      143,051     483,574
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $54,872      326,912     575,756     276,533      143,051     483,574
                                                      --------------------------------------------------------------------------

          *Investment shares                               54,872       12,199      34,996      15,554       10,206      37,750
           Investments at cost                            $54,872      253,934     505,050     260,120      115,919     492,712






                 See accompanying notes to financial statements
                                        5

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                                J.P.          J.P.
                                                       FRANKLIN                  MORGAN       MORGAN                  MUTUAL
                                                         ZERO       FRANKLIN   INTERNATIONAL U.S. LARGE  JENNISON    DISCOVERY
                                                        COUPON    ZERO COUPON  OPPORTUNITIES CAP CORE   20/20 FOCUS  SECURITIES
                                                       FUND 2005   FUND 2010    PORTFOLIO    EQUITY     PORTFOLIO      FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $82,224       71,772         549       1,011       62,017     317,550
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        82,224       71,772         549       1,011       62,017     317,550
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $82,224       71,772         549       1,011       62,017     317,550
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $82,224       71,772         549       1,011       62,017     317,550
                                                      --------------------------------------------------------------------------

          *Investment shares                                5,438        4,374          56          80        5,597      21,573
           Investments at cost                            $85,034       71,021         600       1,119       56,614     272,466






                 See accompanying notes to financial statements
                                        6

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)

                                                       MUTUAL     OPPENHEIMER  OPPENHEIMER OPPENHEIMER
                                                        SHARES       GLOBAL       HIGH        MAIN       PIMCO VIT   PIMCO VIT
                                                      SECURITIES   SECURITIES    INCOME      STREET     ALL ASSET   HIGH YIELD
                                                         FUND       FUND/VA      FUND/VA     FUND/VA    PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $497,063      211,030      48,002     179,328       52,415     152,456
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       497,063      211,030      48,002     179,328       52,415     152,456
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $497,063      211,030      48,002     179,328       52,415     152,456
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $497,063      211,030      48,002     179,328       52,415     152,456
                                                      --------------------------------------------------------------------------

          *Investment shares                               32,312        8,315       5,654       9,364        4,590      18,592
           Investments at cost                           $420,608      181,164      45,999     164,517       50,662     146,563






                 See accompanying notes to financial statements
                                        7

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                                                                        SP
                                                                    PIMCO VIT                                        STRATEGIC
                                                       PIMCO VIT   STOCKSPLUS   PIMCO VIT   SELIGMAN     SELIGMAN    PARTNERS
                                                         REAL      GROWTH AND     TOTAL      GLOBAL     SMALL-CAP     FOCUSED
                                                        RETURN       INCOME      RETURN    TECHNOLOGY     VALUE       GROWTH
                                                       PORTFOLIO   PORTFOLIO    PORTFOLIO   PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $168,966       25,153     383,397       3,477      200,150      24,491
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       168,966       25,153     383,397       3,477      200,150      24,491
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $168,966       25,153     383,397       3,477      200,150      24,491
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $168,966       25,153     383,397       3,477      200,150      24,491
                                                      --------------------------------------------------------------------------

          *Investment shares                               12,967        2,707      36,238         324       11,843       3,912
           Investments at cost                           $163,526       21,803     372,976       5,493      165,316      22,922






                 See accompanying notes to financial statements
                                        8

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                         SP
                                                        WILLIAM                 TEMPLETON                TEMPLETON
                                                         BLAIR      TEMPLETON  DEVELOPING   TEMPLETON     GLOBAL     TEMPLETON
                                                      INTERNATIONAL   ASSET       MARKETS     FOREIGN      INCOME      GROWTH
                                                        GROWTH      STRATEGY   SECURITIES  SECURITIES   SECURITIES  SECURITIES
                                                         FUND          FUND       FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $20,172       18,186     140,759     315,987       36,096     402,622
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        20,172       18,186     140,759     315,987       36,096     402,622
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $20,172       18,186     140,759     315,987       36,096     402,622
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $20,172       18,186     140,759     315,987       36,096     402,622
                                                      --------------------------------------------------------------------------

          *Investment shares                                3,390          974      18,640      24,793        2,521      34,660
           Investments at cost                            $18,708       18,839     115,804     324,149       31,849     404,594






                 See accompanying notes to financial statements
                                        9

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                                USAZ AIM                                USAZ
                                                                                  DENT      USAZ AIM                   DREYFUS
                                                       USAZ AIM     USAZ AIM   DEMOGRAPHIC INTERNATIONAL USAZ DAVIS    FOUNDERS
                                                         BASIC     BLUE CHIP     TRENDS      EQUITY      NY VENTURE   GROWTH AND
                                                      VALUE FUND     FUND         FUND        FUND          FUND      INCOME FUND
                                                      ---------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $141,236      111,546      41,074      37,541      105,250       63,227
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
       Total Assets                                       141,236      111,546      41,074      37,541      105,250       63,227
                                                      ---------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -            -
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -            -
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
      Net Assets                                         $141,236      111,546      41,074      37,541      105,250       63,227
                                                      ---------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      ---------------------------------------------------------------------------
Total Contract Owners' Equity                            $141,236      111,546      41,074      37,541      105,250       63,227
                                                      ---------------------------------------------------------------------------

          *Investment shares                               13,915       11,476       4,111       3,391       10,228        7,169
           Investments at cost                           $129,618      108,908      39,859      33,141       98,930       60,480






                 See accompanying notes to financial statements
                                        10

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                        USAZ                                 USAZ           USAZ
                                                        DREYFUS                   USAZ     OPPENHEIMER OPPENHEIMER     USAZ
                                                        PREMIER     USAZ LEGG     MONEY     EMERGING     EMERGING   OPPENHEIMER
                                                       SMALL CAP  MASON VALUE    MARKET      GROWTH    TECHNOLOGIES   GLOBAL
                                                      VALUE FUND      FUND        FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $18,228       49,396     288,416      99,001       38,151      44,263
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        18,228       49,396     288,416      99,001       38,151      44,263
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $18,228       49,396     288,416      99,001       38,151      44,263
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $18,228       49,396     288,416      99,001       38,151      44,263
                                                      --------------------------------------------------------------------------

          *Investment shares                                1,720        4,940     288,416       8,162        5,080       4,378
           Investments at cost                            $17,291       46,724     288,416      98,912       40,973      43,425






                 See accompanying notes to financial statements
                                        11

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                         USAZ                                                          USAZ VAN
                                                      OPPENHEIMER     USAZ         USAZ        USAZ                      KAMPEN
                                                      INTERNATIONAL OPPENHEIMER   PIMCO NFJ   PIMCO PEA   USAZ PIMCO  AGGRESSIVE
                                                        GROWTH     MAIN STREET   SMALL CAP   RENAISSANCE  PEA VALUE     GROWTH
                                                         FUND         FUND       VALUE FUND     FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                       $28,267       39,500      83,975     361,381      172,576      73,251
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                        28,267       39,500      83,975     361,381      172,576      73,251
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                          $28,267       39,500      83,975     361,381      172,576      73,251
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                         $28,267       39,500      83,975     361,381      172,576      73,251
                                                      --------------------------------------------------------------------------

          *Investment shares                                2,469        3,950       5,973      27,713       13,850       9,403
           Investments at cost                            $26,895       39,496      77,452     306,595      156,526      66,975






                 See accompanying notes to financial statements
                                        12

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                                                USAZ VAN    USAZ VAN
                                                      USAZ VAN    USAZ VAN      KAMPEN        KAMPEN     USAZ VAN   USAZ VAN
                                                        KAMPEN      KAMPEN     EQUITY AND    GLOBAL        KAMPEN     KAMPEN
                                                       COMSTOCK     EMERGING     INCOME     FRANCHISE   GROWTH AND    GROWTH
                                                         FUND     GROWTH FUND     FUND        FUND      INCOME FUND     FUND
                                                      --------------------------------------------------------------------------

 Assets:
    Investments at net asset value*                      $309,545      138,603      49,526      85,632      192,531      67,364
                                                      --------------------------------------------------------------
                                                      --------------------------------------------------------------------------
       Total Assets                                       309,545      138,603      49,526      85,632      192,531      67,364
                                                      --------------------------------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
     administrative charges:                                    -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Total Liabilities                                         -            -           -           -            -           -
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
      Net Assets                                         $309,545      138,603      49,526      85,632      192,531      67,364
                                                      --------------------------------------------------------------------------

 Contract Owners' Equity:
                                                      --------------------------------------------------------------------------
    Total Contract Owners' Equity                        $309,545      138,603      49,526      85,632      192,531      67,364
                                                      --------------------------------------------------------------------------

          *Investment shares                               30,111       17,977       4,879       6,911       18,010       6,952
           Investments at cost                           $268,507      132,636      48,667      85,367      170,804      61,287






                 See accompanying notes to financial statements
                                        13

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF ASSETS AND LIABILITIES (cont.)
SEPTEMBER 30, 2004
(in thousands)
                                                       VAN                      VAN
                                                      KAMPEN LIT   VAN KAMPEN  KAMPEN LIT
                                                       EMERGING       LIT      GROWTH AND
                                                        GROWTH     ENTERPRISE    INCOME     TOTAL ALL
                                                       PORTFOLIO   PORTFOLIO    PORTFOLIO     FUNDS
                                                      -------------------------------------------------

 Assets:
    Investments at net asset value*                        $7,038          247       1,376  10,408,881
                                                      -------------------------------------------------
                                                      -------------------------------------------------
       Total Assets                                         7,038          247       1,376  10,408,881
                                                      -------------------------------------------------

 Liabilities:
    Accrued mortality and expense risk and
administrative charges:                                         -            -           -           -
                                                      -------------------------------------------------
                                                      -------------------------------------------------
      Total Liabilities                                         -            -           -           -
                                                      -------------------------------------------------
                                                      -------------------------------------------------
      Net Assets                                           $7,038          247       1,376  10,408,881
                                                      -------------------------------------------------

 Contract Owners' Equity:
                                                      -------------------------------------------------
    Total Contract Owners' Equity                          $7,038          247       1,376  10,408,881
                                                      -------------------------------------------------

          *Investment shares                                  299           20          79   1,138,613
           Investments at cost                             $8,187          409       1,285   9,906,894






                 See accompanying notes to financial statements

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)

                                                                                                                     ALGER
                                                       AIM V.I.                 AIM V.I.     AIM V.I.      ALGER     AMERICAN
                                                        CAPITAL                INTERNATIONAL PREMIER     AMERICAN    LEVERAGED
                                                      APPRECIATION  AIM V.I.     GROWTH      EQUITY       GROWTH      ALLCAP
                                                         FUND     GROWTH FUND     FUND        FUND      PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $ -            -           -           -            -           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                  88          132          32         118          120          53
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                 (88)        (132)        (32)       (118)        (120)        (53)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                    (231)      (1,623)        (17)       (355)      (1,084)       (727)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   (231)      (1,623)        (17)       (355)      (1,084)       (727)
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                            29        1,404         203         132          615         545
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                              (202)        (219)         186       (223)        (469)       (182)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $(290)        (351)         154       (341)        (589)       (235)
  operations
                                                      --------------------------------------------------------------------------






                                        15

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                       ALGER          ALGER                                           DREYFUS
                                                       AMERICAN     AMERICAN     DAVIS VA    DAVIS VA                 IP SMALL
                                                        MIDCAP       SMALL       FINANCIAL     REAL       DAVIS VA    CAP STOCK
                                                        GROWTH    CAPITALIZATION PORTFOLIO    ESTATE       VALUE        INDEX
                                                       PORTFOLIO   PORTFOLIO                 PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $ -            -           -          44            -           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                 164           14         953          36        2,599       1,571
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (164)         (14)       (953)           8      (2,599)     (1,571)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -         155
    Realized gains (losses) on sales of investments,
     net                                                      (5)          (7)       1,317         182        2,450       2,814
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                     (5)          (7)       1,317         182        2,450       2,969
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         (197)           18     (1,037)         171        2,715       5,268
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                              (202)           11         280         353        5,165       8,237
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $(366)          (3)       (673)         361        2,566       6,666
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        16

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                    FRANKLIN    FRANKLIN    FRANKLIN
                                                                   AGGRESSIVE    GLOBAL    GROWTH AND                FRANKLIN
                                                       DREYFUS       GROWTH   COMMUNICATIONS INCOME      FRANKLIN     INCOME
                                                         STOCK     SECURITIES  SECURITIES  SECURITIES  HIGH INCOME  SECURITIES
                                                      INDEX FUND      FUND        FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $2,508            -       1,421      13,482       10,534      17,366
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                               3,665           14       1,535       5,827        2,039       5,950
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,157)         (14)       (114)       7,655        8,495      11,416
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                   10,160      (1,324)    (22,566)     (3,334)      (2,574)       2,606
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                  10,160      (1,324)    (22,566)     (3,334)      (2,574)       2,606
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                      (10,817)        1,296      20,919       7,800        1,042      14,303
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                              (657)         (28)     (1,647)       4,466      (1,532)      16,909
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from              $(1,814)         (42)     (1,761)      12,121        6,963      28,325
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        17

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                       FRANKLIN                             FRANKLIN                 FRANKLIN
                                                       LARGE CAP                FRANKLIN     RISING                  SMALL CAP
                                                        GROWTH      FRANKLIN      REAL      DIVIDENDS    FRANKLIN      VALUE
                                                      SECURITIES     MONEY       ESTATE    SECURITIES   SMALL CAP   SECURITIES
                                                        FUND      MARKET FUND     FUND       FUND         FUND          FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $1,388          258       5,432       3,725            -         251
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                               3,129          640       3,398       6,435        3,294       1,540
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net              (1,741)        (382)       2,034     (2,710)      (3,294)     (1,289)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -         398       6,990            -           -
    Realized gains (losses) on sales of investments,
     net                                                  (1,640)            -       8,358       7,969        2,911       3,299
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                 (1,640)            -       8,756      14,959        2,911       3,299
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         1,552            -      24,202       (177)          179       8,117
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                               (88)            -      32,958      14,782        3,090      11,416
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from              $(1,829)        (382)      34,992      12,072        (204)      10,127
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        18

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                                              J.P.
                                                       FRANKLIN                 FRANKLIN     MORGAN        J.P.        JENNISON
                                                         U.S.       FRANKLIN      ZERO     INTERNATIONAL MORGAN U.S.     20/20
                                                      GOVERNMENT  ZERO COUPON    COUPON    OPPORTUNITIES LARGE CAP      FOCUS
                                                         FUND      FUND 2005    FUND 2010   PORTFOLIO    CORE EQUITY   PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                   $23,869        4,123       3,286           3            8           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                5,664          898         840           7           14         642
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                18,205        3,225       2,446         (4)          (6)       (642)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                    (576)        (138)         241         (4)         (12)         616
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   (576)        (138)         241         (4)         (12)         616
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                       (10,520)      (3,525)       (578)          22           27       1,308
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                            (11,096)      (3,663)       (337)          18           15       1,924
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                 $7,109        (438)       2,109          14            9       1,282
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        19

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)

                                                       MUTUAL        MUTUAL    OPPENHEIMER OPPENHEIMER
                                                       DISCOVERY     SHARES      GLOBAL       HIGH     OPPENHEIMER   PIMCO VIT
                                                      SECURITIES   SECURITIES  SECURITIES    INCOME    MAIN STREET   ALL ASSET
                                                         FUND         FUND       FUND/VA     FUND/VA     FUND/VA     PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $3,254        3,975       2,583       3,144        1,469         156
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                3,552        5,611       2,886         632        2,481         164
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (298)      (1,636)       (303)       2,512      (1,012)         (8)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                    5,368        9,408       3,086         519        1,467          29
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   5,368        9,408       3,086         519        1,467          29
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         9,630        3,707     (3,143)     (1,355)      (2,989)       1,753
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                             14,998       13,115        (57)       (836)      (1,522)       1,782
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $14,700       11,479       (360)       1,676      (2,534)       1,774
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        20

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                                PIMCO VIT
                                                                               STOCKSPLUS   PIMCO VIT    SELIGMAN    SELIGMAN
                                                       PIMCO VIT    PIMCO VIT  GROWTH AND     TOTAL       GLOBAL     SMALL-CAP
                                                      HIGH YIELD  REAL RETURN    INCOME      RETURN     TECHNOLOGY     VALUE
                                                       PORTFOLIO   PORTFOLIO    PORTFOLIO   PORTFOLIO   PORTFOLIO    PORTFOLIO
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $6,563          722         246       4,671            -           -
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                1,753        1,599         357       4,709           53       2,847
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                4,810        (877)       (111)        (38)         (53)     (2,847)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                    1,254          152         524         924        (252)       5,796
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   1,254          152         524         924        (252)       5,796
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         (723)        5,310       (451)       6,499        (183)     (1,215)
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                                531        5,462          73       7,423        (435)       4,581
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $5,341        4,585        (38)       7,385        (488)       1,734
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        21

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                         SP
                                                       STRATEGIC                            TEMPLETON                TEMPLETON
                                                       PARTNERS    SP WILLIAM   TEMPLETON  DEVELOPING    TEMPLETON    GLOBAL
                                                        FOCUSED      BLAIR        ASSET      MARKETS     FOREIGN      INCOME
                                                        GROWTH    INTERNATIONAL STRATEGY   SECURITIES   SECURITIES  SECURITIES
                                                       PORTFOLIO  GROWTH FUND     FUND        FUND         FUND        FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $ -            -         575       2,416        3,622       4,108
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                  241          275         201       1,544        3,467         392
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (241)        (275)         374         872          155       3,716
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                      182          789        (82)       5,118      (1,727)         856
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                     182          789        (82)       5,118      (1,727)         856
                investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                          (55)        (695)           8       1,958       11,727     (3,455)
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                                127           94        (74)       7,076       10,000     (2,599)
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                $(114)        (181)         300       7,948       10,155       1,117
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        22

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                                            USAZ AIM
                                                       TEMPLETON                              DENT                    USAZ
                                                        GROWTH      USAZ AIM    USAZ AIM   DEMOGRAPHIC   USAZ AIM    DAVIS NY
                                                      SECURITIES  BASIC VALUE   BLUE CHIP    TRENDS    INTERNATIONAL  VENTURE
                                                         FUND         FUND        FUND        FUND     EQUITY FUND     FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                    $4,773            -           -           -            -         191
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                4,345        1,666       1,302         558          417         935
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                  428      (1,666)     (1,302)       (558)        (417)       (744)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -           -            -           -
    Realized gains (losses) on sales of investments,
     net                                                    (571)        1,765         483         391          755         905
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                   (571)        1,765         483         391          755         905
               investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        12,128      (2,954)     (4,379)     (2,455)        1,099         253
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                             11,557      (1,189)     (3,896)     (2,064)        1,854       1,158
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $11,985      (2,855)     (5,198)     (2,622)        1,437         414
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        23

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                          USAZ        USAZ                                 USAZ           USAZ
                                                        DREYFUS      DREYFUS                  USAZ       OPPENHEIMER OPPENHEIMER
                                                        FOUNDERS     PREMIER     USAZ LEGG    MONEY      EMERGING     EMERGING
                                                       GROWTH AND   SMALL CAP  MASON VALUE    MARKET      GROWTH    TECHNOLOGIES
                                                      INCOME FUND  VALUE FUND      FUND        FUND        FUND         FUND
                                                      ---------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                        $ -           -          181         917           -            -
                                                      ---------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                   824          78          560       3,172       1,254          564
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
               Investment Income (loss), net                 (824)        (78)        (379)     (2,255)     (1,254)        (564)
                                                      ---------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                       -           -            -           -         271          304
    Realized gains (losses) on sales of investments,
     net                                                       481           9          318           -         468          321
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
               Realized gains (losses) on                      481           9          318           -         739          625
                investments, net
                                                      ---------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                        (2,432)         937        (881)           -     (8,575)      (8,111)
                                                      ---------------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                             (1,951)         946        (563)           -     (7,836)      (7,486)
                                                      ---------------------------------------------------------------------------
                                                      ---------------------------------------------------------------------------
 Net increase (decrease) in net assets from               $(2,775)         868        (942)     (2,255)     (9,090)      (8,050)
  operations
                                                      ---------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        24

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                                USAZ
                                                       USAZ           USAZ     OPPENHEIMER   USAZ       USAZ PIMCO
                                                      OPPENHEIMER OPPENHEIMER     MAIN      PIMCO NFJ      PEA       USAZ
                                                        GLOBAL    INTERNATIONAL  STREET     SMALL CAP  RENAISSANCE   PIMCO PEA
                                                         FUND     GROWTH FUND     FUND     VALUE FUND      FUND     VALUE FUND
                                                      --------------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $ -           85           -           -            -         257
                                                      --------------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                  168          314         151         716        4,399       1,743
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Investment Income (loss), net                (168)        (229)       (151)       (716)      (4,399)     (1,486)
                                                      --------------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                      -            -           -          78        2,813       1,105
    Realized gains (losses) on sales of investments,
     net                                                     (48)          136        (21)         503        8,283       3,312
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
               Realized gains (losses) on                    (48)          136        (21)         581       11,096       4,417
               investments, net
                                                      --------------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                           838        (517)           4       4,518      (9,367)         729
                                                      --------------------------------------------------------------------------
               Total realized gains (losses) &
                 unrealized appreciation (depreciation)
                 on investments                               790        (381)        (17)       5,099        1,729       5,146
                                                      --------------------------------------------------------------------------
                                                      --------------------------------------------------------------------------
 Net increase (decrease) in net assets from                  $622        (610)       (168)       4,383      (2,670)       3,660
  operations
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        25

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                    USAZ VAN               USAZ VAN   USAZ VAN    USAZ VAN   USAZ VAN
                                                   KAMPEN      USAZ VAN   KAMPEN       KAMPEN     KAMPEN       KAMPEN
                                                   AGGRESSIVE   KAMPEN    EMERGING   EQUITY AND   GLOBAL     GROWTH AND
                                                   GROWTH      COMSTOCK   GROWTH       INCOME    FRANCHISE    INCOME
                                                    FUND         FUND      FUND         FUND       FUND        FUND
                                                   ---------------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                   $ -       1,176          -           -          -         626
                                                   ---------------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                              893       3,523      1,794         194        743       2,348
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------
               Investment Income (loss), net            (893)     (2,347)    (1,794)       (194)      (743)     (1,722)
                                                   ---------------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                  -           -          -           -          -           -
    Realized gains (losses) on sales of
     investments, net                                   1,403       2,402        874        (10)        513       2,944
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------
               Realized gains (losses) on               1,403       2,402        874        (10)        513       2,944
                investments, net
                                                   ---------------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                       233      13,793    (4,611)         859    (2,136)       1,707
                                                   ---------------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                          1,636      16,195    (3,737)         849    (1,623)       4,651
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------
 Net increase (decrease) in net assets from              $743      13,848    (5,531)         655    (2,366)       2,929
  operations
                                                   ---------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        26

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF OPERATIONS (cont.)
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
 (in thousands)
                                                                   VAN KAMPEN               VAN
                                                       USAZ VAN       LIT       VAN        KAMPEN LIT
                                                        KAMPEN      EMERGING   KAMPEN LIT  GROWTH AND
                                                        GROWTH       GROWTH    ENTERPRISE    INCOME      TOTAL ALL
                                                         FUND      PORTFOLIO    PORTFOLIO   PORTFOLIO     FUNDS
                                                      --------------------------------------------------------------

 Investment Income:
    Dividends reinvested in fund shares                       $ -            -           1          15      133,424
                                                      --------------------------------------------------------------

 Expenses:
    Mortality and expense risk and administrative
     charges                                                  868          102           4          19      117,829
                                                      --------------------------------------------------------------
                                                      --------------------------------------------------------------
               Investment Income (loss), net                (868)        (102)         (3)         (4)       15,595
                                                      --------------------------------------------------------------
 Realized gains (losses) and unrealized
    appreciation (depreciation) on investments:
    Realized capital gain distributions on mutual
     funds                                                  2,193            -           -           -       14,307
    Realized gains (losses) on sales of investments,
     net                                                    1,810        (209)        (26)          17       67,325
                                                      --------------------------------------------------------------
                                                      --------------------------------------------------------------
               Realized gains (losses) on                   4,003        (209)        (26)          17       81,632
                investments, net
                                                      --------------------------------------------------------------
    Net change in unrealized appreciation
      (depreciation) on investments                         (532)            7          10          25       81,534
                                                      --------------------------------------------------------------
               Total realized gains (losses) &
                unrealized appreciation (depreciation)
                on investments                              3,471        (202)        (16)          42      163,166
                                                      --------------------------------------------------------------
                                                      --------------------------------------------------------------
 Net increase (decrease) in net assets from                $2,603        (304)        (19)          38      178,761
  operations
                                                      --------------------------------------------------------------






                 See accompanying notes to financial statements

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                          AIM V.I. CAPITAL                              AIM V.I. INTERNATIONAL
                                                         APPRECIATION FUND       AIM V.I. GROWTH FUND        GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                         $(88)        (132)       (132)       (177)         (32)        (32)
      Realized gains (losses) on investments, net           (231)        (964)     (1,623)     (3,767)         (17)       (309)
      Net change in unrealized appreciation
        (depreciation) on investments                          29        2,927       1,404       6,921          203         936
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (290)        1,831       (351)       2,977          154         595
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            4           5           -            -           -
      Transfers between funds                               (450)        (764)       (762)     (1,194)        (164)       (635)
      Surrenders and terminations                           (563)      (1,229)       (839)     (1,220)         (93)       (242)
      Rescissions                                               -          (5)           -           -            -           -
      Bonus (recapture)                                       (1)         (21)           -         (2)            -         (1)
      Other transactions                                      (5)          (5)         (6)         (9)          (1)         (3)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             (1,019)      (2,020)     (1,602)     (2,425)        (258)       (881)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        (1,309)        (189)     (1,953)         552        (104)       (286)
 Net assets at beginning of period                          7,416        7,605      12,361      11,809        2,502       2,788
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $6,107        7,416      10,408      12,361        2,398       2,502
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        28

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                                            ALGER AMERICAN
                                                          AIM V.I. PREMIER      ALGER AMERICAN GROWTH      LEVERAGED ALLCAP
                                                            EQUITY FUND               PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(118)        (137)       (120)       (163)         (53)        (73)
      Realized gains (losses) on investments, net           (355)        (754)     (1,084)     (2,792)        (727)     (1,375)
      Net change in unrealized appreciation
        (depreciation) on investments                         132        2,874         615       6,043          545       2,810
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (341)        1,983       (589)       3,088        (235)       1,362
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            4           -           1           46           -
      Transfers between funds                               (793)        (989)       (573)     (1,626)        (346)       (490)
      Surrenders and terminations                           (724)        (626)       (856)       (835)        (411)       (515)
      Rescissions                                               -          (4)           -           -            -           -
      Bonus (recapture)                                       (1)          (4)           -         (1)            -           -
      Other transactions                                      (4)          (9)         (5)         (7)          (3)         (5)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             (1,522)      (1,628)     (1,434)     (2,468)        (714)     (1,010)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        (1,863)          355     (2,023)         620        (949)         352
 Net assets at beginning of period                         10,072        9,717      11,660      11,040        5,095       4,743
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $8,209       10,072       9,637      11,660        4,146       5,095
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        29

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                 ALGER AMERICAN SMALL
                                                        ALGER AMERICAN MIDCAP      CAPITALIZATION         DAVIS VA FINANCIAL
                                                          GROWTH PORTFOLIO            PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(164)        (238)        (14)        (19)        (953)       (449)
      Realized gains (losses) on investments, net             (5)      (1,110)         (7)        (67)        1,317          49
      Net change in unrealized appreciation
        (depreciation) on investments                       (197)        6,564          18         445      (1,037)      10,339
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (366)        5,216         (3)         359        (673)       9,939
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            -           -           -       27,046      20,173
      Transfers between funds                               (898)      (1,235)        (47)       (104)      (1,874)       6,293
      Surrenders and terminations                         (1,797)      (2,617)       (122)        (81)      (2,094)       (813)
      Rescissions                                             (1)            -           -           -        (517)       (473)
      Bonus (recapture)                                       (2)         (27)           -           -          316         305
      Other transactions                                      (6)         (13)         (1)         (1)         (14)        (10)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             (2,704)      (3,892)       (170)       (186)       22,863      25,475
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        (3,070)        1,324       (173)         173       22,190      35,414
 Net assets at beginning of period                         14,208       12,884       1,169         996       54,566      19,152
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $11,138       14,208         996       1,169       76,756      54,566
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        30

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                        DAVIS VA REAL ESTATE        DAVIS VA VALUE       DREYFUS IP SMALL CAP
                                                             PORTFOLIO                PORTFOLIO         STOCK INDEX PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                            $8           97     (2,599)       (684)      (1,571)       (695)
      Realized gains (losses) on investments, net             182          414       2,450         173        2,969       1,172
      Net change in unrealized appreciation
        (depreciation) on investments                         171          585       2,715      27,743        5,268      15,579
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                     361        1,096       2,566      27,232        6,666      16,056
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            -      44,555      64,952       56,486      42,944
      Transfers between funds                               (434)      (1,623)     (6,784)      17,083      (1,338)      12,847
      Surrenders and terminations                           (229)        (317)     (5,625)     (2,811)      (2,668)     (1,033)
      Rescissions                                               -            -     (1,236)     (1,822)      (1,153)       (893)
      Bonus (recapture)                                       (1)            -         391         709          481         454
      Other transactions                                      (1)          (2)        (40)        (31)         (21)        (10)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions               (665)      (1,942)      31,261      78,080       51,787      54,309
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          (304)        (846)      33,827     105,312       58,453      70,365
 Net assets at beginning of period                          3,025        3,871     159,028      53,716       85,926      15,561
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $2,721        3,025     192,855     159,028      144,379      85,926
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        31

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                                            FRANKLIN GLOBAL
                                                         DREYFUS STOCK INDEX     FRANKLIN AGGRESSIVE        COMMUNICATIONS
                                                                FUND           GROWTH SECURITIES FUND      SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,157)        (543)        (14)        (41)        (114)       (639)
      Realized gains (losses) on investments, net          10,160        3,484     (1,324)       (748)     (22,566)    (47,482)
      Net change in unrealized appreciation
        (depreciation) on investments                    (10,817)       32,085       1,296       1,822       20,919      89,811
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (1,814)       35,026        (42)       1,033      (1,761)      41,690
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                   106,248       86,375           -           -        8,008       7,257
      Transfers between funds                            (14,343)       67,771     (2,838)       (352)      (5,379)     (5,852)
      Surrenders and terminations                         (8,152)      (5,079)       (135)       (464)     (12,905)    (16,637)
      Rescissions                                         (2,036)      (1,947)           -           -        (238)       (140)
      Bonus (recapture)                                     1,001          850           -           -           87          87
      Other transactions                                     (50)         (32)         (1)         (2)         (91)       (132)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              82,668      147,938     (2,974)       (818)     (10,518)    (15,417)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         80,854      182,964     (3,016)         215     (12,279)      26,273
 Net assets at beginning of period                        228,025       45,061       3,016       2,801      146,612     120,339
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $308,879      228,025           -       3,016      134,333     146,612
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        32

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                         FRANKLIN GROWTH AND     FRANKLIN HIGH INCOME       FRANKLIN INCOME
                                                       INCOME SECURITIES FUND           FUND               SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $7,655        7,904       8,495      10,267       11,416      17,718
      Realized gains (losses) on investments, net         (3,334)     (21,928)     (2,574)    (11,493)        2,606     (9,731)
      Net change in unrealized appreciation
        (depreciation) on investments                       7,800      114,407       1,042      36,572       14,303     115,172
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  12,121      100,383       6,963      35,346       28,325     123,159
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    55,540       34,879      33,033      28,106       75,434      23,961
      Transfers between funds                             (4,955)      (3,120)    (23,933)      28,293       10,344      16,537
      Surrenders and terminations                        (54,001)     (59,774)    (17,537)    (17,830)     (50,363)    (62,662)
      Rescissions                                         (1,562)        (861)       (902)       (894)      (1,127)       (418)
      Bonus (recapture)                                       724          429         450         337          760         277
      Other transactions                                    (177)        (248)        (44)        (58)        (157)       (220)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             (4,431)     (28,695)     (8,933)      37,954       34,891    (22,525)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          7,690       71,688     (1,970)      73,300       63,216     100,634
 Net assets at beginning of period                        516,790      445,102     182,932     109,632      520,291     419,657
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $524,480      516,790     180,962     182,932      583,507     520,291
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        33

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                         FRANKLIN LARGE CAP     FRANKLIN MONEY MARKET    FRANKLIN REAL ESTATE
                                                       GROWTH SECURITIES FUND           FUND                     FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,741)      (1,452)       (382)       (730)        2,034       1,686
      Realized gains (losses) on investments, net         (1,640)     (10,364)           -           -        8,756       3,035
      Net change in unrealized appreciation
        (depreciation) on investments                       1,552       56,726           -           -       24,202      46,161
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (1,829)       44,910       (382)       (730)       34,992      50,882
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    66,262       34,780          20          15       80,311      44,359
      Transfers between funds                             (1,481)        9,234     (4,003)    (16,038)      (3,195)      20,955
      Surrenders and terminations                        (20,129)     (19,397)     (8,961)    (17,918)     (16,153)    (16,107)
      Rescissions                                         (1,645)        (697)           -           -      (2,176)       (968)
      Bonus (recapture)                                       661          405           -           -          922         642
      Other transactions                                     (71)         (91)        (22)        (39)         (67)        (75)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              43,597       24,234    (12,966)    (33,980)       59,642      48,806
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         41,768       69,144    (13,348)    (34,710)       94,634      99,688
 Net assets at beginning of period                        241,490      172,346      68,220     102,930      232,278     132,590
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $283,258      241,490      54,872      68,220      326,912     232,278
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        34

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                           FRANKLIN RISING
                                                        DIVIDENDS SECURITIES       FRANKLIN S&P 500       FRANKLIN SMALL CAP
                                                                FUND                 INDEX FUND                  FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(2,710)      (2,193)           -         491      (3,294)     (3,180)
      Realized gains (losses) on investments, net          14,959       13,021           -    (10,594)        2,911     (6,109)
      Net change in unrealized appreciation
        (depreciation) on investments                       (177)       72,400           -       9,984          179      74,196
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  12,072       83,228           -       (119)        (204)      64,907
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                   115,793       82,646           -           -       41,790      35,410
      Transfers between funds                               4,469       29,460           -    (23,946)      (8,300)       5,858
      Surrenders and terminations                        (36,450)     (38,018)           -       (473)     (19,387)    (20,175)
      Rescissions                                         (2,998)      (1,560)           -           -      (1,305)       (664)
      Bonus (recapture)                                     1,357          910           -         (1)          529         422
      Other transactions                                    (132)        (158)           -         (5)         (84)       (103)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              82,039       73,280           -    (24,425)       13,243      20,748
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         94,111      156,508           -    (24,544)       13,039      85,655
 Net assets at beginning of period                        481,645      325,137           -      24,544      263,494     177,839
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $575,756      481,645           -           -      276,533     263,494
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        35

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                         FRANKLIN SMALL CAP      FRANKLIN TECHNOLOGY         FRANKLIN U.S.
                                                       VALUE SECURITIES FUND       SECURITIES FUND         GOVERNMENT FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,289)        (941)           -         (8)       18,205      17,905
      Realized gains (losses) on investments, net           3,299          555           -     (2,953)        (576)       1,146
      Net change in unrealized appreciation
        (depreciation) on investments                       8,117       21,123           -       3,106     (10,520)    (15,666)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  10,127       20,737           -         145        7,109       3,385
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    34,861       27,787           -           -       79,253     108,382
      Transfers between funds                               6,536        6,129           -     (1,763)     (27,345)    (30,723)
      Surrenders and terminations                         (5,654)      (3,965)           -        (93)     (42,672)    (60,836)
      Rescissions                                           (662)        (632)           -           -      (2,168)     (3,321)
      Bonus (recapture)                                       423          371           -           -          871       1,460
      Other transactions                                     (29)         (22)           -         (1)        (136)       (178)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              35,475       29,668           -     (1,857)        7,803      14,784
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         45,602       50,405           -     (1,712)       14,912      18,169
 Net assets at beginning of period                         97,449       47,044           -       1,712      468,662     450,493
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $143,051       97,449           -           -      483,574     468,662
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        36

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                                              J.P. MORGAN
                                                        FRANKLIN ZERO COUPON     FRANKLIN ZERO COUPON       INTERNATIONAL
                                                             FUND 2005                FUND 2010        OPPORTUNITIES PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $3,225        2,299       2,446       1,803          (4)         (4)
      Realized gains (losses) on investments, net           (138)          539         241         744          (4)        (33)
      Net change in unrealized appreciation
        (depreciation) on investments                     (3,525)      (2,525)       (578)     (1,373)           22         171
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (438)          313       2,109       1,174           14         134
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    20,324       15,485      13,461      20,748            -           -
      Transfers between funds                             (2,108)      (1,946)     (5,967)    (10,735)          (4)        (63)
      Surrenders and terminations                         (6,225)      (7,694)     (5,031)     (6,834)         (24)        (15)
      Rescissions                                           (523)        (479)       (640)       (469)            -           -
      Bonus  (recapture)                                      307          219         216         418            -           -
      Other transactions                                     (16)         (21)        (16)        (23)            -           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              11,759        5,564       2,023       3,105         (28)        (78)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         11,321        5,877       4,132       4,279         (14)          56
 Net assets at beginning of period                         70,903       65,026      67,640      63,361          563         507
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $82,224       70,903      71,772      67,640          549         563
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        37

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                       J.P. MORGAN U.S. LARGE    JENNISON 20/20 FOCUS      MUTUAL DISCOVERY
                                                          CAP CORE EQUITY             PORTFOLIO            SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                          $(6)         (10)       (642)       (264)        (298)         444
      Realized gains (losses) on investments, net            (12)         (35)         616          96        5,368       (639)
      Net change in unrealized appreciation
        (depreciation) on investments                          27          286       1,308       4,396        9,630      49,033
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                       9          241       1,282       4,228       14,700      48,838
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            -      31,278      17,041       75,992      58,956
      Transfers between funds                                (35)         (51)       (655)       5,636      (3,769)      12,324
      Surrenders and terminations                            (79)         (58)       (969)       (280)     (21,530)    (17,891)
      Rescissions                                               -            -       (919)       (364)      (1,387)     (1,561)
      Bonus (recapture)                                         -            -         331         151          642         622
      Other transactions                                      (1)          (1)         (7)         (3)         (63)        (68)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions               (115)        (110)      29,059      22,181       49,885      52,382
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          (106)          131      30,341      26,409       64,585     101,220
 Net assets at beginning of period                          1,117          986      31,676       5,267      252,965     151,745
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $1,011        1,117      62,017      31,676      317,550     252,965
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        38

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                            MUTUAL SHARES         OPPENHEIMER GLOBAL       OPPENHEIMER HIGH
                                                          SECURITIES FUND        SECURITIES FUND/VA         INCOME FUND/VA
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,636)      (1,475)       (303)     (1,204)        2,512         750
      Realized gains (losses) on investments, net           9,408        2,359       3,086       1,648          519         639
      Net change in unrealized appreciation
        (depreciation) on investments                       3,707       78,536     (3,143)      39,549      (1,355)       3,663
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  11,479       79,420       (360)      39,993        1,676       5,052
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    90,398       71,498      58,822      64,859       13,558      14,933
      Transfers between funds                             (7,873)       11,941     (9,074)      16,707     (17,692)      23,080
      Surrenders and terminations                        (39,009)     (36,047)     (6,020)     (2,781)      (3,492)     (1,654)
      Rescissions                                         (1,465)      (1,703)     (1,492)     (1,233)        (831)       (761)
      Bonus (recapture)                                       829          778         576         773          136         194
      Other transactions                                    (115)        (137)        (42)        (29)          (8)         (7)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              42,765       46,330      42,770      78,296      (8,329)      35,785
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         54,244      125,750      42,410     118,289      (6,653)      40,837
 Net assets at beginning of period                        442,819      317,069     168,620      50,331       54,655      13,818
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $497,063      442,819     211,030     168,620       48,002      54,655
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        39

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                          OPPENHEIMER MAIN       PIMCO VIT ALL ASSET     PIMCO VIT HIGH YIELD
                                                           STREET FUND/VA             PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,012)      (1,024)         (8)           -        4,810       3,964
      Realized gains (losses) on investments, net           1,467         (54)          29           -        1,254       1,934
      Net change in unrealized appreciation
        (depreciation) on investments                     (2,989)       24,293       1,753           -        (723)       6,876
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (2,534)       23,215       1,774           -        5,341      12,774
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    45,592       65,879      28,298           -       50,673      54,830
      Transfers between funds                             (6,753)       16,424      22,407           -      (7,495)      16,142
      Surrenders and terminations                         (7,125)      (3,197)       (187)           -      (7,926)     (3,268)
      Rescissions                                         (1,549)      (1,409)       (231)           -      (1,551)     (1,314)
      Bonus (recapture)                                       551          774         355           -          555         552
      Other transactions                                     (44)         (34)         (1)           -         (22)        (17)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              30,672       78,437      50,641           -       34,234      66,925
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         28,138      101,652      52,415           -       39,575      79,699
 Net assets at beginning of period                        151,190       49,538           -           -      112,881      33,182
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $179,328      151,190      52,415           -      152,456     112,881
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        40

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                 PIMCO VIT STOCKSPLUS
                                                      PIMCO VIT REAL RETURN       GROWTH AND INCOME     PIMCO VIT TOTAL RETURN
                                                             PORTFOLIO                PORTFOLIO               PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(877)        (163)       (111)          99         (38)       2,931
      Realized gains (losses) on investments, net             152          930         524          41          924       3,519
      Net change in unrealized appreciation
        (depreciation) on investments                       5,310          130       (451)       5,616        6,499       1,373
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   4,585          897        (38)       5,756        7,385       7,823
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                   110,252       45,931         972       7,377       93,758     137,755
      Transfers between funds                               3,998        7,934     (1,949)         451     (26,106)       7,292
      Surrenders and terminations                         (2,562)        (784)       (923)       (798)     (15,952)    (14,400)
      Rescissions                                         (2,056)        (825)        (33)        (85)      (2,502)     (3,356)
      Bonus (recapture)                                     1,071          535           -          82        1,036       1,697
      Other transactions                                      (9)          (1)         (9)         (7)         (94)        (83)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             110,694       52,790     (1,942)       7,020       50,140     128,905
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        115,279       53,687     (1,980)      12,776       57,525     136,728
 Net assets at beginning of period                         53,687            -      27,133      14,357      325,872     189,144
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $168,966       53,687      25,153      27,133      383,397     325,872
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        41

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                                         SP STRATEGIC PARTNERS
                                                           SELIGMAN GLOBAL        SELIGMAN SMALL-CAP        FOCUSED GROWTH
                                                        TECHNOLOGY PORTFOLIO       VALUE PORTFOLIO            PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                         $(53)         (73)     (2,847)     (1,868)        (241)       (173)
      Realized gains (losses) on investments, net           (252)        (662)       5,796       2,688          182          34
      Net change in unrealized appreciation
        (depreciation) on investments                       (183)        1,968     (1,215)      41,838         (55)       2,371
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (488)        1,233       1,734      42,658        (114)       2,232
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                         -            -      45,705      56,161        6,066       5,219
      Transfers between funds                               (389)        (541)    (10,595)      18,232        4,895         513
      Surrenders and terminations                           (204)        (261)     (6,496)     (4,049)        (348)       (238)
      Rescissions                                               -          (4)     (1,432)     (1,208)        (155)       (118)
      Bonus (recapture)                                         -          (2)         506         831           83          54
      Other transactions                                      (2)          (4)        (49)        (41)          (3)         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions               (595)        (812)      27,639      69,926       10,538       5,428
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        (1,083)          421      29,373     112,584       10,424       7,660
 Net assets at beginning of period                          4,560        4,139     170,777      58,193       14,067       6,407
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $3,477        4,560     200,150     170,777       24,491      14,067
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        42

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                          SP WILLIAM BLAIR
                                                        INTERNATIONAL GROWTH       TEMPLETON ASSET       TEMPLETON DEVELOPING
                                                                FUND                STRATEGY FUND      MARKETS SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(275)        (131)         374         266          872       (206)
      Realized gains (losses) on investments, net             789          543        (82)       (919)        5,118       2,237
      Net change in unrealized appreciation
        (depreciation) on investments                       (695)        2,472           8       5,736        1,958      30,403
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (181)        2,884         300       5,083        7,948      32,434
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                     8,177        6,409           -           -       31,392      15,036
      Transfers between funds                             (3,442)        4,782       (377)       (946)           63       9,870
      Surrenders and terminations                           (768)        (602)     (2,308)     (2,651)      (8,151)     (9,400)
      Rescissions                                           (607)         (60)           -           -      (1,180)       (316)
      Bonus (recapture)                                       113          102           -           -          443         198
      Other transactions                                      (8)          (2)         (6)        (10)         (36)        (45)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions               3,465       10,629     (2,691)     (3,607)       22,531      15,343
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          3,284       13,513     (2,391)       1,476       30,479      47,777
 Net assets at beginning of period                         16,888        3,375      20,577      19,101      110,280      62,503
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $20,172       16,888      18,186      20,577      140,759     110,280
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        43

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                          TEMPLETON FOREIGN        TEMPLETON GLOBAL        TEMPLETON GROWTH
                                                          SECURITIES FUND      INCOME SECURITIES FUND      SECURITIES FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                          $155        1,136       3,716       2,498          428         678
      Realized gains (losses) on investments, net         (1,727)     (19,306)         856       1,107        (571)    (15,790)
      Net change in unrealized appreciation
        (depreciation) on investments                      11,727       93,262     (3,455)       3,941       12,128     104,109
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  10,155       75,092       1,117       7,546       11,985      88,997
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    27,109       16,095           3          19       60,130      29,434
      Transfers between funds                                  64      (3,731)       (588)     (1,231)      (2,863)       (671)
      Surrenders and terminations                        (26,958)     (34,407)     (4,268)     (5,914)     (39,770)    (37,868)
      Rescissions                                           (601)        (244)        (10)           -      (1,184)       (507)
      Bonus (recapture)                                       267          130           -           -          512         238
      Other transactions                                    (118)        (164)        (14)        (22)        (121)       (162)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         esulting from contract transactions                (237)     (22,321)     (4,877)     (7,148)       16,704     (9,536)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                          9,918       52,771     (3,760)         398       28,689      79,461
 Net assets at beginning of period                        306,069      253,298      39,856      39,458      373,933     294,472
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $315,987      306,069      36,096      39,856      402,622     373,933
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        44

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                        USAZ AIM BASIC VALUE      USAZ AIM BLUE CHIP         USAZ AIM DENT
                                                                FUND                    FUND           DEMOGRAPHIC TRENDS FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,666)        (877)     (1,302)       (564)        (558)       (262)
      Realized gains (losses) on investments, net           1,765          393         483         183          391         356
      Net change in unrealized appreciation
        (depreciation) on investments                     (2,954)       15,671     (4,379)       7,657      (2,455)       3,946
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (2,855)       15,187     (5,198)       7,276      (2,622)       4,040
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    62,542       43,301      56,443      38,836       17,553      16,213
      Transfers between funds                             (5,203)       13,220     (2,541)       9,704      (3,396)       6,621
      Surrenders and terminations                         (2,852)      (1,476)     (2,380)       (826)        (778)     (1,022)
      Rescissions                                         (1,726)      (1,280)     (1,778)     (1,118)        (385)       (281)
      Bonus (recapture)                                       784          593         793         594          261         265
      Other transactions                                     (20)         (14)        (13)         (7)          (7)         (5)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              53,525       54,344      50,524      47,183       13,248      21,791
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         50,670       69,531      45,326      54,459       10,626      25,831
 Net assets at beginning of period                         90,566       21,035      66,220      11,761       30,448       4,617
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $141,236       90,566     111,546      66,220       41,074      30,448
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        45

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                       USAZ AIM INTERNATIONAL   USAZ DAVIS NY VENTURE    USAZ DREYFUS FOUNDERS
                                                            EQUITY FUND                 FUND            GROWTH AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(417)        (194)       (744)       (281)        (824)       (616)
      Realized gains (losses) on investments, net             755          478         905         141          481         170
      Net change in unrealized appreciation
        (depreciation) on investments                       1,099        3,659         253       7,827      (2,432)       7,517
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   1,437        3,943         414       7,687      (2,775)       7,071
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    14,416        9,444      58,644      19,066       20,704      24,313
      Transfers between funds                                 913        1,193       1,617       6,656      (4,176)       2,263
      Surrenders and terminations                           (816)        (713)     (2,863)     (1,169)      (1,808)       (942)
      Rescissions                                           (373)        (353)     (1,121)       (346)        (423)       (628)
      Bonus (recapture)                                       194          111         642         256          238         323
      Other transactions                                      (5)          (3)        (13)        (11)         (14)        (10)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              14,329        9,679      56,906      24,452       14,521      25,319
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         15,766       13,622      57,320      32,139       11,746      32,390
 Net assets at beginning of period                         21,775        8,153      47,930      15,791       51,481      19,091
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $37,541       21,775     105,250      47,930       63,227      51,481
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        46

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                        USAZ DREYFUS PREMIER    USAZ LEGG MASON VALUE
                                                        SMALL CAP VALUE FUND            FUND            USAZ MONEY MARKET FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                         $(78)            -       (379)        (64)      (2,255)     (2,493)
      Realized gains (losses) on investments, net               9            -         318          16            -           -
      Net change in unrealized appreciation
        (depreciation) on investments                         937            -       (881)       4,562            -         (2)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                     868            -       (942)       4,514      (2,255)     (2,495)
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    14,363            -      19,497      15,719      269,001     237,716
      Transfers between funds                               3,049            -         344       4,133    (129,048)   (160,229)
      Surrenders and terminations                            (32)            -     (1,174)       (585)     (25,787)    (84,417)
      Rescissions                                           (209)            -       (708)       (433)      (7,937)     (5,580)
      Bonus  (recapture)                                      189            -         315         246        3,521       4,150
      Other transactions                                        -            -         (8)         (7)         (42)        (47)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              17,360            -      18,266      19,073      109,708     (8,407)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         18,228            -      17,324      23,587      107,453    (10,902)
 Net assets at beginning of period                              -            -      32,072       8,485      180,963     191,865
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $18,228            -      49,396      32,072      288,416     180,963
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        47

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                                                   USAZ OPPENHEIMER
                                                          USAZ OPPENHEIMER      EMERGING TECHNOLOGIES      USAZ OPPENHEIMER
                                                        EMERGING GROWTH FUND            FUND                 GLOBAL FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(1,254)        (543)       (564)       (410)        (168)           -
      Realized gains (losses) on investments, net             739        2,682         625       1,235         (48)           -
      Net change in unrealized appreciation
        (depreciation) on investments                     (8,575)        8,528     (8,111)       6,380          838           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (9,090)       10,667     (8,050)       7,205          622           -
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    54,637       31,329      14,826      19,851       41,581           -
      Transfers between funds                             (9,545)       16,780     (7,066)       5,055        2,024           -
      Surrenders and terminations                         (1,728)      (1,247)       (867)       (783)        (117)           -
      Rescissions                                         (1,208)        (567)       (443)       (535)        (316)           -
      Bonus (recapture)                                       740          441         170         208          469           -
      Other transactions                                     (11)          (5)         (9)         (6)            -           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              42,885       46,731       6,611      23,790       43,641           -
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         33,795       57,398     (1,439)      30,995       44,263           -
 Net assets at beginning of period                         65,206        7,808      39,590       8,595            -           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $99,001       65,206      38,151      39,590       44,263           -
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        48

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                         USAZ OPPENHEIMER
                                                        INTERNATIONAL GROWTH    USAZ OPPENHEIMER MAIN    USAZ PIMCO NFJ SMALL
                                                                FUND                 STREET FUND            CAP VALUE FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(229)         (49)       (151)           -        (716)        (12)
      Realized gains (losses) on investments, net             136           14        (21)           -          581         150
      Net change in unrealized appreciation
        (depreciation) on investments                       (517)        1,981           4           -        4,518       2,005
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (610)        1,946       (168)           -        4,383       2,143
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    15,430        8,302      35,896           -       47,441      17,457
      Transfers between funds                               (593)        2,708       3,792           -        8,032       6,316
      Surrenders and terminations                           (458)        (356)        (94)           -      (1,149)       (174)
      Rescissions                                           (383)         (80)       (448)           -        (926)       (331)
      Bonus (recapture)                                       220          120         522           -          551         236
      Other transactions                                      (3)          (3)           -           -          (4)           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              14,213       10,691      39,668           -       53,945      23,504
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         13,603       12,637      39,500           -       58,328      25,647
 Net assets at beginning of period                         14,664        2,027           -           -       25,647           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $28,267       14,664      39,500           -       83,975      25,647
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        49

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                           USAZ PIMCO PEA        USAZ PIMCO PEA VALUE       USAZ VAN KAMPEN
                                                          RENAISSANCE FUND              FUND            AGGRESSIVE GROWTH FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(4,399)      (2,529)     (1,486)       (467)        (893)       (485)
      Realized gains (losses) on investments, net          11,096        3,715       4,417        (75)        1,403         286
      Net change in unrealized appreciation
        (depreciation) on investments                     (9,367)       72,042         729      18,381          233       8,176
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (2,670)       73,228       3,660      17,839          743       7,977
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                   129,016       78,152      78,114      30,208       26,858      22,542
      Transfers between funds                             (7,742)       29,333      10,554      14,927        (419)       6,843
      Surrenders and terminations                         (9,885)      (3,916)     (3,358)     (1,549)      (2,385)       (660)
      Rescissions                                         (2,268)      (1,744)     (1,511)       (716)        (687)       (443)
      Bonus  (recapture)                                    1,221          876         815         408          403         329
      Other transactions                                     (66)         (50)        (33)        (15)         (12)         (9)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             110,276      102,651      84,581      43,263       23,758      28,602
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        107,606      175,879      88,241      61,102       24,501      36,579
 Net assets at beginning of period                        253,775       77,896      84,335      23,233       48,750      12,171
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $361,381      253,775     172,576      84,335       73,251      48,750
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        50

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                           USAZ VAN KAMPEN         USAZ VAN KAMPEN      USAZ VAN KAMPEN EQUITY
                                                           COMSTOCK FUND        EMERGING GROWTH FUND       AND INCOME FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                      $(2,347)        (910)     (1,794)     (1,266)        (194)           -
      Realized gains (losses) on investments, net           2,402          107         874       (146)         (10)           -
      Net change in unrealized appreciation
        (depreciation) on investments                      13,793       36,003     (4,611)      16,586          859           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                  13,848       35,200     (5,531)      15,174          655           -
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                   100,236       76,093      46,331      45,555       26,893           -
      Transfers between funds                               3,535       21,465     (6,592)      14,894       22,379           -
      Surrenders and terminations                         (8,657)      (3,904)     (4,319)     (1,839)        (251)           -
      Rescissions                                         (1,886)      (1,386)     (1,221)     (1,048)        (447)           -
      Bonus (recapture)                                     1,031          865         518         595          297           -
      Other transactions                                     (50)         (40)        (25)        (24)            -           -
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              94,209       93,093      34,692      58,133       48,871           -
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        108,057      128,293      29,161      73,307       49,526           -
 Net assets at beginning of period                        201,488       73,195     109,442      36,135            -           -
                                                      --------------------------------------------------------------------------
 Net assets at end of period                             $309,545      201,488     138,603     109,442       49,526           -
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        51

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                       USAZ VAN KAMPEN GLOBAL      USAZ VAN KAMPEN      USAZ VAN KAMPEN GROWTH
                                                           FRANCHISE FUND      GROWTH AND INCOME FUND            FUND
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(743)         (96)     (1,722)       (650)        (868)       (627)
      Realized gains (losses) on investments, net             513           36       2,944          53        4,003          21
      Net change in unrealized appreciation
        (depreciation) on investments                     (2,136)        2,401       1,707      24,490        (532)       9,226
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                 (2,366)        2,341       2,929      23,893        2,603       8,620
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                    48,845       12,710      59,241      57,556       21,938      20,785
      Transfers between funds                              16,616        8,951    (10,022)      20,350      (7,503)       5,293
      Surrenders and terminations                         (1,060)           51     (4,715)     (3,306)      (1,714)     (1,090)
      Rescissions                                           (995)        (189)     (1,274)     (1,292)        (491)       (630)
      Bonus (recapture)                                       568          164         702         656          269         205
      Other transactions                                      (4)            -        (33)        (24)         (11)         (8)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions              63,970       21,687      43,899      73,940       12,488      24,555
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                         61,604       24,028      46,828      97,833       15,091      33,175
 Net assets at beginning of period                         24,028            -     145,703      47,870       52,273      19,098
                                                      --------------------------------------------------------------------------
 Net assets at end of period                              $85,632       24,028     192,531     145,703       67,364      52,273
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        52

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                          VAN KAMPEN LIT
                                                          EMERGING GROWTH           VAN KAMPEN LIT       VAN KAMPEN LIT GROWTH
                                                             PORTFOLIO          ENTERPRISE PORTFOLIO     AND INCOME PORTFOLIO
                                                      --------------------------------------------------------------------------
                                                         2004         2003        2004        2003         2004        2003
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets:
    Operations:
      Investment income (loss), net                        $(102)        (147)         (3)         (3)          (4)        (10)
      Realized gains (losses) on investments, net           (209)        (523)        (26)        (54)           17        (34)
      Net change in unrealized appreciation
        (depreciation) on investments                           7        2,533          10         124           25         393
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
          from operations                                   (304)        1,863        (19)          67           38         349
                                                      --------------------------------------------------------------------------

    Contract Transactions-All Products
      Purchase payments                                        35            -           -           -            -           -
      Transfers between funds                               (871)        (822)        (20)        (57)        (122)        (96)
      Surrenders and terminations                           (549)        (633)        (19)        (14)        (181)        (98)
      Rescissions                                               -          (1)           -           -            -           -
      Bonus (recapture)                                       (1)          (3)           -           -            -         (1)
      Other transactions                                      (3)          (5)           -           -            -         (1)
                                                      --------------------------------------------------------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions             (1,389)      (1,464)        (39)        (71)        (303)       (196)
                                                      --------------------------------------------------------------------------
 Increase (decrease) in net assets                        (1,693)          399        (58)         (4)        (265)         153
 Net assets at beginning of period                          8,731        8,332         305         309        1,641       1,488
                                                      --------------------------------------------------------------------------
 Net assets at end of period                               $7,038        8,731         247         305        1,376       1,641
                                                      --------------------------------------------------------------------------






                 See accompanying notes to financial statements
                                        53

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (continued)
(Unaudited)

STATEMENTS OF CHANGES IN NET ASSETS (cont.)
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 (Unaudited)
  AND FOR THE YEAR ENDED DECEMBER 31, 2003 (In thousands)

                                                           TOTAL ALL FUNDS
                                                      -------------------------
                                                             2004      2003
                                                      -------------------------
 Increase (decrease) in net assets:
    Operations:

      Investment income (loss), net                       $15,595       40,260
      Realized gains (losses) on investments, net          81,632    (118,667)
      Net change in unrealized appreciation
        (depreciation) on investments                      81,534    1,497,875
                                                      -------------------------
        Net increase (decrease) in net assets
          from operations                                 178,761    1,419,468
                                                      -------------------------
    Contract Transactions-All Products
      Purchase payments                                 2,917,132    2,170,848
      Transfers between funds                           (287,197)      296,920
      Surrenders and terminations                       (594,841)    (653,526)
      Rescissions                                        (69,238)     (50,296)
      Bonus (recapture)                                    32,929       27,584
      Other transactions                                  (2,358)      (2,646)
                                                      -------------------------
        Net increase (decrease) in net assets
         resulting from contract transactions           1,996,427    1,788,884
                                                      -------------------------
 Increase (decrease) in net assets
                                                        2,175,188    3,208,352
 Net assets at beginning of period                      8,233,693    5,025,341
                                                      -------------------------
 Net assets at end of period                          $10,408,881    8,233,693
                                                      -------------------------






                 See accompanying notes to financial statements

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements
September 30, 2004
(Unaudited)

1.  ORGANIZATION

Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Davis Variable Account Fund, Inc., Dreyfus Service Corporation, Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), J.P. Morgan Series Trust II, Legg Mason Funds Management, Oppenheimer Variable Account Funds, Pacific Investment Management Company, Prudential Investments Fund Management, LLC, Seligman Portfolios, Inc., USAllianz Advisers, LLC, Van Kampen Life Investment Trust and William Blair & Company LLC, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers and Specialist Manager for each portfolio are listed in the following table.

     PORTFOLIO                                  INVESTMENT ADVISER                   SPECIALIST MANAGER \ ADVISER
     ---------                                  ------------------                   ----------------------------
     AIM V.I. Capital Appreciation Fund         AIM Advisors, Inc.                   N\A
     AIM V.I. Growth Fund                       AIM Advisors, Inc.                   N\A
     AIM V.I. International Growth Fund         AIM Advisors, Inc.                   N\A
     AIM V.I. Premier Equity Fund               AIM Advisors, Inc.                   N\A
     Alger American Growth Portfolio            Fred Alger Management, Inc.          N\A
     Alger American Leveraged AllCap Portfolio  Fred Alger Management, Inc.          N\A
     Alger American MidCap Growth Portfolio     Fred Alger Management, Inc.          N\A
     Alger American Small Capitalization        Fred Alger Management, Inc.          N\A
     Portfolio
     Davis VA Financial Portfolio               Davis Selected Advisers, LP          N\A
     Davis VA Real Estate Portfolio             Davis Selected Advisers, LP          N\A
     Davis VA Value Portfolio                   Davis Selected Advisers, LP          N\A
     Dreyfus IP Small Cap Stock Index           The Dreyfus Corporation              N\A
     Portfolio*
     Dreyfus Stock Index Fund*                  The Dreyfus Corporation              N\A
     Franklin Aggressive Growth Securities      Franklin Advisory Services, LLC      N\A
     Fund*
     Franklin Global Communications Securities  Franklin Advisers, Inc.              N\A
     Fund*
     Franklin Growth and Income Securities      Franklin Advisers, Inc.              N\A
     Fund *
     Franklin High Income Fund*                 Franklin Advisers, Inc.              N\A
     Franklin Income Securities Fund*           Franklin Advisers, Inc.              N\A
     Franklin Large Cap Growth Securities Fund* Franklin Advisers, Inc.              N\A
     Franklin Money Market Fund*                Franklin Advisers, Inc.              N\A
     Franklin Real Estate Fund*                 Franklin Advisers, Inc.              N\A
     Franklin Rising Dividends Securities Fund* Franklin Advisory Services, LLC      N\A
     Franklin Small Cap Fund *                  Franklin Advisers, Inc.              N\A
     Franklin Small Cap Value Securities Fund*  Franklin Advisory Services, LLC      N\A
     Franklin U.S. Government Fund *            Franklin Advisory Services, LLC      N\A
     Franklin Zero Coupon - 2005 Fund           Franklin Advisers, Inc.              N\A
     Franklin Zero Coupon - 2010 Fund           Franklin Advisers, Inc.              N\A
     Jennison 20/20 Focus Portfolio*            Prudential Investments Fund          N\A
                                                Management, LLC
     J.P. Morgan International  Opportunities   J.P. Morgan Investment Management    N\A
     Portfolio                                  Inc.
     J.P.  Morgan U.S. Large Cap Core Equity    J.P. Morgan Investment Management    N\A
     Portfolio                                  Inc.
     Mutual Discovery Securities Fund*          Franklin Mutual Advisers, LLC        N\A
     Mutual Shares Securities Fund*             Franklin Mutual Advisers, LLC        N\A
     Oppenheimer Global Securities Fund/VA      OppenheimerFunds, Inc.               N\A


                                        55

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

1.       ORGANIZATION (CONTINUED)

     PORTFOLIO                                  INVESTMENT ADVISER                   SPECIALIST MANAGER \ ADVISER
     ---------                                  ------------------                   ----------------------------
     Oppenheimer High Income Fund/VA            OppenheimerFunds, Inc.               N\A
     Oppenheimer Main Street Fund/VA            OppenheimerFunds, Inc.               N\A
     PIMCO VIT All Asset Portfolio              Pacific Investment Management        N\A
                                                Company
     PIMCO VIT High Yield Portfolio             Pacific Investment Management        N\A
                                                Company
     PIMCO VIT Real Return Portfolio            Pacific Investment Management        N\A
                                                Company
     PIMCO VIT StocksPLUS Growth and Income     Pacific Investment Management        N\A
     Portfolio                                  Company
     PIMCO VIT Total Return Portfolio           Pacific Investment Management        N\A
                                                Company
     Seligman Global Technology Portfolio       J & W Seligman & Co. Inc.            N\A
     Seligman Small-Cap Value Portfolio         J & W Seligman & Co. Inc.            N\A
     SP Strategic Partners Focused Growth       Prudential Investments Fund          N\A
     Portfolio *                                Management , LLC
     SP William Blair International Growth      William Blair & Company, LLC         N\A
     Portfolio*
     Templeton Asset Strategy Fund*             Templeton Global Advisors Limited    N\A
     Templeton Developing Markets Securities    Templeton Asset Management Ltd.      N\A
     Fund *
     Templeton Foreign Securities Fund*         Franklin Advisers, Inc.              N\A
     Templeton Global Income Securities Fund*   Franklin Advisers, Inc.              N\A
     Templeton Growth Securities Fund *         Templeton Global Advisors Limited    N\A
     USAZ AIM Basic Value Fund*                 USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM Blue Chip Fund*                   USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM Dent Demographic Trends Fund*     USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ AIM International Equity Fund*        USAllianz Advisers, LLC              A I M Capital Management, Inc.
     USAZ Davis NY Venture Fund *               USAllianz Advisers, LLC              Davis Selected Advisers, L.P.
     USAZ Dreyfus Founders Growth and Income    USAllianz Advisers, LLC              Founders Asset Management, LLC
     Fund *
     USAZ Dreyfus Premier Small Cap Value Fund* USAllianz Advisers, LLC              The Dreyfus Corporation
     USAZ Legg Mason Value Trust Fund*          USAllianz Advisers, LLC              Legg Mason Funds Management, Inc.
     USAZ Money Market Fund *                   USAllianz Advisers, LLC              Prudential Investment Management, Inc.
     USAZ Oppenheimer Emerging Growth Fund*     USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     USAZ Oppenheimer Emerging Technologies     USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     Fund*
     USAZ Oppenheimer Global Growth Fund*       USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     USAZ Oppenheimer International Growth      USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     Fund*
     USAZ Oppenheimer Main Street Fund*         USAllianz Advisers, LLC              OppenheimerFunds, Inc.
     USAZ PIMCO NFJ Small Cap Value Fund*       USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ PIMCO PEA Renaissance Fund *          USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ PIMCO PEA Value Fund *                USAllianz Advisers, LLC              Allianz Dresdner Asset Management of
                                                                                     America L.P
     USAZ Templeton Developed Markets Fund *    USAllianz Advisers, LLC              Templeton Investment Counsel, LLC.
     USAZ Van Kampen Aggressive Growth Fund *   USAllianz Advisers, LLC              Van Kampen Investment Advisory Corp.
     USAZ Van Kampen Comstock Fund *            USAllianz Advisers, LLC              Van Kampen Asset Management, Inc.
     USAZ Van Kampen Emerging Growth Fund *     USAllianz Advisers, LLC              Van Kampen Asset Management, Inc
     USAZ Van Kampen Equity and Income Fund*    USAllianz Advisers, LLC              Van Kampen Asset Management, Inc
     USAZ Van Kampen Global Franchise Fund*     USAllianz Advisers, LLC              Van Kampen Asset Management, Inc
     USAZ Van Kampen Growth and Income Fund *   USAllianz Advisers, LLC              Van Kampen Asset Management, Inc.
     USAZ Van Kampen Growth Fund *              USAllianz Advisers, LLC              Van Kampen Investment Advisory Corp.
     Van Kampen LIT Emerging Growth Portfolio * Van Kampen Asset Management, Inc.    N\A
     Van Kampen LIT Enterprise Portfolio        Van Kampen Asset Management, Inc.    N\A
     Van Kampen LIT Growth and Income Portfolio Van Kampen Asset Management, Inc.    N\A
        *Portfolio contains class 2 shares which assess 12b-1 fees.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

Investments of the Variable Account are valued daily at market value using net asset values provided by the investment advisers of the portfolios.

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Three Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Rewards, USAllianz Alterity, and USAllianz Charter deferred annuity contract owners. Fixed Period Accounts are available to USAllianz High Five and USAllianz High Five Bonus contract owners, and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Rewards, USAllianz Alterity, USAllianz High Five, and USAllianz High Five Bonus deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

Available investment options, including the date the investment option was available for each product, as of September 30, 2004 are listed in the following table.

                                                                                     USALLIANZ                   USALLIANZ VALUEMARK
                                  USALLIANZ USALLIANZ USALLIANZ USALLIANZ  USALLIANZ HIGH     USALLIANZ VALUEMARK VALUEMARK INCOME
PORTFOLIO                         ALTERITY  CHARTER   CHARTER  DIMENSIONS  HIGH FIVE FIVE     REWARDS    II AND       IV     PLUS
                                                        II                           BONUS                III
                                  --------------------------------------------------------------------------------------------------
Davis VA Financial Portfolio       2/1/2000 1/26/20015/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000  5/1/2002  5/1/2002 5/1/2002
Dreyfus IP Small Cap Stock Index   5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
Portfolio
Dreyfus Stock Index Fund           5/1/2002 5/1/2002 5/1/2003   5/1/2002 10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
Franklin Global Communications    11/5/2001 1/6/1999 5/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 1/24/1989  2/3/1997 7/1/1994
Securities Fund
Franklin Growth and Income         2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 1/24/1989  2/3/1997 7/1/1994
Securities Fund
Franklin High Income Fund         11/5/2001 1/6/1999 5/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 1/24/1989  2/3/1997 7/1/1994
Franklin Income Securities Fund   11/5/2001 1/6/1999 10/6/2003 11/5/2001 10/25/2002 5/3/2004 11/5/2001 1/24/1989  2/3/1997 7/1/1994
Franklin Large Cap Growth         11/5/2001 1/6/1999 5/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001  5/1/1996  2/3/1997 5/1/1996
Securities Fund
Franklin Real Estate Fund         11/5/2001 1/6/1999 5/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 1/24/1989  2/3/1997 7/1/1994
Franklin Rising Dividends          2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 1/27/1992  2/3/1997 7/1/1994
Securities Fund
Franklin Small Cap Fund            2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 11/1/1995  2/3/1997 11/1/1995
Franklin Small Cap Value          11/5/2001 1/6/1999 5/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001  5/1/1998  5/1/1998 5/1/1998
Securities Fund
Franklin U.S. Government Fund      2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 3/14/1989  2/3/1997 5/1/2001
Franklin Zero Coupon Fund - 2005  11/5/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 3/14/1989  2/3/1997 5/1/2001
Franklin Zero Coupon Fund - 2010  11/5/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 3/14/1989  2/3/1997 5/1/2001
Jennison 20/20 Focus Portfolio     5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
Mutual Discovery Securities Fund   2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 11/8/1996  2/3/1997 11/8/1996
Mutual Shares Securities Fund      2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 11/8/1996  2/3/1997 11/8/1996
Oppenheimer High Income Fund/VA    2/1/2000 1/26/20015/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000  5/1/2002  5/1/2002 5/1/2002
PIMCO VIT All Asset Portfolio      5/3/2004          5/3/2004             5/3/2004  5/3/2004  5/3/2004  5/3/2004  5/3/2004 5/3/2004
PIMCO VIT High Yield Portfolio     2/1/2000 1/26/20015/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 11/5/2001 11/5/2001 11/5/2001
PIMCO VIT Real Return Portfolio    5/1/2003          5/1/2003             5/1/2003  5/3/2004  5/1/2003  5/1/2003  5/1/2003 5/1/2003
PIMCO VIT Total Return Portfolio   2/1/2000 1/26/20015/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 11/5/2001 11/5/2001 11/5/2001


                                        57

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
INVESTMENTS (CONTINUED)

                                                                                    USALLIANZ                   USALLIANZ VALUEMARK
                                  USALLIANZ USALLIANZ USALLIANZ USALLIANZ  USALLIANZ HIGH     USALLIANZ VALUEMARK VALUEMARK INCOME
PORTFOLIO                         ALTERITY  CHARTER   CHARTER  DIMENSIONS  HIGH FIVE FIVE     REWARDS    II AND       IV     PLUS
                                                        II                           BONUS                III
                                      ----------------------------------------------------------------------------------------------

SP Strategic Partners Focused      12/15/200012/15/2005/1/2003   3/5/2001 10/25/2002 5/3/2004 12/15/200012/15/200012/15/20005/1/2001
 Growth Portfolio
Templeton Developing Markets       2/1/2000 1/6/1999 5/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2000 3/15/1994  2/3/1997 7/1/1994
Securities Fund
Templeton Foreign Securities Fund 11/5/2001 1/6/1999 10/6/2003 11/5/2001 10/25/2002 5/3/2004 11/5/2001 1/27/1992  2/3/1997 7/1/1994
Templeton Growth Securities Fund   2/1/2000 1/6/1999 10/6/2003  3/5/2001 10/25/2002 5/3/2004  5/5/2000 3/15/1994  2/3/1997 7/1/1994
USAZ AIM Basic Value Fund          5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
USAZ AIM Blue Chip Fund            5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
USAZ AIM Dent Demographic Trends
Fund                               5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
USAZ AIM International Equity Fund 5/1/2002 5/1/2002 5/1/2003            10/25/2002 5/3/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
USAZ Davis NY Venture Fund        11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
USAZ Dreyfus Founders Growth and  11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
Income
USAZ Dreyfus Premier Small Cap     5/3/2004          5/3/2004             5/3/2004  5/3/2004  5/3/2004  5/3/2004  5/3/2004 5/3/2004
Value Fund
USAZ Legg Mason Value Trust Fund  11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
USAZ Money Market Fund             2/1/2000 11/5/20015/1/2003   3/5/2001 10/25/2002 5/3/2004  5/5/2001 11/5/2001 11/5/2001 11/5/2001
USAZ Oppenheimer Emerging Growth
Fund                               5/1/2002 5/1/2002 5/1/2003             5/1/2002  5/1/2004  5/1/2002  5/1/2002  5/1/2002 5/1/2002
USAZ Oppenheimer Emerging         11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
Technologies
USAZ Oppenheimer Global Fund       5/3/2004          5/3/2004             5/3/2004  5/3/2004  5/3/2004  5/3/2004  5/3/2004 5/3/2004
USAZ Oppenheimer International    11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
Growth Fund
USAZ Oppenheimer Main Street Fund  5/3/2004          5/3/2004             5/3/2004  5/3/2004  5/3/2004  5/3/2004  5/3/2004 5/3/2004
USAZ PIMCO NFJ Small Cap Value
Fund                               5/1/2003          5/1/2003             5/1/2003  5/3/2004  5/1/2003  5/1/2003  5/1/2003 5/1/2003
USAZ PIMCO PEA Renaissance Fund   11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
USAZ PIMCO PEA Value Fund         11/6/2001 11/5/20015/1/2003  11/5/2001 10/25/2002 5/3/2004 11/5/2001 11/5/2001 11/5/2001 11/5/2001
USAZ Van Kampen Aggressive Growth  5/1/2001 5/1/2001 5/1/2003   5/1/2001 10/25/2002 5/3/2004  5/1/2001  5/1/2001  5/1/2001 5/1/2001
Fund
USAZ Van Kampen Comstock Fund      5/1/2001 5/1/2001 5/1/2003   5/1/2001 10/25/2002 5/3/2004  5/1/2001  5/1/2001  5/1/2001 5/1/2001
USAZ Van Kampen Emerging Growth
Fund                               5/1/2001 5/1/2001 5/1/2003   5/1/2001 10/25/2002 5/3/2004  5/1/2001  5/1/2001  5/1/2001 5/1/2001
USAZ Van Kampen Equity and Income  5/3/2004          5/3/2004             5/3/2004  5/3/2004  5/3/2004  5/3/2004  5/3/2004 5/3/2004
Fund
USAZ Van Kampen Global Franchise
Fund                               5/1/2003          5/1/2003             5/1/2003  5/3/2004  5/1/2003  5/1/2003  5/1/2003 5/1/2003
USAZ Van Kampen Growth and Income  5/1/2001 5/1/2001 5/1/2003   5/1/2001 10/25/2002 5/3/2004  5/1/2001  5/1/2001  5/1/2001 5/1/2001
Fund
USAZ Van Kampen Growth Fund        5/1/2001 5/1/2001 5/1/2003   5/1/2001 10/25/2002 5/3/2004  5/1/2001  5/1/2001  5/1/2001 5/1/2001

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INVESTMENTS (CONTINUED)

For the nine-month period ended September 30, 2004 and the year ended December 31, 2003, several portfolios changed their name as summarized, with the effective date of the change, in the following table.

CURRENT PORTFOLIO NAME                                  PRIOR PORTFOLIO NAME                          EFFECTIVE DATE
----------------------                                  --------------------                          --------------
J.P. Morgan U.S. Large Cap Core Equity Portfolio        J.P. Morgan US Disciplined Equity Portfolio   May 1, 2003
Oppenheimer Main Street Fund/VA                         Oppenheimer Main Street Growth & Income       May 1, 2003
                                                        Fund/VA
USAZ AllianceBernstein Growth and Income Fund           USAZ Alliance Capital Growth and Income Fund  May 1, 2003
USAZ AllianceBernstein Large Cap Growth Fund            USAZ Alliance Capital Large Cap Growth Fund   May 1, 2003
USAZ PIMCO PEA Growth & Income Fund                     USAZ PIMCO Growth & Income Fund               May 1, 2003
USAZ PIMCO PEA Renaissance Fund                         USAZ PIMCO Renaissance Fund                   May 1, 2003
USAZ PIMCO PEA Value Fund                               USAZ PIMCO Value Fund                         May 1, 2003
USAZ AllianceBernstein Technology Fund                  USAZ Alliance Capital Technology Fund         May 1, 2003
USAZ Oppenheimer Emerging Technologies Fund             USAZ AllianceBernstein Technology Fund        December 8, 2003
USAZ Dreyfus Founders Growth and Income Fund            USAZ AllianceBernstein Large Cap Growth Fund  March 8, 2004
USAZ Davis NY Venture Fund                              USAZ AllianceBernstein Growth and Income Fund March 8, 2004
USAZ Oppenheimer International Growth Fund              USAZ Templeton Developed Markets              March 8, 2004
SP William Blair International Growth Portfolio         SP Jennison International Growth Portfolio    May 3, 2004
USAZ Legg Mason Value Trust Fund                        USAZ PIMCO PEA Growth and Income Fund         July 27, 2004

For the nine-month  period ended  September 30, 2004 and the year ended December
31, 2003, several portfolios were closed to new money. The portfolio names and effective date of the closures are summarized in the following table.

PORTFOLIO                                               DATE CLOSED
---------                                               -----------
Franklin Income Securities Fund**                       May 1, 2003
PIMCO VIT StocksPLUS Growth and Income Portfolio        May 1, 2003
Templeton Foreign Securities Fund**                     May 1, 2003
Templeton Growth Securities Fund**                      May 1, 2003
Davis VA Value Portfolio                                May 1, 2004
Oppenheimer Global Securities Fund/VA                   May 1, 2004
Oppenheimer Main Street Fund/VA                         May 1, 2004
Seligman Small-Cap Value Portfolio                      May 1, 2004

 ** Portfolios were re-opened effective October 6, 2003, in all products available in Variable Account B.

For the nine-month  period ended  September 30, 2004 and the year ended December
31, 2003, several portfolios merged. The portfolio names and effective date of the mergers are summarized in the following table.

CLOSED PORTFOLIO                                        RECEIVING PORTFOLIO                             DATE MERGED
----------------                                        -------------------                             -----------
Franklin  S&P 500 Index Fund                            Dreyfus Stock Index Fund                        April 4, 2003
Franklin Technology Securities Fund                     Franklin Small Cap Fund                         April 30, 2003
Franklin Aggressive Growth Securities Fund              Franklin Small Cap Fund                         April 30, 2004

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONTRACTS IN ANNUITY PAYMENT PERIOD

Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account. The assets for these annuitized contracts are listed in footnote six as Deferred Variable Annuities.

PREMIUM BONUS

A premium bonus is awarded to the contract owner of the USAllianz Rewards and USAllianz High Five Bonus products at the time of deposit. The bonus paid is based on the following schedule.

                                        USALLIANZ REWARDS   USALLIANZ HIGH
                                                              FIVE BONUS

     NET DEPOSIT                           BONUS PAID         BONUS PAID
     -----------                           ----------         ----------
     $15,000 to 24,999                         4%                 3%
     $25,000 to 99,999                         5%                 4%
     $100,000 to 999,999                       6%                 5%
     $1,000,000 to 4.999 million               7%                 6%
     $5,000,000 or more                        8%                 7%

The bonus is vested over three years, therefore if the contract owner surrenders the policy before the full vesting period a portion of the bonus can be lost. The accumulated gain/loss on the bonus is 100% vested as it is earned. The vesting rates are presented in the following schedule.

                                     USALLIANZ REWARDS    USALLIANZ HIGH
                                                           FIVE BONUS

     MONTHS FOLLOWING DEPOSIT          AMOUNT VESTED      AMOUNT VESTED
     ------------------------          -------------      -------------
     0 to 12                                0%                  0%
     13 to 24                               35%                35%
     25 to 36                               70%                70%
     37+                                   100%                100%

EXPENSES

ASSET BASED EXPENSES

A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                                                                      Mortality and Expense        Administrative
CONTRACT                                                                   RISK CHARGE                 CHARGE
--------                                                                   -----------                 ------
USAllianz Alterity (Enh GMDB with Enh GMIB)                                   2.25%                     0.15%
USAllianz Alterity (Enh GMDB with Trad GMIB)                                  1.80%                     0.15%
USAllianz Alterity (Enhanced - 1)                                             1.55%                     0.15%
USAllianz Alterity (Enhanced - 2)                                             1.75%                     0.15%
USAllianz Alterity (Enhanced GMDB without GMIB)                               1.65%                     0.15%
USAllianz Alterity (EP GMDB plus Enh GMIB) 1.90%                              1.75%                     0.15%
USAllianz Alterity (EP GMDB plus Trad GMIB) 1.60%                             1.45%                     0.15%
USAllianz Alterity (EP GMDB with Enh GMIB)  2.45%                             2.30%                     0.15%
USAllianz Alterity (EP GMDB with Trad GMIB) 2.00%                             1.85%                     0.15%
USAllianz Alterity (EP GMDB without GMIB)                                     1.65%                     0.15%


                                        60

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EXPENSES (CONTINUED)
                                                                      Mortality and Expense        Administrative
                                                                           RISK CHARGE                 CHARGE
USAllianz Alterity (Trad GMDB with Enh GMIB)                                  2.05%                     0.15%
USAllianz Alterity (Trad GMDB with Trad GMIB)                                 1.55%                     0.15%
USAllianz Alterity (Traditional GMDB without GMIB)                            1.35%                     0.15%
USAllianz Alterity (Traditional)                                              1.25%                     0.15%
USAllianz Charter (Enhanced)                                                  1.20%                     0.15%
USAllianz Charter (Traditional)                                               1.00%                     0.15%
USAllianz Charter II (Enhanced GMDB with Enh GMIB)                            2.65%                     0.00%
USAllianz Charter II (Enhanced GMDB with GMIB)                                2.20%                     0.00%
USAllianz Charter II (Enhanced GMDB without GMIB)                             2.05%                     0.00%
USAllianz Charter II (EP GMDB with Enhanced GMIB)                             2.70%                     0.00%
USAllianz Charter II (EP GMDB with Trad GMIB)                                 2.25%                     0.00%
USAllianz Charter II (EP GMDB without GMIB)                                   2.05%                     0.00%
USAllianz Charter II (Trad GMDB with Enhance GMIB)                            2.45%                     0.00%
USAllianz Charter II (Trad GMDB with Trad GMIB)                               1.95%                     0.00%
USAllianz Charter II (Trad GMDB without GMIB)                                 1.75%                     0.00%
USAllianz Dimensions DP GMDB plus GP Accumulator                              2.00%                     0.00%
USAllianz Dimensions DP GMDB plus GP Protector                                1.80%                     0.00%
USAllianz Dimensions EP GMDB plus GP Accumulator                              1.90%                     0.00%
USAllianz Dimensions EP GMDB plus GP Protector                                1.70%                     0.00%
USAllianz Dimensions ROP GMDB plus GP Accumulator                             1.70%                     0.00%
USAllianz Dimensions ROP GMDB plus GP Protector                               1.50%                     0.00%
USAllianz High Five (Enhanced)                                                1.60%                     0.00%
USAllianz High Five (Traditional)                                             1.40%                     0.00%
USAllianz High Five Bonus (Enhanced)                                          1.75%                     0.15%
USAllianz High Five Bonus (Traditional)                                       1.55%                     0.15%
USAllianz Rewards (Enh GMDB with Enh GMIB)                                    2.45%                     0.15%
USAllianz Rewards (Enh GMDB with Enh GMIB) 2.05%                              1.90%                     0.15%
USAllianz Rewards (Enh GMDB with Enh GMIB) 2.55%                              2.40%                     0.15%
USAllianz Rewards (Enh GMDB with Trad GMIB) 2.15%                             2.00%                     0.15%
USAllianz Rewards (Enh GMDB without GMIB) 1.95%                               1.80%                     0.15%
USAllianz Rewards (Enh GMDB without GMIB) 2.00%                               1.85%                     0.15%
USAllianz Rewards (Enhanced GMDB with GMIB) 2.15%                             2.00%                     0.15%
USAllianz Rewards (Enhanced)                                                  1.70%                     0.15%
USAllianz Rewards (Trad GMDB with Enh GMIB)                                   2.25%                     0.15%
USAllianz Rewards (Trad GMDB with Enh GMIB) 2.35%                             2.20%                     0.15%
USAllianz Rewards (Trad GMDB with Trad GMIB) 1.85%                            1.70%                     0.15%
USAllianz Rewards (Trad GMDB with Trad GMIB) 1.9%                             1.75%                     0.15%
USAllianz Rewards (Traditional GMDB without GMIB)                             1.55%                     0.15%
USAllianz Rewards (Traditional with GMIB)                                     1.80%                     0.15%
USAllianz Rewards (Traditional)                                               1.50%                     0.15%
USAllianz Valuemark II                                                        1.25%                     0.15%
USAllianz Valuemark III                                                       1.25%                     0.15%
USAllianz Valuemark Income Plus                                               1.25%                     0.15%
USAllianz Valuemark IV                                                        1.34%                     0.15%
USAllianz Valuemark IV (Enh GMDB with GMIB)                                   2.00%                     0.15%
USAllianz Valuemark IV (Enh GMDB without GMIB)                                1.90%                     0.15%
USAllianz Valuemark IV (EP GMDB with GMIB) 2.2%                               2.05%                     0.15%
USAllianz Valuemark IV (EP GMDB without GMIB)                                 1.90%                     0.15%
USAllianz Valuemark IV (Trad GMDB with GMIB)                                  1.75%                     0.15%
USAllianz Valuemark IV (Trad GMDB without GMIB)                               1.60%                     0.15%
USAllianz Valuemark IV EP GMDB                                                1.44%                     0.15%
USAllianz Valuemark IV EP GMDB plus GMIB 1.89%                                1.74%                     0.15%
USAllianz Valuemark IV plus GMIB                                              1.64%                     0.15%

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EXPENSES (CONTINUED)

CONTRACT BASED EXPENSES

A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and USAllianz Valuemark IV contracts; $40 for USAllianz Alterity, USAllianz Charter, USAllianz Dimensions, USAllianz High Five, USAllianz High Five Bonus and USAllianz Rewards contracts; and $50 for USAllianz Charter II contracts. Contract maintenance charges paid by the contract owners during the nine-month period ended September 30, 2004 and the year ended December 31, 2003 were $2,358,000 and $2,646,000, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Alterity, USAllianz Dimensions, USAllianz High Five, USAllianz High Five Bonus and USAllianz Rewards deferred annuity contracts. USAllianz Dimensions includes a nursing home waiver for withdrawal charges. The amount of the contingent deferred sales charge is shown below.

                                      Contingent Deferred Sales Charge
                                      USAllianz                                                              USAllianz
Years Since   Valuemark   Valuemark   Valuemark   USAllianz   USAllianz   USAllianz   USAllianz  USAllianz   High Five
 Payment         II         III          IV       Alterity   Dimensions  High Five    Rewards   Charter II      Bonus
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- -----------
    0-1           5%          6%          6%          7%          8%          8%         8.5%        8%         8.5%
    1-2           5%          5%          6%          6%          7%          8%         8.5%        7%         8.5%
    2-3           4%          4%          6%          5%          7%          7%         8.5%        0%         8.5%
    3-4           3%          3%          5%          4%          6%          6%         8.5%        0%         8.5%
    4-5          1.5%        1.5%         4%          3%          5%          5%          8%         0%          8%
    5-6           0%          0%          3%          2%          4%          4%          7%         0%          7%
    6-7           0%          0%          2%          0%          3%          3%          6%         0%          6%
    7-8           0%          0%          0%          0%          0%          0%          5%         0%          5%
    8-9           0%          0%          0%          0%          0%          0%          4%         0%          4%
    9-10          0%          0%          0%          0%          0%          0%          3%         0%          3%
    10 +          0%          0%          0%          0%          0%          0%          0%         0%          0%

Total contingent deferred sales charges paid by the contract owners during the nine-month period ended September 30, 2004 and the year ended December 31, 2003 were $6,308,105 and $6,201,418 respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, USAllianz Valuemark IV, USAllianz Alterity, USAllianz Dimensions, USAllianz High Five, USAllianz Rewards, USAllianz Charter II, and USAllianz High Five Bonus deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year. USAllianz Dimensions allows 10% of purchase payments to be withdrawn in contract years one to five and 20% of the purchase payments to be withdrawn after contract year five without penalty.

Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer for all products, or 2% of the amount transferred, if less, for Valuemark II, Valuemark III, and USAllianz Valuemark IV. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the nine-month period ended September 30, 2004 and the year ended December 31, 2003 were $27,633 and $49,857, respectively. Net transfers from the Fixed Accounts for the nine-month period ended September 30, 2004 and the year ended December 31, 2003 were ($287,197,000) and $296,920,000, respectively.

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to the Financial Statements (continued)
September 30, 2004
(Unaudited)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZATION

Allianz Life may provide capital for the establishment of new portfolios as investment options of the Variable Account. The capitalization transactions were as follows during the nine-month period ended September 30, 2004 and the year ended December 31, 2003.


                                           CAPITALIZATION     DATE OF
PORTFOLIO                                      AMOUNT      CAPITALIZATION

USAZ PIMCO NFJ Small Cap Value Fund           3,000,000       5/1/2003
USAZ Van Kampen Global Franchise Fund         3,000,000       5/1/2003
USAZ Dreyfus Premier Small Cap Value Fund     3,000,000      4/30/2004
USAZ Oppenheimer Global Fund                  3,000,000      4/30/2004
USAZ Oppenheimer Main Street Fund             3,000,000      4/30/2004
USAZ Van Kampen Equity and Income Fund        3,000,000      4/30/2004
USAZ Oppenheimer Global Fund                  7,000,000       5/4/2004
USAZ Oppenheimer Main Street Fund             7,000,000       5/4/2004

Allianz Life will begin to recapture seed capital after the investment option reaches $3,000,000 in market value, excluding seed money. No more than 50,000 shares for every million dollars of market value that exceeds the $3,000,000 will be recaptured, so long as the trade activity for the day is in a buy position. The seed capital recapture activity for the period ending September 30, 2004 is summarized in the table below.


                                              Seed        Realized     Remaining
                                             Capital     Gain\Loss  Seed Capital
                                           Recaptured   on Recapture
                                           -------------------------------------
                                           -------------------------------------
PORTFOLIO
USAZ Dreyfus Premier Small Cap Value Fund    3,000,000      20,548        0
USAZ Oppenheimer Global Fund                10,000,000    (63,326)        0
USAZ Oppenheimer Main Street Fund           10,000,000      73,291        0
USAZ Van Kampen Equity and Income Fund       3,000,000    (20,067)        0
                                           -------------------------------------
                          Total             26,000,000      10,446        0

3.   FEDERAL INCOME TAXES

     Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life.

     Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                        Consolidated Financial Statements


                           December 31, 2003 and 2002


                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Allianz Life Insurance Company of North America and subsidiaries:


We have audited the accompanying consolidated balance sheets of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments in 2001 and its method of accounting for goodwill in 2002.





January 19, 2004

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2003 and 2002
                        (in thousands, except share data)


                                      Assets                                 2003              2002
---------------------------------------------------------------------------------------------------------

Investments:
      Fixed-maturity securities, at fair value                        $     17,809,899        12,665,704
      Mortgage loans on real estate, net                                       893,845           782,550
      Securities held under agreements
           to repurchase, at fair value                                        663,247           211,006
      Preferred stock of affiliate                                             650,000           650,000
      Short-term securities                                                    624,546         1,331,745
      Equity securities, at fair value                                         507,508           427,014
      Loans to affiliates                                                      450,000           100,000
      Options                                                                  431,739           195,496
      Securities held under forward commitments, at fair value                       -           546,702
      Real estate (net of accumulated depreciation of
           $31,928 in 2003 and $23,598 in 2002)                                344,536           355,372
      Policy loans                                                              65,638            43,964
      Partnerships                                                              36,351            31,073
      Investment in equity method investees                                      8,148            12,542
      Other long-term investments                                                  639               971
---------------------------------------------------------------------------------------------------------
                Total investments                                           22,486,096        17,354,139

Cash                                                                            90,152            86,263
Accrued investment income                                                      228,787           169,188
Receivables (net of allowance for uncollectible
      accounts of $1,308 in 2003 and $1,199 in 2002)                           244,392           246,259
Reinsurance recoverable:
      Recoverable on future policy benefit reserves                          1,997,601         1,564,049
      Recoverable on policy and contract account balances                    2,372,890         2,515,170
      Recoverable on unpaid claims                                             747,293           602,719
      Receivable on paid claims                                                 19,553            12,503
Deferred acquisition costs                                                   2,297,349         1,682,220
Goodwill                                                                       330,556           316,798
Value of business acquired (net of accumulated amortization
      of $91,315 in 2003 and $69,039 in 2002)                                  140,153           156,769
Intangible asset (net of accumulated amortization of
      $1,515 in 2003)                                                           37,442                 -
Home office property and equipment (net of accumulated
      depreciation of $42,357 in 2003 and $24,251 in 2002)                     110,103           110,570
Income tax recoverable                                                               -            87,223
Other assets                                                                    73,894            65,687
---------------------------------------------------------------------------------------------------------
                Assets, exclusive of separate account assets                31,176,261        24,969,557

Separate account assets                                                      8,695,296         5,418,863
---------------------------------------------------------------------------------------------------------

                Total assets                                          $     39,871,557        30,388,420
---------------------------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001
                        (in thousands except share data)





               Liabilities and Stockholders' Equity                         2003               2002
---------------------------------------------------------------------------------------------------------

Liabilities:
      Policy and contract account balances                            $    22,122,977         16,699,892
      Future policy benefit reserves                                        2,995,992          2,858,504
      Policy and contract claims                                              979,718            903,105
      Securities held under agreements to repurchase                          657,146            211,761
      Deferred income on reinsurance                                          353,563            126,211
      Other policyholder funds                                                211,831            223,754
      Reinsurance payable                                                     150,739             99,189
      Accrued expenses                                                        143,980             47,578
      Mortgage notes payable                                                   94,970             95,970
      Commissions due and accrued                                              69,618            108,620
      Unearned premiums                                                        42,645             42,513
      Income tax payable                                                      160,749                  -
      Deferred income taxes                                                    47,149            127,840
      Securities held under forward commitments                                     -            548,322
      Amounts drawn in excess of bank balances                                136,378             96,523
      Other liabilities                                                        58,798             53,936
---------------------------------------------------------------------------------------------------------
                Liabilities, exclusive of separate account liabilities     28,226,253         22,243,718
      Separate account liabilities                                          8,695,296          5,418,863
---------------------------------------------------------------------------------------------------------
                Total liabilities                                          36,921,549         27,662,581
---------------------------------------------------------------------------------------------------------

Stockholders' equity:
      Common stock, $1 par value, 40,000,000 shares
           authorized; 20,000,000 issued and outstanding                       20,000             20,000
           at December 31, 2003 and 2002, respectively
      Class A, Series A Preferred stock, $1 par value, 8,909,195 shares authorized, issued, and outstanding;
           liquidation preference of $340,080 and $321,360                      8,909              8,909
           at December 31, 2003 and 2002, respectively
      Class A, Series B Preferred stock, $1 par value, 10,000,000 shares authorized;  9,994,289 issued and outstanding;
           liquidation preference of $371,000 and $350,000                      9,994              9,994
           at December 31, 2003 and 2002, respectively
      Loan to affiliate                                                      (250,000)          (250,000)
      Additional paid-in capital                                            2,123,371          2,123,371
      Retained earnings                                                       828,949            665,014
      Accumulated other comprehensive income                                  208,785            148,551
---------------------------------------------------------------------------------------------------------
                Total stockholders' equity                                  2,950,008          2,725,839

Commitments and contingencies
---------------------------------------------------------------------------------------------------------

                Total liabilities and stockholders' equity            $    39,871,557         30,388,420
---------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                      Consolidated Statements of Operations

                  Years ended December 31, 2003, 2002, and 2001
                                 (in thousands)


                                                                   2003           2002            2001
---------------------------------------------------------------------------------------------------------

Revenue:
      Life insurance premiums                              $      533,768         486,236        476,025
      Other life policy considerations                             60,539          57,962         61,714
      Annuity considerations                                      238,400         309,324        200,564
      Accident and health premiums                                385,593         476,999        593,675
---------------------------------------------------------------------------------------------------------
               Total premiums and considerations                1,218,300       1,330,521      1,331,978
                                                                  554,126
      Premiums and annuity considerations ceded                   554,126         455,715        374,997
---------------------------------------------------------------------------------------------------------
               Net premiums and considerations                    664,174         874,806        956,981

      Investment income, net                                    1,064,008         709,274        594,059
      Realized investment gains (losses)                           56,134        (195,031)       (97,534)
      Fee and commission revenue                                   71,883          50,157         37,497
      Other                                                        65,020          53,317         39,149
---------------------------------------------------------------------------------------------------------
               Total revenue                                    1,921,219       1,492,523      1,530,152
---------------------------------------------------------------------------------------------------------

Benefits and expenses:
      Life insurance benefits                                     493,468         466,734        491,763
      Annuity benefits                                            958,749         791,778        633,441
      Accident and health insurance benefits                      311,407         349,353        460,987
---------------------------------------------------------------------------------------------------------
               Total benefits                                   1,763,624       1,607,865      1,586,191

      Benefit recoveries                                          584,055         517,034        519,669
---------------------------------------------------------------------------------------------------------
               Net benefits                                     1,179,569       1,090,831      1,066,522
                                                                        -
      Commissions and other agent compensation                    818,202         907,278        494,173
      General and administrative expenses                         320,617         327,941        281,997
      Taxes, licenses, and fees                                    16,823          18,559         18,121
      Amortization of goodwill                                          -               -         17,368
      Amortization of value of business acquired,
          net of interest credited                                 16,616           3,876         17,581
      Amortization of intangible asset                              1,515               -              -
      Change in deferred acquisition costs, net                  (661,829)       (811,267)      (316,477)
---------------------------------------------------------------------------------------------------------
               Total benefits and expenses                      1,691,513       1,537,218      1,579,285
---------------------------------------------------------------------------------------------------------

               Income (loss) from operations before
                    income taxes                                  229,706         (44,695)       (49,133)
---------------------------------------------------------------------------------------------------------

Income tax expense (benefit):
      Current                                                     178,514         (74,379)        (2,544)
      Deferred                                                   (112,743)         58,045         (7,867)
---------------------------------------------------------------------------------------------------------
               Total income tax expense (benefit)                  65,771         (16,334)       (10,411)
---------------------------------------------------------------------------------------------------------

               Income (loss) before cumulative effect
                    of change in accounting                       163,935         (28,361)       (38,722)
Cumulative effect of change in
      accounting, net of tax benefit                                    -               -         (6,257)
---------------------------------------------------------------------------------------------------------

               Net income (loss)                           $      163,935         (28,361)       (44,979)
---------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

             Consolidated Statements of Comprehensive Income (Loss)

                  Years ended December 31, 2003, 2002, and 2001
                                 (in thousands)

                                                                                2003           2002          2001

----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $     163,935        (28,361)      (44,979)
----------------------------------------------------------------------------------------------------------------------

Other comprehensive income (loss):
     Foreign currency translation adjustments, net of tax                         10,636            539        (2,925)
----------------------------------------------------------------------------------------------------------------------
     Unrealized gains (losses) on fixed-maturity and equity securities:
         Unrealized holding gains (losses) arising during the period, net of effect on deferred policy acquisition costs of
            $46,700, $294,478, and $86,818 for 2003, 2002, and 2001,
            respectively, and net of tax expense (benefit) of $46,424,
            $347, and $(35,992) in 2003, 2002, and 2001, respectively             86,084            978       (67,044)
         Reclassification adjustment for (gains) losses included
            in net income, net of tax (expense) benefit of $(19,647),
            $68,261, and $34,137 in 2003, 2002, and 2001, respectively           (36,486)       126,770        63,397
----------------------------------------------------------------------------------------------------------------------
                    Total unrealized holding gains (losses)                       49,598        127,748        (3,647)
----------------------------------------------------------------------------------------------------------------------
                    Total other comprehensive income (loss)                       60,234        128,287        (6,572)
----------------------------------------------------------------------------------------------------------------------
                    Total comprehensive income (loss)                      $     224,169         99,926       (51,551)
----------------------------------------------------------------------------------------------------------------------



          See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 2003, 2002, and 2001
                                 (in thousands)


                                                                    2003           2002            2001
---------------------------------------------------------------------------------------------------------

Common stock:
      Balance at beginning and end of year                 $       20,000          20,000         20,000
---------------------------------------------------------------------------------------------------------

Preferred stock:
      Balance at beginning of year                                 18,903               -              -
      Issuance of Class A, Series A preferred stock                     -           8,909              -
      Issuance of Class A, Series B preferred stock                     -           9,994              -
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                       18,903          18,903              -
---------------------------------------------------------------------------------------------------------

Loan to affiliate:
      Balance at beginning of year                               (250,000)              -              -
      Issuance of loan to affiliate                                     -        (250,000)             -
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                     (250,000)       (250,000)             -
---------------------------------------------------------------------------------------------------------

Additional paid-in capital:
      Balance at beginning of year                              2,123,371         830,274        830,274
      Capital contribution                                              -       1,293,097              -
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                    2,123,371       2,123,371        830,274
---------------------------------------------------------------------------------------------------------

Retained earnings:
      Balance at beginning of year                                665,014         693,375        738,354
      Net income (loss)                                           163,935         (28,361)       (44,979)
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                      828,949         665,014        693,375
---------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income:
   Accumulated unrealized holding gain:
      Balance at beginning of year                                156,483          28,735         32,382
      Net unrealized gain (loss) on investments during
          the year, net of deferred federal income taxes
          and deferred acquisition costs                           49,598         127,748         (3,647)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                      206,081         156,483         28,735
---------------------------------------------------------------------------------------------------------

   Accumulated unrealized foreign currency gain (loss):
      Balance at beginning of year                                 (7,932)         (8,471)        (5,546)
      Net unrealized gain (loss) on foreign currency
          translation during the year, net of deferred
          federal income taxes                                     10,636             539         (2,925)
---------------------------------------------------------------------------------------------------------
      Balance at end of year                                        2,704          (7,932)        (8,471)

---------------------------------------------------------------------------------------------------------
      Total accumulated other comprehensive income                208,785         148,551         20,264
---------------------------------------------------------------------------------------------------------

                    Total stockholders' equity             $    2,950,008       2,725,839      1,563,913
---------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2003, 2002, and 2001
                                 (in thousands)



                                                                           2003            2002            2001
-------------------------------------------------------------------------------------------------------------------

Cash flows provided by operating activities:
     Net income (loss)                                             $       163,935         (28,361)        (44,979)
-------------------------------------------------------------------------------------------------------------------

       Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
             Realized investment (gains) losses                            (56,134)        195,031          97,534
             Unrealized loss (gain) on annuity-related
                 options and reserves                                       12,442          20,065         (11,044)
             Deferred federal income tax (benefit) expense                (112,743)         58,045          (7,867)
             Charges to policy account balances                            (70,532)        (50,687)        (50,148)
             Interest credited to policy account balances                  700,141         503,080         411,728
             Depreciation and amortization                                  70,422           3,207          25,884
             Equity in earnings of equity method investees                  (7,687)        (15,055)         (4,682)
             Change in:
                 Accrued investment income                                 (59,599)        (52,932)        (27,958)
                 Receivables                                                 1,867          (1,061)         69,087
                 Reinsurance recoverable                                  (442,896)        107,498          36,548
                 Deferred acquisition costs                               (661,829)       (811,267)       (316,477)
                 Future benefit reserves                                   137,488         104,894          13,463
                 Policy and contract claims
                     and other policyholder funds                           64,690         142,109         (64,700)
                 Unearned premiums                                             132           1,010          (7,404)
                 Reinsurance payable                                        51,550         (37,609)        (10,028)
                 Deferred income on reinsurance                            227,352         (19,933)        (20,359)
                 Current tax recoverable                                   247,972         (36,264)        (50,307)
                 Accrued expenses and other liabilities                    101,264         (42,527)         (2,328)
                 Commissions due and accrued                               (39,002)         44,149           7,298
             Other, net                                                     (5,013)         (6,832)          6,477
-------------------------------------------------------------------------------------------------------------------
                 ----
                      Total adjustments                                    159,885         104,921          94,717
-------------------------------------------------------------------------------------------------------------------

             Net cash provided by operating activities                     323,820          76,560          49,738
-------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.         (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, continued

                  Years ended December 31, 2003, 2002, and 2001
                                 (in thousands)

                                                                                2003              2002              2001
------------------------------------------------------------------------------------------------------------------------

Cash flows provided by operating activities                        $         323,820             76,560      49,738
------------------------------------------------------------------------------------------------------------------------

Cash flows used in investing activities:
      Purchase of fixed-maturity securities                             (17,260,665)        (10,938,153)     (5,108,299)
      Purchase of equity securities                                         (37,184)           (489,042)       (454,448)
      Purchase of real estate                                                  (254)            (22,749)        (57,742)
      Purchase of options                                                  (117,721)           (114,149)       (140,512)
      Funding of mortgage loans                                            (193,960)           (168,350)       (124,437)
      Sale and redemption of fixed-maturity securities                   11,696,250           6,794,431       2,442,611
      Matured fixed-maturity securities                                      32,065              34,249          65,080
      Sale of equity securities, tax-free exchanges and spin-offs            53,503             413,034         456,238
      Sale of real estate                                                     2,274              16,194             686
      Exercise of options                                                    28,944                   -               -
      Change in securities held under
          agreements to repurchase                                          445,385            (608,207)        819,968
      Repayment of mortgage loans                                            80,946              50,129          24,993
      Net change in short-term securities                                   707,199          (1,034,097)         11,833
      Purchase of home office property and equipment                         (8,986)            (10,390)        (66,677)
      Purchase of interest in equity method investees                        (4,542)            (12,782)         (9,320)
      Purchase of subsidiary                                                (50,888)                  -               -
      Loans to affiliates                                                  (350,000)                  -        (100,000)
      Other, net                                                            (13,342)                650          (2,636)
------------------------------------------------------------------------------------------------------------------------

      Net cash used in investing activities                              (4,990,976)         (6,089,232)     (2,242,662)
------------------------------------------------------------------------------------------------------------------------

Cash flows provided by financing activities:
      Policyholders' deposits to account balances                         6,506,877           6,821,605       2,958,810
      Policyholders' withdrawals from account balances                   (1,660,279)         (1,176,152)     (1,076,940)
      Policyholders' net transfers between account balances                (214,408)            (22,172)        235,971
      Change in amounts drawn in excess of bank balances                     39,855              10,724          36,552
      Change in mortgage notes payable                                       (1,000)            (12,878)         62,712
      Loan to affiliate                                                           -            (250,000)              -
      Proceeds from issuance of preferred stock                                   -             662,000               -
------------------------------------------------------------------------------------------------------------------------

      Net cash provided by financing activities                           4,671,045           6,033,127       2,217,105
------------------------------------------------------------------------------------------------------------------------

                    Net change in cash                                        3,889              20,455          24,181

Cash at beginning of year                                                    86,263              65,808          41,627
------------------------------------------------------------------------------------------------------------------------

Cash at end of year                                                $         90,152              86,263          65,808
------------------------------------------------------------------------------------------------------------------------
Supplemental Data:
Non-cash investing and financing activities:
      Preferred stock received from affiliate                      $              -             650,000               -
------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Allianz Life Insurance Company of North America (the Company) is a wholly owned subsidiary of Allianz of America, Inc. and its subsidiaries (AZOA), a wholly owned subsidiary of Allianz Aktiengesellschaft Holding (Allianz AG), a Federal Republic of Germany company. See notes 9 and 13 to these financial statements for further information.

     The Company is a life insurance company that is licensed to sell annuity, group accident and health, and group and individual life policies in the United States, Canada, and several U.S. territories. Based on 2003 statutory net premium, 96%, 2%, and 2% of the Company's business is annuity, life, and accident and health, respectively. The annuity business is comprised of equity-indexed, variable, five-year deferral, and one-year deferral annuities representing 51%, 29%, 14%, and 6% of 2003 statutory net premium, respectively. Life business is comprised of both traditional and group life. Traditional life business includes products with guaranteed premiums and benefits and consists principally of whole life and term insurance policies, limited payment contracts, and certain annuity products with life contingencies. Accident and health business is comprised of HMO reinsurance, stop loss, provider excess, and group accident and health. In 2000, the Company made the decision to terminate all group accident and health reinsurance assumed business and to no longer pursue the broker administrator distribution channel. The group accident and health business will continue to decline significantly as a result of these decisions. The Company's primary distribution channels are through independent agents, strategic alliances with other insurance companies, and third-party marketing organizations.

     Following is a summary of the significant accounting policies reflected in the accompanying consolidated financial statements.

     BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America
     (GAAP), which vary in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities. The accounts of the Company's primary subsidiary, Allianz Life Insurance Company of New York, and other less significant subsidiaries have been consolidated. All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect reported assets and liabilities, including reporting or disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Future events, including changes in mortality, morbidity, interest rates, capital markets, and asset valuations could cause actual results to differ from the estimates used in the consolidated financial statements.

     NONTRADITIONAL AND VARIABLE LIFE AND ANNUITY BUSINESS

     Nontraditional and variable life insurance and interest-sensitive contracts that have significant mortality or morbidity risk are accounted for in accordance with the retrospective deposit method. Interest-sensitive contracts that do not have significant mortality or morbidity risk are accounted for in a manner consistent with interest-bearing financial instruments. For both types of contracts, premium receipts are reported as deposits to the contractholders' account, while revenues consist of amounts assessed against contractholders, including surrender charges and earned administrative service fees. Mortality or morbidity charges are also accounted for as revenue on those contracts containing mortality or morbidity risk. Benefits consist of interest credited to contractholders' accounts and claims or benefits incurred in excess of the contractholders' balance included in annuity benefits on the Consolidated Statements of Operations. The change in fair market value of embedded derivatives in equity-indexed products is included in net investment income.


                                       1                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)



     LIFE AND ACCIDENT AND HEALTH INSURANCE

     Premiums on life products are recognized as income as earned ratably over the life of the contract. Accident and health premiums are recognized as earned on a pro-rata basis over the risk coverage periods. Benefits and expenses are matched with earned premiums so that profits are recognized over the premium-paying periods of the contracts. Matching is accomplished by establishing provisions for future policy benefits and policy and contract claims, and deferring and amortizing related policy acquisition costs.

     VALUE OF BUSINESS ACQUIRED AND GOODWILL

     The value of insurance in-force purchased is recorded as the value of business acquired (VOBA). The initial value was determined by an actuarial study using the present value of future profits in calculating the value of the insurance purchased. An accrual of interest is added to the unamortized balance using the rates credited to the policyholder accounts. The balance is amortized in relation to the present value of expected future gross profits in the same manner as deferred acquisition costs. The amortization period is expected to be approximately 20 years from the date the business was acquired. The activity in the VOBA balance is summarized below.

                                                                       2003          2002         2001
---------------------------------------------------------------------------------------------------------

Balance, beginning of year                                       $    156,769       160,645      189,454
Interest                                                                5,660         6,334        6,770
Amortization                                                          (22,276)      (10,210)     (24,351)
Cumulative adjustment - SFAS No. 133                                        -             -      (11,228)

                                                               ------------------------------------------
Balance, end of year                                             $    140,153       156,769      160,645
                                                               ------------------------------------------

     The net amortization of the VOBA in each of the next five years is expected to be: 2004 - $18,430; 2005 - $14,754; 2006 - $13,715; 2007 - $12,671; and
     2008 - $13,204.

     Goodwill is the excess of the amount paid to acquire a company over the fair value of its net assets and VOBA, reduced by amortization and valuation adjustments, if any. During 2003, the Company acquired one partially owned organization, and increased its ownership in two partially owned organizations, which resulted in goodwill of $13,758. During 2002, the Company acquired one partially owned organization and increased its ownership in six partially owned organizations, which resulted in goodwill of $12,724.

     Prior to January 1, 2002, goodwill related to the purchase of LifeUSA Insurance Company was amortized on a straight-line basis over 20 years; all other goodwill was amortized over 15 years. Subsequent to January 1, 2002, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, goodwill has not been amortized. Accumulated amortization as of January 1, 2002, was $37,964. Comparable net income, excluding goodwill amortization, for 2001 is summarized below.
                                                              2001
------------------------------------------------------------------------
Net loss, as reported                                   $       (44,979)
Goodwill amortization                                            17,368
                                                        ----------------
Net loss, excluding goodwill amortization               $       (27,611)
                                                        ----------------


                                       2                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     The values of VOBA and goodwill assets are monitored at least annually based on estimates of future earnings. For VOBA, those earnings relate to the insurance in force purchased. For goodwill, estimates are based on production subsequent to the purchase. If estimated future earnings are less than the carrying amount of the related asset, the carrying value of the asset may not be recoverable and an impairment test is completed. If impairment is indicated, the carrying value will be reduced to its fair value with a corresponding charge to earnings. Based on these fair value calculations, there was no goodwill impairment in either 2003 or 2002.

     INTANGIBLE ASSET

     On May 30, 2003, the Company acquired the administrator of its variable annuity business, Delaware Valley Financial Services (DVFS), which resulted in an intangible asset arising from the transaction based on the existing administrative contract between the Company and DVFS. The intangible asset is being amortized over 15 years using the straight-line method.

     Recoverability of the value of the DVFS intangible asset falls under SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which states that long-lived assets shall be tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. As of December 31, 2003, there are no events or changes in circumstances since the date of acquisition that warrant recoverability testing.

     DEFERRED ACQUISITION COSTS

     Acquisition costs, consisting of commissions and other costs that vary with and are primarily related to production of new business, are deferred. For interest-sensitive products and variable annuity contracts, acquisition costs are amortized in relation to the present value of expected future gross profits from investment margins and mortality, morbidity, and expense charges. Acquisition costs for accident and health insurance policies are deferred and amortized over the lives of the policies in the same manner as premiums are earned. For traditional life and group life products, such costs are amortized over the revenue-producing period of the related policies using the same actuarial assumptions used in computing future policy benefit reserves.

                                                                        2003             2002             2001
--------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                  $      1,682,220       1,165,431          936,274

     Capitalization                                                  885,697         929,050          434,249
     Interest                                                         97,040          65,969           37,611
     Amortization                                                   (320,908)       (183,752)        (155,383)
     Change in Shadow DAC                                            (46,700)       (294,478)         (86,818)
     Cumulative adjustment - SFAS No. 133                                  -               -             (502)

                                                               -----------------------------------------------
                                                            --------------------------------------------------
Balance, end of year                                        $      2,297,349       1,682,220        1,165,431
                                                            --------------------------------------------------

     Adjustments to deferred acquisition costs are made to reflect the corresponding impact on the present value of expected future gross profits from unrealized gains and losses on available-for-sale investments used to support policyholder liabilities (commonly known as shadow DAC). These adjustments are included in accumulated other comprehensive income and are explained further in the Investments section of this note.

     Adjustments may also be made to deferred acquisition costs related to deferred annuities and universal life products for investment activity such as bond defaults on fixed-maturity securities, write-downs on other than temporarily impaired fixed-maturity securities, and trading gains and losses. Management action may include assumption changes in the deferred acquisition cost models, such as adjustments to expected future gross profits


                                       3                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)

     used, as well as policyholder changes, such as credited rate or cap changes. This approach applies to fixed-maturity securities purchased as investment grade only and not non-investment grade items that were purchased with other yield considerations.

     FUTURE POLICY BENEFIT RESERVES

     Future policy benefit reserves on traditional life products are computed by the net level premium method based upon estimated future investment yield, mortality, and withdrawal assumptions, commensurate with the Company's experience, modified as necessary to reflect anticipated trends, including possible unfavorable deviations. Most life reserve interest assumptions range from 3.5% to 6.0%.

     POLICY AND CONTRACT ACCOUNT BALANCES

     Policy and contract account balances for interest-sensitive products are generally carried at accumulated contract values. For equity-indexed products, the policyholder obligation is divided into two parts - one part representing the fair value of the expected index benefit over the life of the contract, and the second part representing the value of the host contract. The index benefit is valued at fair value using current capital market observations, along with estimates of future policyholder behavior. The host contract is valued consistently with similar deferred annuity contracts without an index benefit.

     Policy and contract account balances for variable annuity products are carried at accumulated contract values. Any additional reserves for any death and income benefits that may exceed the accumulated contract values are established using capital market scenarios along with estimates of future policyholder behavior.

     Fair values of investment contracts, which include deferred annuities and other annuities without significant mortality risk, are determined by testing amounts payable on demand against discounted cash flows using interest rates commensurate with the risks involved. Fair values are based on the amount payable on demand at December 31.

     POLICY AND CONTRACT CLAIMS

     Policy and contract claims include the liability for claims reported but not yet paid, claims incurred but not yet reported (IBNR), and claim settlement expenses as of December 31. Development methods are typically used in the determination of IBNR. In cases of limited experience or lack of credible claims data, loss ratios are used to determine an appropriate IBNR. Claim and IBNR liabilities of a short-term nature are not discounted, but those claim liabilities resulting from disability income or long-term care benefits include interest and mortality discounting.

     REINSURANCE

     The Company assumes and cedes business with other insurers. Reinsurance premium and benefits paid or provided are accounted for consistently with the basis used in accounting for original policies issued and the terms of the reinsurance contracts. Insurance liabilities are reported before the effects of reinsurance. Future policy benefit reserves, policy and contract account balances, and unpaid claims covered under reinsurance contracts are recorded as a reinsurance recoverable. Amounts paid or deemed to have been paid for claims covered by reinsurance contracts are recorded as a reinsurance receivable. Reinsurance recoverables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts. Amounts due to other insurers on assumed business is recorded as a reinsurance payable.

     INVESTMENTS

     The Company classifies its entire fixed-maturity and equity portfolio as "available-for-sale" and, accordingly, the securities are carried at fair value; unrealized gains and losses, net of tax, are credited or charged directly to stockholders' equity. The preferred stock of affiliate is


                                       4                             (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)

     carried at cost. The Company does not consider it practicable to determine the fair value of the preferred stock of affiliate, as it is not a readily marketable security. The characteristics of the preferred stock of affiliate are discussed in note 9. Securities held under repurchase agreements and forward commitments are also carried at fair value. Mortgage-backed securities and structured securities are amortized using anticipated prepayments and are accounted for using the retrospective method. Prepayment assumptions for loan-backed securities are obtained from various external sources or internal estimates. Premiums or discounts on fixed-maturity securities are amortized using the level yield method. Short-term securities, which include certificates of deposit, are carried at amortized cost, which approximates market value. Policy loans are reflected at their unpaid principal balances.

     Mortgage loans are reflected at unpaid principal balances adjusted for an allowance for uncollectible balances. Interest on mortgage loans is accrued on a monthly basis and recorded in net investment income in the Consolidated Statement of Operations. The Company analyzes loan impairment at least once a year when assessing the adequacy of the allowance for possible credit losses. The Company does not accrue interest on impaired loans and accounts for interest income on such loans on a cash basis. The Company's intent is to hold mortgage loans until paid in full.

     The loans to affiliates are carried at cost, while fair value is calculated by management using the market price of a financial instrument with similar characteristics. Interest on the loans to affiliates is accrued monthly, with payments received semi-annually. Real estate is carried at cost less accumulated depreciation. Partnerships are accounted for on the equity basis, with changes in carrying value included in investment income in the Consolidated Statement of Operations.

     Realized gains and losses are computed based on the specific identification method. The Company adjusts deferred policy acquisition costs for unrealized gains and losses on available-for-sale investments that support policyholder liabilities. Changes in the fair value of available-for-sale investments are reflected as a direct charge or credit to accumulated other comprehensive income in stockholders' equity, net of related adjustments for deferred policy acquisition costs and deferred taxes that would have been recorded if these investments had been sold as of the balance sheet date.

     Impairments in the value of securities held by the Company, considered to be other than temporary, are recorded as a reduction of the cost of the security, and a corresponding realized loss is recognized in the Consolidated Statement of Operations. The Company reviews all securities on a quarterly basis and recognizes impairment after evaluating various subjective and objective factors, such as the financial condition of the issuer, market, and industry. The Company may adjust deferred acquisition costs for impairments on fixed-maturity securities, as discussed in the deferred acquisition costs section of this note.

     As of December 31, 2003 and 2002, investments with a carrying value of $110,815 and $77,338, respectively, were held on deposit with various insurance departments and in other trusts as required by statutory regulations.

     The fair values of invested assets are deemed by management to approximate their estimated market values. The fair value of fixed-maturity securities, fixed-maturity securities held under agreements to repurchase, securities held under forward commitments, and equity securities are based primarily on independent pricing services, broker quotes, and other independent information. The fair value of mortgage loans has been calculated using discounted cash flows and is based on pertinent information available to management as of year-end. Policy loan balances, which are supported by the underlying cash value of the policies, approximate fair value. Fair value of liabilities of securities held under agreements to repurchase and securities held under forward commitments are determined using the carrying amount due to the short-term nature of these liabilities. Changes in market conditions subsequent to year-end may cause estimates of fair values to differ from the amounts presented herein.


                                       5                            (contineud)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     INVESTMENTS RECORDED USING THE EQUITY METHOD

     The Company uses the equity method of accounting for the various organizations in which it holds a minority interest. The Company's proportionate share of gains or losses is reflected in other income on the Consolidated Statement of Operations. These gains were $7,687, $15,055, and $4,682 in 2003, 2002, and 2001, respectively.

     ACCOUNTING FOR OPTION CONTRACTS

     Certain annuity products provide additional benefits to the policy annuitization value based on the growth in the Standard and Poor's (S&P) 500 Index and the NASDAQ 100 Index. In addition, certain variable annuity contracts provide minimum guaranteed benefits that do not fluctuate with interest rates. The Company has analyzed the characteristics of these benefits and has purchased option contracts tied to the appropriate underlying index with similar characteristics and has entered into derivative transactions using a combination of buying call options and writing put options tied to the appropriate underlying index with similar characteristics to economically hedge these risks. Management monitors correlation of in-force amounts and option contract values to ensure satisfactory matching. If persistency assumptions were to deviate significantly from anticipated rates, management would purchase or sell option contracts as deemed appropriate or take other management actions. As of December 31, 2003, management believes a satisfactory economic hedge exists.

     The option contracts are reported at fair value on the Consolidated Balance Sheet. The fair value of the options are obtained from counterparties and deemed by management to approximate the estimated market values. The policy and contract account balance liability for the benefits are reported in policy and contract account balances on the Consolidated Balance Sheet. Changes in unrealized gains and losses on the option contracts are recorded net of increases or decreases in the policy and contract account balance liability for the index benefit and are included in investment income on the Consolidated Statement of Operations. Incremental gains and losses from expiring options are included in investment income on the Consolidated Statement of Operations. Unrealized gains (losses) from option contracts used to hedge certain annuity products tied to the S&P 500 Index or NASDAQ 100 Index were $122,553, $(89,277), and $(67,641) in 2003, 2002, and 2001,
     respectively. Realized gains on the exercise of options is $28,944, $0, and $0 in 2003, 2002, and 2001, respectively. Increases (decreases) in the policy and contract account balance liability for the index benefit of certain annuity products were $156,028, $(69,212), and $(79,950) in 2003,
     2002, and 2001, respectively. Unrealized (losses) gains from option contracts used to hedge certain guaranteed benefits were $(1,941), $0, and $0 in 2003, 2002, and 2001, respectively. Increases in the policy and contract account balance liability for the guaranteed benefit of certain annuity products were $1,108, $0, and $0 in 2003, 2002, and 2001, respectively.

     The Company purchases and sells "over-the-counter" European-Asian put and call option contracts based upon the S&P 500 Index and the NASDAQ 100 Index. Three types of options are purchased: five-year options with daily averaging of the index during the last year of the contract, five-year cliquet options, which use monthly averaging of the index during each year and resets at each anniversary date of the option contract, and one-year call spread with monthly averaging of the Index. The strike price depends on the product, index period, cap, and credited rate. Another derivative strategy employed by the Company includes the combination of buying one-year call spread options and writing one-year put spread options. These derivatives are based on the S&P 500 and are point-to-point.

     The Company will only enter into option contracts with counterparties rated A- or better and the option contracts are not used for speculative or income-generating purposes. At December 31, 2003, 83% of contracts held were from five non-affiliated counterparties. Dresdner Bank Aktiengesellschaft, a related party, accounted for 4% of the contracts held at December 31, 2003. Management believes that no significant credit risk exists.

     SECURITIES HELD UNDER FORWARD COMMITMENT CONTRACTS

     As of December 31, 2003 and 2002, the Company had outstanding commitments with a face amount of $0 and $525,200, respectively, to purchase securities issued by the Federal National Mortgage Association (FNMA) on a


                                       6                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)

     "to-be-announced" (TBA) basis. The interest rate on these securities was 6.5%. The Company received income from commitments of this type totaling $1,148, $12,966, and $34,023 in 2003, 2002, and 2001, respectively, which is reported in investment income on the Consolidated Statement of Operations. Forward commitment contracts are accounted for under the guidance prescribed by SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 149, AN AMENDMENT OF STATEMENT NO. 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Under this guidance, forward commitment contracts entered into with the intention of taking possession at the first opportunity are allowed `regular way' treatment and may be excluded from derivative accounting treatment. As of January 1, 2003, the Company enters into all forward commitment contracts with this intention. These standards are explained further in the Accounting Changes section of this note.

     SECURITIES HELD UNDER AGREEMENTS TO REPURCHASE

     The Company enters into mortgage-backed security reverse repurchase agreements ("dollar rolls") with certain securities dealers. Under this program, the Company identifies certain securities for delivery in the current month and simultaneously contracts with the same dealer to purchase similar, but not identical, securities on a specified future date. The Company gives up the right to receive principal and interest on the securities identified. As of December 31, 2003 and 2002, mortgage-backed securities underlying such agreements were carried at a market value of $663,247 and $211,006, respectively. The Company carried a liability representing the funds received under these agreements of $657,147 and $211,761 in 2003 and 2002, respectively. The interest rates on these securities ranged from 5.0% to 6.0% in 2003 and was 6.0% in 2002. Funds received upon the initial agreement are reinvested. The Company received net investment income from transactions of this type totaling $68,707, $34,562, and $6,206 in 2003, 2002, and 2001, respectively, which is reported in investment income on the Consolidated Statement of Operations.

     HOME OFFICE PROPERTY AND EQUIPMENT

     Major improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. The cost and accumulated depreciation for home office property and equipment sold, retired, or otherwise disposed of are removed from the accounts, and resulting gains or losses are reflected in income.

     Pre-operating and start-up costs incurred in connection with the construction of the Company's headquarters were capitalized until the facility became operational. These costs are being amortized, using the straight-line method, over a thirty-nine year period. Interest was capitalized in connection with the construction and recorded as part of the asset to which it related and is being amortized over the asset's estimated useful life. The amount of capitalized costs amortized, including interest, during 2003, 2002, and 2001, was $2,238, $2,231, and $837, respectively.

     INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

     SEPARATE ACCOUNTS

     Separate accounts represent funds for which investment income and investment gains and losses accrue directly to policyholders and contractholders. Each account has specific investment objectives and the assets are carried at fair value. The assets of each account are legally


                                       7                             (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)

     segregated and are not subject to claims that arise out of any other business of the Company.

     Fair values of separate account assets were determined using the market value of the underlying investments held in segregated fund accounts. Fair values of separate account liabilities were determined using the cash surrender values of the policyholders' and contractholders' account.

     RECEIVABLES

     Receivable balances approximate estimated fair values. This is based on pertinent information available to management as of year-end, including the financial condition and creditworthiness of the parties underlying the receivables.

     ACCOUNTING CHANGES

     SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133 and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITY, was adopted effective January 1, 2001. The Statement requires all derivatives (including certain derivative instruments embedded in contracts) to be recognized on the balance sheet at their fair values and changes in fair value recognized in earnings or as unrealized gains (losses) in other comprehensive income. The Company has marked all material derivative instruments to market. Adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative effect of change in accounting, net of taxes, of $6,257, which was recognized as a loss in the Consolidated Statement of Operations. This loss was comprised of an $8,627 net loss due to the bifurcation and fair value determination of the policy and contract account balance liability for the index benefit in the equity-indexed annuity products offset by a net gain of $2,370 to mark securities held under forward commitment contracts to fair market values.

     SFAS No. 133 was further amended by SFAS No. 149, AN AMENDMENT OF STATEMENT NO. 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was adopted effective January 1, 2003. SFAS No. 149 further clarified the definition of a derivative and accounting for "regular way" securities trades. Adoption of this Statement did not have a material impact on the financial statements.

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that must be met in order for the intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

     The Company adopted SFAS No. 141 in July 2001 and SFAS No. 142 on January 1, 2002. The Company evaluated its existing intangible assets and goodwill acquired in a prior purchase business combination and determined no reclassifications were necessary. The Company also performed the required test for impairment upon adoption and determined that goodwill was not impaired.

     In November 2002, the FASB issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. This Interpretation clarifies disclosure requirements for a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the requirements for recognizing and measuring the


                                       8                             (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     initial liability are effective on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation was adopted effective January 1, 2003 and did not have a material impact on the consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES - AN INTERPRETATION OF ARB NO. 51. This Interpretation clarifies the application of Accounting Research Bulletin
     (ARB) No. 51, CONSOLIDATED FINANCIAL STATEMENTS, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. This Interpretation is effective for all financial statements issued after January 31, 2003 to variable interest entities created or in which an enterprise obtains an interest in after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interests acquired before February 1, 2003. This Interpretation was adopted effective February 1, 2003 and did not have a material impact on the consolidated financial statements.

     In April 2003, the FASB issued the Derivatives Implementation Group (DIG) Issue B36, BIFURCATION OF EMBEDDED CREDIT DERIVATIVES, which addresses the accounting for reinsurance arrangements that provide for sharing of investment results on an underlying investment portfolio between a reinsurer and the ceding company. The DIG issue addresses whether certain reinsurance arrangements may include an embedded derivative under SFAS No. 133 to be identified and accounted for separately from the reinsurance arrangement by both the ceding and assuming companies. This DIG issue was adopted effective October 1, 2003 and did not have a material impact on the consolidated financial statements.

     SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into after May 31, 2003; otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. This Statement was adopted effective June 1, 2003 and did not have a material impact on the financial statements.

     ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

     In July 2003, the Accounting Standards Executive Committee (AcSEC) issued Statements of Position (SOP) 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS, effective for financial statements for fiscal years beginning after December 15, 2003. It addresses insurance accounting for separate accounts, sales inducements, and non-traditional insurance contract features not covered by other authoritative accounting literature, including asset, liability, revenue, and expense recognition. The impact of this Statement on the Company's consolidated financial statements is unknown at this time, but is expected to be material.

     In December 2003, the FASB issued Staff Position (FSP) 106-1, ACCOUNTING AND DISCLOSURE REQUIREMENTS RELATED TO THE MEDICARE PRESCRIPTION DRUG, IMPROVEMENT AND MODERNIZATION ACT OF 2003 (THE ACT). FSP No. 106-1 addresses interim accounting and disclosure requirements for the Act, which was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the drug benefit provided under Medicare. In accordance with this FSP, the Company, which sponsors a medical plan for its employees and certain retirees, has not reflected the effects of this Act in the financial statements or accompanying notes to the financial statements. Authoritative guidance on the accounting for the federal subsidy is pending and, when issued, could require the Company to change previously reported information. However, the impact on the financial statements is not known at this time.


                                       9                             (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation.

(2)  SALE OF LIFE REINSURANCE BUSINESS

     During 2003, the Company made the decision to exit the traditional life reinsurance business. As a result of this decision, effective July 1, 2003, the Company entered into a 100% coinsurance agreement with an unrelated insurance company, Reinsurance Group of America, Inc. (RGA), to coinsure this block of business. In connection with this agreement, the Company recognized a recoverable on future policy benefit reserves of $379,781 and received a ceding commission of $310,000. The related gain of $264,095 was deferred and will be amortized into operations over the revenue-producing period of the related reinsured policies. During 2003, $18,223 was amortized and included in other revenue in the Consolidated Statement of Operations.

     Also, in connection with this agreement, the Company entered into a Transition Services Agreement in which certain expenses incurred by the Company throughout the transition period are reimbursed by RGA. During 2003, the Company recorded reimbursements of $5,388, which are recorded in general and administrative expenses in the Consolidated Statement of Operations.

     In accordance with SFAS No. 146, the Company recorded a liability for termination benefits for employees terminated as a result of this agreement, which is included in accrued expenses in the Consolidated Balance Sheet. The related expense is included in general and administrative expenses on the Consolidated Statement of Operations. The remaining liability for termination benefits at December 31, 2003 is $5,030. Termination benefits of $323 were paid during 2003.




                                       10                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(3)  INVESTMENTS

     Investments at December 31, 2003 consist of:

                                                                                              Amount shown on
                                                                Amortized        Estimated       consolidated
                                                                  cost             fair             balance
                                                                 or cost           value             sheet
---------------------------------------------------------------------------------------------------------------

Fixed-maturity securities:
      U.S. government                                      $        839,996          865,660           865,660
      States and political subdivisions                             127,155          128,633           128,633
      Foreign government                                             98,862          106,857           106,857
      Public utilities                                              316,298          337,803           337,803
      Corporate securities                                       11,346,784       12,017,418        12,017,418
      Mortgage-backed securities                                  4,209,213        4,178,453         4,178,453
      Collateralized mortgage obligations                           164,351          175,075           175,075
---------------------------------------------------------------------------------------------------------------

           Total fixed-maturity securities                       17,102,659       17,809,899        17,809,899
---------------------------------------------------------------------------------------------------------------

Securities held under agreements to repurchase                      685,544          663,247           663,247
---------------------------------------------------------------------------------------------------------------

Equity securities:
      Common stocks:
           Banks, trusts, and insurance companies                       204              267               267
           Industrial and miscellaneous                             443,988          503,944           503,944
      Preferred stocks                                                3,216            3,297             3,297
---------------------------------------------------------------------------------------------------------------

           Total equity securities                                  447,408          507,508           507,508
---------------------------------------------------------------------------------------------------------------

Other investments:
      Preferred stock of affiliate                                  650,000            XXXXX           650,000
      Mortgage loans on real estate                                 893,845            XXXXX           893,845
      Certificates of deposit and
           short-term securities                                    624,546            XXXXX           624,546
      Policy loans                                                   65,638            XXXXX            65,638
      Real estate                                                   344,536            XXXXX           344,536
      Partnerships                                                   36,351            XXXXX            36,351
      Options                                                       431,739            XXXXX           431,739
      Loans to affiliates                                           450,000            XXXXX           450,000
      Investment in equity-method investees                           8,148            XXXXX             8,148
      Other long-term investments                                       639            XXXXX               639
---------------------------------------------------------------------------------------------------------------

           Total other investments                                3,505,442            XXXXX         3,505,442
---------------------------------------------------------------------------------------------------------------

           Total investments                               $     21,741,053            XXXXX        22,486,096
---------------------------------------------------------------------------------------------------------------


                                       11                           (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     At December 31, 2003 and 2002, the amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of securities are as shown in the following table.

                                                         Amortized          Gross            Gross           Estimated
                                                           cost           unrealized       unrealized           fair
                                                          or cost           gains            losses            value
--------------------------------------------------------------------------------------------------------------------------

2003:
      Fixed-maturity securities:
           U.S. government                        $           839,996          31,069            5,405            865,660
           States and political subdivisions                  127,155           8,135            6,657            128,633
           Foreign government                                  98,862           7,995                -            106,857
           Public utilities                                   316,298          23,239            1,734            337,803
           Corporate securities                            11,346,784         735,941           65,307         12,017,418
           Mortgage-backed securities                       4,209,213          27,806           58,566          4,178,453
           Collateralized mortgage obligations                164,351          10,798               74            175,075
--------------------------------------------------------------------------------------------------------------------------
          Total fixed-maturity securites                   17,102,659         844,983          137,743         17,809,899
      Securities held under agreements
                to repurchase                                 685,544               3           22,300            663,247
      Equity securities                                       447,408          73,066           12,966            507,508
--------------------------------------------------------------------------------------------------------------------------

          Total                                   $        18,235,611         918,052          173,009         18,980,654
--------------------------------------------------------------------------------------------------------------------------

2002:

      Fixed-maturity securities:
           U.S. government                        $         1,395,670          81,239                -          1,476,909
           States and political subdivisions                   67,018           9,610                -             76,628
           Foreign government                                  60,823           8,805                -             69,628
           Public utilities                                   312,012          21,941            5,655            328,298
           Corporate securities                             7,269,201         565,394           91,606          7,742,989
           Mortgage-backed securities                       2,646,536          65,818              546          2,711,808
           Collateralized mortgage obligations                235,156          24,295                7            259,444
--------------------------------------------------------------------------------------------------------------------------
          Total fixed-maturity securities                  11,986,416         777,102           97,814         12,665,704
      Securities held under agreements
                to repurchase                                 200,051          10,955                -            211,006
      Securities held under forward
                commitments                                   546,702               -                -            546,702
      Equity securities                                       495,289          12,627           80,902            427,014
--------------------------------------------------------------------------------------------------------------------------

          Total                                   $        13,228,458         800,684          178,716         13,850,426
--------------------------------------------------------------------------------------------------------------------------


                                       12                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     The net unrealized gains (losses) included in stockholders' equity consists of the following at December 31:

                                                                2003                2002                2001
--------------------------------------------------------------------------------------------------------------

      Fixed maturities                            $          707,240              679,288             136,708
      Securities held under agreements
           to repurchase                                     (22,297)              10,955               3,750
      Equities                                                60,100              (68,275)             (9,324)
      Adjustments for:
            Deferred policy acquisition costs               (427,996)            (381,296)            (86,818)
            Deferred taxes                                  (110,966)             (84,189)            (15,581)
--------------------------------------------------------------------------------------------------------------

      Net unrealized gains                        $          206,081              156,483              28,735
--------------------------------------------------------------------------------------------------------------

     The changes in net unrealized gains (losses) on fixed-maturity securities and securities held under agreements to repurchase before adjustments for deferred taxes and deferred policy acquisition costs were $(5,300), $549,785, and $123,724 in each of the years ended December 31, 2003, 2002, and 2001, respectively.

     The changes in net unrealized gains (losses) in equity investments, before deferred taxes, which include common stocks and nonredeemable preferred stocks, were $128,375, $(58,951), and $(42,409) for the years ended December 31, 2003, 2002, and 2001, respectively.

     The amortized cost and estimated fair value of fixed-maturity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost of fixed-maturity securities with rights to call or prepay without penalty are $5,920,259 as of December 31, 2003.

                                                                           Amortized             Estimated
                                                                             cost               fair value
--------------------------------------------------------------------------------------------------------------

       Due in one year or less                                      $           214,077               218,098
       Due after one year through five years                                  2,523,981             2,709,567
       Due after five years through ten years                                 4,244,311             4,487,215
       Due after ten years                                                    5,746,726             6,041,491
       Mortgage-backed securities and collateralized
           mortgage obligations                                               4,373,564             4,353,528
--------------------------------------------------------------------------------------------------------------

       Totals                                                       $        17,102,659            17,809,899
--------------------------------------------------------------------------------------------------------------



     Proceeds from sales of available-for-sale fixed-maturity securities investments during 2003, 2002, and 2001 were $9,423,583, $5,740,662, and
     $2,343,370, respectively. Gross gains of $128,950, $99,603, and $51,706 and gross losses of $36,290, $87,650, and $35,434 were realized on those sales of securities in 2003, 2002, and 2001, respectively. In 2003, 2002, and 2001, losses of $3,094, $141,239, and $35,674, respectively, were recognized on fixed-maturity securities for other than temporary impairment. The Company also purchased forward commitments of $0, $2,672,100, and $5,323,595 and sold forward commitments of $547,090, $2,129,235, and $5,323,595 during 2003, 2002, and 2001, respectively.

     Proceeds from the sale of available-for-sale equity securities investments were $47,783, $410,026, and $445,904 during 2003, 2002, and 2001, respectively. Proceeds from tax-free exchanges, redemptions, spin-offs, and


                                       13                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     consents from available-for-sale equity securities were $5,720, $3,008, and $10,334 during 2003, 2002, and 2001, respectively. Gross gains of $3,542, $30,496, and $84,386 and gross losses of $3,132, $80,301, and $78,928 were realized on those sales in 2003, 2002, and 2001, respectively. In 2003, 2002, and 2001, losses of $32,172, $16,086, and $85,631, respectively, were recognized on equity securities for other than temporary impairment.

     As of December 31, 2003 and 2002, the Company held options purchased (asset) with an amortized cost of $459,033 and $390,599, and fair market value of $431,739 and $195,496, respectively. The notional amounts of the option contracts purchased were $4,839,338 and $3,075,888 at December 31, 2003 and 2002, respectively. As of December 31, 2003, the Company held options sold (liability) with a basis of $12,691 and fair market value of $7,043. The notional amounts of the option contracts sold were $237,339 at December 31, 2003.

     Net realized investment gains (losses) for the respective years ended
       December 31 are summarized as follows:

                                                                2003                2002                2001
--------------------------------------------------------------------------------------------------------------

Fixed-maturity securities                         $           89,566             (129,286)            (19,402)
Equity securities                                            (31,762)             (65,891)            (80,173)
Mortgage loans                                                (1,719)              (1,662)                  -
Real estate                                                        -                1,333               5,857
Other                                                             49                  475              (3,816)
--------------------------------------------------------------------------------------------------------------
           Net gains (losses) before taxes                    56,134             (195,031)            (97,534)

Tax expense (benefit) on net
      realized gains (losses)                                 19,648              (68,261)            (34,137)
--------------------------------------------------------------------------------------------------------------

           Net gains (losses) after taxes         $           36,486             (126,770)            (63,397)
--------------------------------------------------------------------------------------------------------------


     The valuation allowances on mortgage loans at December 31, 2003, 2002, and 2001 and the changes in the allowance for the years then ended are summarized as follows:



                                                                  2003             2002              2001
---------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                 $         11,847           10,185            11,279

     Charged to operations                                            1,719            1,662                 -
     Charged to allowance                                                 -                -            (1,094)

---------------------------------------------------------------------------------------------------------------

Balance, end of year                                       $         13,566           11,847            10,185
---------------------------------------------------------------------------------------------------------------


                                          14                        (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)

  Major categories of net investment income for the respective years ended
     December 31 are shown below. Net income related to securities held under repurchase agreements is shown with fixed-maturity securities.

                                                                 2003                2002                 2001
--------------------------------------------------------------------------------------------------------------------

Interest:
      Fixed-maturity securities                         $          955,450              629,286             449,393
      Mortgage loans                                                68,149               54,533              47,744
      Policy loans                                                   3,066                2,596               1,695
      Short-term securities                                         12,493               15,093              16,786
Dividends:
      Preferred stock                                                  145                  143                  93
      Common stock                                                   8,445                6,714               5,019
Change in market value of equity-indexed
      annuity-related reserves                                    (157,136)              69,212              79,950
Change in market value of equity-indexed annuity
      and guaranteed benefit-related options                       120,612              (89,277)            (67,641)
Gain on exercise of equity-indexed annuity and
      guaranteed benefit related options                            28,944                    -                   -
Interest on assets held by reinsurers                                5,643                5,713               6,023
Income from securities held under forward
      commitments                                                    1,148               12,966              34,023
Rental income on real estate                                        37,149               39,162              40,109
Other invested assets                                               25,629                 (649)             12,871
--------------------------------------------------------------------------------------------------------------------
           Total investment income                               1,109,737              745,492             626,065

Investment expenses                                                 45,729               36,218              32,006
--------------------------------------------------------------------------------------------------------------------

           Net investment income                        $        1,064,008              709,274             594,059
--------------------------------------------------------------------------------------------------------------------


     The Company reviews the entire investment portfolio each quarter to determine whether or not declines in market value are other than temporary.
     Generally, equity securities that have a market value at least 20% below average cost for at least six months are considered other than temporarily impaired. Fixed-income securities meeting the same criteria are also reviewed for possible impairment. However, factors in addition to average cost and market value, including credit quality, market analysis, current events, and management's judgment, are also used to determine whether fixed-income securities are considered other than temporarily impaired. The securities that are considered impaired are written down to current market value as of the last business day of the respective quarter.




                                       15                          (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


Unrealized losses and the related fair value for the year ended December 31, 2003 are shown below.



                                      Less than 13 months        13 months or longer                 Total
                                   -------------------------- -------------------------- ---------------------------
                                   ---------------------------------------------------------------------------------
                                    Fair value  Unrealized lossFair value  Unrealized lossFair value  Unrealized losses
                                   ---------------------------------------------------------------------------------
                                   -------------------------- -------------------------- ---------------------------
Fixed-maturity securities:
    U.S. government             $       149,278        5,405             -            -       149,278         5,405
    States and political subdivisions    54,742        6,657            14            -        54,756         6,657
    Foreign government                        -            -             -            -             -             -
    Public utilities                     25,200          691         5,411        1,043        30,611         1,734
    Corporate securities              1,801,161       58,776        38,218        6,531     1,839,379        65,307
    Mortgage-backed securities        3,394,474       58,566             -            -     3,394,474        58,566
    Collateralized mortgage                                                                         -             -
      obligations                         2,350           74             -            -         2,350            74
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
      Total fixed-maturity securities 5,427,205      130,169        43,643        7,574     5,470,848       137,743
Securities held under agreements
    to repurchase                       650,849       22,300             -            -       650,849        22,300
Equity securities                        34,440        3,281       108,227        9,685       142,667        12,966
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
      Total temporarily impaired
      securities                $     6,112,494      155,750       151,870       17,259     6,264,364       173,009
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

As of December 31, 2003, the number of investment holdings that were in an unrealized loss position was 682 and 24 for fixed-maturity and equity securities, respectively.

                                       16                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(4)  SUMMARY TABLE OF FAIR VALUE DISCLOSURES

                                                    2003                              2002
-----------------------------------------------------------------------------------------------------------------
                                                  Carrying            Fair          Carrying           Fair
                                                   amount            value           amount            value
                                                --------------   ---------------  --------------   --------------
Financial assets

    Fixed-maturity securities:
       U.S. government                        $       865,660           865,660       1,476,909        1,476,909
       States and political subdivisions              128,633           128,633          76,628           76,628
       Foreign governments                            106,857           106,857          69,628           69,628
       Public utilities                               337,803           337,803         328,298          328,298
       Corporate securities                        12,017,418        12,017,418       7,742,989        7,742,989
       Mortgage-backed securities                   4,178,453         4,178,453       2,711,808        2,711,808
       Collateralized mortgage obligations            175,075           175,075         259,444          259,444
    Securities held under agreements
       to repurchase                                  663,247           663,247         211,006          211,006
    Securities held under forward
       commitments                                          -                 -         546,702          546,702
    Equity securities                                 507,508           507,508         427,014          427,014
    Mortgage loans                                    893,845           982,476         782,550          865,479
    Short-term securities                             624,546           624,546       1,331,745        1,331,745
    Policy loans                                       65,638            65,638          43,964           43,964
    Options                                           431,739           431,739         195,496          195,496
    Loans to related parties                          450,000           469,211         100,000          118,190
    Cash                                               90,152            90,152          86,263           86,263
    Separate account assets                         8,695,296         8,695,296       5,418,863        5,418,863

Financial liabilities

    Investment contracts                           21,266,168        20,487,798      15,306,455       15,448,398
    Securities held under agreements
       to repurchase                                  657,146           657,146         211,761          211,761
    Securities held under forward
       commitments                                          -                 -         548,322          548,322
    Mortgage notes payable                             94,970            94,970          95,970           95,970
    Separate account liabilities                    8,695,296         8,378,401       5,418,863        5,263,033
-----------------------------------------------------------------------------------------------------------------

     See note 1, "Summary of Significant Accounting Policies" for description of the methods and significant assumptions used to estimate fair values.

     Investment contracts include certain reserves related to deferred annuity and UL products. These reserves are included in the future policy benefit reserves and the policy and contract account balances on the balance sheet.

(5)  LONG-TERM DEBT

     The Company has a loan agreement with Wells Fargo Bank (Wells Fargo) for financing the Company's headquarter facility. As of December 31, 2003 and 2002, the amount of the loan was $86,970. The interest on the loan is paid out each month and is calculated at the LIBOR plus 0.625%. The loan will mature on April 29, 2005; however, prepayment is permitted. The Company is obligated to pledge to Wells Fargo FNMA, GNMA, or U.S. Treasury securities

                                           17                       (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)



     equal to 110% of the principal outstanding. As of December 31, 2003 and 2002, $96,000 and $96,853, respectively, was pledged in accordance with the agreement.


(6)  ACCIDENT AND HEALTH CLAIM RESERVES

     Accident and health claim reserves are based on estimates that are subject to uncertainty. Uncertainty regarding reserves of a given accident year is gradually reduced as new information emerges each succeeding year, thereby allowing more reliable re-evaluations of such reserves. While management believes that reserves as of December 31, 2003 are adequate, uncertainties in the reserving process could cause such reserves to develop favorably or unfavorably in the near term as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves, which are small relative to the amount of such reserves, could significantly impact future reported earnings of the Company.

     Activity in the accident and health claim reserves is summarized as follows:

                                                                         2003              2002              2001
-------------------------------------------------------------------------------------------------------------------

Balance at January 1, net of reinsurance
     recoverables of $485,852, $354,216, and $265,489         $        208,965           283,801           388,563

Adjustment primarily related to commutation
     and assumption reinsurance on blocks of business                   (7,594)           (6,108)          (90,030)

Incurred related to:
     Current year                                                      127,897           105,619           293,922
     Prior years                                                         4,182           (33,969)          (31,687)
-------------------------------------------------------------------------------------------------------------------
Total incurred                                                         132,079            71,650           262,235
-------------------------------------------------------------------------------------------------------------------

Paid related to:
     Current year                                                       41,620            52,071           129,773
     Prior years                                                        74,874            88,307           147,194
-------------------------------------------------------------------------------------------------------------------
Total paid                                                             116,494           140,378           276,967
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, net of reinsurance
     recoverables of  $566,437, $485,852, and $354,216        $        216,956           208,965           283,801
-------------------------------------------------------------------------------------------------------------------


     The accident and health reserves related to claims incurred in prior years decreased by $33,969 and $31,687 in 2002 and 2001, respectively. These changes are largely due to the run-off of the reinsurance-assumed business and discontinuation of the broker administration business. In 2003, the slight increase in prior year incurred claims is related to the volatility inherent in a small block of long-term care business offsetting the decreases related to the run-off business. Paid claims in 2003 are also significantly lower than 2002 and 2001 due to the run-off of the reinsurance-assumed business and discontinuation of the broker administration business.


                                       18                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)



(7)  REINSURANCE

     In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding risks under excess coverage and coinsurance contracts. The Company retains a maximum of $3,000 coverage per individual life.

     Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. A contingent liability exists to the extent that the Company's reinsurers are unable to meet their contractual obligations under reinsurance contracts. Management is of the opinion that no liability will accrue to the Company with respect to this contingency.

     Life insurance, annuities, and accident and health business assumed from and ceded to other companies is as follows:

                                                                                                            Percentage
                                                        Assumed            Ceded                             of amount
                                     Direct           from other          to other             Net            assumed
        Year ended                   amount            companies         companies           amount           to net
------------------------------------------------------------------------------------------------------------------------

December 31, 2003:

Life insurance in force      $        18,601,366        283,412,772        173,197,201       128,816,937         220.0%
------------------------------------------------------------------------------------------------------------------------

Premiums:
     Life                                102,117            492,190            345,881           248,426         198.1%
     Annuities                           238,117                283             17,761           220,639           0.1%
     Accident and health                 278,788            106,805            190,484           195,109          54.7%
------------------------------------------------------------------------------------------------------------------------

        Total premiums       $           619,022            599,278            554,126           664,174          90.2%
------------------------------------------------------------------------------------------------------------------------

December 31, 2002:

Life insurance in force      $        24,235,693        231,271,250         27,436,079       228,070,864         101.4%
------------------------------------------------------------------------------------------------------------------------

Premiums:
     Life                                119,088            425,111            127,329           416,870         102.0%
     Annuities                           308,957                366             17,903           291,420           0.1%
     Accident and health                 388,493             88,506            310,483           166,516          53.2%
------------------------------------------------------------------------------------------------------------------------

        Total premiums       $           816,538            513,983            455,715           874,806          58.8%
------------------------------------------------------------------------------------------------------------------------

December 31, 2001:

Life insurance in force      $        28,755,620        194,301,542         25,851,346       197,205,816          98.5%
------------------------------------------------------------------------------------------------------------------------

Premiums:
     Life                                147,396            390,343            122,058           415,681          93.9%
     Annuities                           200,117                447             23,359           177,205           0.3%
     Accident and health                 452,519            141,156            229,580           364,095          38.8%
------------------------------------------------------------------------------------------------------------------------

        Total premiums       $           800,032            531,946            374,997           956,981          55.6%
------------------------------------------------------------------------------------------------------------------------

                                       19                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     Included in reinsurance recoverables at December 31, 2003 are $2,039,113, $827,784, and $573,688 recoverable from three insurers who, as of December 31, 2003, were rated A or higher by A.M. Best's Insurance Reports.

     Also included in reinsurance recoverables at December 31, 2003 is $696,719 from SCOR Life U.S. Re Insurance Company (Scor Life Re), a subsidiary of SCOR Group, a French company. The SCOR Group has been addressing capital concerns and was rated B++ by A.M. Best's Insurance Reports. While the Company does not have a trust agreement in place to cover its exposure, the Company is carefully monitoring the situation and management believes the asset is fully recoverable at December 31, 2003.

     Of the amounts ceded to others, the Company ceded life insurance in force of $9,534, $6,683,052, and $5,958,233 in 2003, 2002, and 2001,
     respectively, and life insurance premiums earned of $5,777, $11,620, and $10,774 in 2003, 2002, and 2001, respectively, to its ultimate parent Allianz AG. The Company also ceded accident and health premiums earned to Allianz AG of $447, $1,752, and $9,128 in 2003, 2002, and 2001,
     respectively.

     As discussed in note 2, effective July 1, 2003, the Company entered into a 100% coinsurance agreement with an unrelated insurance company, Reinsurance Group of America, Inc., to coinsure the traditional life reinsurance block of business. Related to this transaction, the Company recaptured certain traditional life reinsurance business previously ceded to Allianz AG which resulted in a gain of $3,000.

     Effective July 15, 2003, the Company entered into two assumption reinsurance agreements whereby Canadian blocks of business were sold to unrelated insurance companies. In connection with these agreements, the Company transferred reserves of $4,368 and recognized a gain of $1,393 in 2003.

     Throughout 2003, 2002, and 2001, the Company entered into numerous reinsurance arrangements with unrelated insurance companies to reinsure group accident and health reinsurance-assumed business as well as business produced through the broker administrator distribution channel. In connection with these agreements, the Company has ceded group accident and health and life premiums of $15,019, $156,541, and $55,398 and received expense allowances of $4,345, $38,073, and $11,921 in 2003, 2002, and 2001,
     respectively.

     Effective May 1, 2001, the Company entered into an assumption reinsurance agreement whereby a Canadian disability block of business was sold to an unrelated insurance company. Assumption reinsurance transfers all duties, obligations, and liabilities in connection with these policies to the unrelated insurance company. The Company transferred reserves of $77,778 and recognized a loss of $3,836 in connection with this agreement. In 2001, the Company also entered into a commutation agreement with an unrelated company transferring net reserves of $12,252 and recognizing a gain of $6,934.

     Effective December 31, 2001, the Company entered into a combination coinsurance and modified coinsurance contract, as well as a yearly renewable term reinsurance agreement with an unrelated insurance company to reinsure a block of traditional life business. This agreement does not qualify as reinsurance according to SFAS No. 113, ACCOUNTING AND REPORTING FOR REINSURANCE OF SHORT-DURATION AND LONG-DURATION CONTRACTS, but does qualify as financial reinsurance under statutory accounting. In connection with this agreement, the Company ceded, on a statutory basis, premiums of $222,534, $152,301, and $97,929, and recorded a ceding allowance of $60,050, $44,618, and $63,472 in 2003, 2002, and 2001, respectively.
     Recoverables on future benefit reserves as of December 31, 2003 and 2002 was $236,013 and $142,033, respectively. Impact under GAAP accounting was immaterial.

     Effective December 31, 2001, the Company entered into another combination coinsurance and modified coinsurance contract with an unrelated insurance company to reinsure a block of in force variable annuity business. This agreement also did not qualify as reinsurance under SFAS No. 113, but is reported as financial reinsurance under statutory reporting. In connection with this agreement, the Company ceded, on a statutory basis, premiums of $3,250, $4,500, and $1,540,000, and recorded a ceding allowance of $6,849, $11,200, and $15,000 in 2003, 2002, and 2001, respectively. Recoverables on


                                       20                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     policy and contract account balances, as of December 31, 2003 and 2002, was $7,595 and $10,200, respectively. Impact under GAAP accounting was immaterial. Effective October 1, 2003 the aforementioned combination coinsurance and modified coinsurance contract was terminated.

     Effective December 31, 1999, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of life and annuity business with 1999 premium of $97,100. Deferred revenue resulting from this transaction is being amortized over the revenue-producing period of the related reinsured policies. During 2003, 2002, and 2001, $6,412, $6,380, and $6,247, respectively, was amortized and included in other revenue in the Consolidated Statements of Operations. Deferred revenue as of December 31, 2003 and 2002 was $65,745 and $72,157, respectively.

     Effective January 1, 1997, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of business, including certain universal life and traditional life insurance policies and annuity contracts. Deferred revenue resulting from this transaction is being amortized over the revenue-producing period of the related reinsured policies. During 2003, 2002, and 2001, $10,806, $12,145, and $12,617, respectively, was amortized and included in other revenue in the consolidated statements of operations. Deferred revenue as of December 31, 2003 and 2002 was $41,696 and $52,502, respectively.

(8)  INCOME TAXES

     INCOME TAX EXPENSE (BENEFIT)

     Total income tax expense (benefit) for the years ended December 31 are as follows:

                                                                        2003             2002             2001
--------------------------------------------------------------------------------------------------------------

Income tax expense attributable to operations:

     Current tax expense (benefit)                          $       178,514          (74,379)          (2,544)

     Deferred tax (benefit) expense                                (112,743)          58,045           (7,867)
--------------------------------------------------------------------------------------------------------------

Total income tax expense (benefit)
     attributable to operations                                      65,771          (16,334)         (10,411)

Tax benefit due to cumulative effect of
     change in accounting                                                 -                -           (3,369)
--------------------------------------------------------------------------------------------------------------

Total income tax expense (benefit)
     attributable to net income                                      65,771          (16,334)         (13,780)

Income tax effect on equity:
     Income tax expense (benefit) allocated to
       stockholders' equity:
        Attributable to unrealized
            gains and losses on investments                          26,777           68,608           (1,855)
        Attributable to unrealized
            gains and losses on foreign exchange                      5,924              214           (1,575)
--------------------------------------------------------------------------------------------------------------

Total income tax effect on equity                           $        98,472           52,488          (17,210)
--------------------------------------------------------------------------------------------------------------

                                       21                           (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)



     COMPONENTS OF INCOME TAX EXPENSE (BENEFIT)

     Income tax expense computed at the statutory rate of 35% varies from tax expense reported in the Consolidated Statements of Operations for the respective years ended December 31 as follows:

                                                                       2003             2002             2001
--------------------------------------------------------------------------------------------------------------

Income tax expense (benefit) computed at
      the statutory rate                                    $         80,397         (15,643)         (17,196)
Dividends received deductions and tax-
      exempt interest                                                 (5,591)         (3,702)          (4,811)
Adequacy release                                                      (9,736)              -                -
Foreign tax, net                                                         869            (395)            (931)
Tax provision to tax return adjustments                               (1,551)          2,709            5,015
Goodwill amortization                                                      -               -            5,827
Other                                                                  1,383             697            1,685
--------------------------------------------------------------------------------------------------------------

           Income tax expense (benefit) as reported         $         65,771         (16,334)         (10,411)
--------------------------------------------------------------------------------------------------------------

     Included in the adequacy release for 2003 is a one-time adjustment of $5,236 resulting from a comprehensive tax balance sheet review. The remaining 2003 adequacy release of $4,500 relates to favorable IRS exam settlements.

     Tax provision to tax return adjustments arise from the Company's use of estimates to calculate income tax expense. These estimates may differ from what is ultimately filed on the Company's tax return. For the years presented, the primary adjustments relate to dividends received deductions and tax-exempt interest.


                                       22                          (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES ON THE BALANCE SHEET

     Tax effects of temporary differences giving rise to the significant components of the net deferred tax liability at December 31 are as follows:

                                                                                   2003                2002
-------------------------------------------------------------------------------------------------------------

Deferred tax assets:
      Provision for post retirement benefits                         $            3,014                2,978
      Policy reserves                                                           743,232              479,636
      Impaired assets                                                            29,437               42,998
      Investment income                                                          33,730               32,792
      Coinsurance deferred income                                               128,943               49,764
      Expense accruals                                                           30,454               22,423
      Net operating loss carryforward                                                 -               49,657
      Other                                                                      11,629                7,227
-------------------------------------------------------------------------------------------------------------

           Total deferred tax assets                                            980,439              687,475
-------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
      Deferred acquisition costs                                                843,760              625,431
      Net unrealized gain on investments and foreign exchange                   112,422               79,720
      Depreciation/amortization                                                  15,915               10,286
      Due and deferred premiums                                                   4,263               28,191
      Value of business acquired                                                 49,054               54,869
      Other                                                                       2,174               16,818
-------------------------------------------------------------------------------------------------------------

           Total deferred tax liabilities                                     1,027,588              815,315
-------------------------------------------------------------------------------------------------------------

Net deferred tax liability                                           $           47,149              127,840
-------------------------------------------------------------------------------------------------------------

     Although realization is not assured, the Company believes it is not necessary to establish a valuation allowance for the deferred tax asset as it is more likely than not the deferred tax asset will be realized principally through future reversals of existing taxable temporary differences and future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future reversals of existing taxable temporary differences and future taxable income are reduced.

     The Company and its subsidiaries file a consolidated federal income tax return with AZOA and all of its wholly owned subsidiaries. The consolidated tax allocation agreement stipulates that each company participating in the return will bear its share of the tax liability pursuant to United States Treasury Department regulations. The Company, each of its insurance subsidiaries, and USAllianz Securities, Inc. generally will be paid for the tax benefit on their losses and any other tax attributes, to the extent they could have obtained a benefit against their post-1990 separate return taxable income or tax. Income taxes paid by the Company were $16,000, $24, and $49,481 in 2003, 2002, and 2001, respectively. At December 31, 2003 and 2002, the Company had a tax payable/(recoverable) from AZOA of $160,571 and $(84,882), respectively, reported in income tax payable and income tax recoverable, respectively, on the Consolidated Balance Sheet.

     At December 31, 2003 and 2002, the Company had a tax payable/(recoverable) separate from the agreement with AZOA in the amount of $178 and $(2,341), respectively. These amounts are for foreign taxes and taxes recoverable from subsidiaries.


                                       23                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(9)  RELATED-PARTY TRANSACTIONS

     In December 2003, the Company entered an agreement to lend Allianz AG $350,000. The loan plus interest will be repaid over ten years; semi-annual interest payments for the first five years and amortized semi-annual payments of principal and accrued interest over the last five years. The interest rate is 5.18%. Interest of $1,108 was earned during 2003 and is included in investment income on the Consolidated Statements of Operations. The loan is collateralized by 8,000 shares of Assurances Generales de France S.A., a publicly traded subsidiary of Allianz AG. These shares had a market value of $433,873 at December 31, 2003.

     The Company purchases option contracts and writes put options with Dresdner Bank Aktiengesellschaft, a subsidiary of Allianz AG, as part of a derivative hedging strategy (see further discussion in note 1). During 2003, contracts purchased and puts written were $19,215 and $916, respectively.

     During 2002, the Company issued 8,909,195 shares of Class A, Series A preferred stock and 9,994,289 shares of Class A, Series B preferred stock with a par value of $1.00 per share to AZOA at $35.02 per share resulting in proceeds of $662,000 to the Company. See further discussion in note 13 to these consolidated financial statements.

     In December 2002, the Company received a capital contribution from AZOA in the form of 69,149 shares of Allianz Global Risks US Insurance Company
     (AGR) preferred stock, a wholly owned subsidiary of AZOA. AGR was formerly known as Allianz Insurance Company. This resulted in additional paid-in capital of $650,000. The shares were issued at $9,400.00 per share (the Purchase Price), representing the assigned value of these shares and the amount AZOA paid for the shares upon issuance. The assigned value was derived from the underlying statutory net book value of AGR and the ownership percentage each share represents. The shares carry a liquidation preference equal to the Purchase Price plus an amount necessary to yield an annual return of 6%, compounded annually, and is also redeemable at an amount equal to the liquidation preference. In addition, the Company, at its option, may convert each share into one share of common stock of AGR.

     The Company's investment in AGR preferred stock represents 23.7% of the outstanding shares of AGR and is accounted for in accordance with the cost method at the Purchase Price. The number of shares and Purchase Price was determined ratably with existing common shares based on statutory book value as of September 30, 2002. Under the cost method, potential unrealized gains are not recognized, even though the contractual rights of the shares provide for either redemption with a cumulative yield of 6% or conversion to common shares.

     The AGR preferred stock carries a redemption value equal to the liquidation preference less actual dividends paid. As of December 31, 2003 and 2002, the redemption value of the AGR preferred stock approximates $689,000 and $650,000, and the book value of the underlying common shares the Company could obtain upon conversion approximates $1,258,841 and $1,169,528, respectively. As there is no quoted market price for the common stock of this non-traded affiliate, it was not practicable to estimate the market value of an investment representing 23.7% of the issued stock without incurring excessive costs.

     In connection with its investment in AGR preferred stock, the Company entered into a stand-by stock purchase agreement with Allianz AG, which entitles the Company to sell these preferred shares to Allianz AG at a price equal to their then current redemption value. The agreement has a one-year term and is automatically renewed annually unless terminated in writing by Allianz AG. This agreement may be exercised in the event of certain rating agency downgrades of Fireman's Fund Insurance Company (an affiliate) to levels as specified in the agreement. In consideration for this right, the Company agreed to pay an annual premium equal to 0.3% of the Purchase Price of the shares.

     In December 2002, the Company entered in to an agreement to lend AZOA $250,000. The loan plus interest will be repaid over ten years, semi-annual interest payments for the first five years and level semi-annual payments of principal and accrued interest over the last five years. The interest rate is a fixed rate of 6%. The loan is not collateralized. The outstanding loan balance is included as a component of stockholders' equity in the


                                       24                           (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     Consolidated Balance Sheet. Interest of $15,042 and $500 was earned during 2003 and 2002, respectively, and is included in investment income on the Consolidated Statements of Operations.

     Effective January 26, 2001, the Company entered in to an agreement to lend AZOA $100,000. The loan plus interest will be repaid over twelve years, semi-annual interest payments for the first five years and level semi-annual payments of principal and accrued interest over the last seven years. The interest rate is a fixed rate of 7.18%. AZOA pledged as collateral a security interest in shares of the common stock outstanding of AGR, which has a statutory book value as of the date of the loan equal to 125% of the loan. Interest of $7,200, $7,160 and $6,681 was earned during 2003, 2002, and 2001, respectively, and is included in investment income on the Consolidated Statements of Operations.

     As detailed above, the Company recorded related party invested assets of $1,100,000 and $750,000 at December 31, 2003 and 2002, respectively, representing 4.9% and 4.3% of total invested assets and 37.3% and 27.5% of capital for the respective year. Excluding these transactions, the Company's capital would have been $1,850,008 and $1,975,839 at December 31, 2003 and 2002, respectively. The Company does not foresee a credit risk with these investments given the financial strength of Allianz AG, which currently has an A.M. Best rating of A+.

     The Company reimbursed AZOA $9,357, $11,285, and $10,003, in 2003, 2002, and 2001, respectively, for certain administrative and investment management services performed.

     The Company shares a data center with and receives other system support from affiliated insurance companies. Usage and other system support charges paid by the Company were $1,069, $1,640, and $1,811 in 2003, 2002, and
     2001, respectively. The Company's liability for data center and other system support charges was $233 and $0 at December 31, 2003 and 2002, respectively, and is included in accrued expenses on the Consolidated Balance Sheet.

(10)  EMPLOYEE BENEFIT PLANS

     The Company previously participated in the Allianz Primary Retirement Plan
     (PRP), a defined contribution plan. Effective December 31, 2002, the Company terminated the PRP and merged it into the Allianz Asset Accumulation Plan (AAAP). Upon termination of the PRP, participants who had not completed the requirements to be fully vested became 100% vested. Total PRP contributions were $3,611, and $3,023 in 2002 and 2001, respectively.

     The Company participates in the AAAP, a defined contribution plan sponsored by Fireman's Fund Insurance Company. Eligible employees are immediately enrolled in the AAAP upon their first day of employment. Effective July 18, 2002, the maximum contribution per payroll was waived, although contributions remain subject to annual limitations set by ERISA. The AAAP will accept participant's pre-tax or after-tax contributions up to 99% of the participants' eligible compensation. Effective January 1, 2002, under the eligible employees' provisions, the Company will match 100% of contributions up to a maximum of 2% during the first year of service and 6% after the first year of service. In 2001, the Company matched 75% of contributions up to a maximum of 2% during the first year of service and 6% after the first year of service. Participants are 100% vested in the Company's matching contribution after three years of service.

     The Company may decide to declare a profit-sharing contribution under the AAAP based on the discretion of Company management. Profit sharing contributions have not been declared since 1998. Employees are not required to participate in the AAAP to be eligible for the profit-sharing contribution. Effective January 1, 2003, the Company may declare a discretionary match following year-end. The Company declared a discretionary match of 2% of employees' salaries, for the Plan year ended December 31, 2003, reported in general and administrative expenses on the Consolidated Statement of Operations and will be funded in 2004. Employees are not required to participate in the AAAP to be eligible for the discretionary match.

                                       25                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)



     The expenses of administration of the AAAP and the trust fund, including all fees of the trustee, investment manager, and auditors, shall be payable from the trust fund but may, at the discretion of the Company, be paid by the Company. Any counsel fees shall not be payable from the trust fund, but shall instead be paid by the Company. It is the Company's policy to fund the AAAP costs as incurred. The Company has expensed $7,362, $3,210, and $2,861 in 2003, 2002, and 2001, respectively, toward the AAAP matching contributions.

     The Company offers certain benefits to eligible employees including a comprehensive medical, dental and vision plan, and a flexible spending plan. Associated with these plans, the Company provides certain postretirement benefits to employees who retired on or before December 31, 1988 or who were hired before December 31, 1988 and who have at least ten years of service when they reach age 55. Employees of the Company hired or rehired after December 31, 1988 or who became employees of the Company as a result of a merger or acquisition after January 1, 1989 are not eligible for retiree medical or life insurance coverage. The Company's plan obligation at December 31, 2003 and 2002 was $8,612 and $8,058, respectively. This liability is included in other liabilities on the Consolidated Balance Sheet.

     The Company is participating in an Employee Stock Purchase Plan established in 2001 by AZOA that is designed to provide eligible employees with an opportunity to purchase American Depository Shares of Allianz AG at a discounted price. An aggregate amount of 250,000 American Depository Shares are reserved for this plan. Allianz AG determines the purchase price of the shares. A committee appointed by AZOA determines the discount price. Employees are given the opportunity to purchase these shares annually on a predetermined date set by Allianz AG. Employees are not allowed to sell or transfer the shares for a one-year period following the purchase date. The difference between the market price and the discount price, or the discount, is paid by the Company and amounted to $295, $82, and $235, in 2003, 2002, and 2001, respectively.

(11) STATUTORY FINANCIAL DATA AND DIVIDEND RESTRICTIONS

     Statutory accounting is directed toward insurer solvency and protection of policyholders. Accordingly, certain items recorded in financial statements prepared under GAAP are excluded or vary in determining statutory policyholders' surplus and gain from operations. Currently, these items include, among others, deferred acquisition costs, furniture and fixtures, deferred taxes, accident and health premiums receivable which are more than 90 days past due, and undeclared dividends to policyholders. Additionally, future policy benefit reserves and policy and contract account balances calculated for statutory accounting do not include provisions for withdrawals.


                                       26                          (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     The differences between stockholders' equity and net income (loss) reported in accordance with statutory accounting practices on the Company's stand-alone financial statements and the accompanying GAAP consolidated financial statements as of and for the year ended December 31 are as follows:

                                                           Stockholders' equity                     Net income (loss)
                                                --------------------------------- ---------------------------------------------
                                                     2003             2002            2003            2002           2001
-------------------------------------------------------------------------------------------------------------------------------

Statutory basis                               $       2,029,980        1,663,934        198,900        (326,751)      (285,137)
Adjustments:
    Change in reserve basis                          (2,095,553)      (1,230,412)      (794,287)       (383,656)      (196,531)
    Deferred acquisition costs                        2,297,349        1,682,220        661,828         811,267        316,439
    Value of business acquired                          140,153          156,769        (16,616)         (3,876)       (17,581)
    Goodwill and intangible asset                       210,996          210,854          1,515             351        (17,368)
    Net deferred taxes                                  (89,368)        (208,162)       113,914         (56,404)         8,520
    Statutory asset valuation reserve                   212,757           13,537              -               -              -
    Statutory interest maintenance reserve              132,427          108,457         25,776          14,624         49,574
    Modified coinsurance reinsurance                    (14,846)         (15,971)         1,125           7,534          2,038
    Unrealized gains on investments                     671,140          645,274              -               -              -
    Nonadmitted assets                                   42,316           34,295              -               -              -
    Deferred income on reinsurance                     (353,563)        (126,211)      (110,487)        (58,446)        44,277
    Bonds of affiliates                                (250,000)        (250,000)             -               -              -
    Investment in subsidiaries                           21,556           44,999              -               -              -
    Valuation allowance on mortgage loans               (13,566)         (11,847)        (1,719)         (1,662)         1,094
    Income (loss) from non-insurance
      subsidiaries                                            -                -          7,330          18,580         (1,555)
    Income from insurance subsidiaries                        -                -         (1,314)          2,887         82,674
    Realized gain (loss) on options                           -                -         82,788         (39,222)       (27,530)
    Other                                                 8,230            8,103         (4,818)        (13,587)        (3,893)
-------------------------------------------------------------------------------------------------------------------------------
      As reported in the accompanying
         consolidated financial statements    $       2,950,008        2,725,839        163,935         (28,361)       (44,979)
-------------------------------------------------------------------------------------------------------------------------------

     The Company is required to meet minimum statutory capital and surplus requirements. The Company's statutory capital and surplus as of December 31, 2003 and 2002 were in compliance with these requirements. The maximum amount of dividends that can be paid by Minnesota insurance companies to stockholders without prior approval of the Commissioner of Commerce is subject to restrictions relating to statutory earned surplus, also known as unassigned funds. Unassigned funds are determined in accordance with the accounting procedures and practices governing preparation of the statutory annual statement, minus 25% of earned surplus attributable to unrealized capital gains. In accordance with Minnesota Statutes, the Company may declare and pay from its surplus cash dividends of not more than the greater of 10% of its beginning of the year statutory surplus, or the net gain from operations of the insurer, not including realized gains, for the 12-month period ending the 31st day of the next preceding year. Ordinary dividends of $78,515 can be paid in 2004 without prior approval of the Commissioner of Commerce.

     REGULATORY RISK-BASED CAPITAL

     An insurance enterprise's state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of an enterprise's regulatory total adjusted capital to its authorized control level risk-based capital, as defined by the NAIC. This ratio for the Company was 653% and 590% as of December 31, 2003 and 2002, respectively. Regulatory action level against a company may begin when this ratio falls below 200%.


                                       27                           (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


     PERMITTED STATUTORY ACCOUNTING PRACTICES

     The Company is required to file annual statements with insurance regulatory authorities, which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company currently has no permitted practices.

(12) COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their business. The most significant case in which the Company is a defendant is a class action lawsuit against Fidelity Union Life Insurance Company (FULICO) whose policies were assumed by the Company. There was no material impact to the income statement in the years presented related to this case. As of December 31, 2003, there is $17,931 of reserves remaining related to this case. In the opinion of management, the reserves established sufficiently cover the Company's exposure. Management believes the ultimate resolution of other litigation will not have a material effect on the consolidated financial position of the Company.

     The Company is contingently liable for possible future assessments under regulatory requirements pertaining to insolvencies and impairments of unaffiliated insurance companies. Provision has been made for assessments currently received and assessments anticipated for known insolvencies.

     The Company has acquired minority equity interests in certain field marketing organizations. Certain provisions within stockholders' agreements, member agreements, and first refusal and put agreements require the Company to purchase part or all of the stock or member interests in the entities to which these agreements pertain, if and when the parties to these agreements exercise certain available options. The exercise period for the various put options ranges from 5 to 11 years, the latest of which expires in 2010. If all put options were exercised, requiring the Company to purchase all of the stock or member interests in the entities, the total purchase price that would be paid by the Company based on current calculations would be $148,663.

     The Company has limited partnership investments that require the commitment of capital over a period of up to five years. The Company had capital commitments of $99,508 and $106,500, of which $60,203 and $49,349 has been funded at December 31, 2003 and 2002, respectively.

     The Company entered into sale and leaseback agreements effective December 27, 2001 and June 20, 2002 related to certain furniture and equipment. The assets were removed from the balance sheet and sold for their net book value of $14,945 and $817, respectively. The term of each lease is 6.5 years. The Company also leases office space. Expense for all operating leases was $6,100, $4,887, and $4,846 in 2003, 2002, and 2001,
     respectively. The future minimum lease payments required under these operating leases are as follows:

                                               Operating lease
-------------------------------------------------------------
-------------------------------------------------------------

2004                                          $        6,241
2005                                                   6,673
2006                                                   6,901
2007                                                   5,236
2008 and beyond                                        4,058
-------------------------------------------------------------
Total                                         $       29,109
-------------------------------------------------------------


                                       28                            (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(13) CAPITAL STRUCTURE

     The Company is authorized to issue three types of capital stock, as outlined in the table below.

                                 Authorized    Par value,     Redemption rights      Voluntary or involuntary
                                  issued       per share                             liquidation rights
                               outstanding
                             --------------------------------------------------------------------------------------

Common Stock                       40,000,000       $ 1.00            None                        None
                                   20,000,000
                                   20,000,000
-------------------------------------------------------------------------------------------------------------------
Preferred Stock:
Class A                            200,000,000
                                   authorized         1.00    Designated by Board        Designated by Board for
                                                               each series issued            each series issued
-------------------------------------------------------------------------------------------------------------------
Class A, Series A                   8,909,195         1.00   $35.02 per share plus      $35.02 per share plus
                                    8,909,195                an amount to yield a         an amount to yield a
                                    8,909,195                compound annual return        compound annual return
                                                               of 6%, after acual            of 6%, after acual
                                                                dividends paid                dividends paid
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Class A, Series B                  10,000,000         1.00   $35.02 per share plus       $35.02 per share plus
                                    9,994,289                an amount to yield a         an amount to yield a
                                    9,994,289                compound annual return        compound annual return
                                                               of 6%, after acual            of 6%, after acual
                                                                dividends paid                dividends paid
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Class B                           400,000,000         1.00 Designated by Board for    Designated by Board for each
                                            0                each series issued          each series issued
-------------------------------------------------------------------------------------------------------------------

     Holders of Class A preferred stock and of common stock are entitled to one vote per share with respect to all matters presented to or subject to the vote of shareholders. Holders of Class B preferred stock have no voting rights.

     Each share of Class A preferred stock is convertible into one share of the Company's common stock. The Company may redeem any or all of the Class A preferred stock at any time. Dividends will be paid to each class of stock only when declared by the Board of Directors. In the event a dividend is declared, dividends must be paid to holders of Class A preferred stock, Class B preferred stock, and common stock, each in that order.

     As discussed in note 9 to these consolidated financial statements, the Company entered into significant capital transactions with related parties during 2003 and 2002.


                                       29                            (continued)

                          ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)


(14) FOREIGN CURRENCY TRANSLATION

     The net assets of the Company's foreign operations are translated into U.S. dollars using exchange rates in effect at each year-end. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated foreign currency translation adjustment reported as a separate component of comprehensive income. An analysis of this account for the respective years ended December 31 follows:

                                                                               2003             2002              2001
----------------------------------------------------------------------------------------------------------------------

Beginning amount of cumulative translation adjustments              $       (7,932)          (8,471)           (5,546)
----------------------------------------------------------------------------------------------------------------------

Aggregate adjustment for the period resulting from
      translation adjustments                                               16,560              753            (4,500)
Amount of income tax (expense) benefit for period
      related to aggregate adjustment                                       (5,924)            (214)            1,575
----------------------------------------------------------------------------------------------------------------------
Net aggregate translation included in equity                                10,636              539            (2,925)
----------------------------------------------------------------------------------------------------------------------

Ending amount of cumulative translation adjustments                 $        2,704           (7,932)           (8,471)
----------------------------------------------------------------------------------------------------------------------

Canadian foreign exchange rate at end of year                       $       0.7714           0.6360            0.6282
----------------------------------------------------------------------------------------------------------------------


                                       30                           (continued)

                         ALLIANZ LIFE INSURANCE COMPANY
                        OF NORTH AMERICA AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (in thousands, except share data)




(15) SUPPLEMENTARY INSURANCE INFORMATION

     The following table summarizes certain financial information by line of business for 2003, 2002, and 2001:

                                                      As of December 31
                             ---------------------------------------------------
                                             Future                     Other
                              Deferred   benefit reserves               policy
                               policy     and policy and              claims and
                             acquisition contract accout  Unearned     benefits
                                costs       balances      premiums      payable
   -----------------------------------------------------------------------------

   2003:
   Life                    $     284,295    2,230,007          206       157,144
   Annuities                   1,992,496   22,887,530            -            86
   Accident and health            20,558        1,432       42,439       822,488
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

                           $   2,297,349   25,118,969       42,645       979,718
   -----------------------------------------------------------------------------

   2002:
   Life                    $     271,003    2,145,891          197       136,361
   Annuities                   1,390,936   17,411,073            -           175
   Accident and health            20,281        1,432       42,316       766,569
   -----------------------------------------------------------------------------

                           $   1,682,220   19,558,396       42,513       903,105
   -----------------------------------------------------------------------------

   2001:
   Life                    $     254,646    2,073,241        1,156       153,593
   Annuities                     900,108   11,298,838            -           327
   Accident and health            10,678        2,864       40,347       703,030
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

                           $   1,165,432   13,374,943       41,503       856,950
   -----------------------------------------------------------------------------


                       For the year ended December 31
-   ---------------------------------------------------------------------------------------
                          Net premium                            Net change
                           revenue                                    in
                          and other        Net                      policy        Other
                           contract    investment       Net       acquisition   operating
                          considerations income      benefits       costs*      expenses
  -----------------------------------------------------------------------------------------

  2003:
  Life                       248,425        43,997      215,950       (9,662)       83,269
  Annuities                  220,640     1,007,825      830,027     (651,889)    1,005,918
  Accident and health        195,109        12,186      133,592         (277)       66,454
  -----------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------

                             664,174     1,064,008    1,179,569     (661,828)    1,155,641
  -----------------------------------------------------------------------------------------

  2002:
  Life                       416,870        49,232      327,829      (21,693)      128,213
  Annuities                  291,420       646,203      672,565     (779,970)    1,043,181
  Accident and health        166,516        13,839       90,437       (9,604)       82,384
  -----------------------------------------------------------------------------------------

                             874,806       709,274    1,090,831     (811,267)    1,253,778
  -----------------------------------------------------------------------------------------

  2001:
  Life                       415,681        55,505      346,868       (9,099)      121,090
  Annuities                  177,206       511,844      452,737     (297,172)      523,786
  Accident and health        364,094        26,710      266,917      (10,168)      149,377
  -----------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------

                             956,981       594,059    1,066,522     (316,439)      794,253
  -----------------------------------------------------------------------------------------

     * See note 1 for aggregate gross amortization.





                                     PART C
                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

 a.  Financial Statements

      The following financial statements of the Company are included in Part B hereof.

      1. Report of Independent Registered Public Accounting Firm.
      2. Consolidated Balance Sheets as of December 31, 2003 and 2002.
      3. Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001.
      4. Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2003, 2002 and 2001.
      5. Consolidated Statements of Stockholder's Equity for the years ended December 31, 2003, 2002 and 2001.
      6. Consolidated Statements of Cash Flows for the years ended
         December 31, 2003, 2002 and 2001.
      7. Notes to Consolidated Financial Statements - December 31, 2003, 2002 and 2001.

      The following financial statements of the Variable Account are included in Part B hereof.

      1. Statements of Assets and Liabilities as of September 30, 2004
         (unaudited)
      2. Statements of Operations for the period ended September 30, 2004 (unaudited)
      3. Statements of Changes in Net Assets for the period ended September 30, 2004 (unaudited)
      4. Notes to Financial Statements - September 30, 2004 (unaudited)
      5. Report of Independent Registered Public Accounting Firm.
      6. Statements of Assets and Liabilities as of December 31, 2003.
      7. Statements of Operations for the period ended December 31, 2003.
      8. Statements of Changes in Net Assets for the years ended
         December 31, 2003 and 2002.
      9. Notes to Financial Statements - December 31, 2003.

      b.  Exhibits

      1. Resolution of Board of Directors of the Company authorizing the establishment of the Variable Account(1)
      2.   Not  Applicable
      3.a. Principal Underwriter's Agreement(2)
      3.b. General Agency Agreement(5)
      4.a. Individual Variable Annuity Contract (9)
      4.b. Individual Variable Annuity Contract Schedule Page (13)
      4.c. Guaranteed Account Value Benefit Endorsement (13)
      4.d. Guaranteed Principal Value Benefit Endorsement (13)
      4.e  Fixed Account with a Market Value Adjustment Endorsement (13)
      4.f. Traditional Guaranteed Minimum Death Benefit Endorsement (9)
      4.g. Enhanced Guaranteed Minimum Death Benefit Endorsement (9)
      4.h. Guaranteed Withdrawal Benefit (13)
      4.i. Contract Amendment Endorsement *
      5.a. Application for Indiv Var Annuity Contract (13)
      6.   (i)   Copy of Articles of Incorporation of the Company(1)
           (ii)  Copy of the Bylaws of the Company(1)
      7.   Not  Applicable
      8.a. Form of Fund Participation Agreement between AIM Variable
           Insurance Funds, Inc., Allianz Life Insurance Company of North America and NALAC Financial Plans LLC(3)
        b. Form of Fund Participation Agreement between USAllianz Variable Insurance Products Trust, Allianz Life Insurance Company of
           North America and BISYS Fund Services Limited Partnership(3)
        c. Form of Fund Participation Agreement between Davis Variable
           Account Fund, Inc., Davis Distributors, LLC and Allianz Life Insurance Company of North America(4)
        d. Form of Fund Participation Agreement between Oppenheimer Variable Account Funds, Oppenheimer Funds Inc. and Allianz Life Insurance Company of North America(4)
        e. Form of Fund Participation Agreement between Allianz Life Insurance Company of North America, PIMCO Variable Insurance Trust, and PIMCO Fund Distributors, LLC(4)
        f. Form of Fund Participation Agreement between Seligman Portfolios, Inc. and Allianz Life Insurance Company of North America(4)
        g. Form of Fund Participation Agreement between The Prudential Series Fund, Inc., The Prudential Insurance Company of America, Prudential Investment Management Services LLC and Allianz Life Insurance
           Company of North America (6)
        h. Form of Fund Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Templeton Variable Products Series Fund, Franklin Templeton Distributors, Inc., and Allianz Life Insurance Company of North America (7)
        i. Copy of Fund Participation Agreement between Van Kampen
           Life Investment Trust, Van Kampen Funds Inc,
           Van Kampen Asset Management and Allianz Life of North
           America (8)
        j. Copy of Fund Participation Agreement between Van Kampen
           Funds, Inc., and USAllianz Investor Services, LLC (8)
        k. Copy of Portfolio Management Agreement between USAllianz
           Advisers, LLC, USAllianz Variable Insurance Products Trust,
           and Van Kampen Asset Management, Inc. (8)
        l. Copy of Portfolio Management Agreement between USAllianz
           Advisers, LLC,USAllianz Variable Insurance Products Trust,
           and Van Kampen Investment Advisory Corporation. (8)
        m. Copy of Portfolio Management Agreement between USAllianz
           Advisers, LLC,USAllianz Variable Insurance Products Trust
           and Van Kampen Asset Management, Inc. (8)
        n. Copy of Portfolio Management Agreement between USAllianz
           Advisers, LLC, USAllianz Variable Insurance Products Trust,
           and PIMCO Advisers L.P. (8)
        o. Copy of Fund Participation Agreement between Dreyfus
           Investment Portfolios and Allianz Life Insurance Company
           of North America (8)
        p. Copy of Portfolio Management Agreement between USAllianz Advisers, LLC and OppenheimerFunds, Inc.(10)
        q. Copy of Portfolio Management Agreement between USAllianz Advisers, LLC, NFJ Investment Group LP and PIMCO Advisors Retail Holdings LLC(10)
        r. Form of Portfolio Management Agreement between USAllianz Advisers, LLC, USAllianz Variable Insurance Products Trust, and Davis Selected Advisers, L.P. (11)
        s. Form of Portfolio Management Agreement between USAllianz Advisers, LLC, USAllianz Variable Insurance Products Trust, and The Dreyfus Corporation (11)
        t. Form of Portfolio Management Agreement between USAllianz Advisers, LLC, USAllianz Variable Insurance Products Trust, and Founders Asset Management LLC (11)
        u. Copy of Service Agreement between Allianz Life Insurance Co. of North America and OppenheimerFunds, Inc. (12)
        v. Copy of Service Agreement between Allianz Life Insurance Co. of North America and PIMCO Variable Insurance Trust (12)
        w. Copy of Service Agreement between Allianz Life Insurance Co. of North America and Prudential Investment Management Services LLC (12)
        x. Copy of Service Agreement between Allianz Life Insurance Co. of North America and Seligman & Co., Inc.(12)
        y. Form of Portfolio Management Agreement between USAllianz Advisers, LLC, USAllianz Variable Insurance Products Trust,and Legg Mason Funds Management, Inc.*
      9.   Opinion and Consent of Counsel *
     10    Consent of Independent Registered Public Accounting Firm *
     11.   Not Applicable
     12.   Not Applicable
     13.   Powers of Attorney *

            *Filed herewith

(1) Incorporated by reference from Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on June 25, 1996.
(2) Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on December 13, 1996.
(3) Incorporated by reference from Post-Effective Amendment No 7.to Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on November 12, 1999.
(4)  Incorporated   by  reference   from   Pre-Effective   Amendment  No.  1  to
     Registrant's Form N-4 (File Nos. 333-82329 and 811-05618) electronically filed December 30, 1999.
(5)  Incorporated   by  reference  from   Post-Effective   Amendment  No.  8  to
     Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on April 27, 2000.
(6)  Incorporated   by  reference  from   Post-Effective   Amendment  No.  2  to
     Registrant's Form N-4 (File Nos. 333-82329 and 811-05618) electronically filed on December 15, 2000.
(7)  Incorporated   by  reference  from   Post-Effective   Amendment  No.  3  to
     Registrant's Form N-4 (File Nos. 333-82329 and 811-05618) electronically filed on April 26, 2001.
(8)  Incorporated   by  reference  from   Post-Effective   Amendment  No.  3  to
     Registrant's Allianz Life Variable Account A's Form N-6 (File Nos. 333-60206 and 811-04965) electronically filed on January 6, 2003.
(9)  Incorporated   by  reference  from   Pre-Effective   Amendment  No.  1  to
     Registrant's Form N-4 (File Nos. 333-90260 and 811-05618) electronically filed on September 9, 2002.
(10) Incorporated   by  reference  from   Post-Effective   Amendment  No.  1  to
     Registrant's Form N-4 (File Nos. 333-90260 and 811-05618) electronically filed on April 25, 2003.
(11) Incorporated by reference from Pre-Effective Amendment No. 2 to Registrant's Form N-4 (File Nos. 333-111049 and 811-05618) electronically filed on April 2, 2004.
(12) Incorporated by reference from Post-Effective Amendment No. 12 to Registrant's Form N-4 (File Nos. 333-95729 and 811-05618) electronically filed on April 26, 2004.
(13) Incorporated by reference from Registrant's Form N-4 (File Nos. 333-120181 and 811-05618) electronically filed on November 3, 2004.


Item 25. Officers and directors of Allianz Life Insurance Company of North America.

Unless noted otherwise, all officers and directors have the following principal business address:

                             5701 Golden Hills Drive
                           Minneapolis, MN 55416-1297

              ---------------------------------------- ------------------------------------------------------------
              Name                                     Position and offices
              ---------------------------------------- ------------------------------------------------------------
              Robert MacDonald                         Director
              ---------------------------------------- ------------------------------------------------------------
              Mark A. Zesbaugh                         Director, Chief Executive Officer and President
              ---------------------------------------- ------------------------------------------------------------
              Charles M. Kavitsky                      Director
              ---------------------------------------- ------------------------------------------------------------
              Gabrielle M. Matzdorff                   Senior Vice President and Chief Financial Officer
              ---------------------------------------- ------------------------------------------------------------
              Neil H. McKay                            Senior Vice President and Chief Actuary
              ---------------------------------------- ------------------------------------------------------------
              Suzanne J. Pepin                         Senior Vice President, Secretary and Chief Legal Officer
              ---------------------------------------- ------------------------------------------------------------
              Douglas P. Reynolds                      Senior Vice President and Chief Operating Officer
              ---------------------------------------- ------------------------------------------------------------
              Denise M. Blizil                         Senior Vice President, Enterprise Services
              ---------------------------------------- ------------------------------------------------------------
              Hayward L. Sawyer                        Senior Vice President, Director of Sales and Distribution
              ---------------------------------------- ------------------------------------------------------------
              Christopher H. Pinkerton                 Senior Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Wayne A. Robinson                        Vice President and Assistant Secretary (Legal)
              ---------------------------------------- ------------------------------------------------------------
              Michael M. Ahles                         Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Tracy H. Gardner                         Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Keith L. Johnson                         Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Nikole N. Krakow                         Vice President and Controller (Corporate)
              ---------------------------------------- ------------------------------------------------------------
              Peggy A. Moon                            Vice President (Compliance)
              ---------------------------------------- ------------------------------------------------------------
              Carol B. Shaw                            Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Corey J. Walther                         Vice President (Variable)
              ---------------------------------------- ------------------------------------------------------------
              Jan R. Carendi                           Director and Chairman of the Board
              Allianz AG
              Koenigin Strasse 28
              D-80802
              Munich, Germany
              ---------------------------------------- ------------------------------------------------------------
              James Campbell                           Director
              c/o Wells Fargo and Company
              Wells Fargo Center
              Sixth & Marquette
              Minneapolis, MN 55479-0116
              ---------------------------------------- ------------------------------------------------------------
              Reverend Dennis Dease                    Director
              c/o University of St. Thomas
              215 Summit Avenue
              St. Paul, MN  55105-1096
              ---------------------------------------- ------------------------------------------------------------
              Peter Huehne                             Director
              Fireman's Fund Insurance Co.
              777 San Marin Drive
              Novato, CA 94998
              ---------------------------------------- ------------------------------------------------------------
              Dr. Gerhard Rupprecht                    Director
              Reinsburgstrasse 19
              D-70178
              Stuttgart, Germany
              ---------------------------------------- ------------------------------------------------------------
              Michael P. Sullivan                      Director
              7505 Metro Boulevard
              Minneapolis, MN 55439
              ---------------------------------------- ------------------------------------------------------------
              Ralph Strangis                           Director
              Kaplan Strangis & Kaplan PA
              5500 Norwest Center
              Minneapolis, MN 55402-4126
              ---------------------------------------- ------------------------------------------------------------




Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

The  Company   organizational   chart  is   incorporated   by   reference   from
Post-Effective Amendment No. 8 to Registrant's Form N-4 (File Nos. 333-82329 and 811-05618) electronically filed on April 24, 2003.

Item 27. Number of Contract Owners

As of December 1, 2004 there were no contract owners of qualified and non-qualified contracts.

Item 28. Indemnification

The Bylaws of the Insurance Company provide that:

Each person (and the heirs, executors, and administrators of such person) made or threatened to be made a party to any action, civil or criminal, by reason of being or having been a Director, officer, or employee of the corporation (or by reason of serving any other organization at the request of the corporation) shall be indemnified to the extent permitted by the laws of the State of Minnesota, and in the manner prescribed therein.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted for directors and officers or controlling persons of the Insurance Company pursuant to the foregoing, or otherwise, the Insurance Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Insurance Company of expenses incurred or paid by a director, officer or controlling person of the Insurance Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

a. USAllianz Investor Services, LLC is the principal underwriter for the Contracts. It also is the principal underwriter for:

                 Allianz  Life  Variable  Account  A
                 Allianz  Life  of NY Variable  Account  C


b.   The  following  are  the  officers   (managers)  and  directors  (Board  of
     Governors) of USAllianz Investor Services, LLC. All officers and directors have the following principal business address:

                            5701 Golden Hills Drive
                             Minneapolis, MN 55416-1297

Name                        Positions and Offices with Underwriter
----------------------      -----------------------------------------------------------------------
Christopher H.Pinkerton    Chairman, Chief Executive Officer, President, Chief Manager and Governor

Tracy H. Gardner           Chief Administrative Officer, Senior Vice President and Governor

Michael M. Ahles           Chief Financial Officer, Senior Vice President, Treasurer and Governor

Catherine Q. Farley        Senior Vice President

Hayward Sawyer             Executive Vice President

Carol B.Shaw               Senior Vice President

Corey J. Walther           Senior Vice President

Dave Schliesman            Senior Vice President-Sales

Sue Gengler                Vice President

Jeffrey W. Kletti          Vice President

Jim Maietta                Vice President

Jennifer J. Wagner         Vice President

Edward Barrett             Divisional VP - SE

Kevin Rooney               Divisional VP - Central

Keith L. Johnson           Divisional VP - MW

Tom Pistole                Divisional VP - W

Brad Coustan               Divisional VP - NE

Wayne Peterson             Chief Compliance Officer

Stewart D. Gregg           Secretary

Wayne A. Robinson          Assistant Secretary


     c.

For the period 1-1-2003 to 12-31-2003
------------------------------------------------------------------------------------------------
                                    Net Underwriting
                                    Discounts and     Compensation    Brokerage
Name of Principal Underwriter       Commissions       on Redemption   Commissions   Compensation
------------------------------------------------------------------------------------------------
USAllianz Investors Services LLC    $132,733,749.93    $0             $0            $0
------------------------------------------------------------------------------------------------

The $132,733,749.93 that USAllianz Investor Services LLC received from Allianz Life as commissions on the sale of Contracts was subsequently paid entirely to the third party broker/dealers that perform the retail distribution of the Contracts and, therefore, no commission or compensation was retained by USAllianz Investor Services LLC.

Item 30. Location of Accounts and Records

Michael Ahles, whose address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416 and Delaware Valley Financial Services, USAllianz Service Center, 300 Berwyn Park, Berwyn, Pennsylvania 19312, maintain physical possession of the accounts, books or documents of the Variable Account required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.


Item 31. Management Services

Not  Applicable


Item 32. Undertakings

     a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

     b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

     c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.


                                 REPRESENTATIONS

Allianz Life Insurance Company of North America ("Company") hereby represents that the fees and charges deducted under the Contract described in the prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

The Company hereby represents that it is relying upon a No Action Letter issued to the American Council of Life Insurance, dated November 28, 1988 (Commission ref. IP-6-88), and that the following provisions have been complied with:

   1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

   2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

   3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

   4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.


                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, as amended, Allianz Life Insurance Company of North America on behalf of the Registrant and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Minneapolis and State of Minnesota, on this 28th day of December, 2004.


                                  ALLIANZ  LIFE
                                  VARIABLE  ACCOUNT  B
                                  (Registrant)


                                  By:  ALLIANZ  LIFE  INSURANCE COMPANY
                                       OF  NORTH  AMERICA
                                          (Depositor)

                                  By: /S/ STEWART D. GREGG
                                     --------------------------------
                                          Stewart D. Gregg
                                          Senior Counsel



                                  ALLIANZ  LIFE  INSURANCE  COMPANY
                                  OF  NORTH  AMERICA
                                   (Depositor)

                                   By: /S/ MARK A. ZESBAUGH
                                      ------------------------------
                                           Mark A. Zesbaugh
                                           Chief Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th of December, 2004.

Signature  and  Title


Jan R. Carendi*            Director and Chairman of the Board
Jan R. Carendi

Mark A. Zesbaugh*          Director, Chief Executive Officer & President
Mark A. Zesbaugh

Robert W. MacDonald*       Director
Robert W. MacDonald

Charles Kavitsky*          Director
Charles Kavitsky

Michael P. Sullivan*       Director
Michael P. Sullivan

Dr. Gerhard Rupprecht*     Director
Dr. Gerhard Rupprecht

Rev. Dennis J. Dease*      Director
Rev. Dennis J. Dease

James R. Campbell*         Director
James R. Campbell

Peter Huehne*              Director
Peter Huehne

Ralph Strangis*            Director
Ralph Strangis

Gabby Matzdorff*           Senior Vice President and
Gabby Matzdorff            Chief Financial Officer



                 *By Power of Attorney filed as Exhibit 13 to this Registration Statement


                  By: /S/ STEWART D. GREGG
                      --------------------
                      Stewart D. Gregg
                      Senior Counsel

                                    EXHIBITS
                                       TO
                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM N-4
                      (File Nos. 333-120181 and 811-05618)

                         ALLIANZ LIFE VARIABLE ACCOUNT B

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA






                                INDEX TO EXHIBITS

EXHIBIT

EX-99.8.y.  Form of Portfolio Management Agreement-Legg Mason
EX-99.4.i.  Contract Amendment Endorsement
EX-99.B9    Opinion and Consent of Counsel
EX-99.B10   Consent of Independent Registered Public Accounting Firm
EX-99.B13   Powers of Attorney